      As filed with the Securities and Exchange Commission on May 31, 2000
                                                        Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                              CLARENT CORPORATION
             (Exact name of registrant as specified in its charter)
                                ----------------

             Delaware                           7372                          77-0433687
 (State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification No.)

                                ----------------
                              CLARENT CORPORATION
                              700 Chesapeake Drive
                             Redwood City, CA 94063
                            Telephone (650) 306-7511
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                              Jerry Shaw-Yau Chang
                            Chief Executive Officer
                              Clarent Corporation
                              700 Chesapeake Drive
                             Redwood City, CA 94063
                           Telephone: (650) 306-7511
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   Copies to:
          Deborah J. Ludewig                    Richard S. Chernicoff
          COOLEY GODWARD LLP               BROBECK, PHLEGER & HARRISON LLP
        Five Palo Alto Square                   550 South Hope Street
         3000 El Camino Real                    Los Angeles, CA 90071
       Palo Alto, CA 94306-2155                     (213) 489-4060
            (650) 843-5000
                                ----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the merger described in this registration statement becomes effective.
                                ----------------

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the securities act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

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                                                        Proposed
                                          Proposed      Maximum
 Title of each Class of     Amount        Maximum      Aggregate     Amount of
    Securities to be         to be     Offering Price   Offering   Registration
       Registered        Registered(1)   Per Share      Price(2)      Fee(3)
--------------------------------------------------------------------------------
Common Stock, par value
 $0.001 per share......    5,000,000        N/A       $135,857,788 $35,866.46(4)
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(1) This Registration Statement relates to shares of common stock of Clarent Corporation to be issued in exchange for the outstanding shares of common stock of ACT Networks, Inc. pursuant to the merger described in the proxy statement/prospectus included herein.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) and (c).
(3) The registration fee was calculated pursuant to Rule 457(f) and (c) as
    0.000264 multiplied by $10.31 (the average of the high and low prices of ACT common stock on the Nasdaq National Market on May 24, 2000), multiplied by 13,177,283 shares (the maximum aggregate number of shares of ACT common stock that would be outstanding prior to the merger, assuming the exercise of outstanding ACT options, whether or not currently exercisable).
(4) Wired to the Securities and Exchange Commission on May 26, 2000.
                                ----------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                            [ACT LOGO APPEARS HERE]


To the stockholders of ACT Networks, Inc.:

   You are cordially invited to attend a special meeting of stockholders of ACT
Networks, Inc. on    ,    , 2000, beginning at  :00 a.m., local time. The
special meeting will be held at the offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Palo Alto, California 94303.

   At the meeting, you will be asked to consider and vote upon the following proposal:

  . The adoption of the Agreement and Plan of Merger and Reorganization, dated as of May 1, 2000, by and among Clarent Corporation, Copper Acquisition Sub, Inc., a wholly-owned subsidiary of Clarent, and ACT.

   The board of directors of Clarent and ACT have unanimously approved the merger agreement.

   If the merger is completed, you will receive 0.2546 of a share of Clarent common stock for each share of ACT common stock you own. However, this exchange ratio is subject to adjustment based on the closing market price of Clarent common stock on the trading day immediately before the effective time of the merger. Please see page 39 for detailed information about the adjustment of the exchange ratio. ACT stockholders will receive a cash payment for any fractional share.

   The Clarent common stock is traded on the Nasdaq National Market under the symbol "CLRN" and Clarent has registered the offer and sale of 5,000,000 shares of its common stock in connection with the merger.

   For a discussion of significant matters that should be considered before voting at the special meeting, see "Risk Factors" beginning on page 11.

   You are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting, please promptly mark, sign, date and return the enclosed proxy card in the accompanying postage-prepaid reply envelope. By returning the proxy, you can help us avoid the expense of duplicate proxy solicitations and possibly having to reschedule the special meeting if a quorum of the outstanding shares is not present or represented by proxy. If you decide to attend the special meeting and wish to change your proxy vote, you may do so simply by voting in person at the special meeting.

   We look forward to seeing you at the special meeting.

                            YOUR VOTE IS IMPORTANT.

                                        Sincerely,

                                        /s/ Andre de Fusco
                                        Andre de Fusco
                                        President and Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities regulators have approved the Clarent common stock to be issued in connection with the merger or determined whether this document is accurate or adequate. Any representation to the contrary is a criminal offense. This document is not an offer to sell shares of Clarent common stock and it is not soliciting offers to purchase shares of Clarent common stock in any state where the offer or sale is not permitted.

   This proxy statement/prospectus is dated       , 2000 and is first being
mailed to ACT stockholders on or about       , 2000.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                               ACT NETWORKS, INC.
                           TO BE HELD ON       , 2000

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ACT Networks, Inc., a Delaware corporation, will be held at the offices of Brobeck,
Phleger & Harrison LLP, 2200 Geng Road, Palo Alto, California 94303, on    ,
       , 2000, beginning at   :00 a.m., local time, for the purpose of
considering and voting on the following matter:

  . The adoption of the Agreement and Plan of Merger and Reorganization, dated as of May 1, 2000, by and among Clarent Corporation, Copper Acquisition Sub, Inc., a wholly-owned subsidiary of Clarent, and ACT.

   The business to be conducted at the meeting is more fully described in this proxy statement/prospectus. As of the date of this notice, the ACT board of directors knows of no other business to be conducted at the special meeting. If other business properly comes before the special meeting, your proxy holders will vote in their discretion on that business, unless you withhold that discretionary authority on your proxy card.

   The ACT board of directors has fixed the close of business on    , 2000 as
the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any continuation or adjournment of the special meeting.

                                          By Order of the Board of Directors,

                                                    /s/ Andre de Fusco
                                          Andre de Fusco
                                          President and Chief Executive
                                          Officer

Calabasas, California
      , 2000

   All ACT stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A postage prepaid envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the special meeting.

   This proxy statement/prospectus incorporates important business and financial information about ACT that is not included in or delivered with this proxy statement/prospectus. This information is available without charge to you upon written or oral request. ACT stockholders should contact: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York, 10010, Phone Number:
(212) 929-5500 (call collect) or (800) 322-2885.

   To obtain timely delivery of requested documents before the special meeting,
you must request them no later than       , 2000.

   Also see "Where You Can Find More Information" in this proxy statement/prospectus.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION........................................  iv

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................  vi

FORWARD-LOOKING INFORMATION................................................ vii

SUMMARY....................................................................   1

RISK FACTORS...............................................................  11
  Risks Relating to the Merger.............................................  11
  Risks Relating to Clarent................................................  12

THE SPECIAL MEETING........................................................  22
  Date, Time and Place of the Special Meeting..............................  22
  Purpose of the Special Meeting...........................................  22
  Recommendation of the ACT Board of Directors.............................  22
  Record Date and Voting Powers............................................  22
  Voting and Revocation of Proxies.........................................  22
  Required Vote............................................................  22
  Solicitation of Proxies..................................................  23

THE MERGER.................................................................  24
  General Description of the Merger........................................  24
  Background...............................................................  24
  Reasons for the Merger...................................................  27
  Opinion of ACT's Financial Advisor.......................................  30
  Interests of ACT's Officers and Directors in the Merger..................  34
  Material U.S. Federal Income Tax Consequences............................  35
  Accounting Treatment.....................................................  37
  Regulatory Approvals.....................................................  37
  Restrictions on Resales .................................................  38

MATERIAL TERMS OF THE MERGER AGREEMENT.....................................  39
  The Merger...............................................................  39
  Effective Time of the Merger.............................................  39
  Conversion of Securities.................................................  39
  Exchange of Certificates.................................................  39
  ACT Stock Options........................................................  40
  Representations and Warranties...........................................  40
  Covenants; Conduct of Business...........................................  41
  Limitation on ACT's Ability to Consider Other Acquisition Proposals......  44
  Conditions to the Merger.................................................  46
  Termination of the Merger Agreement......................................  47
  Expenses and Termination Fees............................................  48

STOCK OPTION AGREEMENT.....................................................  49
  Purpose of the Option....................................................  49
  Exercisability of the Option.............................................  49
  Profit Limitation........................................................  49
  Other....................................................................  49

                                                                          Page
                                                                          ----
VOTING AGREEMENTS........................................................  50

EMPLOYMENT AND NON-COMPETITION AGREEMENTS................................  50

BUSINESS OF CLARENT......................................................  52
  Overview...............................................................  52
  Industry Background....................................................  53
  The Clarent Solution...................................................  55
  Strategy...............................................................  56
  Products and Technology................................................  57
  Customers..............................................................  61
  Sales, Marketing and Customer Service and Support......................  61
  Competition............................................................  62
  Research and Development...............................................  62
  Manufacturing and Assembly.............................................  63
  Patents and Intellectual Property......................................  63
  Employees..............................................................  64
  Facilities.............................................................  64
  Legal Proceedings......................................................  64

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CLARENT...............  65

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF CLARENT................................................  66
  Overview...............................................................  66
  Results of Operations..................................................  68
  Liquidity and Capital Resources........................................  72
  Recent Accounting Pronouncements.......................................  74
  Financial Market Risk..................................................  74

MANAGEMENT OF CLARENT....................................................  76
  Executive Officers and Directors.......................................  76
  Board Composition......................................................  78
  Board Committees.......................................................  78
  Compensation Committee Interlocks and Insider Participation............  78
  Director Compensation..................................................  79
  Executive Compensation.................................................  79
  Employment Agreements..................................................  81
  Stock Plans............................................................  81
  Description of 401(k) Plan.............................................  84
  Limitation of Liability and Indemnification Matters....................  84

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF CLARENT..........  85

PRINCIPAL STOCKHOLDERS OF CLARENT........................................  86

DESCRIPTION OF CLARENT CAPITAL STOCK.....................................  88
  Common Stock...........................................................  88
  Preferred Stock........................................................  88
  Registration Rights of Certain Holders.................................  88
  Delaware Law and Some Charter Provisions...............................  88
  Transfer Agent and Registrar...........................................  89

COPPER ACQUISITION SUB, INC..............................................  90

                                                                          Page
                                                                          ----
BUSINESS OF ACT..........................................................  90

MANAGEMENT OF AND OTHER INFORMATION ABOUT ACT............................  91
  Beneficial Ownership of ACT Common Stock...............................  91

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS YEAR
 ENDED DECEMBER 31, 1999.................................................  94
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS THREE
 MONTHS ENDED MARCH 31, 2000.............................................  95
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF MARCH 31,
 2000....................................................................  96
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION ...  97

COMPARATIVE RIGHTS OF CLARENT STOCKHOLDERS AND ACT STOCKHOLDERS.......... 101
  Other Capital Stock.................................................... 101
  Size of the Board of Directors......................................... 101
  Removal of Directors................................................... 101
  Filling New Seats or Vacancies on the Board of Directors............... 101
  Elimination of Actions by Written Consent of Stockholders.............. 102
  Power to Call Special Meetings of Stockholders......................... 102
  Stockholder Proposals.................................................. 102
  Amendment of Bylaws and Certificate of Incorporation................... 102

INDEPENDENT AUDITORS..................................................... 103

LEGAL MATTERS............................................................ 103

EXPERTS.................................................................. 103

STOCKHOLDER PROPOSALS.................................................... 103

CLARENT CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS........... F-1
Annexes:
AAgreement and Plan of Merger and Reorganization
BStock Option Agreement
CForm of Voting Agreements
DDain Rauscher Wessels Opinion

                      WHERE YOU CAN FIND MORE INFORMATION

   Clarent and ACT each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commissions public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Clarent's and ACT's public filings also are available to the public from commercial document retrieval services and at the Internet Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information about Clarent and ACT also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

   Clarent has filed a Form S-4 registration statement to register with the Securities and Exchange Commission the offer and sale of the shares of Clarent common stock to be issued to ACT stockholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Clarent and a proxy statement of ACT for the special meeting.

   As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

   The Securities and Exchange Commission allows ACT to incorporate information into this proxy statement/prospectus by reference, which means that ACT can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This proxy statement/prospectus incorporates by reference the documents set forth below that ACT has previously filed with the Securities and Exchange Commission. These documents contain important information about ACT and its financial condition. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

ACT Filings (File No. 0-25740):

  . Annual Report on Form 10-K for fiscal year ended June 30, 1999;

  . Quarterly Reports on Form 10-Q for fiscal quarters ended September 30,
    1999, December 31, 1999 and March 31, 2000;

  . Proxy Statement for ACT's 1999 Annual Meeting;

  . Current Report on Form 8-K filed on May 3, 2000; and

  . The description of the ACT common stock set forth in ACT's registration statement on Form 8-A.

   ACT hereby incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting. These include, among other things, periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Statements contained in documents incorporated by reference may be modified or superseded by later statements in this proxy statement/prospectus or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

   Clarent has supplied all information contained in this proxy statement/prospectus relating to Clarent and Copper Acquisition Sub, and ACT has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to ACT.

   You may have already received some of the documents incorporated by reference. You may also obtain any of these documents from ACT or the Securities and Exchange Commission or the Securities and Exchange Commission's Internet Web site described above. Documents incorporated by reference are available from ACT without charge, excluding all exhibits, unless specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from ACT's information agent at the following addresses:


                           [MACKENZIE PARTNERS LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)

                         Call Toll Free (800) 322-2885

   If you would like to request documents, please do so by        , 2000 to
receive them before the special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated       , 2000. You should not assume that the
information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of Clarent common stock in the merger will create any implication to the contrary.

   The Clarent name and logo and all other Clarent product and service names are registered trademarks or trademarks of Clarent in the USA and in other select countries. NetPerformer, ServiceXchange, ServiceXchange SX-10, and PowerCell are registered trademarks or trademarks of ACT in the USA and in other select countries. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are the two companies proposing to merge? (see page 27)

A: Clarent and ACT are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, technology development, earning power and growth potential than either company would have on its own.

Q: What will I, as an ACT stockholder, receive in the merger? (see page 39)

A: If the merger is completed, you will receive 0.2546 of a share of Clarent common stock for each share of ACT common stock that you own. You will receive a cash payment for any fractional share which you would otherwise be entitled to receive. For example, if you own 100 shares of ACT common stock, you will receive 25 shares of Clarent common stock in exchange for your ACT shares and a cash payment equal to the market value of 0.46 of a share of Clarent common stock on the date the merger becomes effective. However, this exchange ratio is subject to adjustment based on the closing market price of Clarent common stock on the trading day immediately before the effective time of the merger. Please see page 39 for detailed information about the adjustment of the exchange ratio.

Q: What do I need to do now?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes and the documents to which we refer you, and to consider how the merger affects you. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

Q: What happens if I do not return my proxy card?

A: The failure to return your proxy card will have the same effect as voting against the proposal to adopt the merger agreement.

Q: May I vote in person?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. Even after you have signed your proxy card you may vote your shares in person, if you properly revoke your proxy.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Corporate Secretary of ACT stating that you would like to revoke your proxy. Second, you can complete, sign and submit a new proxy card with a later date. Third, you can send a written notice dated later than the date of your proxy to the Corporate Secretary of ACT stating that you would like to revoke your proxy and then attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedure provided by your broker.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of ACT common stock for shares of Clarent common stock and a cash payment for any fractional share of Clarent common stock.

Q: Am I entitled to appraisal rights?

A: No, ACT stockholders will not be entitled to appraisal rights in connection with the merger.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

                        [MACKENZIE PARTNERS, INC. LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)

                         Call Toll Free (800) 322-2885

                                       or

                           [Clarent Corporation LOGO]
                         Attention: Investor Relations
                              700 Chesapeake Drive
                         Redwood City, California 94063
                           Telephone: (650) 817-3999

                          FORWARD-LOOKING INFORMATION

   Some of the information relating to Clarent, ACT and the combined company contained or incorporated by reference in this proxy statement/prospectus is forward-looking in nature. All statements included or incorporated by reference in this proxy statement/prospectus or made by management of Clarent or ACT other than statements of historical fact regarding Clarent or ACT are forward-looking statements. Examples of forward-looking statements include statements regarding Clarent's, ACT's or the combined company's future financial results, operating results, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by words, such as may, will, should, would, expects, plans, anticipates, believes, estimates, predicts, potential or continue, or the negative of these or other comparable words. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the Risk Factors section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Clarent, ACT or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Clarent, ACT or the combined company.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the merger fully, you should read carefully this entire document and the documents to which we refer. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, the stock option agreement and the form of voting agreement, which are attached as Annex A, B and C, respectively. In addition, we incorporate by reference important information about ACT into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus by following the instructions in the section of this proxy statement/prospectus entitled "Where You Can Find More Information." We have included page references in parentheses at various points in this summary to direct you to a more detailed description of the topics presented.

The Companies

Clarent Corporation
700 Chesapeake Drive
Redwood City, California 94063
(650) 306-7511

   Clarent is a leading provider of Internet protocol or IP telephony systems. IP telephony systems permit the simultaneous transmission of voice, fax and data over the Internet and similar communications networks. Using Clarent's technology to simultaneously transmit voice, fax and data, Clarent's customers are able to more efficiently and cost-effectively use the available capacity of their networks. Clarent's existing customers are service providers, including traditional, local, international and wholesale long distance telephone companies, as well as new telecommunications service providers. In addition, Clarent has recently begun selling to enterprises, in particular, large corporations with multiple locations and high long distance calling costs.

   Clarent was originally incorporated in California in July 1996 under the name NetiPhone, Incorporated. Clarent changed its name to Clarent Corporation in May 1997 and reincorporated in Delaware in June 1999.

ACT Networks, Inc.
26707 West Agoura Road
Calabasas, CA 91302
(818) 871-6400

   ACT develops, manufactures and markets multi-service access products that enable the convergence of voice, video and data onto one managed network. Service providers and enterprise customers use ACT's products to build converged networks that are bandwidth efficient, cost-effective and easy to manage. ACT's award-winning NetPerformer product incorporates advanced voice and data compression algorithms, enhanced switching and traffic management capabilities, and state-of-the-art hardware and software integration technologies.

   ACT was originally incorporated in California in May 1987 under the name Advanced Compression Technology, Inc. ACT changed its name to ACT Networks, Inc. in May 1994 and reincorporated in Delaware in May 1995.

The Merger (Page 24)

   Under the merger agreement, a wholly-owned subsidiary of Clarent will merge with and into ACT. After this merger, Clarent will own all of the outstanding stock of ACT. This will make ACT a wholly-owned subsidiary of Clarent.

Merger Consideration (Page 39)

   As an ACT stockholder, you will receive 0.2546 shares of Clarent common stock in exchange for each share of ACT common stock you own. However, this exchange ratio may be adjusted if:

  . the closing market price of Clarent common stock on the trading day immediately before the day the merger becomes effective is greater than $70.70, then the exchange ratio will be equal to the result (calculated to four decimal places) of $18.00 divided by the closing price of Clarent common stock; or

  . the closing market price of Clarent common stock on the trading day immediately before the day the merger becomes effective is less than $54.99, then the exchange ratio will be equal to the result (calculated to four decimal places) of $14.00 divided by the closing price of Clarent common stock.

   The actual number of shares you will receive in the merger will be the exchange ratio multiplied by the number of shares of ACT common stock that you own at the effective time of the merger. You will receive cash for any fractional share of Clarent common stock which you otherwise would be entitled to receive.

   Neither Clarent nor ACT has the right to terminate the merger agreement or renegotiate the exchange ratio as a result of market price fluctuations.

Comparative Per Common Share Market Price Information (Page 5)

   Shares of ACT common stock and Clarent common stock are both listed on the Nasdaq National Market under the symbols "ANET" and "CLRN," respectively. On May 1, 2000, the last full trading day prior to the public announcement of the proposed merger, ACT common stock closed at $13.875 and Clarent common stock
closed at $74.50. On     , 2000, ACT common stock closed at $    and Clarent
common stock closed at $   .

   The prices of shares of Clarent common stock and ACT common stock can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of Clarent common stock or ACT common stock prior to the effective time of the merger or at any other time.

Tax Matters (Page 35)

   Before the merger occurs, both companies must receive an opinion of counsel substantially to the effect that the merger will be a reorganization for federal income tax purposes. We expect that for most ACT stockholders, the exchange of shares of ACT common stock for shares of Clarent common stock pursuant to the merger will not result in recognition of any taxable income. Any cash received for any fractional share, however, will result in the recognition of gain or loss as if you sold your fractional share. Your tax basis in the shares of Clarent common stock that you receive in the merger will equal your current tax basis in your ACT common stock, reduced by the basis allocable to any fractional share interest for which you receive cash.

   Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you.

Recommendation of the ACT Board of Directors (Page 28)

   The ACT board of directors has determined that the merger is advisable and fair to and in the best interests of ACT and its stockholders. The ACT board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement.

Opinion of ACT's Financial Advisor (Page 30)

   In deciding to approve the merger, one of the factors that the ACT board of directors considered was the opinion of its financial advisor, Dain Rauscher Wessels, that, as of May 1, 2000, the consideration to be received by the holders of ACT common stock in the merger was fair to those holders from a financial point of view. Dain Rauscher Wessel's opinion is subject to limitations, qualifications and other considerations set forth in Annex D. The full text of the Dain Rauscher Wessels' opinion letter describes the basis for its opinion and is attached as Annex D to this proxy statement/prospectus. ACT urges you to read the entire opinion letter carefully.

Interests of Officers and Directors in the Merger (Page 34)

   When considering the recommendation by the ACT board of directors, you should be aware that a number of ACT's officers and directors have interests in the merger that are different from those of other ACT stockholders. The ACT board of directors took into account these interests prior to making its decision.

The Special Meeting of ACT Stockholders (Page 22)

   Time, Date and Place. The special meeting will be held on           , 2000,
at the offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Palo Alto,
California 93403, beginning at        a.m., local time, to consider a proposal
to adopt the merger agreement.

   Record Date and Voting Power for ACT. You are entitled to vote at the special meeting if you owned shares of ACT common stock at the close of
business on          , 2000, which is the record date for the special meeting.
You will have one vote at the special meeting for each share of ACT common stock you owned at the close of business on the record date. There are shares of ACT common stock entitled to be voted at the special meeting.

   ACT Required Vote. The approval of the merger agreement requires the affirmative vote of a majority of the shares of ACT common stock outstanding at the close of business on the record date.

   Share Ownership of Management. At the close of business on the record date,
the directors and executive officers of ACT beneficially owned     % of the
shares entitled to vote at the special meeting. All of the directors and executive officers of ACT have agreed to vote their shares in favor of the adoption of the merger agreement.

Conditions to the Merger (Page 46)

   Clarent's and ACT's obligations to complete the merger are subject to the satisfaction or waiver of a number of conditions, including, among others:

  . approval by ACT stockholders;

  . expiration or termination of the applicable waiting period under the U.S.
    antitrust laws.

  . receipt of all material consents or authorization from governmental agencies;

  . absence of any ruling or order by a governmental body preventing the merger;

  . registration under the Securities Act of 1933 of the shares of Clarent common stock to be issued in connection with the merger; and

  . approval for listing on the Nasdaq National Market of the shares of Clarent common stock to be issued in connection with the merger.

Termination of the Merger Agreement (Page 47)

   The merger may be abandoned prior to the effective time in the following circumstances:

  . by mutual written consent of Clarent and ACT;

  . by either company, if the merger is not completed on or before October
    31, 2000, or later if one of the company exercises its right to extend, and the failure to complete the merger is not the fault of the company wishing to terminate the merger agreement;

  . by either company, if a final decree, law, rule, regulation, order or injunction prevents the completion of the merger or if Clarent is required to sell or hold separate any portion of ACT's assets or properties;

  . by ACT, if Clarent's representations and warranties become untrue or if Clarent breaches its covenants in a material way;

  . by either company, if the ACT stockholders do not adopt the merger agreement;

  . by Clarent, if ACT takes action in furtherance of a competing proposal or transaction or does not support adoption of the merger agreement; or

  . by Clarent, if ACT's representations and warranties become untrue or if ACT breaches its covenants in a material way.

Expenses and Termination Fees (Page 48)

   The merger agreement provides that all expenses will be paid by the company incurring them, except for expenses related to this proxy statement/prospectus and regulatory filings, which will be shared, and except in connection with the termination of the merger agreement as discussed below.

   ACT will pay Clarent a termination fee of $5.5 million if Clarent terminates the merger agreement because a triggering event occurs, including if ACT's board of directors fails to unanimously recommend the adoption of the merger agreement or if it recommends the adoption of another acquisition proposal. If the merger agreement is terminated because the ACT stockholders do not adopt the merger, and at the time of the special meeting an acquisition proposal has previously been publicly disclosed, announced, commenced, submitted or made, then ACT will pay to Clarent an initial termination fee in the amount of $1,833,333. If, at any time within one year from that termination of the merger agreement, ACT enters into a definitive agreement or consummates a transaction relating to an acquisition proposal, ACT will pay to Clarent an additional termination fee in the amount of $3,666,667.

Stock Option Agreement (Page 49)

   In order for Clarent to proceed with the merger, Clarent required ACT to grant Clarent an option to purchase newly issued shares of ACT common stock representing up to 19.9% of the number of shares of ACT common stock outstanding as of May 1, 2000. The option is exercisable only if the merger agreement is terminated because a triggering event has occurred or because the ACT stockholders do not adopt the merger agreement and at the time of the special meeting another acquisition proposal had previously been publicly disclosed, announced, submitted or made. The option's per share exercise price is $16.00. The profit that Clarent can recognize under the option is limited to $1,833,333. The option could discourage other companies from trying to combine with ACT before Clarent and ACT complete the merger.

Accounting Treatment (Page 37)

   The merger is expected to be accounted for as a purchase.

No Appraisal Rights

   ACT stockholders will not be entitled to appraisal rights in connection with the merger.

                         MARKET PRICE AND DIVIDEND DATA

   Shares of Clarent common stock and ACT common stock are included in the National Association of Securities Dealers Automated Quotations System, or Nasdaq National Market, under the symbols "CLRN" and "ANET," respectively. This table sets forth, for the periods indicated, the range of high and low per share sales prices for shares of Clarent common stock and ACT common stock as reported on the Nasdaq National Market.

                                                       Clarent          ACT
                                                     Common Stock  Common Stock
                                                    -------------- -------------
                                                     Low    High    Low    High
                                                    ------ ------- ------ ------
Calendar Year 1998
First quarter......................................    --      --  $ 7.88 $13.00
Second quarter.....................................    --      --    8.75  15.00
Third quarter......................................    --      --    4.94   9.19
Fourth quarter.....................................    --      --    6.06  14.00

Calendar Year 1999
First quarter......................................    --      --   11.13  19.25
Second quarter.....................................    --      --   14.44  23.88
Third quarter...................................... $21.06 $ 52.31   8.56  18.25
Fourth quarter.....................................  50.19  102.75   5.31  10.38

Calendar Year 2000
First quarter......................................  68.13  169.75   7.25  14.23
Second quarter (through      ,2000)................

   The following table sets forth the per share closing sales price of shares of Clarent common stock and ACT common stock, as reported on the Nasdaq National Market, and the estimated equivalent per share price, as described below, of ACT common stock on May 1, 2000, the last full trading day before the
public announcement of the proposed merger, and on          , 2000:

                                                                    Estimated
                                        Clarent         ACT      Equivalent ACT
                                      Common Stock  Common Stock Per Share Price
                                      ------------ ------------- ---------------
   May 1, 2000.......................    $74.50       $13.88         $18.00
        , 2000.......................

   The May 1, 2000 upward estimated equivalent per share price of a share of ACT common stock equals the maximum adjustment to the exchange ratio because the closing price of a share of Clarent common stock exceeded $70.70. The
0.2546 exchange ratio is subject to adjustment based on the closing market price of Clarent common stock on the trading day immediately before the effective time of the merger. Please see page 39 for detailed information about
the adjustment of the exchange ratio. If the merger had occurred on      2000,
you would have received      share of Clarent common stock, or $    for each
share of ACT common stock you owned implying a purchase price of $     for the
entire company. The actual equivalent per share price of a share of ACT common stock that you will receive if the merger closes may be different from this price because the per share price of Clarent common stock on the Nasdaq National Market fluctuates.

   Neither Clarent nor ACT has ever declared or paid cash dividends on its respective common stock. The policies of Clarent and ACT are to retain earnings for use in their respective businesses. Following the merger, Clarent common stock will continue to be listed on the Nasdaq National Market and there will be no further market for the ACT common stock.

                    SELECTED HISTORICAL CONDENSED FINANCIAL
                   INFORMATION AND COMPARATIVE PER SHARE DATA

   The tables on the following two pages present selected historical condensed financial information and comparative per share data for Clarent and ACT. This information has been derived from their respective consolidated financial statements and notes, certain of which are included in this proxy statement/prospectus.

   When you read this summary historical financial data, it is important that you read along with it the consolidated financial statements, related notes, and other financial information included herein (and, in the case of ACT, incorporated by reference), as well as the section of Clarent's and ACT's annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included and incorporated by reference, respectively, herein.

   Clarent has prepared this information using the consolidated financial statements for each of the three years in the period ended December 31, 1999, the period from July 2, 1996 (inception) to December 31, 1996, and the three-month periods ended March 31, 2000 and 1999. The financial statements for each of the three years in the period ended December 31, 1999 and the period from July 2, 1996 (inception) to December 31, 1996 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three-month periods ended March 31, 2000 and 1999 have not been audited.

   ACT has prepared this information using the consolidated financial statements for the five years ended June 30, 1999, and the nine-month periods ended March 31, 2000 and 1999. The financial statements for the five years ended June 30, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the nine-month periods ended March 31, 2000 and 1999 have not been audited.

   Operating results for Clarent for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. Operating results for ACT for the nine months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2000.

   All unaudited financial information presented has been derived from unaudited consolidated financial statements, and in the opinion of Clarent's and ACT's management reflects all normal recurring adjustments necessary for a fair presentation.

                  CLARENT SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                        Three Months
                                                        Period from         Ended
                         Year Ended December 31,       July 2, 1996       March 31,
                         --------------------------   (inception) to   ----------------
                           1999     1998     1997    December 31, 1996  2000     1999
                         --------  -------  -------  ----------------- -------  -------
                                                                         (unaudited)
Statement of Operations
 Data:
Revenue:
  Product and software.. $ 44,182  $13,810  $ 3,347        $  --       $22,078  $ 6,128
  Services..............    3,641      837       12           --         2,505      586
                         --------  -------  -------        -----       -------  -------
    Total revenue.......   47,823   14,647    3,359           --        24,583    6,714
Cost of revenue:
  Product and software..   16,746    5,902    1,185           --         8,311    2,786
  Services..............    3,559      751        4           --         1,638      495
                         --------  -------  -------        -----       -------  -------
    Total cost of
     revenue............   20,305    6,653    1,189           --         9,949    3,281
                         --------  -------  -------        -----       -------  -------
  Gross profit..........   27,518    7,994    2,170           --        14,634    3,433
                         --------  -------  -------        -----       -------  -------
Operating expenses:
  Research and
   development..........    9,172    3,356    1,044          136         4,340    1,566
  Sales and marketing...   25,111    7,099    2,046           --        11,055    4,025
  General and
   administrative.......    6,877    2,484      639          140         2,441    1,357
  Amortization of
   compensation.........   19,371      879       --           --         1,378    1,980
  Amortization of
   goodwill.............      150       --       --           --           226       --
  Settlement expense....       --       --      570           --            --       --
                         --------  -------  -------        -----       -------  -------
    Total operating
     expenses...........   60,681   13,818    4,299          276        19,440    8,928
                         --------  -------  -------        -----       -------  -------
Loss from operations....  (33,163)  (5,824)  (2,129)        (276)       (4,806)  (5,495)
Other income, net.......    2,512       32       70           --         4,115       16
                         --------  -------  -------        -----       -------  -------
Loss before income
 taxes..................  (30,651)  (5,792)  (2,059)        (276)         (691)  (5,479)
Provision for income
 taxes..................     (132)     (40)      --           --           (25)      --
                         --------  -------  -------        -----       -------  -------
Net loss................ $(30,783) $(5,832) $(2,059)       $(276)      $  (716) $(5,479)
                         ========  =======  =======        =====       =======  =======
Basic and diluted net
 loss per share......... $  (1.87) $ (1.65) $ (2.14)         N/A       $ (0.02) $ (1.00)
                         ========  =======  =======        =====       =======  =======
Shares used to compute
 basic and diluted net
 loss per share.........   16,457    3,544      962           --        31,448    5,481
                         ========  =======  =======        =====       =======  =======

                                            December 31,
                                   -------------------------------  March 31,
                                     1999      1998    1997  1996     2000
                                   --------- -------- ------ ----- -----------
                                                                   (unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-
 term investments................. $ 281,305 $ 11,903 $  474 $ 147  $ 283,483
Working capital...................   290,227   11,531    781   146    291,913
Total assets......................   335,368   25,177  2,818   244    335,921
Total stockholders' equity........   308,842   13,764  1,334   242    310,568

                    ACT SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                         Nine Months
                                 Fiscal Year Ended June 30,            Ended March 31,
                          -------------------------------------------- ----------------
                           1999      1998     1997     1996     1995    2000     1999
                          -------  --------  -------  -------  ------- -------  -------
                                                                         (unaudited)
Statement of Operations
 Data:
 Net sales..............  $54,322  $ 54,964  $49,173  $28,404  $20,566 $34,809  $41,113
 Cost of goods sold.....   24,412    29,900   21,431   13,998    9,244  17,913   17,168
                          -------  --------  -------  -------  ------- -------  -------
 Gross profit...........   29,910    25,064   27,742   14,406   11,322  16,896   23,945
Operating expenses:
 Research and
  development...........   12,887    16,349    8,344    5,027    3,586   8,096    9,716
 Sales and marketing....   13,961    15,984   11,115    7,174    4,785  11,643   10,185
 General and
  administrative........    7,925     8,935    5,291    3,257    1,736   5,661    5,258
 In-process research and
  development...........       --     6,750    3,416    5,600       --
 Impairment and
  restructuring.........      607     3,393       --       --       --      --      607
                          -------  --------  -------  -------  ------- -------  -------
                           35,380    51,411   28,166   21,058   10,107  25,400   25,766
                          -------  --------  -------  -------  ------- -------  -------
Income (loss) from
 operations.............   (5,470)  (26,347)    (424)  (6,652)   1,215  (8,504)  (1,821)
Gain on sale of
 investment.............      120     4,704       --       --       --      --       --
Net interest income and
 other income...........    2,260     2,419    3,327    1,220       69   1,838    1,836
                          -------  --------  -------  -------  ------- -------  -------
Income (loss) before
 income taxes...........   (3,090)  (19,224)   2,903   (5,432)   1,284  (6,666)      15
Provision for income
 taxes..................       36       157    1,420      295       22     193      144
                          -------  --------  -------  -------  ------- -------  -------
Net income (loss).......  $(3,126) $(19,381) $ 1,483  $(5,727) $ 1,262 $(6,859) $  (129)
                          =======  ========  =======  =======  ======= =======  =======
Earnings (loss) per
 share:
 Basic..................  $ (0.32) $  (2.11) $  0.16  $ (0.78) $  0.72 $ (0.67) $ (0.01)
 Diluted................  $ (0.32) $  (2.11) $  0.15  $ (0.78) $  0.24 $ (0.67) $ (0.01)
Shares used in per share
 calculations:
 Basic..................    9,644     9,170    9,184    7,308    1,753  10,285    9,494
 Diluted................    9,644     9,170    9,973    7,308    5,211  10,285    9,494

                                           June 30,
                         --------------------------------------------  March 31,
                           1999     1998     1997     1996     1995      2000
                         -------- -------- -------- -------- -------- -----------
                                                                      (unaudited)
Balance Sheet Data:
 Cash, cash equivalents
  and short-term
  investments .......... $ 51,463 $ 46,625 $ 61,540 $ 70,374 $ 30,546  $ 46,382
 Working capital........   71,245   66,145   81,982   84,747   38,235    66,886
 Total assets...........   85,641   80,838  100,696   93,851   42,847    76,807
 Total long-term debt,
  excluding current
  maturities............       --       --       --      147       --        --
 Total stockholders'
  equity ...............   76,919   72,517   93,538   90,140   40,316    72,067

     SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                     (in thousands, except per share data)

   The following selected unaudited pro forma combined condensed financial information for Clarent and ACT is derived from the Unaudited Pro Forma Combined Condensed Statement of Operations for the twelve months ended December 31, 1999 and for the three months ended March 31, 2000 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 2000 included elsewhere in this proxy statement/prospectus.

   The pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes of Clarent and the audited financial statements and notes of ACT, included or incorporated by reference elsewhere in this proxy statement/prospectus.

                                                                    Three
                                                 Year Ended      Months Ended
                                              December 31, 1999 March 31, 2000
                                              ----------------- --------------
Statement of Operations Data:
Revenues.....................................     $ 98,300         $ 37,227
Total costs and expenses.....................      168,796           49,479
Operating loss...............................      (70,496)         (12,252)
Net loss.....................................      (65,596)          (7,690)
Basic and diluted net loss per share.........     $  (3.45)        $  (0.23)
Shares used in computing basic and diluted
 net loss per share..........................       19,024           34,092
Balance Sheet Data (at end of period):
Total assets.................................                      $523,508
Total stockholders' equity...................                       482,420
Book value per share.........................                      $  13.71

                           COMPARATIVE PER SHARE DATA

   The following table presents certain unaudited historical per share data, equivalent ACT per share data and pro forma combined per share data of Clarent and ACT after giving effect to the merger using the purchase method of accounting and assuming the issuance of approximately 2,670,000 shares of Clarent common stock (based on an assumed market price of $65.46 per share of Clarent common stock) for all shares of ACT capital stock outstanding at the effective time of the merger. The actual number of shares of Clarent common stock to be exchanged for all of the outstanding ACT capital stock will be determined at the effective time of the merger based on the stock price of Clarent immediately prior to the effective time of the merger and the related exchange ratio as set forth in the section entitled "Material Terms of the Merger Agreement". The pro forma data is not indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented.

   You should read the table below in conjunction with Clarent's and ACT's audited and unaudited consolidated financial statements and related notes included or incorporated by reference elsewhere in this proxy statement/prospectus and the unaudited pro forma condensed financial information and the related notes included or incorporated by reference elsewhere in this proxy statement/prospectus.

                                                       Year Ended  Three Months
                                                        or as of   Ended or as
                                                      December 31, of March 31,
                                                          1999         2000
                                                      ------------ ------------
Historical--Clarent
  Basic and diluted net loss per share...............    $(1.87)      $(0.02)
  Book value per share(1)............................    $ 9.97       $ 9.55
Historical--ACT
  Basic and diluted net loss per share...............    $(0.87)      $(0.04)
  Book value per share(1)............................    $ 6.92       $ 6.87
Pro forma combined net loss per share(2).............    $(3.45)      $(0.23)
Equivalent pro forma net loss per ACT share(3).......    $(0.88)      $(0.06)
Pro forma book value per share(4)....................                 $13.71
Equivalent pro forma book value per ACT share(3).....                 $ 3.49

--------
(1) The historical book value per share is computed by dividing total shareholders' equity by the number of shares of common stock outstanding at the end of the period.
(2) Pro forma combined net loss per share reflects Clarent's and ACT's net loss for the year ended December 31, 1999 and the three months ended March 31, 2000, and is based upon the weighted average shares of Clarent common stock outstanding for the periods presented, plus 2,567,000 and 2,644,000 shares of Clarent common stock assumed to be issued for all of the outstanding shares of ACT common stock for the year ended December 31, 1999 and three months ended March 31, 2000, respectively.
(3) The equivalent ACT pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the estimated Exchange Ratio of
    0.2546 shares of Clarent common stock for each share of ACT common stock.
(4) The pro forma combined book value per share is computed by dividing total pro forma shareholders' equity by the number of shares of common stock outstanding at the end of the period.

                                  RISK FACTORS

   By voting to adopt the merger agreement, you will be choosing to invest in Clarent common stock. You should consider the following factors in evaluating whether to adopt the merger agreement. These factors should be considered in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus.

                          Risks Relating to the Merger

Failure to retain key employees could diminish the benefits of the merger.

   The successful combination of Clarent and ACT will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, unique technical skills or management expertise. Clarent may be unable to retain ACT's management, technical, sales and customer support personnel that are critical to the successful integration of the companies, resulting in disruption of operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of the merger.

If Clarent is not successful in integrating the two organizations, Clarent will not be able to operate efficiently after the merger.

   Achieving the benefits of the merger will depend in part on the integration of Clarent's and ACT's operations, products and personnel in a timely and efficient manner. In order for Clarent to provide enhanced and more valuable products to its customers after the merger, Clarent will need to integrate its and ACT's development operations and product lines. This integration may be difficult and unpredictable because Clarent's and ACT's products are highly complex, have been developed independently and were designed without regard to integration. Successful integration of Clarent's and ACT's product development operations and product lines also requires coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. This, too, may be difficult and unpredictable because of possible cultural conflicts between the companies and different opinions on product and technology decisions. If Clarent cannot successfully integrate ACT's operations, products and personnel, Clarent may not realize the expected benefits of the merger.

Integrating the companies may divert management's attention away from day-to-day operations.

   Successful integration of Clarent's and ACT's operations, products and personnel may place a significant burden on Clarent's management and Clarent's internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company's business.

Clarent may incur significant costs to integrate the companies into a single business.

   Clarent expects to incur costs from integrating ACT's operations, products and personnel. These costs may be significant and may include expenses and other liabilities for:

  . employee redeployment, relocation or severance;

  . conversion of information systems;

  . combining teams and processes in various functional areas;

  . reorganization or closures of facilities; and

  . relocation or disposition of excess equipment.

The integration costs incurred by Clarent may negatively impact the financial condition of the combined company and the market price of Clarent common stock.

Failure to complete the merger could cause ACT's stock price to decline.

   If the merger is not completed for any reason, ACT's stock price may decline due to any or all of the following potential consequences:

  .ACT may have to pay Clarent a $5.5 million termination fee;

  . the option ACT granted to Clarent to purchase up to 19.9% of the number of shares of ACT common stock outstanding as of May 1, 2000 may become exercisable; and

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

   In addition, if the merger is not completed, ACT's stock price may decline to the extent that the current market price of ACT common stock reflects a market assumption that the merger will be completed. If the merger is not completed and the ACT board of directors determines to seek another business combination, ACT may not be able to find a partner willing to pay an equivalent or more attractive price than that which Clarent will pay in the merger, which could further depress ACT's stock price.

Sales of Clarent and ACT products could decline if customer relationships are disrupted by the merger.

   The merger may have the effect of disrupting customer relationships. Clarent's and ACT's customers may not continue their current buying patterns during the pendency of, and following, the merger. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Clarent's and ACT's products and the combined company's future product strategy. Customers of Clarent may want the functionality of ACT's products but may not want to purchase ACT's products. Similarly, customers of ACT may want the functionality of Clarent's products but may not want to purchase Clarent's products. For these and other reasons, customers of Clarent and ACT may instead purchase products of competitors. In addition, by increasing the breadth of Clarent's and ACT's business, the merger may make it more difficult for the combined company to enter into relationships with customers and strategic partners, some of whom may view the combined company as a more direct competitor than either Clarent or ACT as an independent company. Any significant delay or reduction in orders for Clarent's or ACT's products could cause sales of the combined company's products to decline.

Regulatory agencies must approve the merger and could impose conditions on, delay or refuse to approve the merger.

   To complete the merger, Clarent and ACT must obtain approvals or consents from federal regulatory commissions and other government agencies. These agencies may seek to impose conditions on Clarent or ACT before giving their approval or consent, and those conditions could harm the combined company's business. In addition, a delay in obtaining the requisite regulatory approvals will delay the completion of the merger. The companies may be unable to obtain the required regulatory approvals, or obtain them within the time frame contemplated in the merger agreement.

                           Risks Relating to Clarent

Clarent has a limited operating history, which makes it difficult to evaluate its prospects.

   Clarent is an early-stage company in the emerging IP telephony market. Because of its limited operating history, Clarent has limited insight into trends that may emerge in its market and affect its business. The revenue and income potential of the IP telephony market, and Clarent's business in particular, are unproven. As a result of its limited operating history, Clarent has limited financial data that you can use to evaluate its business. You must consider Clarent's prospects in light of the risks, expenses and challenges it might encounter because it is at an early stage of development in a new and rapidly evolving market.

Unless Clarent generates significant revenue growth, its increasing expenses will significantly harm its financial position.

   As of March 31, 2000, Clarent had an accumulated deficit of $39.7 million. Clarent expects to incur operating losses for the foreseeable future, and these losses may be substantial. Further, Clarent may incur negative operating cash flow in the future. Clarent expects to continue to increase capital expenditures and its research and development, sales and marketing and general and administrative expenses. Clarent will need to generate significant revenue growth to achieve profitability and positive cash flow. Even if Clarent achieves profitability and positive cash flow, Clarent may not be able to sustain or increase profitability or positive cash flow on a quarterly or annual basis.

   Clarent has experienced operating losses in each quarterly and annual period since inception. The following table shows Clarent's operating losses for the periods indicated:

     Period                                                      Operating Loss
     ------                                                      --------------
     July 2, 1996 (inception) to December 31, 1996..............  $   (276,000)
     Year ended December 31, 1997...............................    (2,129,000)
     Year ended December 31, 1998...............................    (5,824,000)
     Year ended December 31, 1999...............................   (33,163,000)
     Three months ended March 31, 2000..........................    (4,806,000)

Clarent's operating results are volatile, and an unanticipated decline in revenue may disproportionately affect its net income or loss in a quarter.

   Clarent's quarterly and annual operating results have varied significantly in the past and will likely vary significantly in the future. As a result, Clarent's future operating results are difficult to predict. Further, Clarent incurs expenses in significant part on its expectations of its future revenue. As a result, Clarent expects its expense levels to be relatively fixed in the short run. Therefore, an unanticipated decline in revenue for a particular quarter may disproportionately affect Clarent's net income or loss in that quarter.

   Any of the above factors could harm Clarent's business, financial condition and results of operations. Clarent believes that period-to-period comparisons of its results of operations are not meaningful, and you should not rely upon them as indicators of Clarent's future performance.

If Clarent does not reduce costs, introduce new products or increase sales volume, its gross margin may decline.

   Clarent has experienced significant erosion in the average selling prices of its products due to a number of factors, including competitive pricing pressures, rapid technological change and sales discounts. Clarent anticipates that the average selling prices of its products will decrease and fluctuate in the future in response to the same factors. Therefore, to maintain or increase its gross margin, Clarent must develop and introduce new products and product enhancements on a timely basis. Clarent must also continually reduce its costs of production. As its average selling prices decline, Clarent must increase its unit sales volume to maintain or increase its revenue. To date, the erosion in the average selling prices has not had a material affect on Clarent's business. However, Clarent cannot be certain that the erosion in the average selling prices will not affect its business in the future. If Clarent's average selling prices decline more rapidly than its costs of production, its gross margin will decline, which could seriously harm its business, financial condition and results of operations.

Clarent operates in a highly competitive industry and it cannot assure you that it will be able to compete effectively.

   Clarent competes in a new, rapidly evolving and highly competitive and fragmented market. Clarent expects competition to intensify in the future. Clarent cannot assure you that it will be able to compete effectively. Clarent believes that the main competitive factors in its market are product quality, features, cost and customer relationships. Its current principal competitors include 3Com Corporation, Cisco Systems, Inc., Lucent Technologies Inc., Nortel Networks Corporation and VocalTec Communications, Ltd. Many of its large competitors have stronger relationships with service providers than Clarent does. In addition, they may be able to compete more effectively because they will be able to add IP telephony features to their existing equipment or bundle these features as part of a broader solution. According to one industry source, Clarent's market share in the IP telephony equipment market, as measured by ports shipped, fell from 16.7% in 1998 to 4.0% in the first half of 1999. Clarent also expects that other companies may enter its market with better products and technologies.

   Clarent expects its competitors to continue to improve the performance of their current products and introduce new products or new technologies. To be competitive, Clarent must continue to invest significant resources in research and development, sales, marketing and customer support. Clarent cannot be sure that it will have sufficient resources to make these investments or that it will be able to make the technological advances necessary to be competitive. Increased competition is likely to result in price reductions, reduced gross margin and loss of market share. Clarent's failure to compete successfully against current or future competitors could seriously harm its business, financial condition and results of operations.

Clarent's future ability to generate sales depends on the interoperability of its products with those of other vendors.

   While Clarent's products currently connect to the traditional circuit switched telephone system using standard interfaces, an increasing number of its customers have requested that its products interoperate with competing IP telephony products from other vendors. The interoperability standards for IP telephony equipment are evolving. Clarent has initial interoperable solutions. If Clarent is unable to provide or maintain its customers' interoperable solutions with other vendors' products, they may seek vendors who provide greater product interoperability. This could seriously harm Clarent's business, financial condition and results of operations.

If Clarent loses key personnel, it may not be able to successfully operate its business.

   Clarent's future success depends, in large part, on its ability to attract and retain highly skilled personnel. The loss of the services of any of its key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, sales personnel and marketing personnel, may seriously harm its business, financial condition and results of operations. Clarent will need to expand its sales operations and marketing operations in order to increase market awareness of its products and generate increased revenue. New sales personnel and marketing personnel will require training and take time to achieve full productivity. In addition, the design and installation of IP telephony solutions can be complex. Accordingly, Clarent needs highly trained professional services and customer support personnel. Clarent currently has a small professional services and customer support organization and will need to increase its staff to support new customers and the expanding needs of existing customers. Competition for personnel is intense, especially in the San Francisco Bay Area where Clarent maintains its headquarters. Clarent cannot be certain that it will successfully attract and retain additional qualified personnel. In addition, Clarent's key person life insurance policy, covering some of its key employees, may be insufficient to cover the costs associated with the loss of one of these employees.

Clarent's failure to manage its rapid growth effectively could negatively affect its results of operations.

   Since Clarent began commercial shipment of its products in March 1997, it has experienced a period of rapid growth and expansion that is significantly straining all of its resources. From March 31, 1999 to March 31, 2000 the number of Clarent's employees increased from approximately 155 to 358. Clarent expects its anticipated growth and expansion to continue to place strain on its management, operational and financial resources. Clarent's inability to manage growth effectively could seriously harm its business, financial condition and results of operations. Clarent may not be able to install adequate control systems in an efficient and timely manner, and its current or planned operational systems, procedures and controls may not be adequate to support its future operations. Delays in the implementation of new systems or operational disruptions when Clarent transitions to new systems would impair its ability to accurately forecast sales demand, manage its product inventory and record and report financial and management information on a timely and accurate basis.

The IP telephony alternative may not achieve widespread acceptance, which could cause Clarent's business to fail.

   The IP telephony market is relatively new and evolving rapidly. Less than 1% of all voice calls worldwide are currently transmitted over IP-based data networks. Clarent's ability to increase revenue in the future depends on some of both existing and future circuit-switched telephone network calls moving to IP-based data networks. The use of IP telephony for voice calls might be hindered by the:

  . reluctance of service providers that have invested substantial resources in the existing telephone network infrastructure to replace or expand their current networks with this new technology; and

  . lack of partnerships between service providers, keeping them from having global IP telephony network coverage.

   Accordingly, in order to achieve commercial acceptance, Clarent will have to educate prospective customers, including large, established telecommunications companies, about the benefits and uses of IP telephony solutions in general, its products in particular, and the need to partner with other IP telephony service providers to extend the coverage of their networks. If these efforts fail or if IP telephony does not achieve commercial acceptance, Clarent's business, financial condition and results of operations could be seriously harmed.

Clarent's inability to introduce new products and product enhancements could prevent it from increasing revenue.

   Clarent expects that the IP telephony market will be characterized by rapid technological change. Clarent also expects that the increased use of IP telephony will require it to rapidly evolve and adapt its products to remain competitive. The successful operation of Clarent's business depends on its ability to develop and introduce new products and product enhancements that respond to technological changes or evolving industry standards on a timely and cost-effective basis. Clarent cannot be certain that it will successfully develop and market these types of products and product enhancements. Clarent's failure to produce technologically competitive products in a cost-effective manner and on a timely basis will seriously harm its business, financial condition and results of operations.

Future regulation or legislation could restrict Clarent's business or increase its cost of doing business.

   At present there are few laws or regulations that specifically address access to or commerce on the Internet, including IP telephony. Clarent cannot predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on its business, financial condition and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services, which could restrict Clarent's business or increase its cost of doing business. The increasing growth of the IP telephony market and popularity of IP telephony products and services heighten the risk that governments will seek to regulate IP telephony and the Internet. In addition, large, established telecommunications companies may devote substantial lobbying efforts to influence the regulation of the IP telephony market, which may be contrary to Clarent's interests.

Clarent depends on new entrants in the service provider market to generate a portion of its revenue and its operating results may be harmed if these new entrants are not commercially viable.

   Clarent expects to generate a portion of its revenue from new entrants in the telecommunications service provider market. Failure to generate revenue from these new entrants could have a negative impact on its business. These service providers include traditional, local, international and wholesale long distance companies, competitive local exchange carriers and Internet telephony service providers. Many of these new entrants are still building their infrastructures and rolling out their services. Clarent cannot guarantee that any of these companies will achieve commercial viability. Given that these new entrants may be start-up operations with uncertain financial resources, Clarent cannot be sure that these new entrants will be able to pay their obligations for purchase of its products on a timely basis, or at all. Some of Clarent's new entrant customers have been late in making payments. To date, late payments from its customers have not significantly impacted its operations. However, Clarent cannot be certain that late payments from its customers will not impact its operations in the future. The failure of these companies to achieve commercial viability or pay their obligations to Clarent would, in turn, seriously harm Clarent's business, financial condition and results of operations.

A loss of one or more of Clarent's key customers could cause a significant decrease in its net revenue.

   Clarent has historically derived the majority of its revenue from a small number of customers, particularly various entities within AT&T. For the three months ended March 31, 2000, entities affiliated with Vitcom accounted for 14% of Clarent's revenue, Triumph Technologies accounted for 13% of Clarent's revenue, and Vic Telehome accounted for 12% of Clarent's revenue. In 1999 entities affiliated with AT&T Corporation accounted for 15% of Clarent's revenue and entities affiliated with Ji Tong Communications accounted for 10% of Clarent's revenue. In 1998 entities affiliated with AT&T Corporation accounted for 36% of Clarent's revenue and Technet International accounted for 12% of Clarent's revenue. None of Clarent's customers is obligated to purchase additional products or services. Accordingly, Clarent cannot be certain that present or future customers will not terminate their purchasing arrangements with Clarent or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could seriously harm Clarent's business, financial condition and results of operations.

Clarent may not be able to expand its direct sales and distribution channels, which would harm its ability to generate revenue.

   Clarent's future success is dependent upon its ability to expand its direct sales force and establish successful relationships with a variety of international distribution partners. To date, Clarent has entered into agreements with only a small number of distribution partners that accounted for approximately 20% of revenue for the first quarter of 2000, 16% of revenue for 1999 and 18% of revenue for 1998. These distribution agreements typically may be terminated without cause upon 90 days notice. Clarent cannot be certain that it will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to marketing, selling and supporting its products. Clarent must successfully manage its distributor relationships. In 1997, Clarent settled a dispute with one of its distributors at a cost to it of $570,000, plus future specified discounts. Clarent cannot guarantee that it will successfully manage its distributor relationships in the future. Clarent's inability to generate revenue from distribution partners may harm its business, financial condition and results of operations.

Sales to customers based outside the United States have historically accounted for a significant portion of Clarent's revenue, which exposes it to risks inherent in international operations.

   Clarent's international sales represented approximately 60% of revenue for the first quarter of 2000, 54% for the year ended December 31, 1999 and 48% for the year ended December 31, 1998. Clarent's international operations are subject to a variety of risks associated with conducting business internationally any of which could seriously harm its business, financial condition and results of operations. These risks include, but are not limited to:

  . greater difficulty in accounts receivable collections;

  . import or export licensing and product certification requirements;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  . potential adverse tax consequences, including restrictions on repatriation of earnings;

  . fluctuations in currency exchange rates;

  . seasonal reductions in business activity in some parts of the world;

  . unexpected changes in regulatory requirements;

  . burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

  . difficulties and costs of staffing and managing foreign operations;

  . political instability;

  . the impact of recessions in economies outside of the United States; and

  . limited ability to enforce agreements, intellectual property and other rights in some foreign countries.

Clarent may not be able to expand its international operations, which would reduce its ability to increase revenue.

   Clarent currently has personnel based in Australia, Belgium, Brazil, Canada, France, Germany, Greece, Hong Kong, Italy, Japan, Mexico, New Zealand, The People's Republic of China, Singapore, South Korea, Spain, Taiwan, the United Kingdom and the United States. Clarent intends to expand the scope of its international operations, which will require Clarent to enhance its communications infrastructure and may include the establishment of overseas assembly operations. If Clarent is unable to expand its international operations effectively and quickly, Clarent may be unable to successfully market, sell, deliver and support its products internationally.

Clarent's sales cycle is typically long and unpredictable, causing it to incur expenditures prior to the receipt of orders.

   Clarent incurs research and development, and sales and marketing, including customer support, expenditures prior to receiving orders for its products from any given customer. The length of the sales cycle with a particular customer is influenced by a number of factors, including, but not limited to:

  . a customer's experience with sophisticated telecommunications equipment, such as Clarent's product;

  . the particular telecommunications market that the customer serves; and

  . the cost of purchasing Clarent's product, including the cost of converting from installed equipment, which may be significant.

Before Clarent receives orders, its customers typically test and evaluate its products for a period of months or, in some cases, over a year.

   Clarent cannot be certain that the sales cycle for its products will not lengthen in the future. In addition, the emerging and evolving nature of the IP telephony market may cause prospective customers to delay their purchase decisions as they evaluate new technologies and develop and implement new systems. As the average order size for Clarent's products grows, the process for approving purchases is likely to become more complex, leading to potential delays in receipt of these orders. As a result, Clarent's long and unpredictable sales cycle contributes to the uncertainty of its future operating results.

Delays in customer orders could have a negative impact on Clarent's results of operations for any given quarter.

   Clarent has historically received a significant portion of its product orders near the end of a quarter. Accordingly, a delay in an anticipated receipt or delivery of a given order past the end of a particular quarter may negatively impact Clarent's results of operations for that quarter. These delays may become more likely given that we expect that the average size of Clarent's customer orders may increase. As a result, a delay in the recognition of revenue, even from just one customer, may have a significant negative impact on Clarent's results of operations for a given period. Any delay in sales of Clarent's products could result in a significant decrease in cash flow, which, in turn, could severely affect its ability to make payments as they become due and could cause its operating results to vary significantly from quarter to quarter.

Clarent's dependence on independent manufacturers may result in product delivery delays.

   Clarent licenses technology that is incorporated into its products from independent manufacturers, including AudioCodes, Ltd. and Natural Microsystems. If these vendors fail to supply Clarent with their components on a timely basis, Clarent could experience significant delays in shipping its products. Although Clarent believes there are other sources for this licensed technology, any significant interruption in the supply or support of any licensed technology could seriously harm its sales, unless and until it can replace the functionality provided by this licensed technology. Also, because Clarent's products incorporate software developed and maintained by third parties, it depends on these third parties to deliver reliable products, support these products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could seriously harm Clarent's business, financial condition and results of operations.

Clarent's business could be harmed if it is unable to forecast its inventory needs accurately.

   Lead times for materials and components used in the assembly of Clarent's products vary significantly. If orders do not match forecasts, Clarent may have excess or inadequate inventory of some materials and components.

Clarent's strategy to outsource assembly and test functions in the future could delay its ability to deliver products on a timely basis.

   Clarent assembles and tests products at its facility in Redwood City, California. Based on volume or customer requirements, Clarent may begin outsourcing some of its assembly and test functions. This outsourcing strategy involves risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to manufacture and/or test its products in the required volumes, Clarent would have to identify and qualify acceptable replacements. This process could be lengthy, and Clarent cannot be sure that additional sources would be available on a timely basis. Any delay or increase in costs in the assembly and testing of products by third-party subcontractors, could seriously harm Clarent's business, financial condition and results of operations.

Clarent's facilities are vulnerable to damage from earthquakes and other natural disasters.

   Clarent's assembly facilities are located on or near known earthquake fault zones and are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. If a disaster occurs while Clarent still assembles its products in-house, its ability to assemble, test and ship its products would be seriously, if not completely, impaired, which would seriously harm its business, financial condition and results of operations. Clarent cannot be sure that its insurance against fires, floods, earthquakes and general business interruptions will be adequate to cover its losses in any particular case.

Fluctuations in the values of foreign currencies could have a negative impact on Clarent's profitability.

   Due to its international operations, Clarent incurs expenses in a number of currencies. Clarent does not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of Clarent's global operations, which would seriously harm its business, financial condition and results of operations. All of Clarent's sales, including international sales, are currently denominated in U.S. dollars. However, Clarent does not expect that future international sales will continue to be denominated in U.S. dollars. Fluctuations in the value of the U.S. dollar and foreign currencies may make Clarent's products more expensive than local product offerings.

Defects in Clarent's products may seriously harm its credibility and business.

   Clarent has detected and may continue to detect errors and product defects in connection with new product releases and product upgrades. These problems may affect network uptime and cause Clarent to incur significant warranty and repair costs and cause significant customer relations problems. Service providers require a strict level of quality and reliability from telecommunications equipment suppliers. Traditional telecommunications equipment is expected to provide a 99.999% level of reliability. IP telephony products are inherently complex and frequently contain undetected software or hardware errors when first introduced or as new versions are released. In addition, the detection of errors in software products requires an unknown level of effort to correct and may delay the release of new products or upgrades or revisions to existing products, which could materially affect the market acceptance and sales of Clarent's products. If Clarent delivers products or upgrades with undetected material software errors or product defects, market acceptance and sales of its products may be harmed. In some of its contracts, Clarent has agreed to indemnify its customers against some liabilities arising from defects in its products. While Clarent carries insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. To date, product defects have not had a material negative affect on Clarent's results of operations. However, Clarent cannot be certain that product defects will not have a material negative affect on its results of operations in the future. A material product liability claim may have significant consequences on Clarent's ability to compete effectively and generate positive cash flow and may seriously harm its business, financial condition and results of operations.

Clarent may have difficulty identifying the source of the problem when there is a problem in a network.

   Clarent's products must successfully integrate with products from other vendors, such as traditional telephone systems. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by Clarent's products or another vendor's products, may result in the delay or loss of market acceptance of Clarent's products and any necessary revisions may force Clarent to incur significant expenses. The occurrence of some of these types of problems may seriously harm Clarent's business, financial condition and results of operations.

Clarent may not have adequate protection for its intellectual property, which may make it easier for others to sell competing products.

   Clarent relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of its products is difficult, and Clarent cannot be certain that the steps it has taken will prevent misappropriation of its technology. The laws of some foreign countries do not protect its proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which Clarent has sold and continues to sell products. If Clarent fails to adequately protect its intellectual property rights, it would be easier for its competitors to sell competing products.

Clarent's products may infringe on the intellectual property rights of third parties, which may result in lawsuits and prohibit Clarent from selling its products.

   Clarent believes there is a risk that third parties have filed, or will file applications for, or have received or will receive, patents or obtain additional intellectual property rights relating to materials or processes that Clarent uses or proposes to use. As a result, from time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to Clarent. In addition, third parties may assert claims or initiate litigation against Clarent or its manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. Any claims against Clarent or customers that it indemnifies against intellectual property claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require

Clarent to develop non-infringing technology. If a claim is successful, Clarent may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. If Clarent is unable to obtain the license, it may be unable to market its products. Limitations on Clarent's ability to market its products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm Clarent's business, financial condition and results of operations.

Clarent may not be able to raise capital as needed to maintain its operations.

   Clarent may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. Clarent may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If Clarent cannot raise needed funds on acceptable terms, it may not be able to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm its business, financial condition and results of operations. If Clarent issues additional equity securities to raise funds, the ownership percentage of its existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of Clarent common stock.

Clarent's stock price is highly volatile.

   The trading price of Clarent common stock has fluctuated significantly since its initial public offering in July 1999. In addition, the trading price of Clarent common stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by Clarent or its competitors, developments with respect to patents or proprietary rights, announcements of strategic partnerships or new customers by Clarent or its competitors, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may have adversely affected the market price of Clarent common stock, as evidenced by a fluctuation in per share closing sales price from the low of $46.25 to the high of $169.75 during the four month period from January 1, 2000 to May 1, 2000.

Clarent may in the future be the target of securities class action or other litigation, which could be costly and time consuming to defend.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Clarent may in the future be the target of similar litigation. Clarent's acquisition activity may involve it in disputes from time to time. Litigation that may arise from these disputes may lead to volatility in Clarent's stock price and/or may result in it being the target of securities class action litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm Clarent's business, financial condition and results of operations.

Clarent's certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change of control of Clarent.

   Provisions of Clarent's certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a Clarent stockholder may consider favorable. These provisions include:

  . authorizing the board of directors to issue additional preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election of the Clarent board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   Clarent is also subject certain provisions of Delaware law which could delay, deter or prevent it from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met.

Substantial future sales of Clarent shares in the public market may cause its stock price to fall.

   If Clarent stockholders sell substantial amounts of Clarent common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market during a short period of time, Clarent stock price may decline significantly. These sales also might make it more difficult for Clarent to sell equity or equity-related securities in the future at a time and price that Clarent deems appropriate.

Clarent does not intend to pay dividends.

   Clarent has never declared or paid any cash dividends on its capital stock. Clarent currently intends to retain any future earnings for funding growth. Therefore, Clarent does not expect to pay any dividends in the foreseeable future.

Year 2000 Compliance

   Clarent conducted a Year 2000 readiness review for the prior and current versions of its products. The review included assessment, implementation, including remediation, modifications, where necessary, of current product versions, validation testing and contingency planning. As a result, all current versions of Clarent's products are Year 2000 compliant when configured and used in accordance with the related documentation. Clarent has tested software obtained from third parties that is incorporated into its products and is used internally, and Clarent has received assurances from its primary vendors that licensed software is Year 2000 compliant. Clarent is currently not aware of any Year 2000 problems in any of its products, critical systems or services.

                              THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

   The special meeting is scheduled to be held on           , 2000, at the
offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Palo Alto,
California 94303, beginning at     a.m. local time.

Purpose of the Special Meeting

   The special meeting is being held so that you may consider and vote upon a proposal to adopt the merger agreement.

Recommendation of the ACT Board of Directors

   After careful consideration, the ACT board of directors has unanimously determined the merger to be fair to and in the best interests of ACT and its stockholders and has approved the merger agreement. The ACT board unanimously recommends that you vote "FOR" the adoption of the merger agreement.

Record Date and Voting Powers

   The ACT board of directors has fixed the close of business on         , 2000
as the record date for determination of ACT stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were shares of ACT common stock outstanding held by approximately holders of record. Each holder of ACT common stock is entitled to one vote for each share of ACT common stock held on the record date. See "Management and Other Information--Beneficial Ownership of ACT Common Stock" for information regarding persons known to the ACT management to be the beneficial owners of more than five percent of the outstanding shares of ACT common stock.

Voting and Revocation of Proxies

   The shares represented by the enclosed proxy card, if the proxy card is executed and returned, will be voted in accordance with your instructions or, if you do not specify a choice, the proxy will be voted in favor of adoption of the merger agreement. If any other matters properly come before the special meeting, the proxies will vote the shares represented by the enclosed proxy card in accordance with their judgment, unless you withhold authority to do so in your proxy. You may revoke your proxy at any time prior to its exercise at the special meeting by:

  . notifying in writing the Corporate Secretary of ACT at 26707 West Agoura
    Road, Calabasas, California 91302;

  . granting a subsequent proxy; or

  . appearing in person and voting at the special meeting.

   Your attendance at the special meeting will not in and of itself revoke your proxy.

Required Vote

   A majority of the outstanding shares of ACT common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of ACT common stock outstanding as of the record date is required to adopt the merger agreement.

   As of the record date for the special meeting, ACT directors and executive officers and their affiliates beneficially owned approximately shares of ACT common stock, which represented
approximately    % of all outstanding shares of ACT common stock outstanding as of the record date. All of ACT directors and executive officers have entered into voting agreements with Clarent whereby they have agreed to vote their shares in favor of the adoption of the merger agreement and against, among other things, any other business combination or similar transaction. In addition, each of ACT directors and executive officers have executed and delivered to Clarent irrevocable proxies giving Clarent the power to vote their respective shares in the same manner.

Solicitation of Proxies

   If a properly executed proxy card is returned and you abstained from voting on adoption of the merger agreement, your shares of ACT common stock will be considered present at the special meeting for the purposes of determining a quorum and, as and if required, for purposes of calculating the vote but will not be considered to have been voted in favor of the adoption merger agreement. Similarly, if your broker returns an executed proxy card that indicates you have not provided your broker discretionary authority to vote for adoption of the merger agreement, your shares will be considered present at the meeting for purposes of determining the presence of a quorum and, as and if required, of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement.

   Because adoption of the merger agreement requires the affirmative vote of holders of at least a majority of ACT common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes all will have the same effect as votes against adoption of the merger agreement.

   ACT and Clarent will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. ACT has retained MacKenzie Partners, Inc. at a fee not to exceed $12,500 plus reimbursement of expenses to assist in the solicitation of proxies. ACT and MacKenzie Partners, Inc. also will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus and related materials to and obtain voting instructions from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

   You should not send in any stock certificates with your proxy card. Instructions for the exchange of your shares will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

General Description of the Merger

   At the effective time, Copper Acquisition Sub, Inc., a wholly-owned subsidiary of Clarent, will be merged with and into ACT. ACT will be the surviving corporation and will continue as a wholly-owned subsidiary of Clarent. In the merger, each share of ACT common stock outstanding at the effective time of the merger automatically will be converted into 0.2546 shares of Clarent common stock, with cash paid for any fractional share. However, this exchange ratio is subject to adjustment based on the closing market price of Clarent common stock on the trading day immediately before the effective time of the merger. Please see page 39 for detailed information about the adjustment to the exchange ratio.

   Based on the number of shares of ACT common stock and Clarent common stock outstanding as of the record date and the exchange ratio as of that date,
approximately             shares of Clarent common stock would have been
issuable pursuant to the merger agreement, representing approximately    % of
the total number of shares of Clarent common stock that would have been
outstanding after the merger. Options to purchase approximately      additional
shares of Clarent common stock (based on            shares of ACT common stock
subject to outstanding ACT stock options as of the record date and the exchange ratio as of that date) will be assumed by Clarent in the merger. This assumes that none of the ACT stock options or the Clarent stock options are exercised between the record date and the effective time of the merger.

Background

   In July 1999, Clarent reviewed its strategic objectives for growth and expansion and hired a manager of corporate development to facilitate the review of potential acquisition opportunities. During 1999, Clarent initiated and received informal contacts with several potential strategic partners, both through its bankers and management.

   In November 1999, representatives of ACT contacted Clarent to meet to discuss a potential teaming arrangement in order to sell complementary products to ACT's customers and to Clarent's customers. Although ACT and Clarent believed there were benefits to and favorable prospects for a combined product offering, no teaming arrangement was implemented.

   On January 28, 2000, Clarent's management discussed a possible acquisition of ACT with representatives of Thomas Weisel Partners. Following this discussion, Richard J. Heaps, Clarent's chief operating officer, chief financial officer and general counsel, called Andre de Fusco, ACT's chief executive officer and president, to discuss the possible synergy between the companies. Mr. Heaps and Mr. de Fusco agreed to continue discussions regarding a possible transaction. Mr. Heaps next assembled members of the Clarent management team to meet with representatives of Thomas Weisel Partners to evaluate the possible acquisition of ACT.

   On February 10, 2000, Mr. de Fusco and other members of the ACT management team met with members of the Clarent management team to discuss ACT's and Clarent's respective technologies, markets and customer synergies and expansion plans.

   On February 17, 2000, Mr. de Fusco and Robert Faulk, ACT's chief financial officer, met with the chief executive officer and board of directors of another company to discuss a possible relationship between the two companies. During a subsequent meeting that evening, the chief executive officer of the other company proposed possible financial terms of their acquisition of ACT. Several days later, the other company sent ACT a term sheet providing for a stock-for-stock acquisition of ACT at a value of $15.00 per share. The other company withdrew its term sheet several days later.

   On February 25, 2000, at a meeting proposed by Clarent, Mr. de Fusco and other members of ACT's senior management team met with Mr. Heaps and members of the Clarent senior management team to discuss synergies and a potential transaction.

   On March 2, 2000, ACT received a draft exclusivity agreement from Clarent.

   On March 6, 2000, ACT received drafts of a non-binding term sheet and an exclusivity agreement from Clarent. The non-binding term sheet provided for a price of $18.00 per share of ACT common stock with a cap on the value received by ACT stockholders at $20.00 per share and a floor on the value received by ACT stockholders at $16.00 per share.

   On March 7, 2000, the ACT board of directors met to discuss the potential transaction. Representatives of ACT's senior management, Dain Rauscher Wessels and Brobeck, Phleger & Harrison LLP also attended. Mr. de Fusco informed the ACT board of directors that ACT had received a formal expression of interest from Clarent. Mr. de Fusco then made a presentation to the ACT board of directors about Clarent and the strategic compatibility of the two companies, their technology and their employees. He also discussed the synergies which could be created by a merger of the two companies. ACT's legal counsel discussed the fiduciary duties of the ACT board of directors in the context of this acquisition proposal. Mr. de Fusco then discussed the term sheet and the exclusivity letter with the ACT board of directors. Dain Rauscher Wessels briefed the ACT board of directors on negotiations that had taken place to date concerning structure, price and other key terms. The members of the ACT board of directors discussed each of the terms outlined on the term sheet. After extensive discussion, the ACT board of directors approved the terms set forth on the term sheet and authorized the appropriate officers to execute the exclusivity agreement and further negotiate the proposed business combination. From this time until the signing of the definitive merger agreement on May 1, 2000, Mr. de Fusco provided the non-employee members of the ACT board of directors with periodic updates on the proposed transaction and the status of negotiations.

   On March 7, 2000, ACT and Clarent entered into the exclusivity agreement whereby ACT agreed not to negotiate a similar transaction with a third party (other than Clarent) for a period of forty-five days, with an exception for unsolicited third party offers.

   On March 17, 2000, the parties and representatives of their respective outside advisors met at a hotel in Woodland Hills, California to discuss their business, operations and organization. At this meeting, members of ACT's management team presented ACT's then current business plan and organizational structure. Presentations were also made by the leaders of ACT's finance, engineering and sales functions. Clarent presented its material used in briefing financial analysts to ACT's management team. The parties also discussed the timing of the negotiations. No other discussions or negotiations regarding the terms of a transaction occurred at this meeting. From this time until the execution of the definitive merger agreement on May 1, 2000, ACT and Clarent and their respective financial, legal and accounting advisors, each conducted business, financial and legal due diligence reviews.

   On March 21, 23 and 24, 2000, Michael Vargo, Clarent's chief technical officer, Mr. de Fusco and members of Clarent's and ACT's engineering teams met at Clarent's headquarters and ACT's offices in Virginia and Montreal to further discuss the potential strategic fit between the companies.

   On March 27, 2000, Mr. Heaps discussed the status of the proposed acquisition with the Clarent board of directors at a regularly scheduled board meeting. Mr. Heaps reviewed the status of the operational, financial and technical due diligence efforts with the board and updated the board with respect to the progress of the discussions with ACT.

   Beginning on March 31, 2000, ACT and Clarent, together with their respective legal, financial and accounting advisors, negotiated the terms of the definitive merger agreement, stock option agreement and other related agreements.

   In mid April 2000, the Nasdaq National Market experienced a significant price correction. Clarent's stock fell approximately 67% from $146.50 on March 6, 2000 to $48.50 on April 17, 2000 and ACT common stock fell approximately 38% from $12.875 on March 6, 2000 to $7.9375 on April 17, 2000.

   On April 17, 2000, Mr. de Fusco, members of the ACT senior management team and representatives from Dain Rauscher Wessels met at Clarent's headquarters with Mr. Heaps, Mr. Vargo, other members of the Clarent senior management team and representatives from Thomas Weisel Partners, to discuss the status of the transaction and pricing. Negotiations were put on hold until after both companies released earnings on April 25, 2000.

   On April 21, 2000, the ACT board of directors met to discuss the transaction and the current status of negotiations. The ACT board of directors received detailed presentations from members of ACT's management team concerning its business and its near-term and long-term prospects.

   On April 24, 2000, the Clarent board of directors met to consider the proposed acquisition of ACT. Mr. Heaps updated the board regarding the status of the due diligence review and the negotiations with ACT.

   On April 25, 2000, ACT and Clarent each released earnings reports for the quarter ended March 31, 2000. Mr. de Fusco and Mr. Heaps agreed to meet at Clarent's offices on April 27, 2000.

   On April 27, 2000, members of ACT's and Clarent's senior management teams and their respective advisors met to re-negotiate the pricing of the transaction. After the meeting, the parties convened several conference calls during the day to further negotiate the pricing of the transaction. At the conclusion of the negotiations, the parties settled upon a $16.00 price with a $14.00 floor and an $18.00 ceiling. After the parties reached agreement as to the price, they continued negotiation of the terms of the merger agreement.

   On April 27, 2000, the Clarent board of directors met to consider the merger agreement and related agreements. Mr. Heaps and the Clarent senior management team reviewed the terms of the merger agreement and related agreements with the board. Representatives from Thomas Weisel Partners reviewed their financial analysis of the transaction, including a review of the pricing of the transaction as compared to similar transactions. The Clarent board of directors voted unanimously to approve the merger agreement and related agreements and the transactions contemplated by these agreements.

   On April 28, 2000, the ACT board of directors held a special meeting to review the progress of the negotiations. Representatives of the ACT senior management team, Dain Rauscher Wessels, and Brobeck, Phleger & Harrison LLP also attended. A representative of Brobeck, Phleger & Harrison LLP made a presentation to the members of the ACT board of directors regarding their legal duties and responsibilities in connection with considering the merger, and discussed the principal terms of the merger agreement, including a detailed discussion of the constraints on ACT's ability to entertain alternative proposals and the proposed termination rights, the stock option agreement and related agreements. Representatives of Dain Rauscher Wessels presented an overview and analysis of the financial terms of the proposed transaction and discussed, among other things, ACT's and Clarent's financial performance. Mr. de Fusco led the ACT board of directors in a discussion of ACT's and Clarent's businesses and the risks and opportunities facing the companies. After careful consideration, the ACT board of directors unanimously decided to proceed with negotiations with Clarent.

   During the weekend of April 29 and 30, 2000, the parties continued to negotiate the merger agreement and related agreements.

   On May 1, 2000, the parties after negotiation, settled on the 0.2546 exchange ratio. The ACT board of directors then met to consider the terms of the merger. Representatives of ACT's senior management, Dain Rauscher Wessels and Brobeck, Phleger & Harrison LLP also attended. The ACT board of directors reviewed and discussed the status of the negotiations, including the negotiation of employment agreements for certain "key employees," and the terms of the merger agreement, including the final exchange ratio, termination fees, the opportunity to entertain alternative proposals and termination rights. Representatives of Dain Rauscher Wessels presented the ACT board of directors with additional financial information and delivered its oral opinion to the ACT board of directors that, as of such date, the consideration to be received by the holders of ACT common stock pursuant to the merger agreement was fair to the ACT stockholders from a financial point of view. After discussion, the ACT board of directors unanimously approved the merger agreement, option agreement and related agreements and authorized ACT officers, subject to the satisfactory negotiation of employment agreements for the key employees, to execute, on ACT's behalf, the merger agreement and stock option agreement.

   Also on May 1, 2000, Robert Musslewhite, a member of the ACT board of directors, Mr. de Fusco and representatives of Brobeck, Phleger & Harrison LLP negotiated the final terms of the employment agreements for the key employees.

   On May 1, 2000, ACT and Clarent entered into the merger agreement and the stock option agreement. Also on May 1, 2000, ACT's executive officers and directors entered into voting agreements with Clarent. On May 2, 2000, ACT and Clarent issued a joint press release announcing the signing of the merger agreement.

Reasons for the Merger

   The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current views of Clarent and ACT with respect to future events that may have an effect on the future financial performance of each of them or the combined company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Forward-Looking Information" and "Risk Factors."

 Clarent's Reasons for the Merger

   The Clarent board of directors and management believe that the following are reasons that a business combination with ACT would be beneficial to Clarent and its stockholders:

  . Clarent would acquire ACT's NetPerformer and ServiceXchange product lines and other critical technologies;

  . the combined company would have the ability to offer complementary product lines and improved product offerings;

  . Clarent would gain access to ACT's technical, engineering, management and sales expertise, which are in high demand and short supply;

  . the combined company would have the ability to combine technological resources to develop new products with increased functionality and bring them to market faster than either of the companies would on its own;

  . the combined company would have the ability to commit greater resources to both current and emerging product development efforts and fund the future growth of its business;

  . Clarent would gain access to ACT's customer base; and

  . Clarent would be able to offer ACT's customers the option of transitioning from a voice over frame to a voice over IP-based network.

   The Clarent board of directors has determined that the merger is in the best interests Clarent and its stockholders. In reaching its determination, the Clarent board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by the Clarent board of directors with respect to these factors supported its determination that the merger and the issuance of shares of Clarent common stock in the merger were fair to, and in the best interests of, Clarent and its stockholders:

  . the judgment, advice and analyses of the Clarent management with respect to the potential strategic, financial and operational benefits of the merger, including its favorable recommendation of the merger, based in part on the business, technical, financial, accounting and legal due diligence performed with respect to ACT;

  . the results of operations and financial condition of Clarent and ACT and the anticipated accretive effect of the combination on Clarent common stock;

  . the complementary fit between Clarent's and ACT's cultures and market segments, which should facilitate integration of the two companies;

  . the terms of the merger agreement and related agreements, including price and structure, which were considered by both the Clarent board of directors and management to provide a fair and equitable basis for the merger; and

  . the opinion of Thomas Weisel Partners that the merger is fair, from a financial point of view, to Clarent's stockholders.

   The Clarent board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

  . the negative impact of any confusion by customers or suppliers that may occur after the announcement of the proposed merger;

  . the substantial accounting charges which will be incurred if the merger occurs, including costs of integrating the businesses as well as a significant amount of goodwill that would have to be amortized because the merger will be accounted for as a purchase;

  . the potential negative effect on Clarent's stock price if revenue and earnings expectations of the combined company are not met;

  . the potential loss of key ACT employees critical to the ongoing success of ACT's products and to the successful integration of the Clarent's and ACT's product lines;

  . the general difficulties of integrating products, technologies and companies;

  . the difficulty of managing operations in many more locations;

  . the possibility of cultural conflicts between the two companies;

  . the risk that the merger might not be completed in a timely manner or at all; and

  . the other risks and uncertainties discussed above under "Risk Factors."

   The foregoing discussion of information and factors considered by the Clarent board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Clarent board of directors. In view of the wide variety of factors considered by the Clarent board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Clarent board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Clarent board of directors may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Clarent board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Clarent and its stockholders and that Clarent should proceed with the merger.

 ACT's Reasons for the Merger

   At its meetings on March 17, April 21, April 28 and May 1, 2000, the ACT board of directors received and considered presentations from ACT management, legal counsel and financial advisor.

   In reaching its determination to approve the merger agreement, the ACT board of directors considered a number of factors. Listed below are the material factors considered by the ACT board of directors. In view of the number and wide variety of factors considered by the ACT board of directors in connection with its evaluation of the merger, the ACT board of directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The ACT board of directors did not consider an alternative transaction to the proposed strategic combination with Clarent.

   ACT's business and prospects. The ACT board of directors received presentations from, and discussed the terms and conditions of the merger agreement, with ACT executive officers, financial advisor and legal counsel.

The ACT board of directors considered management's views of recent trends in the telecommunications industry, ACT's business, prospects and the challenges facing ACT on a stand-alone basis. The ACT board of directors also considered the presentation of Dain Rauscher Wessels concerning ACT's prospects of regaining a higher market valuation.

   Clarent's business and prospects. The ACT board of directors received presentations from, and held discussions with, ACT executive officers and representatives of Dain Rauscher Wessels about Clarent's business and prospects. The ACT board of directors also considered the challenges to Clarent associated with, among other things, integrating ACT's business with Clarent's existing business, the ability of Clarent's management team to execute on future acquisitions and the ability of Clarent to quickly complete a suite of products which will enable it to compete with many of the largest companies in the telecommunications market, like Cisco Systems, Inc.

   Complementary products and distribution channels. The ACT board of directors received presentations from, and held discussions with, ACT executive officers and representatives of Dain Rauscher Wessels about ACT's fit with Clarent. The ACT board of directors noted that ACT's products represent an opportunity for Clarent to sell access devices which will be interim steps in helping private telephone companies migrate from their historical frame relay systems for voice communications to internet protocol based systems. The ACT board of directors also noted that ACT's established channels for distributing products overlap well with Clarent's distribution system.

   Complementary cultures and resources. The ACT board of directors noted that the engineering cultures of the two companies were complementary, and that ACT's technical, engineering, management and sales people strengthened and seemed to be a good fit with Clarent's corresponding teams.

   History of variable earnings. The ACT board of directors noted that, on several occasions, ACT has not been able to meet or exceed the earnings estimates published by investment banks. The ACT board of directors noted that the variability of earnings had hurt stockholder value and, in part, led to diminished institutional ownership of ACT common stock.

   Opinion of Dain Rauscher Wessels. The ACT board of directors carefully considered the presentations of Dain Rauscher Wessels about ACT, Clarent, the financial markets and other factors. See "--Opinion of ACT's Financial Advisor." The ACT board of directors also received Dain Rauscher Wessels' opinion that, as of May 1, 2000, the consideration to be received by ACT stockholders pursuant to the merger agreement was fair to those stockholders from a financial point of view.

   Terms of the merger agreement. The ACT board of directors carefully considered the terms of the merger agreement, the option agreement and the voting agreements. The ACT board of directors received presentations from the ACT management, its financial advisor and its legal counsel regarding the negotiation of those agreements and their terms.

   Lack of other transactions. The ACT board of directors was aware of ACT's negotiations with several other companies, over the last two years, with respect to business combinations. The ACT board of directors also knew that none of those negotiations led to a definitive agreement for an acquisition and that the factors which contributed to the failure of those negotiations to lead to an acquisition continued to be present and could increase in the future. The ACT board of directors also noted that the common stock of the other company that withdrew its expression of interest in February 2000 had fallen significantly since February 2000 and that it would be unlikely that the other company would be able to consummate an alternate transaction in light of current market conditions.

   Ability of ACT stockholders to obtain a continuing interest in Clarent. The ACT board of directors noted that if Clarent successfully integrates ACT's business with its existing business and is able to assemble a suite of products to take advantage of voice over internet protocol technology, ACT stockholders will participate in the appreciation of the value of Clarent common stock.

   Tax Treatment. The ACT board of directors noted that the exchange of ACT common stock for Clarent common stock is not expected to be taxable under U.S. federal income tax laws for most ACT stockholders.

   The determination of the ACT board of directors involved judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and other uncertainties, all of which are difficult to predict and many of which are beyond ACT's and Clarent's control. In deciding whether to adopt the merger agreement, ACT stockholders should not place undue reliance upon this information.

   After careful consideration, the ACT board of directors believes that the merger is advisable and fair to you and in your best interests. The ACT board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

   In considering the recommendation of the ACT board of directors with respect to the merger agreement, you should be aware that ACT directors and officers have interests in the merger that may be different from, or are in addition to, your interests. Please see the section entitled "Interests of ACT's Officers and Directors in the Merger."

Opinion of ACT's Financial Advisor

   Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, was retained, pursuant to an engagement letter, dated January 12, 1998, to furnish an opinion to ACT as to the fairness, from a financial point of view, of the consideration to be received by ACT stockholders pursuant to the merger agreement.

   On May 1, 2000 Dain Rauscher Wessels rendered its opinion to the ACT board of directors that, as of that date and based on the procedures followed, factors considered and assumptions made by Dain Rauscher Wessels and other limitations, all as set forth therein, the consideration to be received by ACT stockholders under the merger agreement was fair from a financial point of view. A copy of the Dain Rauscher Wessels opinion is attached as Annex D to this proxy statement/prospectus. You are urged to read the Dain Rauscher Wessels opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of Dain Rauscher Wessels' opinion.

   Dain Rauscher Wessels' opinion applies only to the fairness to ACT stockholders, from a financial point of view, of the consideration to be received by ACT stockholders under the terms of the merger agreement. Dain Rauscher Wessels' opinion was provided for the information and assistance of the ACT board of directors in connection with its consideration of the merger agreement. Dain Rauscher Wessels' opinion was not prepared on behalf of, and was not intended to confer rights or remedies upon ACT, Clarent, any of ACT stockholders or any person other than the ACT board of directors. The opinion does not constitute a recommendation to any ACT stockholder as to how to vote with respect to the adoption of the merger agreement. The ACT board of directors did not limit the scope of the investigation that Dain Rauscher Wessels conducted in the course of rendering its opinion.

   In rendering its opinion, Dain Rauscher Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by ACT and Clarent (including, without limitation, ACT's and Clarent's respective financial statements and related notes) and other publicly available information. Dain Rauscher Wessels did not assume responsibility for independently verifying and did not independently verify that information.

   Additionally, Dain Rauscher Wessels was not asked to, and did not, consider the possible effects of any litigation, other legal claims or any other contingent matters. Dain Rauscher Wessels did not assume responsibility for and did not perform any independent evaluation or appraisal of any of ACT's or Clarent's respective assets or liabilities, nor was Dain Rauscher Wessels furnished with any evaluations or appraisals of that type. Dain Rauscher Wessels did not assume any obligation to conduct, and did not conduct, any physical inspection of ACT's or Clarent's respective properties or facilities. Dain Rauscher Wessels assumed that the merger will be treated as a purchase under applicable accounting principles. Dain Rauscher Wessels' opinion is based on the conditions as they existed and the information supplied to Dain Rauscher Wessels as of May 1, 2000. Events occurring after May 1, 2000 may materially affect the assumptions used in preparing the opinion.

   In reviewing the merger agreement and arriving at its opinion, Dain Rauscher
Wessels:

  . reviewed and analyzed the financial terms of the merger agreement;

  . reviewed and analyzed certain publicly available data and other data relating to ACT and Clarent;

  . reviewed and analyzed relevant historical operating data relating to ACT and Clarent that was available to Dain Rauscher Wessels through published sources and ACT's and Clarent's respective internal records;

  . conducted discussions with members of the senior management of ACT with respect to the business prospects and financial outlook of ACT;

  . conducted discussions with members of the senior management of Clarent with respect to the business prospects and financial outlook of Clarent;

  . reviewed the reported prices and trading activity of shares of ACT common stock and Clarent common stock;

  . compared ACT's and Clarent's respective financial performance and the prices of shares of ACT common stock and Clarent common stock with that of other comparable publicly traded companies and their securities; and

  . reviewed the financial terms, to the extent publicly available, of comparable merger transactions.

   In addition, Dain Rauscher Wessels has conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

   The following is a summary of the financial analyses performed by Dain Rauscher Wessels in connection with the delivery of its opinion. These summaries of financial analysis include information presented in tabular format. In order to fully understand the financial analyses used by Dain Rauscher Wessels, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

   Exchange Ratio Analyses. Dain Rauscher Wessels compared the 0.2546 exchange ratio pursuant to the merger agreement with the historical trading exchange ratio of ACT common stock to Clarent common stock. Dain Rauscher Wessels noted that the 0.2546 exchange ratio exceeded the actual historical trading exchange ratio of ACT common stock to Clarent common stock for the past seven months.

   Premium Over Market Price Analyses. Dain Rauscher Wessels compared the per share value to be received by ACT stockholders in the merger according to the stock price collar floor and ceiling of $14.00 and $18.00 per share, respectively, to the historical share price of ACT common stock. Dain Rauscher Wessels noted that the price implied by the exchange ratio immediately before announcement of the merger would have equated to $18.00 per share for each share of ACT common stock.

                                                         Premium implied
                                                          by the share
                                                          price collar
                                                         -------------------
                                                         $14.00      $18.00
                                                         -------     -------
     Merger value premium over market price:
       1 day stock price (May 1, 2000)..................        1 %        30 %
       1 week average premium...........................       13 %        46 %
       1 month average premium..........................       36 %        74 %
       3 month average premium..........................       28 %        65 %
       6 month average premium..........................       48 %        91 %
       9 month average premium..........................       49 %        92 %
       1 year average premium...........................       21 %        56 %
       52 week high premium.............................      (41)%       (25)%
       52 week low premium..............................      164 %       239 %

   Comparable Company Analysis. Dain Rauscher Wessels used a comparable company analysis to analyze ACT's operating performance relative to a group of publicly traded companies that Dain Rauscher Wessels deemed for purposes of its analyses to be comparable to ACT. In its analysis, Dain Rauscher Wessels compared ACT's enterprise value, as implied by the stock price collar floor and ceiling of $14.00 and $18.00 per share respectively, expressed as a multiple of revenue, to the enterprise value of the comparable companies based on the closing prices on May 1, 2000, expressed as a multiple of revenue. Enterprise value is defined as market capitalization (or equity value) plus debt less cash (and cash equivalents). Due to ACT's lack of profitability, Dain Rauscher Wessels did not analyze multiples of earnings for ACT or the comparable companies.

   Dain Rauscher Wessels analyzed ACT's enterprise value multiples of revenue with those of the following publicly traded companies:

  . Applied Innovation, Inc.                 . General DataComm Industries,
                                               Inc.


  . Carrier Access Corp.
                                             . Larscom, Inc.


  . Com21, Inc.
                                             . Network Equipment Technologies,
                                               Inc.

  . Computer Network Technology Corp.

                                             . Verilink Corp.

   Although Dain Rauscher Wessels considered these companies to be comparable to ACT for the analysis, none of the other companies possesses characteristics identical to ACT.

   Dain Rauscher Wessels calculated the following valuation multiples based on an implied transaction value of $160.7 million and $213.5 million for the collar floor of $14.00 per share and for the collar ceiling of $18.00 per share, respectively, and corresponding enterprise values of $114.4 million and $167.2 million. The implied transaction values and corresponding enterprise values were based on ACT's fully diluted shares. Multiples of future revenue for ACT and for the comparable companies were based on publicly available estimates.

   The following table presents, as of May 1, 2000, the mean and median multiples of enterprise value to calendar year 1999 and calendar year 2000 estimated revenue for ACT (as implied by the ceiling and floor of the share price collar) and the comparable companies.

                                                              ACT Networks
                                                            multiple implied
                                                Comparable    by the share
                                                 Companies    price collar
                                                ----------- ------------------
                                                Mean Median  $14.00    $18.00
                                                ---- ------ --------  --------
     Enterprise value as a ratio of:
       Calendar Year 1999 Revenue.............. 3.3x  2.2x       2.3x      3.3x
       Projected Calendar Year 2000 Revenue.... 2.2x  1.7x       2.0x      2.9x

   Comparable Transactions. Dain Rauscher Wessels compared the enterprise value multiple of trailing twelve month revenue and the premium of the per share merger value over market prices for ACT common stock with selected merger and acquisition transactions with comparable transaction values and/or target company activities concentrated in the telecommunications access products market segment, preferably customer premise equipment. In each of these transactions the target companies were public. Dain Rauscher Wessels noted that none of the target companies involved in these transactions had a business that was directly comparable to ACT.

   Dain Rauscher Wessels analyzed the enterprise value multiples of trailing twelve month revenue for ACT with those of the comparable transactions and the premium of merger value over market prices for ACT common stock with those of the comparable transactions.

                                                               ACT Networks
                                                             multiple implied
                                               Comparable      by the share
                                              Transactions     price collar
                                              -------------- ------------------
                                              Mean   Median  $  14.00  $  18.00
                                              ------ ------- --------  --------
     Enterprise value as a ratio of:
       Latest 12-month revenues..............   2.7x    2.5x      2.4x      3.5x

                                                         ACT Networks
                                                       multiple implied
                                     Comparable          by the share
                                    Transactions         price collar
                                    ----------------   --------------------
                                    Mean     Median    $  14.00    $  18.00
                                    ------   -------   --------    --------
     Merger value premium over
      market price:
       1 day premium..............      35%       32%          1%         30%
       Average of 1 week premium..      47%       35%         13%         46%
       Average of 30 day premium..      47%       52%         32%         70%

   Dain Rauscher Wessels also analyzed the premium of merger value over market prices for ACT common stock with those of all network telecommunications transactions since January 1, 1999.

                                                         ACT Networks
                                                       multiple implied
                                     Comparable          by the share
                                    Transactions         price collar
                                    ----------------   --------------------
                                    Mean     Median    $  14.00    $  18.00
                                    ------   -------   --------    --------
     Merger value premium over
      market price:
       1 day premium..............      24%       32%          1%         30%
       Average of 1 week premium..      32%       41%         13%         46%
       Average of 30 day premium..      43%       46%         32%         70%

   Discounted Cash Flow Analysis. Dain Rauscher Wessels performed a discounted cash flow analysis using projections of future operations provided by the ACT management. Dain Rauscher Wessels calculated present values of projected operating cash flows through fiscal 2005 using a range of discount rates of 15-20% (as derived from the capital asset pricing model). Dain Rauscher Wessels estimated a terminal value of 12x to 18x ACT's projected fiscal year 2005 EBIT. EBIT is earnings before interest and taxes. The terminal value was discounted to present value using the same discount rate as for the cash flows. Dain Rauscher Wessels calculated an implied valuation of ACT by adding the present value of the cash flows and the terminal value. The implied value of ACT based on this analysis ranged from a low of $10.59 per share to a high of $15.02 per share.

   The per share value of ACT common stock implied by the discounted cash flow analysis was the following.

                                                               Terminal EBIT
                                                                 Multiples
                                                            --------------------
                                                            12.0x  15.0x  18.0x
                                                            ------ ------ ------
     Discount Rate
       15.0%............................................... $12.00 $13.51 $15.02
       17.5%............................................... $11.25 $12.60 $13.96
       20.0%............................................... $10.59 $11.80 $13.02

   Merger Analysis. Dain Rauscher Wessels analyzed the pro forma financials of Clarent combined with ACT for calendar year 2000 and calendar year 2001. The pro forma financial assumptions were based on publicly available operating estimates and certain assumptions provided by the respective management of ACT and Clarent. The pro forma financials assume a June 30, 2000 closing for modeling purposes and reflect a purchase accounting methodology pursuant to the merger agreement. Dain Rauscher Wessels noted that the merger analysis indicated that, excluding the impact of goodwill amortization, the transaction is expected to be accretive to Clarent's earnings per share in calendar year 2001.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Dain Rauscher Wessels believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, Dain Rauscher Wessels considered the results of all those analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the exchange ratio and the stock price collar, Dain Rauscher Wessels did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to ACT or Clarent or the proposed merger. The analyses were prepared solely for purposes of Dain Rauscher Wessels providing its opinion as to the fairness to ACT stockholders of the consideration to be received pursuant to the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Dain Rauscher Wessels' opinion and presentation to the ACT board of directors were one of many factors taken into consideration by the ACT board of directors in making its determination to approve the merger agreement.

   Dain Rauscher Wessels is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ACT selected Dain Rauscher Wessels to render its opinion based on Dain Rauscher Wessels' historical investment banking relationship with ACT, its knowledge of the technology industry and its experience in mergers and acquisitions and in securities generally.

   In the ordinary course of its business, Dain Rauscher Wessels acts as a market maker and broker in ACT's publicly traded securities and receives customary compensation in connection with such transactions, and also provides research coverage of ACT. In the ordinary course of business, Dain Rauscher Wessels actively trades in ACT's publicly traded securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities which positions, on occasion, may be material in size relative to the volume of trading activity.

   Pursuant to the January 12, 1998 engagement letter, ACT paid Dain Rauscher Wessels a retainer fee of $50,000 upon execution of the letter agreement. Also pursuant to the engagement letter, ACT paid Dain Rauscher Wessels a fee of $400,000 upon the rendering of its opinion. Payment of this fee paid to Dain Rauscher Wessels was not contingent upon the closing of the merger. Pursuant to the engagement letter, ACT agreed to pay Dain Rauscher Wessels a total transaction fee of 1.0% of the aggregate transaction value upon the closing of the merger, less amounts previously paid. ACT also agreed to reimburse Dain Rauscher Wessels for its reasonable out-of-pocket expenses and to indemnify Dain Rauscher Wessels against liabilities relating to or arising out of the services performed by Dain Rauscher Wessels in connection with the merger. The terms of the engagement letter, which ACT believes are customary for transactions of this nature, were negotiated at arm's length between ACT and Dain Rauscher Wessels, and the ACT board of directors was aware of such fee arrangement at the time of its approval of the merger agreement.

Interests of ACT's Officers and Directors in the Merger

   ACT directors and executive officers have interests in the merger, some of which may differ from, or may be in addition to, those of ACT stockholders generally.

   Those interests include:

  . All of ACT directors and executive officers hold options to purchase ACT common stock. Under the merger agreement, all ACT stock options outstanding immediately prior to the merger, including those held by ACT directors and officers, will be assumed by Clarent and will become options to acquire shares of Clarent common stock with appropriate adjustments in share amounts and exercise prices to reflect the exchange ratio.

  . Some of ACT executive officers, including Mr. de Fusco and Alain Gravel, have entered into employment and non-competition agreements with ACT which will take effect upon the completion of the merger. These agreements provide for increased salaries, future grants of Clarent stock options and the immediate vesting of all ACT stock options held by the employee.

  . Some of the other ACT executive officers and all of the members of the ACT board of directors have ACT stock options which will become vested in connection with the merger.

  . Robert Faulk, ACT's chief financial officer, and Susan Cayley, ACT's general counsel, are entitled to receive severance payments when the merger occurs. Steve Watts, ACT's chief operating officer, will also be entitled to severance payments if he is involuntarily terminated following the merger. As part of his employment agreement with ACT, Mr. de Fusco has agreed to defer the receipt of the severance benefits to which he was entitled to until the term of his employment agreement with ACT is over.

  . Clarent has agreed to provide indemnification of ACT directors and officers for acts and omissions occurring before the merger, as their rights existed as of May 1, 2000, in the ACT bylaws and in indemnification agreements with ACT. Clarent has agreed to guarantee that the surviving company observes its commitments under these indemnification agreements. In addition, for a period of six years after the completion of the merger, the surviving corporation will maintain in effect the existing policy of directors' and officers' liability insurance maintained by ACT, or substitute for the current policy a policy or policies with comparable coverage.

   The ACT board of directors was aware of the additional interests and took them into account while discussing the merger with management and amongst its members.

Material U.S. Federal Income Tax Consequences

   The following is a summary of the material U.S. federal income tax consequences of the merger generally applicable to the holders of ACT common stock that exchange their ACT common stock for Clarent common stock in the merger. It addresses only those stockholders who hold their ACT common stock as a capital asset and will hold Clarent common stock received in exchange therefor as a capital asset. This summary is based upon the provisions of the Internal Revenue Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date of this proxy statement/prospectus, all of which are subject to change, possibly on a retroactive basis. Any change could alter the tax consequences to Clarent, ACT or the ACT stockholders as described in this summary. No attempt has been made to comment on all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances, including:

  . stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, mutual funds, dealers in securities or foreign stockholders;

  . stockholders who hold ACT common stock as part of a conversion transaction or a straddle, hedge or other risk reduction strategy;

  . stockholders who acquired their ACT common stock pursuant to the exercise of employee stock options or otherwise as compensation;

  . stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code; and

  . stockholders whose shares are qualified small business stock as defined by Section 1202 of the Internal Revenue Code.

   Tax consequences under state, local, foreign and other laws are also not addressed in this discussion. Furthermore, the following discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which ACT shares are acquired or Clarent shares are disposed of,

(ii) the tax consequences to holders of options issued by ACT which are assumed, exercised or converted, as the case may be, in connection with the merger or (iii) the tax consequences of the receipt of Clarent shares other than in exchange for ACT shares. Moreover, no rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion. Each ACT stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to that stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the merger.

   It is a condition to the obligation of the companies to consummate the merger that each company receive an opinion at closing from its counsel, in each case, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. You should be aware that these tax opinions do not bind the Internal Revenue Service, the Internal Revenue Service could reach a different conclusion and a contrary position could be sustained by a court. The tax opinions discussed in this section assume and are conditioned upon the following:

  . that all representations, warranties and statements made or agreed to by Clarent, Copper Acquisition Sub and ACT, their managements, employees, officers, directors and stockholders in connection with the merger, including, but not limited to, those set forth in the merger agreement (including the exhibits thereto) and the tax representation letters delivered to counsel by Clarent, Copper Acquisition Sub and ACT are true and accurate at all relevant times;

  . that original documents submitted to counsel (including signatures thereto) are authentic, documents submitted to counsel as copies conform to the original documents, and that all of these documents have been (or will be by the effective time of the merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of these documents;

  . that all covenants contained in the merger agreement (including exhibits thereto) and the tax representation letters, described above, are performed without waiver or breach of any material provision of these covenants;

  . that the merger will be consummated in accordance with the merger agreement without any waiver or breach of any material provision thereof and that the merger will be effective under applicable state law;

  . that the merger will be reported by Clarent and ACT on their respective
    U.S. federal income tax returns in a manner consistent with the opinions rendered by counsel; and

  . that any representation or statement made "to the knowledge of" or similarly qualified is correct without that qualification.

   Subject to the assumptions and limitations discussed above in the opinion of Cooley Godward LLP, tax counsel to Clarent, and Brobeck, Phleger & Harrison LLP, special tax counsel to ACT:

  . Reorganization: the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
  . Treatment of ACT, Clarent and Copper Acquisition Sub: no gain or loss will be recognized by ACT, Clarent and Copper Acquisition Sub as a result of the merger;

  . Exchange of ACT Common Stock for Clarent Common Stock: a holder of ACT common stock whose shares of ACT common stock are exchanged in the merger for Clarent common stock will not recognize gain or loss, except to the extent of cash, if any, received in payment for fractional shares. See the section below entitled "Cash for Fractional Shares." The aggregate tax basis of Clarent common stock received by the holder will be equal to the aggregate tax basis of the ACT common stock that is exchanged, excluding any portion of the holder's basis allocated to fractional shares, and the holding period of Clarent common stock received will include the holding period of the ACT common stock that is exchanged; and

  . Cash for Fractional Shares: a holder of ACT common stock who receives cash for a fractional shares of Clarent common stock will be treated as having received the fractional shares pursuant to the merger and then as having sold such fractional share for cash. The amount of any gain or loss will be equal to the difference between the ratable portion of the tax basis of the ACT common stock exchanged in the merger that is allocated to the fractional shares and the cash received for it. Any gain or loss will constitute long-term capital gain or loss if the ACT common stock has been held by the holder for more than one year at the time of the consummation of the merger.

   Other Consideration. Even if the merger qualifies as a reorganization, a recipient of Clarent common stock would recognize income if, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the ACT common stock surrendered. This type of income may be taxable as ordinary income upon receipt. In addition, if any ACT stockholder was treated as receiving, directly or indirectly, consideration other than Clarent common stock in exchange for ACT common stock, gain or loss would have to be recognized.

   Backup Withholding. With respect to a cash payment received by an ACT stockholder in lieu of a fractional share of Clarent common stock, a noncorporate stockholder of ACT may be subject to backup withholding at a rate of 31%. However, backup withholding will not apply to a stockholder who either
(i) furnishes a correct taxpayer identification number and certifies that it, he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (ii) otherwise proves to Clarent and its exchange agent that the stockholder is exempt from backup withholding.
   Reporting Requirements. Each holder of ACT common stock that receives Clarent common stock in the merger will be required to retain records and file with the stockholder's federal income tax return a statement setting forth certain facts relating to the merger.

   Consequences of IRS Challenge. A successful challenge by the IRS to the reorganization status of the merger would result in significant adverse tax consequences to the ACT stockholders. ACT stockholders would recognize taxable gain or loss with respect to each share of ACT common stock surrendered equal to the difference between each stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the Clarent common stock received in the merger. In such event, a ACT stockholder's aggregate basis in the Clarent common stock so received would equal its fair market value, and the holding period of those shares of stock would begin the day after the effective date of merger.
Accounting Treatment

   The merger will be accounted for using the purchase method of accounting under which the total consideration paid in the merger will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of ACT on the basis of their estimated fair values on the acquisition date. The excess of purchase price over tangible and identifiable intangible assets acquired and liabilities assumed will be recorded as goodwill.

Regulatory Approvals

   Transactions such as the merger are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the U.S. antitrust laws, the merger may not be consummated until the specified waiting period requirements of the U.S. antitrust law have been satisfied. Clarent and ACT filed notification reports, together with requests for early termination for the waiting period, with the Department of Justice and the Federal Trade Commission under that act on May 19, 2000. These filings commenced a 30-day waiting period under the U.S. antitrust law, which will expire on June 18, 2000. Neither company is permitted to complete the merger until such waiting period has expired or terminated. The Department of Justice and the Federal Trade Commission, as well as a state antitrust authority or private person, may challenge the merger at any time before or after it is completed.

Restrictions on Resales

   The shares of Clarent common stock to be received by you in the merger have been registered under the Securities Act of 1933, and will be freely traded, unless you are deemed to be an "affiliate" of ACT. People who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with ACT and include some of the ACT officers, directors and large stockholders. Affiliates cannot sell the shares of Clarent common stock they received in the merger without:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  . any other applicable exemption under the Securities Act.

   Clarent's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Clarent common stock to be received by ACT affiliates in the merger.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

   The following summary describes the material terms of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read carefully the entire merger agreement.

The Merger

   The merger agreement provides that at the effective time, Copper Acquisition Sub will be merged with and into ACT. Upon completion of the merger, ACT will continue as the surviving corporation and will be a wholly-owned subsidiary of Clarent.

Effective Time of the Merger

   If all the conditions to the merger contained in the merger agreement are satisfied or waived, including the approval of ACT stockholders, Clarent and ACT expect that the merger will occur on the date of the special meeting or as soon as practicable following the special meeting. The merger will become effective when Copper Acquisition Sub files a certificate of merger with the Secretary of State of the State of Delaware.

Conversion of Securities

   At the effective time of the merger, each share of ACT common stock will automatically be converted into 0.2546 shares of Clarent common stock. This multiple is referred to in this proxy statement/prospectus as the exchange ratio. However, this exchange ratio may be adjusted if:

  . the closing market price of Clarent common stock on the trading day immediately before the day the merger becomes effective is greater than $70.70, then the exchange ratio will be equal to the result (calculated to four decimal places) of $18.00 divided by the closing price of Clarent common stock; or

  . the closing market price of Clarent common stock on the trading day immediately before the day the merger becomes effective is less than $54.99, then the exchange ratio will be equal to the result (calculated to four decimal places) of $14.00 divided by the closing price of Clarent common stock.

   No fractional shares of Clarent common stock will be issued in the merger. Instead, fractional shares will be paid in cash, rounded to the nearest whole cent, without interest, based on the closing price for Clarent common stock as reported by on the Nasdaq National Market on the date the merger becomes effective.

Exchange of Certificates

   Soon after the effective time of the merger, Norwest Bank Minnesota, N.A., the exchange agent, will mail to each holder of record of ACT common stock a transmittal letter that holders of record will use to exchange ACT common stock certificates for Clarent common stock certificates and cash for any fractional share. Transmittal letters will also be available following completion of the
merger at the offices of the exchange agent at           . Additionally, after
the effective time, holders of ACT common stock certificates can exchange their stock certificates for certificates evidencing Clarent common stock at the offices of the exchange agent. Do not surrender your certificate before the effective time. After the effective time, transfers of ACT common stock will not be registered on ACT's stock transfer books.

   After the effective time of the merger, until it is surrendered and exchanged, each certificate that previously evidenced ACT common stock will be deemed to represent only the right to receive shares of Clarent common stock and cash for any fractional share. No dividends or other distributions on the Clarent common stock which are declared or made after the merger and have a record date after the merger will be paid to ACT stockholders until they surrender their certificates.

ACT Stock Options

   At the effective time of the merger, each outstanding ACT stock option will be assumed by Clarent and become an option to purchase a number of shares of Clarent common stock equal to the number of shares of ACT common stock subject to that ACT stock option immediately before the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price of the Clarent stock option will be equal to the exercise price of the ACT stock option divided by the exchange ratio and rounded up to the nearest cent. All other terms and conditions of the ACT stock options will not change and will operate in accordance with their terms.

   Based on the ACT stock options outstanding at the record date and assuming no ACT stock options are exercised prior to the effective time of the merger,
Clarent would be required to reserve            shares of Clarent common stock
for issuance upon exercise of ACT stock options assumed by Clarent in the merger.

Representations and Warranties

   ACT made representations and warranties in the merger agreement about the following topics:

 . its organization and qualification      . its business practices;
  to do business;


                                          . governmental authorizations;
 . its subsidiaries;


                                          . taxes;
 . its certificate of incorporation
  and bylaws;

                                          . its labor relations and employee
                                            benefits;

 . its capitalization;


                                          . its insurance;
 . its SEC filings and financial
  statements;

                                          . its legal proceedings;


 . the absence of changes or events        . the inapplicability of anti-
  since December 31, 1999;                  takeover laws;


 . its leases and equipment;               . the vote necessary to approve the
                                            merger;


 . its receivables and customers;

                                          . consents and approvals required
 . its proprietary assets and                for the merger;
  contracts;


                                          . its financial advisor, Dain
 . its sale of products and                  Rauscher Wessels, and the fairness
  performance of services;                  opinion it received from its
                                            financial advisor; and

 . the absence of undisclosed
  liabilities;

                                          . the accuracy of information it
                                            supplied for this proxy
                                            statement/prospectus.

 . its compliance with laws;

   Clarent and Copper Acquisition Sub each made representations and warranties in the merger agreement about the following topics:

  . Clarent's organization and qualification to do business;

  . Clarent's capitalization;

  . Clarent's SEC filings and financial statements;

  . Clarent's authority to enter into the merger agreement;

  . the accuracy of information it supplied for this proxy statement/prospectus;

  . consents and approvals required for the merger;

  . the absence of a material adverse effect on Clarent since March 31, 2000;

  . Clarent's financial advisor, Thomas Weisel Partners, LLC; and

  . the shares to be issued in the merger.

   The representations and warranties in the merger agreement are extensive and not easily summarized. You are urged to carefully read them in full as set forth in Annex A. The representations and warranties of both companies expire at the effective time of the merger.

Covenants; Conduct of Business

   Affirmative Covenants of ACT. ACT has agreed that before the effective time of the merger it will, among other things, and subject to specified exceptions:

  . conduct its business and operations, and ensure that its subsidiaries conduct their business and operations, in the ordinary course and in accordance with past practices and in compliance with applicable legal requirements; use commercially reasonable efforts to ensure that it and each of its subsidiaries preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it; provides all contractually required notices, assurances and support relating to any proprietary assets belonging to ACT or its subsidiaries to ensure that no contractual condition arises that would reasonably be expected to result in or would reasonably be expected to increase the likelihood of any transfer, disclosure or release from escrow of any proprietary asset; and, if requested by Clarent, cause its officers and the officers of ACT's subsidiaries to report regularly to Clarent regarding the status of ACT's business;

  . promptly notify Clarent of any acquisition proposal or request for non-public information relating to ACT or any of its subsidiaries made by any person prior to the effective time of the merger;

  . provide, and will ensure that each of its subsidiaries provides, Clarent with reasonable access to all its personnel, assets, books, records, tax returns and other documents and information relating to ACT and its subsidiaries;

  . deliver to Clarent all material operating and financial reports prepared by ACT and its subsidiaries, any written materials sent by ACT to its stockholders, any material notices or other communications made or received by ACT or its subsidiaries relating to any material contracts and any material notices, reports or other documents received by ACT or any of its subsidiaries from any governmental agency;

  . use commercially reasonable efforts to file all notices, reports and other documents required to be filed with any governmental agency with respect to the merger, including the notifications required under the U.S. antitrust laws and any applicable foreign antitrust laws or regulations;

  . call and hold a meeting of its stockholders to vote on a proposal to adopt the merger agreement;

  . use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger; and

  . promptly notify Clarent of the discovery of anything that would constitute a material inaccuracy in any representation or warranty made by ACT, any material breach of any covenant or obligation of ACT and anything that would make the timely satisfaction of any of the closing conditions impossible or unlikely or that has had or would reasonably be expected to have a material adverse effect on ACT or its subsidiaries;

   As used in the merger agreement, "material adverse effect" means, with respect to ACT and its subsidiaries, any event, violation, inaccuracy, circumstance or other matter that, when considered together with certain other events, inaccuracies or other matters, had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of ACT and its subsidiaries taken as a whole, (ii) the ability of ACT to consummate the merger or any of the other transactions contemplated by the merger agreement or the stock option agreement or to perform any of its obligations under the merger agreement or the stock option agreement, or (iii) Clarent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation. However, none of the following, in and of themselves, will be deemed to have a material adverse effect on ACT and its subsidiaries:

  . any event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy in general or the industry in which ACT or any of its subsidiaries operates;

  . a decline in ACT's stock price; or

  . any lawsuit relating to a superior offer received by ACT that is filed by ACT stockholders against the ACT board of directors.

   The ACT board of directors has recommended that ACT stockholders vote to adopt the merger agreement. However, at any time before the special meeting, the ACT board of directors is entitled to withdraw or modify its recommendation if the following requirements are satisfied:

  . an unsolicited, bona fide written offer (1) to purchase more than 50% of the outstanding shares of ACT common stock or (2) to purchase, lease or license more than 50% of the business or assets of ACT is made and is not withdrawn;

  . ACT satisfies its obligations to timely notify Clarent;

  . the ACT board of directors determines, based upon the written opinion of an independent financial advisor of nationally recognized reputation, that the offer constitutes a superior offer;

  . the ACT board of directors determines in good faith, after taking into account the advice of its outside legal counsel, that, in light of such superior offer, the withdrawal or modification of its recommendation is required in order for the ACT board of directors to comply with its fiduciary obligations to ACT stockholders under applicable law; and

  . neither ACT nor any of its representatives has violated the agreement not to solicit or encourage, or participate in discussions with respect to, acquisition proposals.

   For purposes of the merger agreement, the term "superior offer" means an unsolicited, bona fide written offer made by a third party (1) to purchase or otherwise acquire (whether for cash, securities or other consideration and whether by tender offer, merger or otherwise), more than 50 percent of the outstanding shares of ACT common stock or (2) to purchase, lease or license more than 50 percent of the business or assets of ACT, which is reasonably likely to be completed and on terms that the ACT board of directors determines, in its good faith judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the ACT stockholders than the merger.

   Negative Covenants of ACT. ACT has agreed that, before the effective time of the merger, except as otherwise agreed to in writing by Clarent, it will not, and will not permit any of its subsidiaries to:

  . declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

  . subject to exceptions, sell, issue or grant any securities, any option or right to acquire any securities or any instruments convertible into any securities;

  . change the terms of any of the ACT stock option plans, any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise change any terms of any outstanding option, warrant or other security;

  . amend its certificate of incorporation or bylaws;

  . effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, consolidation of shares or similar transaction;

  . subject to exceptions, form any subsidiary or acquire any equity interest or other interest in any other entity;

  . make any capital expenditure that when added to the capital expenditure made by ACT and its subsidiaries exceeds a total of $500,000;

  . except in the ordinary course of business consistent with past practices, enter into any new material contracts or change, terminate, waive or exercise any material right or remedy under any current material contract;

  . except in the ordinary course of business consistent with past practices, buy, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person, or waive or relinquish any right;

  . subject to exceptions, incur or guarantee any indebtedness for borrowed money;

  . subject to exceptions, establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing payment to or increase the amount of the wages, salary, commissions, fringe benefits or other compensation payable to, any of its directors, officers or employees;

  . subject to exceptions, grant any severance or termination pay to any officer or employee;

  . hire any employee at the level of vice president or above or with an annual base salary in excess of $120,000 or promote any employee to the position of officer except in order to fill a position vacated after May 1, 2000;

  . change the status, title or responsibilities of any officer of ACT or promote any employee to an officer position in ACT;

  . subject to exceptions, transfer or license to any person, extend the term of any agreement with respect to, or make a material change in any rights to, the proprietary assets of ACT and its subsidiaries, or assign future patent rights;

  . subject to exceptions, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material to its business;

  . change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its accounting policies, methods or procedures, in any material respect;

  . make any tax election;

  . commence or settle any material legal proceeding;

  . take any action which it believes when taken would reasonably be expected to adversely affect or delay in any material respect the ability of any of the companies to obtain any governmental approval required for the merger;

  . take any action to cause the shares of ACT common stock to cease to be quoted on any of the stock exchanges;

  . take any action which it believes when taken would cause its representations and warranties to become inaccurate in any material respect;

  . enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

  . enter into any agreement which would require any third party to consent to or approve the merger.

   Affirmative Covenants of Clarent. Clarent has agreed that, before the effective time of the merger, it will, among other things, and subject to specified exceptions:

  . use commercially reasonable efforts (1) to register under the Securities
    Act the shares of Clarent common stock to be used in the merger and (2) to register or qualify these shares under the securities laws of every other applicable jurisdiction of the United States;

  . use commercially reasonable efforts to file all notices, reports and other documents required to be filed with any governmental agency with respect to the merger, including the notifications required under the U.S. antitrust laws, and any applicable foreign antitrust laws or regulations;

  . use commercially reasonable efforts to cause the shares of Clarent common stock to be issued in the merger to be approved for listing on the Nasdaq National Market;

  . provide ACT with reasonable access to its personnel, assets, books, records, tax returns and other documents relating to Clarent and its subsidiaries; and

  . assume each ACT stock option outstanding as of the effective time of the merger as described in detail in "The Merger--ACT Stock Options";

  . use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger, and

  . promptly notify ACT of the discovery of anything that would constitute a material inaccuracy in any representation or warranty made by Clarent, any material breach of any covenant or obligation of Clarent and anything that would make the timely satisfaction of any of the closing conditions impossible or unlikely or that has had or would possibly be expected to have a material adverse effect on Clarent.

   As used in the merger agreement, "material adverse effect" means, with respect to Clarent, any event, violation, inaccuracy, circumstance or other matter that, when considered together with certain other events, inaccuracies or other matters, had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Clarent and its subsidiaries taken as a whole, or (ii) the ability of Clarent to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement. However, none of the following, in and of themselves, will be deemed to have a material adverse effect on Clarent and its subsidiaries:

  . any event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the U.S. economy in general or the industry in which Clarent or any of its subsidiaries operates; or

  . a decline in Clarent's stock price.

   At this point, Clarent believes that it will not need to get its stockholders' approval of the merger. However, Clarent has agreed that, if the value of Clarent common stock declines to the point where Clarent will need to issue an amount of Clarent common stock that will trigger the requirement by the Nasdaq National Market that Clarent gets stockholder approval first, Clarent will use commercially reasonable efforts to obtain its stockholders' approval, including filing a proxy statement with the Securities and Exchange Commission. This would delay the merger.

   In addition, Clarent has agreed that, following the effective time of the merger, it will:

  . allow all employees of ACT and its subsidiaries who continue their employment with Clarent, ACT or any subsidiary of the surviving corporation to continue to participate in the surviving corporation's health and welfare benefit plans and 401(k) profit-sharing plan, with some exceptions;

  . file a registration statement on Form S-8 for the shares of Clarent common stock issuable with respect to the ACT stock options to be assumed by Clarent in the merger; and

  . indemnify the ACT directors and officers and maintain directors' and officers' liability insurance as described in detail in "The Merger-- Interests of ACT's Officers and Directors in the Merger."

Limitation on ACT's Ability to Consider Other Acquisition Proposals

   As an inducement to Clarent to enter into the merger agreement, ACT has agreed that it will not and that it will not authorize or permit any of its subsidiaries or any of its representatives or its subsidiaries' representatives to:

  . solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal or take any action that would reasonably be expected to lead to an acquisition proposal;

  . furnish any information to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

  . engage in discussions with any person with respect to any acquisition proposal;

  . approve, endorse or recommend any acquisition proposal; or

  . enter into any letter of intent or similar agreement contemplating or relating to any acquisition proposal.

   An "acquisition proposal" is an offer or proposal (other than by Clarent) contemplating or otherwise relating to any of the following:

  . any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) involving ACT or any of its subsidiaries, (ii) in which a person or group of persons directly or indirectly acquires ACT or more than 50 percent of ACT's business or directly or indirectly acquires ownership of securities representing more than 20 percent of the outstanding securities of any class of voting securities of ACT or any of its subsidiaries or (iii) in which ACT or any of its subsidiaries issues securities representing more than 20 percent of the outstanding securities of any class of voting securities of ACT;

  . any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50 percent of the assets of ACT; or

  . any liquidation or dissolution of ACT.

   The ACT board of directors is not prohibited, however, from taking and disclosing to ACT stockholders a position with respect to a tender or exchange offer pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934. In addition, these restrictions will not prohibit ACT from furnishing nonpublic information to, or engaging in discussions with, a third party in response to an acquisition proposal that is submitted to ACT and not withdrawn if:

  . neither ACT nor any representative of ACT or any of its subsidiaries has violated in any material respect any of the restrictions referred to above;

  . the ACT board of directors concludes in good faith, based upon a written opinion of an independent financial advisor of nationally recognized reputation, that the acquisition proposal constitutes, or would reasonably be expected to lead to, a superior offer;

  . the ACT board of directors determines in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the ACT stockholders under applicable law;

  . at least 24 hours prior to furnishing any nonpublic information to, or entering into discussions with, the third party, ACT gives Clarent notice of the identity of the third party and of its intention to furnish such information to, or enter into discussions with, the third party and the information is furnished after the third party signs a confidentiality agreement; and

  . prior to furnishing any nonpublic information to the third party, ACT provides the nonpublic information to Clarent.

   If ACT or any of its subsidiaries receives an acquisition proposal or any inquiry, indication of interest that could reasonably be expected to lead to an acquisition proposal or request for nonpublic information, then ACT must promptly inform Clarent of the identity of the person making the acquisition proposal, inquiry, indication of interest or request and the terms proposed. ACT must keep Clarent fully informed of the status and details of any acquisition proposal, inquiry, indication of interest or request.

   ACT also agreed to immediately stop any existing discussions with any person relating to any acquisition proposal and agreed not to release any person from any provision of any confidentiality, "standstill" or similar agreement to which it or any of its subsidiaries is a party and to use its best efforts to enforce such agreements at the request of Clarent.

Conditions to the Merger

   Conditions to the Obligation of Clarent. The obligation of Clarent to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

 . ACT's representations and warranties in the merger agreement must be true and accurate in all respects as of the closing date as if made on and as of the closing date, except that any inaccuracies in ACT's representations and warranties will be disregarded if the circumstances giving rise to all inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have, a material adverse effect on ACT and its subsidiaries;

 . ACT must have complied with and performed, in all material respects, all covenants and obligations required to be complied with or performed by it under the merger agreement;

 . the registration statement of which this proxy statement/prospectus is a part will have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or any pending or threatened stop order proceedings;

 . the ACT stockholders will have adopted the merger agreement;

 . ACT will have obtained material contractual consents and all other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity required to be obtained in connection with the merger shall have been obtained or made or shall have expired and shall be in full force and effect;

 . Clarent will have received: (1) an affiliate agreement from each person considered to be an "affiliate" of ACT; (2) employment and non-competition agreements from a few key employees of ACT; (3) a comfort letter from Ernst & Young LLP with respect to the ACT information in the registration statement of which this proxy statement/prospectus is a part; (4) a tax opinion from Cooley Godward LLP that the merger will constitute a reorganization for federal income tax purposes; (5) a certificate executed by the Chief Executive Officer of ACT confirming that certain closing conditions have been satisfied; (6) the written resignations of all directors of ACT; and (7) the written resignations of all directors and officers of each subsidiary of ACT;

 . no material adverse effect on ACT and its subsidiaries will have occurred since May 1, 2000, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect on ACT and its subsidiaries;

 . all applicable waiting periods under the U.S. antitrust laws will have expired or been terminated;

 . the shares of Clarent common stock to be issued in the merger will have been approved for listing (subject to notice of issuance) on the Nasdaq National Market;

 . no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger will have been issued by any court or other governmental body and remain in effect, and no legal requirement will have been enacted or deemed applicable to the merger that makes the consummation of the merger illegal; and

 . no action or legal proceeding involving any governmental entity that challenges or seeks to prohibit the completion of the merger will be pending or threatened.

   Conditions to the Obligation of ACT. The obligation of ACT to complete the merger is subject to the satisfaction of the following conditions on or prior to the effective time of the merger:

 . the representations and warranties made by Clarent in the merger agreement will be accurate in all respects as of the closing date as if made on and as of the closing date, except that any inaccuracies in Clarent's representations and warranties will be disregarded if the circumstances giving rise to all inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have, a material adverse effect on Clarent;

  . Clarent will have complied with and performed in all material respects all of its covenants and obligations required to be complied with or performed by it under the merger agreement;

  . the registration statement of which this proxy statement/prospectus is a part will have become effective in accordance with the provisions of the Securities Act and will not be subject to any stop order or any pending or threatened stop order proceedings;

  . the ACT stockholders will have adopted the merger agreement;

  . ACT will have received: (1) a tax opinion from Brobeck Phleger & Harrison
    LLP that the merger will constitute a reorganization for federal income tax purposes; and (2) a certificate executed by an executive officer of Clarent confirming that certain closing conditions have been satisfied;

  . all applicable waiting periods under the U.S. antitrust laws will have expired or been terminated and all other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity required to be obtained in connection with the merger will have been obtained or made or will have expired and will be in full force and effect;

  . the shares of Clarent common stock to be issued in the merger will have been approved for listing (subject to notice of issuance) on the Nasdaq National Market; and

  . no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger will have been issued by any court or other governmental body and remain in effect and no legal requirement will have been enacted or deemed applicable to the merger that makes the consummation of the merger illegal.

Termination of the Merger Agreement

   The merger agreement may be terminated by either company at anytime before the effective time of the merger, as summarized below:

  . by mutual consent;

  . if the merger is not completed (1) on or before October 31, 2000, or (2) on or before January 29, 2001, if one of the companies extends the date for up to 90 days after a drop in the stock price of Clarent has increased the number of shares that Clarent must issue in the merger so that Clarent must get stockholder approval prior to the merger (unless the failure to consummate the merger is attributable to a failure on the part of the company seeking to terminate the merger agreement to perform any material obligation);

  . if a court or government entity prohibits the merger; or

  . if breaches of the other company's representations and warranties are deemed to have a material adverse effect on the other company or the other company materially breaches the covenants in the merger agreement and such breaches are not curable through the exercise of reasonable efforts or the other company is not using commercially reasonable efforts to cure such breaches.

   If the ACT stockholders do not adopt the merger agreement, Clarent or ACT (unless ACT's failure to perform any material obligation caused the failure to obtain ACT stockholders' approval) may also terminate the merger agreement.

   In addition, Clarent may terminate the merger agreement if any of the following events occur before the ACT stockholders adopt the merger agreement, each of which is referred to as a "triggering event:"

  . the ACT board of directors fails to recommend that the ACT stockholders vote to adopt the merger agreement, or withdraws or changes its unanimous recommendation in favor of adoption of the merger agreement;

  . ACT fails to include in the proxy statement/prospectus the unanimous recommendation of the ACT board of directors in favor of the adoption of the merger agreement;

  . after an acquisition proposal has been made, the ACT board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement within five business days after Clarent requests such reaffirmation;

  . the ACT board of directors approves, endorses or recommends any acquisition proposal;

  . ACT enters into a letter of intent or similar document or agreement relating to an acquisition proposal;

  . ACT fails to hold the special meeting as promptly as practicable after the effective date of the registration statement of which this proxy statement/prospectus is a part;

  . ACT fails to prepare and cause to be filed with the Securities and Exchange Commission this proxy statement/prospectus;

  . a tender or exchange offer relating to ACT common stock is commenced and ACT fails to send a statement disclosing that ACT recommends rejection of such tender or exchange offer to its stockholders within 10 days;

  . another acquisition proposal is publicly announced and ACT fails to issue a press release announcing its opposition to the acquisition proposal within 10 business days after the acquisition proposal is announced; or

  . ACT breaches or is deemed to breach in any material respect any of its obligations not to solicit or encourage, or participate in discussions or negotiations with respect to, acquisition proposals.

   Subject to limited exceptions, including the survival of any obligations to pay a termination fee, if the merger agreement is terminated, then it is void. Except as otherwise provided, there will be no liability on the part of Clarent, Copper Acquisition Sub or ACT to any of the others, and all rights and obligations of the companies will cease. However, none of the companies will be relieved from its obligations with respect to any intentional breach of the merger agreement.

Expenses and Termination Fees

   The merger agreement provides that, regardless of whether Clarent and ACT complete the merger, each company will pay its own costs and expenses incurred in connection with the merger agreement, except that the companies will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, associated with the filing, printing and mailing of this proxy statement/prospectus and any amendments or supplements thereto.

   ACT has agreed to pay Clarent a termination fee in the amount of $5,500,000 if Clarent terminates the merger agreement after a triggering event occurs. If the merger agreement is terminated because the ACT stockholders do not adopt the merger agreement and an acquisition proposal has been disclosed, announced, commenced, submitted or made, then ACT will pay to Clarent $1,833,333, and if, at any time within one year from such payment, ACT enters into an agreement with respect to an acquisition transaction, ACT will pay Clarent an additional $3,666,667.

                             STOCK OPTION AGREEMENT

   The following summary describes the material terms of the stock option agreement between Clarent and ACT, dated as of May 1, 2000. The full text of the stock option agreement is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read carefully the entire stock option agreement.

   In order to induce Clarent to enter into the merger agreement, ACT has granted Clarent an irrevocable option to purchase newly issued shares of ACT common stock representing up to 19.9% of ACT common stock outstanding as of May 1, 2000. The purchase price per option share is $16.00.

Purpose of the Option

   The option is intended to increase the likelihood that the merger will be completed. The option may discourage others from making acquisition proposals to ACT, even those prepared to pay ACT stockholders more than Clarent has offered. The option could especially deter those who want to do a transaction with ACT that would be accounted for as a pooling of interests for financial accounting purposes.

Exercisability of the Option

   The option may be exercised at any time after the occurrence of an event that would allow either ACT or Clarent to terminate the merger agreement because of the following, each of which are referred to as an "exercise event:"

  . the ACT stockholders do not adopt the merger agreement and at the time of the special meeting, an acquisition proposal had been disclosed, announced, commenced, submitted or made prior thereto; or

  . a triggering event has occurred. (see page 47 for the list events deemed to be triggering events for the purposes of both the merger agreement and the stock option agreement.)

   The option will terminate on the earliest of the effective time of the merger, twelve months after ACT notifies Clarent that an exercise event has occurred (but if Clarent cannot exercise the option because of legal reasons, then the option will remain in effect until 30 days after the legal impediment is removed) or the date the merger agreement is terminated, as long as no exercise event has occurred.

Profit Limitation

   Clarent cannot exercise the option to the extent that doing so would require ACT to pay Clarent (under the stock option agreement and the merger agreement combined) an amount that exceeds the sum of (1) the total exercise price Clarent has paid and/or will pay for shares purchased by exercising the option,
(2) any termination fees ACT paid to Clarent and (3) $1,833,333.

Other

   Under certain circumstances, ACT may be required, at Clarent's request, to repurchase the option and any shares of ACT common stock issued pursuant to the exercise of the option at a price that may exceed the $16.00 option purchase price. If Clarent forces ACT to comply with its repurchase obligation, Clarent's profit will be capped as described above.

                               VOTING AGREEMENTS

   The following description of the voting agreements describes the material terms of the voting agreements. The form of voting agreement is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read carefully the entire form of voting agreement.

   Robert Musslewhite, William W. Ambrose, Archibald J. McGill and Fredrick W. Gluck, each of whom is a director of ACT, and Andre de Fusco (also a director), Alain Gravel, Eric Grubel, Ramin Sadr, David Weisman and Robert J. Faulk, each of whom is an executive officer of ACT, have each entered into a voting agreement with Clarent. In the voting agreements, each agreed to vote all shares of ACT common stock beneficially owned by him as of the record date as follows:

  . in favor of the adoption of the merger agreement and in favor of the other transactions contemplated by the merger agreement; and

  . against any other merger or other business combination involving ACT or any of its subsidiaries, any sale or transfer of a material amount of the assets of ACT or any of its subsidiaries, any reorganization, dissolution or liquidation of ACT or any of its subsidiaries, any change in a majority of ACT's board of directors, any amendment to ACT's certificate of incorporation, any change in the capitalization or corporate structure of ACT or any other action that could or would have an adverse effect on the merger or any other transaction contemplated by the merger agreement.

   In addition, each of them has granted Clarent an irrevocable proxy to vote his shares of ACT common stock in the manner described above. Approximately 34,030 shares or less than 1% of the ACT common stock outstanding on May 1, 2000, are subject to voting agreements and irrevocable proxies. In addition the individuals listed above beneficially own options to purchase 1,219,687 shares that are currently exercisable or exercisable within 60 days of May 1, 2000. In the event any of these options are exercised prior to the record date, the underlying shares will be subject to the voting agreements and irrevocable proxies will be voted in the manner described above. Each of these individuals have also agreed that, until the merger occurs or the merger agreement is terminated, he will not transfer any of his shares of ACT common stock or any ACT stock options, encumber any of his shares of ACT common stock, otherwise reduce his ownership interest in his shares of ACT common stock, or give any other person voting control over any of his ACT common stock.

                   EMPLOYMENT AND NON-COMPETITION AGREEMENTS

   Mr. de Fusco, Mr. Gravel and three of ACT's key engineers entered into employment and non-competition agreements with the surviving corporation that will take effect on the effective date of the merger. The terms of the employment agreements range from nine months to two years from the effective time of the merger. The terms of each agreement set out the positions, duties and compensation to be received by each employee, including salary, option grants, retention and discretionary performance bonuses, and employment and insurance benefits. The surviving corporation has agreed to accelerate any outstanding unvested option to purchase ACT common stock held by each of these employees, which acceleration will take effect at the effective time of the merger.

   The employment agreements contain a non-competition clause prohibiting any of these employees from competing with the surviving corporation or any of its affiliates for a period of two years from the effective time of the merger. However, if any of these employees is terminated without cause, his non-competition period will end on the earlier of the first anniversary of the termination or the second anniversary of the effective time of the merger. In addition, each of these employees has executed and delivered to the surviving corporation a proprietary information and inventions agreement whereby they have agreed to keep all proprietary information of the surviving corporation confidential and to assign to the surviving corporation any rights that they may have in inventions or other proprietary rights conceived during the period of their employment.

   Mr. de Fusco has entered into a nine-month employment agreement with ACT. Mr. de Fusco has agreed that after the merger he will serve as President of the ACT Division of Clarent. He will have an annualized salary of $270,000 and will receive an option to purchase 75,000 shares of Clarent common stock, which option will vest over a four-year period. If Mr. de Fusco is still working for Clarent at the end of the nine-month term, he will receive a retention bonus of $67,500. Mr. de Fusco will be eligible for incentive bonuses if the ACT Division meets set revenue goals and will receive standard employee benefits. When Mr. de Fusco leaves Clarent, he will receive the severance benefits that he was entitled to receive under ACT's existing executive severance plan when the merger first occurred. Mr. de Fusco has also agreed that, for a period of two years after the merger, he would not compete with or become part of a business that competes with Clarent.

                              BUSINESS OF CLARENT

Overview

   Clarent is a leading provider of Internet protocol or IP telephony systems. IP telephony systems permit the simultaneous transmission of voice, fax and data over the Internet and similar communications networks. Using Clarent's technology to simultaneously transmit voice, fax and data, Clarent's customers are able to more efficiently and cost-effectively use the available capacity of their networks. Clarent's existing customers include traditional, local, international and wholesale long distance telephone companies, as well as new telecommunications service providers. Traditional telecommunications service providers are companies that have previously served as the monopoly or incumbent provider in their region. New telecommunications service providers are companies that have started to offer telecommunications services in the last three to five years in countries that have deregulated their telecommunications markets. In addition, Clarent has recently begun selling to enterprises, in particular, large corporations with multiple locations and high long distance calling costs. Using Clarent's products, enterprises should be able to reduce their telecommunications services costs compared to the costs they previously incurred for similar services using the traditional telephone system. The IP telephony market is relatively new. Less than 1% of all voice calls worldwide are currently transmitted using IP telephony systems primarily over the Internet. According to Frost & Sullivan, between 1997 and 2002, the number of call minutes, including voice, fax and data, transmitted using IP telephony systems is expected to have a compound annual growth rate of 325%.

   Using Clarent's IP telephony product, the Clarent system, service providers and enterprises that manage their own telephony services can deliver a level of voice quality that is indistinguishable from the voice quality over the traditional telephone system. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data. The Clarent system features a modular architecture that permits customers to add new product and service features without extensive product cost or development time. Based on publicly available data provided by large telecommunications service providers, Clarent believes its modular architecture enables the provision of new and existing communications services at a lower cost than the provision of communications services by traditional telephone companies.

   The Clarent system consists of three distinct components:

  . the Clarent Gateway, an integrated hardware and software product that includes network server software that is based on industry standards;

  . the Clarent Command Center, a proprietary client/server software package;
    and

  . a relational database, which is supplied by a third party.

   Clarent's products enable our customers to deliver IP telephony services to end user customers who can continue to use their existing telephones. Since Clarent's products are integrated by telephone companies and other service providers into systems that take calls from the traditional telephone system and send these calls over the Internet and other Internet protocol networks before returning these calls to the traditional telephone system, the use of IP telephony is transparent to end user customers. Clarent's products can be accessed from cellular as well as traditional telephones. As a result, end users do not have to purchase additional telephone equipment to make IP telephony calls. Currently, IP telephony is not commonly offered incorporating satellite transmissions or using cable lines.

   Clarent began commercial shipment of the Clarent system in March 1997. As of March 31, 2000, Clarent had shipped the Clarent system to approximately 260 telecommunications service providers in 65 countries worldwide. The Clarent system has been installed in some of the world's leading service provider networks, including those of AT&T Corporation, Cable and Wireless, China Telecom, Chunghwa Telecom (Taiwan), Ji Tong Communications Co., Ltd. (the People's Republic of China), KDD (Japan), Korea Telecom (South Korea), KPN (the Netherlands), NTT (Japan), Singapore Telecom, Telecom New Zealand, Telstra (Australia) and Telia Telecom (Sweden).

Industry Background

   The telecommunications industry has historically followed a path of development based on the belief that voice and data require separate technologies and network resources. Traditional telephone systems were, and are still, built around an architecture that requires a dedicated connection, or circuit, in order for a call to be completed. This technology requires the circuit to remain dedicated between calling parties for the entire duration of a call. Most data today is transmitted over Internet protocol-based networks. These networks are more efficient because they do not require a dedicated circuit for the entire path of the call. In a network using Internet protocol, the voice, fax or data is divided into packets that are simultaneously sent to a final destination where they are reassembled back to their original form. In this type of network, multiple types of information including voice, fax and different forms of data can travel through the network at the same time. The improvements in the technologies used in data networks have led to an increase in use of this type of network to transmit both voice and data. The IP telephony market emerged from these technological advances. Recent developments in IP telephony technology have significantly bridged the voice quality gap between the traditional telephone system, which is commonly referred to as a circuit-switched system, and IP telephony systems. The differences between a circuit-switched call and an IP telephony call is illustrated in the diagram below.

 [Graphic depicting the differences between a circuit-switched and IP telephony call]

[A phone call transmits signals that direct a series of switches to open a dedicated circuit to second phone. The dedicated circuit carries the electronic signals through the line. The phones transmit the signals back into speech.]

[Unlike the traditional circuit switched phone call, which travels on a dedicated circuit, the electronic signals go to a Clarent Gateway, which converts them into small packets of digital information. The packets may take different routes to their destination. After traveling through the IP network, the packets are converted back into electronic signals by another Clarent Gateway and put back on the phone network.]

   Today a voice call placed over an IP telephony network can sound virtually indistinguishable from the same call made over the traditional telephone system. What distinguishes IP telephony technology, however, is that it allows service providers to simultaneously send voice, fax and data transmissions over their networks and enables them to quickly add and use additional features and services without the need for costly network upgrades. In contrast, changes to the traditional telephone system are costly and difficult. For example, based on estimates from the International Engineering Consortium, Clarent believes the recent integration of such basic services as caller ID and call return services into the traditional telephone system took over a decade to accomplish and hundreds of millions of dollars to implement in the United States alone. In addition, new end user devices, such as cable modems, digital subscriber line
(DSL) modems and wireless phones that can also be Internet access devices offer cost and feature benefits to consumers. IP telephony technology allows phone calls to be made through these devices.

   The added flexibility and cost-effectiveness of IP telephony networks are particularly important in an increasingly deregulated and competitive market environment. Deregulation acts as a catalyst for the rapid deployment of these services by allowing new service providers to quickly enter formerly regulated markets and by forcing existing service providers to rapidly respond to the challenge of competition. According to a 1998 Frost & Sullivan report, the total number of worldwide voice minutes running over Internet protocol-based data networks is expected to grow from 6.3 million in 1997 to 8.8 billion in 2002, representing a compound annual growth rate of 325% for the period. Accordingly, spending on IP telephony equipment is projected to grow from $47.3 million in 1997 to $3.2 billion in 2002, representing a compound annual growth rate of 132%.

   Clarent believes a significant market opportunity now exists for the makers of IP telephony systems. Clarent believes that none of its competitors to date has developed a comprehensive solution that incorporates the functionality that service providers require to provide end-to-end service. Some vendors have developed products that embed the instructions on where to route the IP telephony call in the same equipment that provides the IP telephony technology. This approach limits service providers' flexibility to make modifications to their networks because any modification must be made at several different points throughout the network.

   Some IP telephony vendors may offer IP telephony products that allow calls to be made from traditional telephones. Clarent believes that these vendors may not have an architecture that also supports calls transmitted through cable modems or calls using other new end user devices.

   In addition, some IP telephony vendors now allow enterprises to use IP telephony for calls that are made from one company location to another. However, if that enterprise's end users want to call a non-company location, those calls must get routed over the traditional phone system.

   Many vendors only provide limited billing and network management data. This data is gathered and formatted in a simplistic fashion, limiting the ability of service providers to manage sophisticated networks or to bill using any pricing structure they desire. Also, these simplistic billing systems make it difficult to connect service providers' networks to the networks of other service providers.

   Some router, switch and IP telephony companies have formed partnerships with billing and network management technology providers in order to provide even the most basic operational support solution to service providers. A router is a device that routes packets over the Internet or other Internet protocol networks. A switch is a device that takes multiple incoming calls and places these calls onto fewer lines. This partnering necessitates integration, which can be technologically difficult, time consuming and expensive.

   Many IP telephony vendors require dedicated ports for voice, fax or data. A port is the connection between the traditional telephone system and the IP telephony system. Each port handles a single call. Systems that use dedicated ports are inefficient and more costly because more ports are needed to handle the different types of transmissions anticipated. In addition, many vendors do not have the technical capability to integrate these ports with the traditional telephone system so that the ports can correctly interpret busy signals, dial tones and disconnects. This means that service providers cannot accurately bill for the call. Furthermore, the inability to integrate well with the traditional telephone system makes it more difficult for end-users to gain the benefits of this technology because they have to dial separate phone numbers or use multi-step dialing processes.

   In order to compete effectively in the emerging market for IP telephony services, service providers need a solution that provides the following attributes. The solution must be cost-effective and combine a high level of functionality with a flexible architecture designed to support growth, new features and the ability to make calls using new end user devices. This solution must enable service providers and enterprises to deliver clear and robust voice quality that can be merged efficiently with fax and data IP telephony services. The solution must also possess comprehensive back-office features to allow service providers to operate and manage a viable communications business. Clarent also believes that enterprises need a solution that enables their end users to take advantage of the benefits of IP telephony for voice calls, fax and data transmissions made both within and outside of their organization. Some service providers and their customers, as well as enterprises and their end users, will use these features to support connections with other networks, while others will use these features to connect to an intermediary, like an IP telephony clearinghouse, to facilitate the exchange of IP telephony calls. These clearinghouses enable service providers to exchange calls between multiple destinations worldwide without having to enter into individual agreements with other service providers in each geographic region. A clearinghouse also performs the associated accounting and settlement services for its members. The solution must allow service providers and enterprises to centrally make changes to their network as this technology continues to evolve. The solution must also be able to incorporate feature enhancements because there will be many and varied new feature requests as this technology continues to evolve. The solution must also be transparent to end users and easy to use. Finally, Clarent expects that customers will prefer a solution that is technologically advanced enough to allow service providers and enterprises to quickly adapt their entire IP telephony network to emerging standards. Clarent believes that although some of its competitors may offer some of these attributes, with others offering a few other attributes, none of Clarent's competitors offers all of the above attributes.

The Clarent Solution

   Clarent has developed a comprehensive IP telephony solution that offers the following key benefits:

   Traditional telephone system voice quality and simultaneous voice, fax and data transmission. Calls over a Clarent network sound indistinguishable from a traditional telephone system call. In addition, the Clarent system enables the simultaneous transmission of voice, fax and data traffic. These features are enabled by using standard compression and echo cancellation technologies and Clarent's proprietary packet technologies.

   Rapid, low-cost deployment and maintenance. The Clarent system provides a comprehensive solution that can be rapidly put into use by service providers with a modest initial capital investment. By centralizing management and distributing functionality, the Clarent system allows service providers to perform network administration in an economical manner.

   Transparent and secure interconnection with different networks. The Clarent system is designed to support the seamless interconnection between other networks that use Clarent's products and the traditional telephone system. This includes bridging an enterprise's private IP telephony network with a telecommunications service provider-based IP telephony network and IP telephony global clearinghouses so the enterprise can take advantage of IP telephony for calls made within or outside of its business. This includes interconnecting to the traditional telecommunications service providers' networks, commonly known as the SS7 network. These interconnections provide a level of security that enables service providers to exchange large volumes of calls and billing data with each other and with their business customers. This process requires that only relevant transaction information is disclosed, either bilaterally or through an intermediary, such as an IP telephony clearinghouse.

   Complementary processing of calls and centralized network management functions. The Clarent system provides centralized processing of such network functions as the authentication of callers, billing, routing and pricing of calls and network diagnostics and maintenance. Because Clarent provides both the call processing and operational support functions in a network, Clarent can effect system-wide enhancements and new features quickly and efficiently.

   Adaptability to changing standards and technologies. The Clarent system is comprised of distinct units that can be spread across a network. Compared to a circuit-switched network, a network using a Clarent system may be modified quickly to accommodate new features, support new protocols or handle new end-user devices, such as cable modems and IP telephones, as they become widely-used or available.

Strategy

   Clarent's objective is to be the leading provider of comprehensive IP telephony solutions to service providers and enterprises worldwide. Key elements of Clarent's strategy include the following:

   Provide the core technology enabling the delivery of a broad range of IP telephony services. Clarent has designed the Clarent system to provide service providers and enterprises with a unified technology platform for the effective and rapid delivery of a broad range of IP telephony services. This will enable service providers and enterprises to offer their customers or end users a wide array of value-added services, including virtual private networks and worldwide roaming, using the Clarent system. An additional element of Clarent's strategy is to increase the level of technological interoperability of its products with those of other vendors to expand the breadth of opportunities Clarent's products can address. An example of this strategy is to allow enterprises to enable their end users to use IP telephony for voice calls, fax and data transmissions made both within and outside their organization.

   Increase Clarent's penetration of the service provider market. Clarent plans to increase the sales of its products by expanding its relationships with existing customers and by capturing new customer relationships. Clarent has shipped its solutions to approximately 260 telecommunications service providers, including several of the world's leading long distance carriers. Clarent believes the demand for its products will increase as new and existing customers increasingly derive revenue from IP telephony-based services.

   Target key growth markets worldwide. Clarent will continue to focus its sales, marketing and customer service and support efforts on key growth markets for IP telephony services. Clarent currently maintains a global sales and customer service and support presence, with personnel based in Australia, Belgium, Brazil, Canada, France, Germany, Greece, Hong Kong, Italy, Japan, Mexico, New Zealand, the People's Republic of China, Singapore, South Korea, Spain, Taiwan, the United Kingdom and the United States, focusing on both service provider and enterprise customers. Clarent believes that international markets represent particularly attractive early markets for its products and services due to rapid telecommunications deregulation and increasing demand for network capacity. Clarent will continue to add sales, marketing and customer service and support resources in these regions and will respond to emerging opportunities in these markets.

   Promote strategic relationships between our customers. Clarent will continue to promote the formation of bilateral minutes exchange partnerships and clearinghouse arrangements between its customers based on the Clarent system. For example, Alonet, Arbinet, AT&T Corporation, Capcom, NTT, ITXC, Pacific Gateway Exchange, Telia Telecom, ISPhone, Startec and Rapid Link have established international IP telephony partnerships and clearinghouses based on the Clarent system. Clarent expects other service providers in different geographic regions to continue to establish bilateral relationships with other Clarent customers or join additional clearinghouses. Clarent believes these relationships will lead to increased installations of its products in both existing and new customers' networks.

   Extend our technology leadership position. Clarent believes it has established a technology leadership position in the market for IP telephony solutions, and it intends to extend this position by leveraging its distinct architecture. Clarent's architecture is a component-based technology that segregates the call processing and network management functions in the Clarent system. Clarent believes that its architecture differentiates the

Clarent system from competing vendors' systems by enabling service providers to implement and manage new features and services across a network with a minimum level of service disruption.

   Deliver added value through customer support and services. To drive the rapid deployment of its solutions, Clarent will continue to provide comprehensive ongoing technical support, training and other services. Clarent expects to continue to build its internal professional services organization and explore additional relationships with potential global services partners as a means of generating additional revenue.

Products and Technology

   The Clarent system incorporates internally-developed and third-party technologies, including Clarent's proprietary packet handling technology. This technology integrates all functions performed by the Clarent system in a modular, flexible manner that enables the easy addition or alteration of system components and features. As shown below, the Clarent system is comprised of three distinct components:

  . the Clarent Gateway;

  . the Clarent Command Center; and

  . a third-party relational database.

   In order to implement the Clarent system, as shown below, a service provider must acquire a connection to a local central office switch owned by a local telephone company and acquire access to the Internet or an Internet protocol network. This graphic shows that a service provider connects the IP telephone gateway to a central office switch and the Internet, or other Internet Protocol network, to allow the Clarent solution to work. The implementation for an enterprise is the same, except an enterprise usually connects the gateway to a private branch exchange, commonly known as PBX, instead of a central office switch.

  [Graphic depicting the architectural structure of our solution, the Clarent
                                    System]

 Clarent Gateway

   The Clarent Gateway is an integrated hardware and software product that converts voice, fax and data into packets that can be sent over Internet protocol networks, then transmits these packets over the network. At the destination, another Clarent Gateway converts these packets back into circuit-switched voice, fax and data. The Clarent Gateway is connected on one side to the traditional telephone network, or to a PBX, and on the other side to the Internet protocol network. Each Clarent Gateway currently has the capacity to handle up to 360 simultaneous voice calls, fax and data transmissions. Typically, a service provider or enterprise will deploy a number of gateways sufficient to handle the projected call volume and for system redundancy. The Clarent Gateway provides the following functionality:

   Standard telephony interfaces. The Clarent Gateway supports many standard telephony interfaces and signaling protocols. Available telephony interfaces include both analog and digital. Supported signaling protocols include MFR1, MFCR2, PRI-ISDN, Feature Group D and SS7/C7, among others.

   Caller interface. Clarent's programmable interactive voice response software provides a voice interface for prepaid calling card applications, captures account codes for specific calls and routes users to specific features or options. This software also processes different call types based on the number dialed (such as toll-free 800 numbers), the automatic number identification of the calling party or characteristics stored as part of a user's record.

   Integrated voice, fax and data. Clarent Gateways simultaneously handle voice, fax and data transmissions through universal ports, eliminating the need to dedicate ports to specific types of transmissions. A universal port can handle any type of call that comes to it, either a voice, fax or data. Conversely, a dedicated port can only handle a single type of call, either voice or fax or data. Universal and dedicated ports each handle one call at a time, but a universal port can handle any type of call. Universal ports are more flexible and cost-efficient.

   Compliance with major telecommunications standards. Clarent Gateways incorporate relevant International Telecommunications Union standards, including the H.323, G.723.1, G.729a and G.711 codecs, as well as the proprietary AudioCodes, Ltd. NetCoder codecs, among others. Clarent also utilizes Q.931 signaling for call setup and control between the gateways, as specified in H.323.

   Low call latency. Clarent Gateways have a measured latency, the lag between transmission and reception of a voice message, of approximately 100 milliseconds, or ms. Even with the addition of a typical 100 ms to 150 ms of network-induced latency, the total system latency typically experienced with Clarent Gateways is only between 200 ms to 250 ms.

   Echo cancellation. Clarent Gateways employ the G.165 standard to provide clear, virtually echo-less voice transmission.

 Clarent Command Center

   The Clarent Command Center is a centralized client/server software package that processes network management and back-office functions, including the routing and pricing of calls, user management, gateway monitoring and billing. A single Clarent Command Center can support more than one Clarent Gateway. The Clarent Command Center does not have a dedicated connection to each Clarent Gateway. Instead it communicates with Clarent Gateways over the Internet or an Internet protocol network. By centralizing all network management and back-office functions, networks that use the Clarent system can be configured and modified quickly and easily. Furthermore, the Clarent Command Center is designed to be fully redundant through the use of multiple Clarent Command Centers to enhance network efficiency and reliability. Examples of network management and back-office functions performed by the Clarent Command Center include:

   Dynamic routing of calls. Calls are directed to specified groups of gateways. In the event that a specified group of gateways is unavailable for a particular destination, the Clarent Command Center will automatically route the call to the specified backup group of gateways for completion. Furthermore, if there are no gateways for a particular destination, the Clarent Command Center can always route the call through the circuit-switched network, so that call completion can be guaranteed.

   Call pricing. The Clarent Command Center supports a wide range of pricing options for service provider and enterprise customers. Service providers are able to customize their pricing schemes to their business needs and offer different rates for the same routes based on individual call or user characteristics. Enterprise customers are able to charge calls back to different internal departments. Examples of pricing options supported by the Clarent Command Center include time-of-day rates and drop-off rates, which are reduced rates after the first minute of a call. Rates can also be varied, based on the identity of the caller, the calling number or the called number, such as toll-free numbers.

 Relational Database

   The Clarent system also requires the installation of a third-party relational database that stores operational support system data for a network of Clarent gateways. The data stored in the database is used by the Clarent Command Center to provide comprehensive back-office functionality. The Clarent system is currently compatible with specific databases, including current releases from Oracle Corporation and Microsoft Corporation. As a result, customers using the Clarent system can develop their own customized Web interfaces, billing systems and advanced management tools. Examples of the data stored in the relational database include:

   Billing information. Billing data is collected and stored in the relational database and includes extensive detail on all calls made through the network. Invoice generation and reporting programs can be developed using standard database reporting tools.

   Domain management. Service provider and enterprise customers want to determine what calls can be completed within their networks. The Clarent system provides these customers with this capability to segment a network into domains, or "subnetworks" within a larger network.

 Other Clarent Products and Services

   The following table provides a summary of additional Clarent products and services:


  Product or Service                Features


  Clarent Connect.................  Provides network interconnection; real-time account settlement; least-cost routing of calls; balancing of
                                    calls between partners; and connecting service
                                    providers and private networks of companies
------------------------------------------------------------------------------------------

  Clarent Clearinghouse Products..  Harvest, sort, group and archive billing data from individual gateways or networks of gateways
------------------------------------------------------------------------------------------

  Clarent SS7/C7 Gateway            Provides seamless connection between a service
   Signaling......................  provider's network and a Clarent Gateway
------------------------------------------------------------------------------------------

  Clarent Gatekeeper..............  Allows Clarent Gateways to interoperate with Cisco gateways and allows Cisco gateways to be managed by
                                    Clarent back-end systems.
------------------------------------------------------------------------------------------

  Clarent Care....................  Provides software upgrades and worldwide technical support to customers seven days a week, 24 hours a day
------------------------------------------------------------------------------------------

  Clarent University..............  Provides basic and advanced training courses to users of Clarent technology
------------------------------------------------------------------------------------------

  Clarent ClearView...............  Clarent ClearView is designed to provide network management capabilities to customers and tools that
                                    allow customers to build their own network management
                                    features.

 Products Under Development

   Clarent is developing a new architecture called Clarent Open Network Environment (Clarent ONE). This new architecture is providing the foundation for Clarent products today and going forward. Clarent ONE is also being designed to introduce a variety of open, standards-based products targeted to allow consumers to use new end user devices to make IP telephony calls.

   Clarent is currently designing a suite of products based on the Clarent ONE architecture and expects these products to be released in phases going forward. These products include:


  . Clarent Call Manager. The Clarent Call Manager is an open, standards-based product that will be designed to allow new end user devices to make calls through IP telephony networks.

  . Clarent Application Programming Interfaces (APIs). Clarent APIs will be designed to allow software developers to build new end user applications to work with our products.

  . Clarent high density gateway. The Clarent high density gateway will be designed to perform the same functions as the current Clarent Gateway, but will be designed to allow 1,500 to 2,000 simultaneous calls in a gateway that currently handles up to 360 simultaneous calls.

  . Customer premise equipment. Clarent is licensing its technology to specific manufacturers to produce voice over IP customer premise equipment.

Customers

   Clarent began commercial shipments of its products in March 1997 and, as of March 31, 2000, had already shipped Clarent Systems to approximately 260 telecommunications service providers in 65 countries. Clarent sells its products directly and through distributors to service providers.

   The following table is a list of Clarent's top 10 customers by revenue for 1999:

     AT&T Corporation & affiliates   Rapid Link Telecommunications
     Global Media Concept NV         Samsung
     International Talk.com          Supercom
     Ji Tong Communications          Technet International, Inc.
     oCen                            Triumph Technology Inc.

   In 1999, sales to these customers represented approximately 61% of Clarent's revenues. For the three months ended March 31, 2000, entities affiliated with Vitcom accounted for 14%, Triumph Technologies for 13% and Vic Telehome for 12% of Clarent's revenue. Entities affiliated with AT&T Corporation accounted for 15% of revenue and entities affiliated with Ji Tong Communications Co., Ltd. accounted for 10% of revenue in 1999. Entities affiliated with AT&T Corporation accounted for 36% of revenue and Technet International accounted for 12% of revenue in 1998.

Sales, Marketing and Customer Service and Support

 Sales

   Clarent currently has a global sales organization with sales and support personnel based in Australia, Belgium, Brazil, Canada, France, Germany, Greece, Hong Kong, Italy, Japan, Mexico, New Zealand, the People's Republic of China, Singapore, South Korea, Spain, Taiwan, the United Kingdom and the United States. Clarent's sales force sells its products to service providers and enterprises both directly and through third-party distributors. Direct sales accounted for 80% of Clarent's revenue for the three months ended March 31, 2000, 84% for the year ended December 31, 1999 and 82% for the year ended December 31, 1998. In addition, Clarent has 20 third party distributors in 12 countries. Clarent's arrangements with these distributors provide discount levels, target geographic sales regions and other material terms. In addition, Clarent believes that its value added reseller (VAR) relationship with Siemens will expand its sales opportunities because of the size and geographic presence of Siemens' sales force.

 Marketing

   Clarent's marketing organization develops strategies and implements programs to support the sale of its products. Clarent's current marketing efforts include a number of programs designed to increase industry visibility, including press/analyst tours, trade shows and events, speaking engagements and ongoing interaction with analysts and the media as well as targeted marketing programs. In particular, Clarent has established a partner marketing program to enhance members' ability to develop applications and complementary technology to work with Clarent's products and to encourage the growth of minutes exchange networks or clearinghouses based on its technology. Additional programs include Clarent's annual customer summit, which provides the opportunity for its customers to meet each other and learn more about the Clarent system. Clarent also undertakes joint marketing programs with its clearinghouse customers to help them build their customer base.

 Customer Service and Support

   Clarent believes that customer service and support are critical to maintaining existing customer relationships and developing relationships with new customers. Its professional services group performs the following functions:

  . pre-sales support;

  . technical support and consulting services;

  . customer training; and

  . product maintenance.

   In addition to its sales and support offices in North America, Asia and Europe, Clarent has established a support center in the United States that provides support seven days a week, 24 hours a day. Clarent also currently partners with Equant Integration Services, Inc., a supplier of international network support services, to provide global call center and technical support to its customers.

Competition

   Clarent competes in a new, rapidly evolving and highly competitive and fragmented market. It expects competition to intensify in the future and believes that the main competitive factors in its market are product quality, features, cost and customer relationships. Clarent believes a critical component to success in this market is the ability to establish and maintain strong customer relationships with a wide variety of international service providers and to facilitate relationships between those service providers to increase the geographic coverage of their services.

   Clarent's current principal competitors include large networking equipment manufacturers, such as 3Com Corporation and Cisco Systems, Inc., large telecommunications equipment manufacturers, such as Lucent Technologies Inc. and Nortel Networks Corporation, and IP telephony technology companies, such as VocalTec Communications, Ltd. Clarent also expects new competitors to emerge. Many of its competitors are substantially larger and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than Clarent can. In addition, they may be able to compete more effectively because they will be able to add IP telephony features to their existing equipment or bundle these features as part of a broader solution. Furthermore, Clarent believes some of its competitors may offer aggressive sales terms, including financing alternatives, which we might not be able to match. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than Clarent's solutions. Given the market opportunity, Clarent also expects that other companies may enter its market with better products and technologies. If any technology that is competing with Clarent's is more reliable, faster, less expensive or has other advantages over Clarent's technology, then the demand for its products and services could decrease.

   Clarent expects its competitors to continue to improve the performance of their current products and introduce new products or new technologies. Successful new product introductions or enhancements by Clarent's competitors could reduce the sales or market acceptance of its products and services, perpetuate intense price competition or make its products obsolete. To be competitive, Clarent must continue to invest significant resources in research and development, sales and marketing and customer support. Clarent cannot be sure that it will have sufficient resources to make these investments or that it will be able to make the technological advances necessary to be competitive.

   Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Clarent's failure to compete successfully against current or future competitors could seriously harm its business, financial condition and results of operations.

Research and Development

   To maintain its technology leadership position, Clarent focuses its research and development efforts on improving the functionality and performance of its existing products and developing new products. Clarent obtains extensive product development input from its customers and monitors its customers' needs and changes in the marketplace. Clarent is currently working on key areas such as ways to improve the transmission of packets as well as the interoperability of its products with those of other vendors. In addition, Clarent is developing improvements to network management and enhanced end-user features.

   Clarent believes its success will depend, in part, on its ability to develop and introduce new products and enhancements to its existing products. In the past Clarent has made, and intends to continue to make, significant investments in research and development. Clarent's engineering, research and development expenditures totaled approximately $4.3 million in the three months ended March 31, 2000, $9.2 million in 1999, $3.4 million in 1998 and $1.0 million in 1997.

   Clarent performs its research and product development activities at its principal offices in Redwood City, California. If Clarent is unable to develop new products or enhancements to existing products on a timely basis, or if the new products or enhancements fail to achieve market acceptance, its business, financial condition and results of operations could be seriously harmed.

Manufacturing and Assembly

   Clarent's manufacturing operations consist of materials planning and procurement, final assembly, product assurance testing, quality control and packaging and shipping. Clarent assembles and tests its products at its facilities in Redwood City, California. Based on volume, geographic or customer requirements, Clarent may begin outsourcing some assembly and test functions. Clarent has developed an assembly process that enables it to configure its products to be adapted to different customer specifications at the final assembly stage. This flexibility is designed to reduce both its assembly cycle time and its need to maintain a large inventory of finished goods. Clarent believes that the efficiency of its assembly process to date is largely due to its product architecture and its commitment to assembly process design. However, this assembly process involves some risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs.

   Clarent tests its products both during and after the assembly process using internally-developed product assurance testing procedures. Although Clarent generally uses standard components for its products and tries to maintain alternative sources of supply, some key components are purchased from sole or single source suppliers for which alternative sources are not currently available. Clarent may experience supply problems in the future from any of its suppliers, which could delay its ability to assemble and ship its products and seriously harm its business, financial condition and results of operations.

Patents and Intellectual Property

   Clarent relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Clarent currently does not have any United States patents issued for any of its technology, although Clarent does have sixteen United States applications, one German application and one Japanese application on file.

   Clarent also enters into confidentiality and proprietary information and inventions agreements with its employees and consultants, and controls access to and distribution of its software, documentation and other proprietary information. Despite Clarent's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of Clarent's products is difficult, and Clarent cannot be certain that the steps it has taken will prevent misappropriation of its technology. The laws of some foreign countries do not protect Clarent's proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which Clarent has sold and continue to sell products. There is a risk that Clarent's means of protecting its proprietary rights may be inadequate. For example, Clarent's competitors may independently develop similar technology, duplicate its products or design around Clarent's patents, when or if issued, or its other intellectual property rights. If Clarent fails to adequately protect its intellectual property, it would be easier for its competitors to sell competing products.

   From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to Clarent. In addition, third parties may assert claims or initiate litigation against Clarent or its manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. Clarent has not conducted an exhaustive search of patents issued to other companies or organizations. Because of the number of patents issued and patent applications filed relating to the transmission of voice over packet-switched networks, Clarent believes there is a risk that current and potential customers and other third parties have filed, or in the future will file applications for, or have received or in the future will receive, patents or obtain additional intellectual property rights relating to materials or processes that Clarent uses or proposes to use. If these third-party patents or other proprietary rights have been or are issued, or are otherwise asserted by third parties, the holders of these patents or other proprietary rights may bring infringement claims against Clarent. Furthermore, former employers of Clarent's current and future employees may assert that these employees have improperly disclosed confidential or proprietary information to Clarent. Clarent may in the future initiate claims or litigation against third parties for infringement of its proprietary rights or to determine the scope and validity of its proprietary rights and the rights of competitors. Any of these claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require Clarent to develop non-infringing technology. Alternatively, others may claim that Clarent infringes their intellectual property rights, and Clarent may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. In addition, an adverse ruling could result in substantial liabilities, including treble damages or the issuance of an injunction against Clarent requiring that it cease development and withdraw some products from the marketplace.

Employees

   As of March 31, 2000, Clarent had a total of approximately 358 employees, of which approximately 76 were in research and development, 162 were in sales, marketing and customer support and 120 were in finance, administration and operations. Clarent's future performance depends, in significant part, upon its ability to attract new personnel and retain existing personnel in key areas including engineering, technical support and sales. Competition for this personnel is intense, especially in the San Francisco Bay Area where Clarent is headquartered, and Clarent cannot be sure that it will be successful in attracting or retaining the personnel in the future. None of Clarent's employees is subject to a collective bargaining agreement. Clarent considers its relationship with its employees to be satisfactory.

Facilities

   Clarent occupies approximately 114,000 square feet of space in Redwood City, California. The term of the lease for 25,000 square feet expires in December 2003, 47,000 square feet expires in October 2004 and 42,000 square feet expires in August 2007. In addition to its principal office space in Redwood City, California, Clarent also leases sales and support offices in Illinois and internationally in Belgium, France, Germany, Greece, Hong Kong, Italy, Japan, the People's Republic of China, Singapore, South Korea, Spain, Taiwan and the United Kingdom. Clarent believes that existing facilities are adequate for its needs through calendar year 2000 and is currently in the process of locating additional space to meet its expected requirements thereafter. If it requires additional space, Clarent believes that it will be able to secure such space on commercially reasonable terms without undue operational disruption.

Legal Proceedings

   Clarent is not currently a party to any material legal proceedings.

                        SELECTED HISTORICAL CONSOLIDATED
                           FINANCIAL DATA OF CLARENT
                    (in thousands, except per share amounts)

   In the table below, Clarent provides you with its summary historical financial data. Clarent has prepared this information using the consolidated financial statements of Clarent Corporation for the three years ended December 31, 1999, the period from July 2, 1996 (inception) to December 31, 1996, and the three-month periods ended March 31, 2000 and 1999. The financial statements for each of the three years ended December 31, 1999 and the period from July 2, 1996 (inception) to December 31, 1996 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three-month periods ended March 31, 2000 and 1999 have not been audited. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

   When you read this summary historical financial data, it is important that you read along with it the consolidated financial statements, related notes, and other financial information included herein, as well as the section of Clarent's annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included herein.

                                                                        Three Months
                                                        Period from         Ended
                         Year Ended December 31,       July 2, 1996       March 31,
                         --------------------------   (inception) to   ----------------
                           1999     1998     1997    December 31, 1996  2000     1999
                         --------  -------  -------  ----------------- -------  -------
                                                                         (unaudited)
Statement of Operations
 Data:
Revenue:
  Product and software.. $ 44,182  $13,810  $ 3,347        $  --       $22,078  $ 6,128
  Services..............    3,641      837       12           --         2,505      586
                         --------  -------  -------        -----       -------  -------
    Total revenue.......   47,823   14,647    3,359           --        24,583    6,714
Cost of revenue:
  Product and software..   16,746    5,902    1,185           --         8,311    2,786
  Services..............    3,559      751        4           --         1,638      495
                         --------  -------  -------        -----       -------  -------
    Total cost of
     revenue............   20,305    6,653    1,189           --         9,949    3,281
                         --------  -------  -------        -----       -------  -------
  Gross profit..........   27,518    7,994    2,170           --        14,634    3,433
                         --------  -------  -------        -----       -------  -------
Operating expenses:
  Research and
   development..........    9,172    3,356    1,044          136         4,340    1,566
  Sales and marketing...   25,111    7,099    2,046           --        11,055    4,025
  General and
   administrative.......    6,877    2,484      639          140         2,441    1,357
  Amortization of
   compensation.........   19,371      879       --           --         1,378    1,980
  Amortization of
   goodwill.............      150       --       --           --           226       --
  Settlement expense....       --       --      570           --            --       --
                         --------  -------  -------        -----       -------  -------
    Total operating
     expenses...........   60,681   13,818    4,299          276        19,440    8,928
                         --------  -------  -------        -----       -------  -------
Loss from operations....  (33,163)  (5,824)  (2,129)        (276)       (4,806)  (5,495)
Other income, net.......    2,512       32       70           --         4,115       16
                         --------  -------  -------        -----       -------  -------
Loss before income
 taxes..................  (30,651)  (5,792)  (2,059)        (276)         (691)  (5,479)
Provision for income
 taxes..................     (132)     (40)      --           --           (25)      --
                         --------  -------  -------        -----       -------  -------
Net loss................ $(30,783) $(5,832) $(2,059)       $(276)      $  (716) $(5,479)
                         ========  =======  =======        =====       =======  =======
Basic and diluted net
 loss per share......... $  (1.87) $ (1.65) $ (2.14)         N/A       $ (0.02) $ (1.00)
                         ========  =======  =======        =====       =======  =======
Shares used to compute
 basic and diluted net
 loss per share.........   16,457    3,544      962           --        31,448    5,481
                         ========  =======  =======        =====       =======  =======

                                               December 31,
                                       ----------------------------  March 31,
                                         1999    1998    1997  1996    2000
                                       -------- ------- ------ ---- -----------
                                                                    (unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.........................  $281,305 $11,903 $  474 $147  $283,483
Working capital......................   290,227  11,531    781  146   291,913
Total assets.........................   335,368  25,177  2,818  244   335,921
Total stockholders' equity...........   308,842  13,764  1,334  242   310,568

                CLARENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Clarent is a leading provider of IP telephony systems. It was incorporated in July 1996 and commenced sales of its products in March 1997. Prior to March 1997, Clarent had no sales and its operations consisted primarily of various start-up activities, such as research and development, recruiting personnel and raising capital. Clarent first recognized revenue from product sales in March 1997. It generated revenue of $24.6 million in the three months ended March 31, 2000, $47.8 million in 1999, $14.6 million in 1998 and $3.4 million in 1997. It incurred net losses of $0.7 million in the three months ended March 31, 2000, $30.8 million in 1999, $5.8 million in 1998 and $2.1 million in 1997. As of March 31, 2000, Clarent had an accumulated deficit of $40 million.

   Clarent generates revenue from sales of its integrated hardware and software products and from maintenance and support of those products. Revenue derived from product sales, largely sales of the Clarent Gateway products measured in the number of ports, constituted 90% of revenue in the three months ended March 31, 2000, 93% of revenue in 1999, 94% of revenue in 1998 and 99% of revenue in 1997. A port is the connection between the traditional telephone system and the IP telephony system. Each port handles a single call and can have the capacity to handle 8,000 to 10,000 call minutes per month. Telecommunications service providers bill their customers based on the minutes transmitted through their IP telephony systems. Although service revenue does not currently constitute a material portion of its revenue, Clarent believes service revenue will become an increasing portion of its revenue. Product revenue is generally recognized upon shipment. Service revenue includes revenue from implementation and integration services, system management services, warranty coverage and customer support. Revenue from implementation and system integration services is recognized as the services are performed, while revenue from system management services, warranty coverage and customer support is recognized ratably over the period of the contract.

   Clarent sells its products primarily through its direct sales force and, to a lesser extent, through distribution channels. Clarent has sales and support personnel based in Australia, Belgium, Brazil, Canada, France, Germany, Greece, Hong Kong, Italy, Japan, Mexico, New Zealand, the People's Republic of China, Singapore, South Korea, Spain, Taiwan, the United Kingdom and the United States. Clarent intends to increase sales through distribution channels. In 1998, Clarent expanded the breadth of its support services by establishing a professional services group to provide product installation and customization, technical support, customer training and product maintenance.

   Revenue from international sales totaled $14.8 million or approximately 60% of revenue in the three months ended March 31, 2000, $25.7 million or approximately 54% of revenue in 1999, $7.1 million or approximately 48% of revenue in 1998 and $3.1 million or approximately 94% of revenue in 1997. Clarent expects that over time it may derive a majority of its revenue from foreign-based service providers, subjecting its revenue stream to risks from economic uncertainties, currency fluctuations, political instability and uncertain cultural and regulatory environments.

   Cost of revenue consists of component and material costs, direct labor costs, warranty costs, royalties, overhead related to manufacturing and customer support costs, as well as materials, travel and labor costs related to personnel engaged in the service operations. Clarent's gross margin is affected by changes in the average selling price of its products and the proportion of its revenue derived from the sale of software and services. Software sales, which typically carry higher gross margin than hardware sales, currently make up only a fraction of Clarent's revenue. However, Clarent expects that the proportion of software sales will increase in the future. Service sales, which typically carry a lower gross margin than product sales, currently make up a small proportion of Clarent's revenue. Clarent expects the proportion of service revenue to increase in the future. The net impact that the increased proportion of sales of both software and services will have on Clarent's total gross margin cannot be determined at this time. Furthermore, Clarent expects to derive an increasing proportion of its revenue from the sale of its products through distribution channels. Revenue derived from indirect sales typically carries a lower gross margin than direct sales. As a result, Clarent expects the increased proportion of revenue derived from indirect sales to have a negative impact on its total gross margin in the future.

   Research and development expenses consist primarily of compensation and related costs for research and development personnel, expenses for testing facilities and equipment and third-party consultants. Clarent also makes separate investments in engineering personnel and equipment to assure timely response to problems and correction of stability issues in its products. Clarent expects to continue to make substantial investments in research and development and anticipates that research expenses will continue to increase in absolute dollars.

   Sales and marketing expenses consist primarily of compensation and related costs for sales personnel, marketing personnel, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses. Clarent expects to incur substantial expenditures related to sales and marketing activities, the recruitment of additional sales and marketing personnel and the expansion of its domestic and international distribution channels.

   General and administrative expenses consist primarily of salaries and related expenses, finance, accounting, business development, human resources, facilities and administration expenses, professional fees, bad debt expenses and other general corporate expenses. Clarent expects general and administrative expenses to increase in absolute dollars as it adds personnel and incurs additional costs related to the anticipated growth of its business and operation as a public company.

   Clarent expects each of these operating expense categories, research and development, sales and marketing and general and administrative, to increase in absolute dollars. However, the percentage of net revenue that each of these categories represents will vary depending on the rate of its revenue growth and investments that may be required to support the development of new products and the penetration of new markets.

   Clarent has a limited operating history and faces a number of risks encountered by early stage companies. These risks include, among others:

  . the market acceptance of IP telephony solutions;

  . Clarent's ability to anticipate and respond to changing market conditions, including competition;

  . its ability to retain key customers; and

  . its dependence upon key personnel.

   Also, Clarent had stability issues when it released Version 3.0 of the Clarent Gateway. These issues have been resolved. To date, product defects have not had a material impact on Clarent's results of operations. Clarent cannot be certain that product defects will not occur in the future. Management has significantly increased product development resources and quality assurance test processes to address stability issues.

   In addition, although its revenue has grown in recent quarters, Clarent cannot be certain that its revenue will continue to grow or that it will achieve or maintain profitability in the future. Clarent expects to continue to experience significant growth in research and development, sales and marketing and general and administrative expenses as it attempts to expand its business and maintain or improve its market position. Clarent cannot accurately predict the future growth rate, if any, or the ultimate size of its market. In addition, Clarent's ability to increase revenue and achieve or maintain profitability depends on a number of factors outside its control, including the extent to which:

  . its products are able to gain market acceptance;

  . its competitors develop competing products; and

  . its distributors and other marketing partners dedicate resources to selling its products.

   Furthermore, Clarent has experienced significant erosion of average selling prices due to a number of factors, including competitive pricing pressures, rapid technological change and increases in sales discounts. Clarent anticipates that the average selling prices of its products will decrease in the future in response to the same factors. Therefore, to maintain or increase its gross margin, Clarent must develop and introduce new products and product enhancements on a timely basis and continually reduce its product costs. Clarent's failure to do so will cause its revenue to grow more slowly and its gross margin to decline, which will seriously harm its business, financial condition and results of operations.

   Because of continuing and substantial capital expenditures and increasing research and development, sales and marketing and general and administrative expenses, Clarent will need to generate significant revenue growth to achieve profitability and positive operating cash flow. Even if it achieves profitability and positive cash flow, Clarent may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

Results of Operations

 Comparison of Three Months Ended March 31, 2000 and 1999

                                                                    Three
                                                                   Months
                                                                 Ended March
                                                                     31,
                                                                 -------------
                                                                 2000    1999
                                                                 -----   -----
As a Percentage of Revenue:
  Product and software..........................................  89.8%   91.3%
  Services......................................................  10.2     8.7
                                                                 -----   -----
    Total revenue............................................... 100.0   100.0
  Product and software..........................................  33.8    41.5
  Services......................................................   6.7     7.4
                                                                 -----   -----
    Total cost of revenue.......................................  40.5    48.9
                                                                 -----   -----
Gross margin....................................................  59.5    51.1
                                                                 -----   -----
Operating expenses:.............................................
  Research and development......................................  17.7    23.3
  Sales and marketing...........................................  45.0    59.9
  General and administrative....................................   9.9    20.2
  Amortization of compensation..................................   5.6    29.5
  Amortization of goodwill......................................   0.9      --
                                                                 -----   -----
    Total operating expenses....................................  79.1   133.0
                                                                 -----   -----
Loss from operations............................................ (20.0)  (82.0)
Interest and other income,net...................................  17.0     1.0
Interest expense................................................    --    (1.0)
                                                                 -----   -----
Total Other income..............................................  17.0      --
                                                                 -----   -----
Loss before provision for income taxes..........................  (3.0)  (82.0)
Provision for income taxes......................................    --      --
                                                                 -----   -----
Net loss........................................................  (3.0)% (82.0)%
                                                                 =====   =====

   Revenue. Revenue increased 266% to $24.6 million in the three months ended March 31, 2000 from $6.7 million in the three months ended March 31, 1999. The increase in revenues was primarily attributable to an increase in product and software sales of 260% to $22.1 million in the three months ended March 31, 2000 from $6.1 million in the same period of 1999. Maintenance and support revenue increased by 327% to $2.5 million in the three months ended March 31, 2000 from $0.6 million for the same period of 1999 due to a larger customer base and new products.

   Cost of Revenue. Cost of revenue increased 203% to $9.9 million in three months ended March 31, 2000 from $3.3 million in the three months ended March 31, 1999. This increase was primarily attributable to an increase in product and software costs of 198% to $8.3 million in the three months ended March 31, 2000 from $2.8 million in the same period of 1999. Maintenance and support costs also increased by 231% to $1.6 million in the three months ended March 31, 2000 from $0.5 million in the same period of 1999 due to the increases in technical support personnel to service the increased customer base. Gross margin was 60% for the first quarter, compared to 51% for the corresponding period in 1999. Increased sales of Clarent software products both in absolute dollars and as a percentage of revenue positively impacted gross margins in the three months ended March 31, 2000.

   Research and Development Expenses. Research and development expenses increased 177% to $4.3 million in the three months ended March 31, 2000 from $1.6 million in the three months ended March 31, 1999. The absolute dollar increases in research and development expenses from period to period were attributable to increases in the number of research and development personnel. Research and development expenses decreased as a percentage of revenue to 18% for the three month period ended March 31, 2000 from 23% for the three month period ended March 31, 1999.

   Sales and Marketing Expenses. Sales and marketing expenses increased 175% to $11.1 million in the three months ended March 31, 2000 from $4.0 million in the three months ended March 31, 1999. The absolute dollar increase in sales and marketing expenses was primarily attributable to an increase in personnel and related expenses required to implement Clarent's sales and marketing strategy and, to a lesser extent, increased public relations and other promotional expenses. Sales and marketing expenses decreased as a percentage of revenue to 45% for the three months ended March 31, 2000 from 60% for the three months ended March 31, 1999.

   General and Administrative Expenses. General and administrative expenses increased 80% to $2.4 million in the three months ended March 31, 2000 from $1.4 million in the three months ended March 31, 1999. The absolute dollar increase in general and administrative expenses from period to period was primarily attributable to an increase in personnel and related expenses required to build the infrastructure to support a larger organization. General and administrative expenses decreased as a percentage of revenue to 10% for the three months ended March 31, 2000 from 20% for the three months ended March 31, 1999.

   Amortization of Compensation. Clarent incurred $1.4 million in the three months ended March 31, 2000 in amortization of compensation associated with the granting of stock options and warrants to purchase common stock as compared to $2.0 million in the three months ended March 31, 1999. Amortization of compensation expense includes the amortization of stock compensation charges resulting from the granting of stock options at prices below the deemed fair value of Clarent's common stock.

   Amortization of Goodwill. For the three months ended March 31, 2000, Clarent recorded amortization of goodwill resulting from a purchase business combination completed in the fourth quarter of 1999.

   Other Income, Net. Other income, net increased 25,671% to $4.1 million in the three months ended March 31, 2000 from $16,000 in the three months ended March 31, 1999. The increase was attributable to the interest income earned on cash, cash equivalents and investments primarily as a result of the funds raised in Clarent's initial and secondary public offerings.

   Provision for Income Taxes. For the three months ended March 31, 2000, Clarent recorded provisions for income taxes of $25,000 related to current foreign income tax provided on the profits attributable to its foreign operations.

 Comparison of Years Ended December 31, 1999, 1998 and 1997

   The following table presents certain consolidated statement of operations data for the periods indicated as a percentage of total revenue.

                                    Year ended
                                   December 31,
                                 ---------------------
                                 1999    1998    1997
                                 -----   -----   -----
   As a Percentage of Net
    Revenue:
   Revenue.....................  100.0%  100.0 % 100.0 %
   Cost of revenue.............   42.5    45.4    35.4
                                 -----   -----   -----
   Gross margin................   57.5    54.6    64.6
   Operating expenses:
     Research and development..   19.2    22.9    31.1
     Sales and marketing.......   52.5    48.4    60.9
     General and
      administrative...........   14.4    17.0    19.0
     Amortization of
      compensation.............   40.5     6.0      --
     Amortization of goodwill..    0.3      --      --
     Settlement expense........     --      --    17.0
                                 -----   -----   -----
       Total operating
        expenses...............  126.9    94.3   128.0
                                 -----   -----   -----
   Loss from operations........  (69.3)  (39.7)  (63.4)
   Other income, net...........    5.3     0.2     2.1
                                 -----   -----   -----
   Loss before income taxes....  (64.0)  (39.5)  (61.3)
   Provision for income taxes..   (0.3)   (0.3)     --
                                 -----   -----   -----
   Net loss....................  (64.3)% (39.8)% (61.3)%
                                 =====   =====   =====

   Prior to the first quarter of 1997, Clarent's operations were limited and consisted primarily of start-up activities. Accordingly, Clarent believes that year-to-year comparisons of 1998 against 1997 are not meaningful.

   Revenue. Revenue consists of sales of both Clarent's integrated hardware and software products, as well as revenue generated from the maintenance and support of those products. Revenue increased to $47.8 million in 1999 from $14.6 million in 1998 and $3.4 million in 1997. The increase in revenue for 1999 was largely due to a 370% increase in port volume of the Clarent Gateway products sold partially offset by a decrease of approximately 41% in Clarent's average per port selling prices for those products. Entities affiliated with AT&T Corporation accounted for 15% of revenue and entities affiliated with Ji Tong Communications accounted for 10% of revenue in 1999. Clarent began generating revenue in the first quarter of 1997. The increase in revenue for 1998 was due to a 667% increase in port volume of the Clarent Gateway products sold partially offset by a decrease of approximately 52% in Clarent's average per port selling prices for those products. Entities affiliated with AT&T Corporation accounted for 36% of revenue, and Technet International accounted for 12% of revenue in 1998. Entities affiliated with AT&T Corporation accounted for 46% of revenue and Wherever Computer Technology Company Limited accounted for 35% of revenue in 1997.

   Cost of Revenue. Cost of revenue increased to $20.3 million in 1999 from $6.7 million in 1998 and $1.2 million in 1997. Gross margin increased to 58% in 1999 from 55% in 1998. The increase in margin was predominantly attributable to a change in sales mix to proportionally more software sales in 1999 as compared to 1998. Gross margin declined to 55% in 1998 from 65% in 1997. The decline in 1998 was a result of decreases in average selling prices in Clarent's products, offset to a lesser degree by a decrease in the material cost of those products.

   The mix of products Clarent sells will significantly impact its gross margin. Clarent expects a negative impact on its gross margin from the introduction of new integrated hardware and software products and new versions of existing integrated hardware and software products. However, Clarent expects increased sales of its software products both in absolute dollars and as a percentage of revenue to positively impact its gross margin. The future net impact on Clarent's gross margin from the increased proportion of sales of both software and services cannot be determined at this time.

   Research and Development Expenses. Research and development expenses increased to $9.2 million in 1999 from $3.4 million in 1998 and from $1.0 million in 1997. The absolute dollar increases in research and development expenses from year to year were primarily attributable to increases in the number of research and development personnel. Research and development expenses decreased as a percentage of revenue to 19% in 1999 from 23% in 1998 and from 31% in 1997.

   Sales and Marketing Expenses. Sales and marketing expenses increased to $25.1 million in 1999 from $7.1 million in 1998 and from $2.0 million in 1997. The absolute dollar increases in sales and marketing expenses for 1999 as compared to 1998 and for 1998 as compared to 1997 were primarily attributable to a $7 million and $3.4 million or 400% and 67% increase in personnel and related expenses. The growth rate of sales and marketing expenses in 1999 exceeded the growth rate of revenue for the period because Clarent was adding sales and marketing personnel and spending on promotional activities in anticipation of increased future sales. Sales and marketing expenses decreased as a percentage of revenue to 48% in 1998 from 61% in 1997 primarily due to increased productivity of the sales personnel and increased revenue in such periods.

   General and Administrative Expenses. General and administrative expenses increased to $6.9 million in 1999 from $2.5 million in 1998 and from $0.6 million in 1997. The increases in general and administrative expenses from 1998 to 1999 were due to increases in general and administrative personnel expenses and related occupancy costs and to a lesser degree an increase in the charge for the allowance for doubtful accounts. The absolute dollar increases in general and administrative expenses from 1997 to 1998 were due to a $198,000 or 11% increase in general and administrative personnel expenses, a $371,000 or 20% increase in professional services fees, a $733,000 or 39% increase in the charge for the allowance for doubtful accounts and, to a lesser extent, increased facility expenses to support the growth of Clarent's operations. General and administrative expenses decreased as a percentage of revenue to 14% in 1999 from 17% in 1998 and from 19% in 1997.

   Amortization of Compensation. Amortization of compensation expense for 1999 was $19.4 million as compared to $879,000 for 1998. Amortization of compensation expense includes $7.1 million in 1999 and $522,000 in 1998 from stock compensation charges resulting from the granting of stock options at prices below the deemed fair value of Clarent common stock. Clarent expects to amortize additional deferred compensation using the graded method over the vesting period of the stock options of $3.8 million in 2000, $1.7 million in 2001 and $0.5 million in 2002.

   Amortization of compensation for the years ended December 31, 1999 and 1998 also includes $12.3 million and $357,000, respectively, associated with the granting of a warrant for advisory services to an investor. Clarent terminated the advisory services arrangement in June 1999, which caused the unvested portion of the warrant to become fully vested.

   Settlement Expense. Settlement expense totaled $570,000 in 1997 and consisted of legal expenses and the settlement expense that Clarent paid in connection with a dispute with one of its distributors. Under the terms of the settlement agreement, Clarent made cash payments to the distributor of $250,000 and granted the distributor a 5% increase in its existing discount rate for a specific quantity of its purchases from Clarent in 1998. In addition, under the terms of the settlement agreement, Clarent issued 45,592 shares of Series C preferred stock to the distributor at a value of $6.58 per share in August 1998.

   Income Taxes. The provision for income taxes of $132,000 for 1999 and $40,000 for 1998 consists entirely of current foreign income taxes provided on the profits attributable to Clarent's foreign operations. Due to operating losses and Clarent's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for 1997. As of December 31, 1999, Clarent had $15 million of federal and $8.6 million of state net operating loss carryforwards to offset future taxable income. The difference between available net operating losses and Clarent's accumulated deficit as reported for financial statement purposes is principally the result of differences in the tax treatment of deferred compensation, accounts receivable reserves, other non-deductible accruals and reserves and deferred revenue.

   Clarent cannot assure you that it will realize the benefit of the net operating loss carryforwards and has therefore set up a full valuation allowance against these deferred tax assets. The federal and state net operating loss carryforwards will expire at various dates beginning in fiscal year 2004 through 2019, if Clarent does use them. Due to the "change of ownership" provisions of the Internal Revenue Code, the availability of Clarent's net operating loss and tax credit carryforwards are subject to an annual limitation against taxable income in future periods.

Liquidity and Capital Resources

 Three Months Ended March 31, 2000 and 1999

   Net cash provided by operating activities was $1.6 million in the first quarter of 2000 in comparison to $4.0 million used in operating activities in the same period of 1999. Net cash provided by operating activities for the first quarter of 2000 was attributable primarily to a reduced net loss of approximately $716,000 and decreases in trade accounts receivable of $136,000 and prepaids and other current assets of $624,000 as well as depreciation of $1.7 million, amortization of compensation and goodwill of $1.6 million, partially offset by an increase in inventories of $600,000 and by decreases in accounts payable and accrued liabilities of $957,000 and deferred revenue of $216,000. The increase in inventory for the first quarter was primarily in anticipation of expected growth in product revenue as well as a greater need for evaluation units. The decrease in accounts receivable for the first quarter of 2000 is primarily the result of improved collections as well as the conversion of $1.5 million into an equity investment.

   The decrease in deferred revenue for first quarter of 2000 is a result of the receipt of cash payment from customers where recognition of revenue had previously been deferred because the fees in these customers' arrangements were not deemed to be fixed and determinable. The decrease was offset by an increase in deferred support and maintenance revenue of $1.9 million due to the overall increase in sales. In the first quarter of 2000, Clarent added several of the world's leading telecommunications companies to its customer list. Clarent also has improved its collections process and results.

   Net cash used in operating activities for the first quarter of 1999 was attributable primarily to a net loss of approximately $5.5 million and increases in trade accounts receivable of $4.1 million and inventory of $2.0 million, partially offset by depreciation of $346,000, amortization of compensation of $2.0 million, increases in accounts payable and accrued liabilities of $3.0 million and increases in deferred revenue of $2.3 million. The increase in inventory for 1999 was primarily in anticipation of expected growth in product revenue as well as a greater need for evaluation units.

   Net cash used in investing activities was approximately $14.9 million in the first quarter of 2000 as compared to $2.2 million for the same period in 1999. For 2000, $11.5 million of cash used in investing activities was for the purchase of investment securities net of sales and maturities. The remaining cash used in investing activities for each year was for purchases of property and equipment.

   Net cash provided by financing activities was $1.0 million in the first quarter of 2000, as opposed to $1.6 million for the same period in 1999. For the period ended March 31, 2000, cash provided by financing activities was attributable primarily to net proceeds from the exercise of common stock options. For 1999, the cash provided by financing activities was primarily attributable to proceeds from a bank line of credit and long term debt.

 Years Ended December 31, 1999, 1998 and 1997

   From inception through June 1999, Clarent financed its operations primarily through private sales of convertible preferred stock, which totaled $18.9 million in aggregate net proceeds. During 1999, Clarent completed both an initial and a secondary public offering which resulted in net proceeds of approximately $303 million.

   Net cash used in operating activities was $15.9 million in 1999, $5.8 million in 1998, and $2.3 million in 1997. Net cash used in operating activities for 1999 was attributable primarily to a net loss of approximately $30.8 million and increases in trade accounts receivable of $15.9 million and inventory of $4.8 million partially offset by depreciation of $2.8 million, amortization of compensation of $19.4 million, increases in accounts payable and accrued liabilities of $10.2 million and increases in deferred revenue of $5.7 million. The increase in inventory for 1999 was primarily in anticipation of expected growth in product revenue as well as a greater need for evaluation units. The increase in accounts receivable for 1999 was primarily the result of increased sales that occurred during the last month of the year.

   The increase in deferred revenue for 1999 is a result of a net increase in the unamortized portion of support and maintenance revenue of $3.9 million due to the overall increase in sales. In addition, Clarent deferred recognition on some sales where collectibility was not probable because of the fact that in some sales arrangements, payment terms are for periods that are longer than Clarent's normal terms. Because it has not established a payment collection history with some of these customers, Clarent concluded that the fees in these arrangements were not "fixed and determinable" as defined by the software revenue recognition rules. For these arrangements, Clarent performs normal credit checks but concluded that revenue should be deferred until such time as payments become due or are received. The increase in deferred revenue as a result of not meeting the fixed and determinable criteria was $1.8 million for 1999. No provision for doubtful accounts has been established for these deferred revenue arrangements.

   For 1998, cash used in operating activities was attributable primarily to a net loss of approximately $5.8 million, and increases in trade accounts receivable of $6.2 million and inventory of $2.7 million. For 1998, the increase in accounts receivable was primarily the result of higher sales levels during the fourth quarter. During the year ended December 31, 1998, Clarent increased its allowance for doubtful accounts by $769,000 to address potential exposures related to an increase in international sales and changes in the composition of Clarent's customer base to include more international and new entrant customers. There was no deferred revenue recognized on sales to these customers, as collectibility was probable under the software revenue recognition rules. The cash used in operating activities was offset in part by depreciation of approximately $516,000, amortization of compensation of $879,000 and increases in accounts payable and accrued liabilities of approximately $3.4 million and an increase in deferred revenue of approximately $4.3 million for the year ended December 31, 1998. The increase in deferred revenue as a result of not meeting the fixed and determinable criteria was $1.4 million in 1998.

   For 1997, cash used in operating activities was attributable primarily to a net loss of $2.1 million, an increase in trade accounts receivable of $777,000 and an increase in inventory of $889,000 due to anticipated growth in expected product revenues, offset in part by increases in accounts payable and accrued liabilities of $1.3 million. For 1997, the increase in accounts receivable was entirely related to Clarent's increase in sales.

   Net cash used in investing activities was approximately $58.5 million in 1999, $2.2 million in 1998 and $555,000 in 1997. For 1999, $45.6 million of cash used in investing activities was for the purchase of investment securities net of sales and maturities. The remaining cash used in investing activities for each year was for purchases of property and equipment.

   Net cash provided by financing activities was $301.2 million in 1999, $19.5 million in 1998 and $3.2 million in 1997. For the year ended December 31, 1999, cash provided by financing activities was attributable primarily to net proceeds from the issuance of common stock principally through our initial and secondary public offerings. In 1998, cash provided by financing activities was attributable to $14.8 million in proceeds from the issuance of preferred stock, $2.5 million of short-term borrowings and $2.6 million of funds received from the issuance of bridge notes convertible into Series C preferred stock offset by $550,000 in repayment of those bridge notes. For 1997, cash provided by financing activities was attributable principally to proceeds from the issuance of preferred stock.

   As of December 31, 1999, Clarent's principal commitments consisted of obligations outstanding under operating leases. Although it has no material commitments for capital expenditures, Clarent anticipates a substantial increase in capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel. Clarent also may establish additional operations as we expand globally.

   Clarent believes that its current cash, cash equivalents and short-term investments balances of $283.5 million at March 31, 2000 will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy its liquidity requirements, Clarent may seek to sell additional equity or debt securities or obtain borrowings through a line of credit. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of Clarent common stock, and the term of this debt could impose restrictions on Clarent's operations. The sale of additional equity or convertible debt securities could result in additional dilution to Clarent stockholders, and Clarent cannot be certain that additional financing will be available in amounts or on terms acceptable to it, if at all. If Clarent is unable to obtain this additional financing, it may be required to reduce the scope of its planned product development and marketing efforts, which could harm its business, financial condition and operating results.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" (SFAS 133), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on Clarent's results of operations or financial condition when adopted as Clarent holds no derivative financial instruments and does not currently engage in hedging activities.

   In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" (SOP 98-9). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. Clarent was required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. The adoption of SOP 98-9 did not have a material impact on Clarent's consolidated financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 is effective for years beginning after December 15, 1999 and is required to be reported beginning in the quarter ended June 30, 2000. SAB 101 is not expected to have a significant effect on Clarent's consolidated results of operations, financial position, or cash flows.

Financial Market Risk

   Clarent's financial market risk includes risks associated with international operations and related foreign currencies. Clarent anticipates that international sales will continue to account for a significant portion of its consolidated revenue. Clarent's international sales are denominated in U.S. dollars and therefore are not subject to foreign currency exchange risk. Expenses of Clarent's international operations are denominated in each country's local currency and therefore are subject to foreign currency exchange risk; however, through

March 31, 2000, Clarent has not experienced any significant negative impact on its operations as a result of fluctuations in foreign currency exchange rates. Clarent does not currently engage in any hedging activities or use derivative financial instruments.

   Clarent has an investment portfolio of fixed income securities, including those classified as cash equivalents, of approximately $269 million at March 31, 2000. These securities are subject to interest rate fluctuations and will decrease in market value if interest rates increase.

   The primary objective of Clarent's investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. Clarent invests primarily in high-quality, short-term debt instruments such as U.S. government securities and instruments issued by high quality financial institutions and companies, including money market instruments and debt issued by corporations. A hypothetical 100 basis point increase in interest rates would result in less than a $0.1 million decrease (less than 0.1%) in the fair market value of Clarent's available-for-sale securities.

                             MANAGEMENT OF CLARENT

Executive Officers and Directors

   Clarent executive officers and directors and their ages as of April 10, 2000:

 Name                          Age                   Position
 ----                          ---                   --------
 Jerry Shaw-Yau Chang........  41  Chief Executive Officer, President and
                                    Director

 Richard J. Heaps............  47  Chief Operating Officer, Chief Financial
                                    Officer, General Counsel and Secretary

 Michael F. Vargo............  39  Senior Vice President, Chief Technology
                                    Officer and Director

 Mark E. McIlvane............  46  Senior Vice President, Worldwide Sales

 Heidi H. Bersin.............  44  Senior Vice President, Corporate Marketing
                                    and Communications

 Mong Hong (Mahan) Wu........  40  Senior Vice President and General Manager,
                                    Asia Pacific

 Peter K. Bohacek............  64  Senior Vice President, Business Development
                                    and Product Marketing

 Wen Chang Ko(1)(2)..........  50  Director

 Syaru Shirley Lin(1)(2).....  31  Director

 William R. Pape.............  49  Director

--------
(1) Member of the compensation committee.

(2) Member of the audit committee.

   Mr. Chang, one of Clarent's co-founders, has served as Clarent's President and Chief Executive Officer and as a director since Clarent's inception in July 1996. From March 1996 through June 1996, Mr. Chang worked as the system architect for Relations Software, a developer of network and applications monitoring software. From September 1994 through February 1996, Mr. Chang served as a Senior Software Engineer at OnLive! Technologies, Inc., a developer of on-line communications technology. Prior to September 1994, Mr. Chang spent seven years at Centura Software Corporation, formerly Gupta Corporation, a supplier of client/server application development and deployment technology, as a manager and developer of Centura Software Corporation's client/server database solution. Mr. Chang holds a B.S. degree in control engineering from National Chiao-Tung University and an M.S. degree in computer science from Pennsylvania State University. Mr. Chang's brother-in-law, Shoon Shen Tony Wang, serves as Clarent's Controller of the Asia Pacific region.

   Mr. Heaps has served as Clarent's Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary of Clarent since September 1998. From July 1997 through August 1998, Mr. Heaps worked as an independent consultant and headed a private consulting firm and law practice serving Silicon Valley-based high-technology companies. From October 1987 through July 1997, Mr. Heaps served in various management positions at Centura, most recently serving as Senior Vice President of Business Development and General Counsel. Mr. Heaps is a member of the State Bar of California and a member of the board of directors of the Children's Discovery Museum of San Jose. Mr. Heaps holds a B.A. degree in economics and mathematics from Yale University and J.D. and M.B.A. degrees from Stanford University.

   Mr. Vargo, one of Clarent's co-founders, has served as Clarent's Senior Vice President since July 1999 and as Chief Technology Officer and as a director since Clarent's inception in July 1996. From April 1996 through June 1996, Mr. Vargo served as a Senior Software Engineer at Oracle Corporation, a leading provider of relational databases. From January 1995 through April 1996, Mr. Vargo served as a Senior Software Engineer at OnLive! Technologies, Inc. From January 1992 through December 1994, Mr. Vargo served as a Senior Software Engineer at Centigram Corporation, a voice messaging equipment manufacturer. Prior to Centigram Corporation, Mr. Vargo spent seven years at Pacific Bell. Mr. Vargo holds a B.S. degree in electrical engineering and an M.E. degree in electrical engineering from California State Polytechnic University at Pomona.

   Mr. McIlvane has served as Clarent's Senior Vice President, Worldwide Sales since July 1999, having previously served as Vice President, Worldwide Sales since July 1997. From January 1993 through June 1997, Mr. McIlvane served as Vice President of Sales and Marketing for Comverse Technology, Inc., a manufacturer of high-performance voice processing computers for network-based telecommunications service providers. Prior to Comverse Technology, Inc., Mr. McIlvane served in various senior positions at Applied Communications, Inc., a wholly owned subsidiary of U.S. WEST, Inc. and Bell & Howell Corporation. Mr. McIlvane holds a B.S. degree in business and economics from MacMurray College.

   Ms. Bersin has served as Clarent's Senior Vice President, Corporate Marketing and Communications since July 1999, having previously served as Vice President, Marketing since February 1997. From 1983 through January 1997, Ms. Bersin served in various management positions at Pacific Bell and Pacific Bell Information Services, including Director of Pacific Bell Information Services from 1986 to 1997. Ms. Bersin holds a B.A. degree from Stanford University and an M.B.A. degree from Yale University.

   Mr. Wu has served as Clarent's Senior Vice President and General Manager, Asia Pacific since July 1999, having previously served as Vice President and General Manager of the Asia Pacific region since April 1997. From January 1996 through March 1997, Mr. Wu served as the Regional Sales Manager of Computer Sales Operations for Hewlett-Packard Company, a measurement and computer equipment manufacturer, in Asia, except Japan, and Australia after Hewlett-Packard Company acquired Convex Computer Corporation, a supercomputer manufacturer, where Mr. Wu served as General Manager of the Asia Pacific region, except Japan, from January 1994 through December 1995. Mr. Wu holds a B.S. degree in electrical engineering and an M.B.A. degree from National Chiao-Tung University.

   Dr. Bohacek has served as Clarent's Senior Vice President, Business Development and Product Marketing since February 2000, having previously served as Vice President, Business Development since December 1998. During 1997 and 1998, Dr. Bohacek was the President of Bohacek Consulting. From April 1994 through January 1997, Dr. Bohacek served as Vice President and General Manager for the Client Server Telecommunications Division of Mitel Corporation. From March 1990 through April 1994, Dr. Bohacek served as Vice President of Marketing for the Telecommunications Division at Tandem Computers. Beginning in July 1964, he held various positions at AT&T and AT&T Bell Laboratories. When he left AT&T in March 1990, he was Marketing and Systems Engineering Vice President for AT&T Network Systems (now Lucent Technologies) and AT&T Bell Laboratories Executive Director. At AT&T Network Systems/Bell Laboratories, Dr. Bohacek was responsible for the creation of AT&T's Intelligent Network. From 1962 through 1964, he was Assistant Professor and Ford Postdoctoral Fellow at the Massachusetts Institute of Technology. Dr. Bohacek holds B.E., M.Eng. and Ph.D. degrees in electrical engineering from Yale University.

   Mr. Ko has served as a director of Clarent since June 1997. Since 1990, Mr. Ko has served as Chairman of the WK Technology Funds and also served as Chairman of the Taipei Venture Capital Association from 1992 to 1995. From 1977 to 1990, Mr. Ko served in various management positions at Hewlett-Packard Taiwan Ltd., most recently serving as Chairman and President from 1979 to 1990. From 1974 to 1977, Mr. Ko served in various positions at IBM in the United States, most recently serving as Research and Development Project Manager from 1975 to 1977. Mr. Ko holds a B.S. degree in electrical engineering from National Cheng Kung University and an M.S. degree in system science from Michigan State University.

   Ms. Lin has served as a director of Clarent since July 1998. Since 1993, Ms. Lin has been employed by Goldman Sachs (Asia) Limited. She currently serves as managing director in the Principal Investment Area, which manages several principal investment funds. From 1990 to 1993, Ms. Lin worked for Morgan Stanley & Co. in New York and Hong Kong. Ms. Lin is also a non-executive director of Hung Hing Printing Group Limited, a publicly listed company on the Hong Kong Stock Exchange, D-Link Corporation, a publicly listed company on the Taiwan Stock Exchange and Advanced Manufacturing OnLine Ltd., a private company. Ms. Lin holds a B.A. degree from Harvard University.

   Mr. Pape has served as a director of Clarent since October 1999. Since June 1998, Mr. Pape has been involved in several startups. In 1982, Mr. Pape co-founded Verifone and from 1982 to 1998 served in a variety of senior positions, including Senior Vice President, Chief Information Officer, Vice President Product Marketing and Vice President Software Development. Prior to co-founding Verifone, Mr. Pape was a principal at Innovative Software Applications, and an Assistant Professor of Decision Sciences at the University of Hawaii School of Business. Mr. Pape holds an A.B. degree in psychology from Stanford University. He holds two advanced degrees from the University of Hawaii, an M.A. in social psychology and an M.A. in communications.

Board Composition

   The number of directors is currently set at five. As specified in Clarent's amended and restated certificate of incorporation, the terms of office of the board of directors are divided into three classes, with each class holding office for staggered three year terms: Class I directors' terms will expire at the annual meeting of stockholders to be held in 2000, Class II directors' terms will expire at the annual meeting of stockholders to be held in 2001, and Class III directors' terms will expire at the annual meeting of stockholders to be held in 2002. The Class I director is Ms. Lin. The Class II directors are Mr. Ko and Mr. Vargo, and the Class III directors are Mr. Chang and Mr. Pape.

   At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control. Although directors may be removed for cause by the affirmative vote of the holders of a majority of the common stock, the amended and restated certificate of incorporation provides that holders of two-thirds of the common stock must vote to approve the removal of directors without cause.

Board Committees

   The compensation committee is composed of two non-employee directors: Mr. Ko and Ms. Lin. The compensation committee:

  . reviews and approves the compensation and benefits for executive officers and grants stock options Clarent's equity incentive plans; and

  . makes recommendations to the board of directors regarding compensation matters.

   The audit committee is composed of two non-employee directors: Mr. Ko and Ms. Lin. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other professional services provided by the independent auditors;

  . reviews the independence of the independent auditors; and

  . reviews and evaluates Clarent's internal control functions.

Compensation Committee Interlocks and Insider Participation

   The members of Clarent's compensation committee are Mr. Ko and Ms. Lin. None of the members of the compensation committee of the Clarent board of directors is currently or has been, at any time since Clarent's formation, an officer or employee of Clarent. See "--Certain Relationships and Related Party Transactions of Clarent" for a description of transactions between Clarent and entities affiliated with members of the compensation committee.

Director Compensation

   Directors who are also executive officers do not receive any additional compensation for serving as members of the board of directors or any committee of the board of directors. During the last fiscal year, non-employee directors who joined the Clarent board of directors after Clarent's initial public offering received an initial option to purchase 5,000 shares of Clarent common stock, and all non-employee directors who served during Clarent's last fiscal year received an option to purchase 2,000 shares of common stock under its 1999 Non-Employee Directors' Stock Option Plan at each regular meeting of the Clarent board of directors, beginning with the third meeting after Clarent's initial public offering or after the initial grant of 5,000 shares. The Clarent's board of directors has approved, subject to stockholder approval, increasing the initial option for non-employee directors who join the Clarent board of directors after March 31, 2000 to 35,000 options to purchase shares of common stock, subject to monthly vesting over a two-year period, and providing for annual grants of 15,000 shares of common stock to all non-employee directors and a catch-up grant for non-employee directors who served prior to March 31, 2000, also subject to monthly vesting over a two-year period. The members of the board of directors are also eligible for reimbursement of their expenses incurred in connection with attendance at board meetings in accordance with Clarent's policy.

   During the last fiscal year, Clarent granted options covering 9,000 shares to its non-employee directors, at a weighted average exercise price per share of $70.56. The fair market value of such common stock on the date of grant was based on the closing sales price reported on the Nasdaq National Market for the date of grant. As of April 10, 2000, no options had been exercised under the Directors' Plan.

Executive Compensation

   The following table sets forth information for the years ended December 31, 1999 and 1998 regarding the compensation of Clarent's chief executive officer and each of its four most highly-compensated executive officers whose salary and bonus for the years ended December 31, 1999 and 1998 were in excess of $100,000 on an annualized basis:

                                                                 Long-term
                                                                Compensation
                                     Annual Compensation           Awards
                              --------------------------------- ------------
                                                                 Securities    All Other
   Name and Principal                   Bonus    Other Annual    Underlying  Compensations
        Position         Year  Salary    ($)    Compensation(1) Options (#)     ($)(2)
   ------------------    ---- -------- -------- --------------- ------------ -------------
Jerry Shaw-Yau Chang
 (3).................... 1999 $230,000 $105,000     $3,000            --        $4,320
 President and Chief     1998  100,000      --         --             --           --
 Executive Officer

Richard J. Heaps (4) ... 1999  196,667   70,000      3,000        200,000        1,116
 Chief Operating
  Officer,               1998   67,500    6,160        --         400,000          --
 Chief Financial Officer
 General Counsel and
  Secretary

Michael F. Vargo........ 1999  160,000   32,500      3,000            --         1,234
 Chief Technology
  Officer                1998  131,875    7,500        --             --           --

Mark E. McIlvane (5).... 1999  278,969   12,500      8,200            --         6,067
 Vice President,
  Worldwide              1998  202,717   20,000      7,800        160,000        2,000
 Sales

Mong Hong (Mahan) Wu.... 1999  153,841   35,000        --             --           --
 Vice President and
  General                1998  131,640   26,145        --             --           --
 Manager, Asia Pacific

--------
(1) Consists of reimbursement of automobile expenses.

(2) Consists of life insurance and, in the case of Messrs. Chang and Vargo, long-term disability insurance premiums.

(3) Mr. Chang's bonus for the fiscal year ended December 31, 1999 was based in part on fulfillment of certain performance milestones.

(4) Mr. Heaps started his employment with Clarent in September 1998. Mr. Heaps would have earned a salary of $180,000 for the fiscal year ended December 31, 1998 if he had been employed by Clarent for the entire year.

(5) Mr. McIlvane's salary consists of a salary of $150,000 and sales commissions of $52,717 for the fiscal year ended December 31, 1998 and a salary of $162,500 and sales commissions of $116,469 for the fiscal year ended December 31, 1999.

                       Stock Option Grants and Exercises

   The following table sets forth certain information relating to stock options awarded to each of the named executive officers during the fiscal year ended December 31, 1999. All such options were awarded under the 1999 Amended and Restated Equity Incentive Plan.

                                                                    Potential Realizable
                                                                      Value at Assumed
                                                                    Annual Rates of Stock
                                                                     Price Appreciation
                                     Individual Grants                for Option Term(2)
                         ------------------------------------------ ---------------------
                         Number of  % of Total
                         Securities  Options
                         Underlying Granted to Exercise
                          Options   Employees  Price Per Expiration
                          Granted   in 1999(1)   Share      Date        5%         10%
                         ---------- ---------- --------- ---------- ---------- ----------
Jerry Shaw-Yau Chang....      --       --          --          --          --         --
Richard J. Heaps........  200,000      6.5%      $5.00    03/08/09  $3,886,684 $6,781,227
Michael F. Vargo........      --       --          --          --          --         --
Mark E. McIlvane........      --       --          --          --          --         --
Mong Hong (Mahan) Wu....      --       --          --          --          --         --

--------
(1) The total number of options granted to Clarent's employees in fiscal year 1999 was 3,073,350.

(2) In order to comply with the rules of the Securities and Exchange Commission, the gains or "option spreads" that would exist for the respective options granted to the named executive officers are included. Clarent calculates these gains based upon the initial public offering price of $15.00 per share appreciating at 5% and 10% compounded annually from the date of the option grant until the termination date of the option. These gains do not represent Clarent's estimate or projection of the future Clarent common stock price.

     Aggregated Option/SAR Exercises in Last Fiscal Year, and for Year-End
                               Option/SAR Values

                                                    Number of Securities            Value of Unexercised
                                                   Underlying Unexercised         In-the-Money Options/SARs
                            Shares      Value    Options/SARs at FY-End (#)           at FY-End ($)(1)
                         Acquired on   Realized  ------------------------------   -------------------------
          Name           Exercise (#)    ($)     Exercisable     Unexercisable    Exercisable Unexercisable
          ----           ------------ ---------- -------------   --------------   ----------- -------------
Jerry Shaw-Yau Chang....       --            --              --               --          --           --
Richard J. Heaps........    72,750    $5,610,844         102,249          425,001 $ 7,708,874  $32,105,282
Michael F. Vargo........       --            --              --               --          --           --
Mark E. McIlvane........    40,625     3,162,656         363,750           95,625  28,286,177    7,425,276
Mong Hong (Mahan) Wu....   128,336     9,990,958          23,333          186,667   1,816,474   14,532,025

--------
(1) The amount set forth represents the difference between the fair market value of the underlying common stock as of December 31, 1999 ($77.875) and the exercise price of the option, multiplied by the number of shares underlying the option.

Employment Agreements

   In June 1997, Clarent entered into an employment agreement with Mark E. McIlvane, Senior Vice President, Worldwide Sales. The agreement was amended on June 1, 1998. The amended agreement provides for a starting annual base salary of $150,000. Mr. McIlvane is also eligible to receive sales commissions. The sales commissions are based upon the sales plan that sets out the quota attainment standards and the associated percentage of revenue to be paid as sales commissions. The sales plan's objectives include attaining revenue that exceeds Clarent's business plan. Under the sales plan's provisions, commissions are paid monthly based on product and service revenue. A higher commission percentage can be earned if revenue exceeds quota targets. There is no limit to the amount of commission that can be earned. The agreement also provides Mr. McIlvane with incentive stock options to purchase an aggregate of 500,000 shares of Clarent common stock. Of those options, 40,000 shares vested immediately upon the signing of the amendment to the employment agreement, 370,000 shares are subject to time-based vesting over a four-year period and 90,000 shares are subject to certain milestone-based vesting, but must vest by August 1, 2004. The agreement provides that Mr. McIlvane is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if Clarent terminates Mr. McIlvane's employment without cause, it must pay Mr. McIlvane a severance payment equal to 100% of his annual salary.

   In August 1998, Clarent entered into an employment agreement with Richard J. Heaps, Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary. The agreement provides for a starting annual base salary of $180,000, which may be increased at the discretion of the compensation committee. Mr. Heaps is also eligible to receive a $40,000 annual performance bonus based on quarterly goals and objectives agreed upon by him and the chief executive officer. The amount of the bonus will be reviewed and reset in each subsequent year. The agreement also provides Mr. Heaps with an incentive stock option to purchase 400,000 shares of Clarent common stock, which is subject to time-based vesting over a four-year period. In the event Mr. Heaps is terminated without cause or constructively terminated within 18 months of any change of control, between 50% to 100% of the outstanding options then held by Mr. Heaps will accelerate and vest, depending on how long Mr. Heaps had been employed with Clarent prior to termination. "Constructive termination" is defined in the agreement as a voluntary termination of employment after his duties or benefits are materially reduced. The agreement provides that Mr. Heaps is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if Clarent terminates Mr. Heaps' employment without cause or if Mr. Heaps voluntarily terminates his employment after his duties or benefits are materially reduced, Clarent must pay Mr. Heaps a severance payment equal to up to 100% of his annual salary, depending on the amount of time Mr. Heaps has been employed by Clarent.

Stock Plans

   1999 Amended and Restated Equity Incentive Plan. Clarent's 1999 amended and restated equity incentive plan was adopted in October 1996, amended in May 1997, May 1998 and October 1998, and amended and restated by the board of directors in April 1999. As of April 10, 2000 an aggregate of 14,792,465 shares of common stock are authorized for issuance under the equity incentive plan. However, on January 31 of 2001, 2002, 2003 and 2004, respectively, the aggregate number of shares of Clarent common stock that are available for issuance under the equity incentive plan will automatically be increased by that number of shares of Clarent common stock equal to 2.5% of the outstanding shares of Clarent common stock on that date or a lesser amount as determined by the board of directors for each year.

   The equity incentive plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code to employees, including officers and employee directors, and non-statutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to Clarent's and its affiliates' employees, including officers and employee directors, directors and consultants. The equity incentive plan is administered by Clarent's compensation committee which determines the recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

   The terms of options granted under the equity incentive plan may not exceed ten years. Clarent's compensation committee determines the exercise price of options granted under the equity incentive plan. However, the exercise price for an incentive stock option and a non-statutory stock option cannot be less than 100% of the fair market value of the Clarent common stock on the date of the option grant. Options granted under the equity incentive plan vest at the rate specified in the option agreement. Generally, the right to exercise 25% of the total number of shares granted vests 12 months after the date of option grant, with the remainder vesting monthly over three years thereafter, such that an option is fully vested on the fourth anniversary of the date of the option grant. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution. However, an optionee may designate a beneficiary who may exercise the option in the event of the optionee's death or disability. Unless the terms of an optionee's option agreement provide for an earlier termination, in the event of the optionee's cessation of his or her relationship with Clarent due to death or disability, the optionee's beneficiary may exercise any vested options after the date of the cessation for up to 18 months after death and 12 months after disability. If the optionee's relationship with Clarent ceases for any reason other than the optionee's death or disability, the optionee may exercise any vested options during a minimum of 30 days following such cessation. Generally, the same terms and conditions that govern the vesting and exercise of non-statutory options shall apply to stock appreciation rights, and stock appreciation rights shall generally be subject to the same terms and conditions applicable to the particular option grant to which these rights pertain.

   No incentive stock option, may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of Clarent or of any of its affiliates, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Clarent common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the equity incentive plan and all of Clarent's other stock plans and those of its affiliates, may not exceed $100,000. Pursuant to Section 162(m) of the Internal Revenue Code, no person may be granted options under the equity incentive plan covering more than 720,000 shares of Clarent common stock in any calendar year.

   Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the equity incentive plan. Clarent's compensation committee has the authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Section 162(m) limitations set forth above. Shares subject to stock appreciation rights exercised in accordance with the incentive plan will not be available for subsequent issuance under the incentive plan.

   If there is any sale of all or substantially all of Clarent's assets, any merger or any consolidation in which Clarent is not the surviving corporation, or a like transaction involving Clarent, all outstanding awards under the equity incentive plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting of stock awards held by persons still serving Clarent or its affiliates will be accelerated as to all of the shares and the awards will terminate if not exercised prior to the sale of assets, merger or consolidation.

   As of April 10, 2000, 4,167,844 shares of Clarent common stock had been issued upon the exercise of options granted under the equity incentive plan, options to purchase 8,028,640 shares of Clarent common stock were outstanding and as of April 10, 2000, 2,295,981 shares remained available for future grant (plus any shares that might in the future be returned to the plans as a result of cancellations or expirations of options). The equity incentive plan will terminate on April 7, 2009, unless terminated by the board of directors before then. As of April 10, 2000, no stock bonus or restricted stock has been granted under the equity incentive plan.

   1999 Non-Employee Directors' Stock Option Plan. In April 1999, Clarent's board of directors adopted the 1999 non-employee directors' stock option plan to provide for the automatic grant of options to purchase shares of Clarent common stock to its non-employee directors who also are not employees or consultants of any of Clarent's affiliates. The board of directors administers the directors' plan, but may delegate the administration to a committee.

   The aggregate number of shares of Clarent common stock that may be issued under options granted under the directors' plan is 300,000 shares. Under the terms of the directors' plan each person who is elected or appointed for the first time to be a non-employee director after Clarent's initial public offering automatically shall, upon the date of his or her initial election or appointment to be a non-employee director be granted an option to purchase 5,000 shares of Clarent common stock. In addition, on the day of each regular meeting of the board of directors, commencing with the third regular meeting after the date of Clarent's initial public offering or the date of each non-employee director's initial grant under the director's plan, each person who is then serving as a non-employee director automatically has been granted an option to purchase 2,000 shares of Clarent common stock. The Clarent board of directors has approved, subject to stockholder approval, increasing the initial option grant for non-employee directors who join the Clarent board of directors after March 31, 2000, to an option to purchase 35,000 shares of Clarent common stock.

   The exercise price of the options granted under the directors' plan will be equal to the fair market value of the Clarent common stock on the date of grant. No option granted under the directors' plan may be exercised after the expiration of ten years from the date it was granted. Prior to March 31, 2000 options granted under the directors' plan vest and become exercisable immediately. Subsequent to March 31, 2000, as approved by the Clarent board of directors, subject to stockholder approval, all options granted will be subject to monthly vesting over a two-year period. Options granted under the directors' plan generally are non-transferable. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with Clarent or any of its affiliates, whether as a non-employee director or subsequently as an affiliates' employee, director or consultant, ceases for any reason, may exercise the vested option as provided in the option agreement, which is three months generally, 12 months in the event of optionee's disability and 18 months in the event of optionee's death.

   As of April 10, 2000, 19,000 options have been granted under the directors' plan.

   1999 Employee Stock Purchase Plan. In April 1999, Clarent's board of directors approved the 1999 employee stock purchase plan covering an aggregate of 600,000 shares of Clarent common stock. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the board of directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the purchase plan. The offering period for any offering will be no more than 27 months.

   Under the purchase plan, employees are eligible to participate if they are employed by Clarent or one of its affiliates designated by the board of directors and for at least 20 hours per week and at least five months per year. Employees who participate in an offering will have the right to purchase up to the number of shares of common stock purchasable with a percentage designated by the Clarent board of directors, up to 10%, of an employee's earnings withheld pursuant to the purchase plan and applied, on specified dates determined by the board of directors, to the purchase of shares of Clarent common stock. The price of Clarent common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the Clarent common stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Clarent.

   In the event of changes in control, the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions will be applied to purchase stock immediately prior to the change in control. The purchase plan will terminate at the board of directors' discretion or when all of the shares reserved for issuance under the purchase plan have been issued.

   As of April 10, 2000, 46,926 shares of Clarent common stock have been purchased under the purchase plan.

Description of 401(k) Plan

   401(k) Plan. Clarent maintains the Clarent Corporation 401(k) Retirement Plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must have attained age 18. A participant may contribute up to 25% of his or her total annual compensation to the 401(k) plan, or up to a statutorily prescribed annual limit, if less. The annual limit for 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. Clarent may make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, Clarent has not made any contributions to the 401(k) plan on behalf of the participants. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by Clarent or its employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that Clarent's contributions, if any, will be deductible when made.

Limitation of Liability and Indemnification Matters

   Clarent's amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of the fiduciary duties as a director except for liability

  . for any breach of the director's duty of loyalty to Clarent or to its stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or

  . for any transaction from which the director derives an improper personal benefit.

   Clarent's bylaws provide that Clarent will indemnify its directors and executive officers and may indemnify its officers, employees and other agents to the full extent permitted by law. Clarent believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of an indemnified party. Clarent's bylaws also require it to advance expenses incurred by directors and executive officers in connection with the defense of any action or proceeding, subject to several exceptions, arising out of the status or service as one of Clarent's directors or executive officers upon an undertaking by that party to repay these advances if it is ultimately determined that the party is not entitled to indemnification. Furthermore, Clarent's bylaws authorize it to enter into indemnification agreements with its directors, officers, employees and agents, and Clarent has entered into these agreements. Clarent also maintains directors' and officers' liability insurance.

   At present, Clarent is not aware of any pending material litigation or proceeding involving any of its directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, Clarent is not aware of any material threatened litigation or proceeding that may result in a claim for such indemnification.

   Clarent is aware that the Securities and Exchange Commission considers indemnification for liabilities arising under the Securities Act to be against public policy. Even if Clarent's indemnification of its directors, officers and controlling persons is permitted under indemnification agreements, it would, under the SEC's view, be unenforceable as a matter of public policy.

                    CERTAIN RELATIONSHIPS AND RELATED PARTY
                            TRANSACTIONS OF CLARENT

   On March 25, 1997 and June 10, 1997, Clarent sold an aggregate of 3,220,000 shares of Series B preferred stock at a per share price of $1.00, in a private placement equity financing with several unaffiliated investors and one of Clarent's directors, including:

  . an aggregate of 900,000 shares purchased by entities affiliated with WK
    Technology Fund, a principal stockholder, of which Mr. Ko, one of Clarent's directors, is Chairman; and

  . 900,000 shares purchased by Mr. Ko.

   These shares of preferred stock converted into shares of Clarent common stock upon the completion of Clarent's initial public offering.

   On June 6, 1997, Clarent entered into an employment agreement with Mr. McIlvane, its Senior Vice President, Worldwide Sales.

   On June 3, 1997, Clarent entered into an Advisory Services Agreement with WK Technology Fund under which WK Technology Fund agreed that it would provide Clarent with business advisory services and finder services to identify, evaluate and recommend outside director candidates. As compensation for these services, Clarent agreed to issue WK Technology Fund a warrant to purchase 1,400,000 shares of Clarent common stock that vested monthly or immediately 30 days prior to the closing of Clarent's initial public offering at an exercise price of $0.05 per share and a warrant to purchase 360,000 shares of Clarent common stock that was exercisable on the date of issuance at an exercise price of $0.05. On June 10, 1999, the Clarent board of directors accelerated the vesting of the warrants and terminated the Advisory Services Agreement. WK Technology Fund exercised these warrants prior to the completion of Clarent's initial public offering.

   On August 1, 1998, Clarent entered into an employment agreement with Mr. Heaps, its Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary. On July 1, 1999, Mr. Heaps purchased 400 shares of Clarent common stock in connection with Clarent's initial public offering at the offering price of $15.00 per share.

   On December 7, 1998, Clarent entered into an agreement with Intel Corporation under which it agreed to collaborate on certain technical, public relations and marketing activities. Clarent agreed to allow Intel to purchase its products at the same prices as the best price that it offers to any customer for similar products and pursuant to similar terms and conditions at the time of Intel's order. Intel can terminate the agreement at its convenience after September 30, 1999, without cause and both parties can terminate the agreement for cause upon giving a 30-day notice and allowing for a 60-day cure period. Intel is one of Clarent's principal stockholders.

   On July 1, 1999, Matthew McIlvane, the minor son of Mark McIlvane, Clarent's senior Vice President, Worldwide Sales, purchased 500 shares of Clarent common stock in connection with Clarent's initial public offering at the offering price of $15.00 per share.

   Clarent has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. Clarent also intends to execute such agreements with its future directors and executive officers.

   Clarent believes that the foregoing transactions were in its best interest. As a matter of policy the transactions were, and all future transactions between Clarent and any of its officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Clarent board of directors, will be on terms no less favorable to Clarent than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                       PRINCIPAL STOCKHOLDERS OF CLARENT

   The following table sets forth information regarding the beneficial ownership of Clarent common stock as of April 10, 2000 by:

  . each stockholder who is known by Clarent to own beneficially more than 5% of its Common Stock;

  . each of Clarent's named executive officers;

  . each of Clarent's directors and each nominee for director; and

  . all of Clarent's directors and executive officers as a group.

   Unless otherwise indicated, to Clarent's knowledge, all persons listed below have sole voting and investment power with respect to their shares of Clarent common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 32,725,896 shares of Clarent common stock outstanding as of April 10, 2000, together with options for that stockholder that are currently exercisable or exercisable within 60 days of April 10, 2000. In computing the number and percentage of shares beneficially owned by a person, shares of Clarent common stock subject to options currently exercisable, or exercisable within 60 days of April 10, 2000 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

                                                                 Shares
                                                              Beneficially
                                                               Owned After
                                                                Offering
                                                             (Including the
                                          Shares Issuable   Number of Shares
                                            pursuant to       Shown in the
                                              Options         First Column)
                                         Exercisable within -----------------
 Principal Stockholders, Directors and       60 days of
        Named Executive Officers           April 10, 2000    Number   Percent
 -------------------------------------   ------------------ --------- -------
WK Technology Funds(1)..................          --        3,840,068  11.73%
 6F, No. 15
 Section 2, Tiding Avenue
 Taipei 114, Taiwan

FMR Corp.(2)............................          --        3,465,100  10.59
 82 Devonshire Street
 Boston, Massachusetts 02109

1998 Wang/Chang Family Revocable
 Trust(3)...............................          --        2,247,750   6.87
 c/o Clarent Corporation
 700 Chesapeake Drive
 Redwood City, California 94063

1998 Vargo Family Trust(4)..............          --        1,760,715   5.38
 c/o Clarent Corporation
 700 Chesapeake Drive
 Redwood City, California 94063

The Goldman Sachs Group, Inc.(5)........          --        1,727,658   5.28
 85 Broad Street
 New York, New York 10004

Jerry Shaw-Yau Chang(6).................        9,375       2,511,683   7.67

Richard J. Heaps........................       65,544         156,611      *

Michael F. Vargo(7).....................        4,688       2,353,638   7.19

Mark E. McIlvane........................      331,589         382,089   1.16

Mong Hong (Mahan) Wu....................       28,022         288,257      *

Wen Chang Ko(8).........................        6,000       5,556,068  16.97


                                                                   Shares
                                                             Beneficially Owned
                                                               After Offering
                                                               (Including the
                                           Shares Issuable    Number of Shares
                                             pursuant to     Shown in the First
                                               Options            Column)
                                          Exercisable within ------------------
 Principal Stockholders, Directors and        60 days of
        Named Executive Officers            April 10, 2000     Number   Percent
 -------------------------------------    ------------------ ---------- -------
Syaru Shirley Lin(9)....................        6,000         1,733,658   5.30

William R. Pape.........................        7,000             7,000      *

All named executive officers and
 directors as a group (10 persons)(10)..                     13,648,019  40.84%

--------
  *Represents beneficial ownership of less than one percent of the Clarent common stock.

 (1) Consists of 463,514 shares held by WK Global Investment Ltd., 776,620 shares held by WK Technology Fund, 768,859 shares held by WK Technology Fund II, 834,661 shares held by WK Technology Fund III, 396,414 shares held by WK Technology Fund IV and 600,000 shares held by WK Technology Fund V. Mr. Ko is the chairman and a beneficial owner of each of the above entities and exercises sole voting and dispositive powers with respect to the shares held of record by the WK Technology Funds.

 (2) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

 (3) Mr. Chang is a trustee of the 1998 Wang/Chang Family Revocable Trust.

 (4) Mr. Vargo is a trustee of the 1998 Vargo Family Trust.

 (5) Consists of 1,234,042 shares held by The Goldman Sachs Group, Inc., 114,435 shares held by Bridge Street Fund 1998, L.P. and 379,181 shares held by Stone Street Fund 1998, L.P. Bridge Street Fund 1998, L.P. and Stone Street Fund 1998, L.P. are affiliates of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. is the general partner or managing general partner of each of these investment partnerships. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares owned by these investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. Each of these investment partnerships shares voting and investment power with some of its respective affiliates.

 (6) Consists of 2,247,750 shares held by the 1998 Wang/Chang Family Revocable Trust of which Mr. Chang is a trustee, 4,558 shares held by Alice Wang, Mr. Chang's spouse, 200,000 shares held by Wang/Chang Investments, L.P. of which Mr. Chang and Mrs. Wang are principals, 25,000 shares held by the Huei-Ling Alice Wang 2000 Annuity Trust of which Mrs. Wang is a trustee and 25,000 shares held by the Jerry Shaw-Yau Chang 2000 Annuity Trust of which Mr. Chang is a trustee.

 (7) Consists of 1,760,715 shares held by the 1998 Vargo Family Trust of which Mr. Vargo is a trustee and 588,235 shares held by Vargo Investments, L.P. of which Mr. Vargo is a principal.

 (8) Includes 3,840,068 shares held by the WK Technology Funds. Mr. Ko is the chairman of the WK Technology Funds. Mr. Ko disclaims beneficial ownership of these shares except to the extent of his interest as a stockholder thereof.

 (9) Consists of 1,727,658 shares held by The Goldman Sachs Group, Inc. and its affiliated entities. Ms. Lin is an executive director in the Principal Investment Area of Goldman Sachs (Asia) Limited. Ms. Lin disclaims beneficial ownership of these shares.

(10) Includes an aggregate of 3,840,068 shares held by the WK Technology Funds, 2,247,750 shares held by the 1998 Wang/Chang Family Revocable Trust, 200,000 shares held by Wang/Chang Investments, L.P., 25,000 shares held by the Huei-Ling Alice Wang 2000 Annuity Trust, 25,000 shares held by the Jerry Shaw-Yau Chang 2000 Annuity Trust, 1,760,715 shares held by the 1998 Vargo Family Trust, 588,235 shares held by Vargo Investments, L.P., 420,639 shares held by the Bersin Family Trust, 1,727,658 shares held by The Goldman Sachs Group, Inc. and its affiliated entities and 4,558 shares held by Alice Wang.

                      DESCRIPTION OF CLARENT CAPITAL STOCK

   Clarent's authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of April 10, 2000, there were 32,725,896 shares of Clarent common stock outstanding held of record by approximately 290 stockholders. The holders of Clarent common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Clarent common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of Clarent's liquidation, dissolution or winding up, holders of the Clarent common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Clarent common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

Preferred Stock

   Clarent is authorized to issue 5,000,000 shares of undesignated preferred stock. The Clarent board of directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of these series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing any change in control without further action by the stockholders and may adversely affect the voting and other rights of holders of Clarent common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation. At present, Clarent has no plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

   The holders of up to 15,002,588 shares of Clarent common stock or their transferees are entitled to some rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an agreement between Clarent and the holders of registrable securities. Subject to some limitations in this agreement, the holders of the registrable securities may require, on two occasions at any time after one year from the effective date of Clarent's initial public offering, that Clarent use its best efforts to register the registrable securities, except for the 4,851,258 shares held by the founders, for public resale, provided that the proposed aggregate offering price exceeds $10,000,000. If Clarent registers any of its common stock either for its own account or for the account of other security holders (other than on Form S-4 or S-8), the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of such registrations must be borne by Clarent and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, relating to registrable securities must be borne by the holders of the securities being registered.

Delaware Law and Some Charter Provisions

   Clarent is subject to the provisions of Section 203 of the Delaware General Corporate Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders. In addition, upon completion of this offering, some provisions of Clarent's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management, which could harm the market price of Clarent common stock. Clarent's stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Clarent board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of Clarent's outstanding voting stock, thereby delaying, deferring or preventing a change in control. Furthermore, this preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of this preferred stock could harm the market value of the common stock. Clarent has no present plan to issue shares of preferred stock.

Transfer Agent and Registrar

   Norwest Bank Minnesota, N.A. is the transfer agent and registrar for the Clarent common stock.

                          COPPER ACQUISITION SUB, INC.

   Copper Acquisition Sub is a wholly-owned subsidiary of Clarent that was incorporated in Delaware in April 2000. Copper Acquisition Sub does not engage in any operations and exists solely to facilitate the merger.

                                BUSINESS OF ACT

   ACT develops, manufactures and markets multi-service access products that enable the convergence of voice, video and data onto one managed network. Service providers and enterprise customers use ACT's products to build converged networks that are bandwidth efficient, cost-effective and easy to manage. ACT's award-winning NetPerformer product incorporates advanced voice and data compression algorithms, enhanced switching and traffic management capabilities, and state-of-the-art hardware and software integration technologies.

   ACT's wide area networks (WANs) access products are designed to integrate voice, data and video applications over Frame Relay, Asynchronous Transfer Mode
(ATM) and Internet Protocol-based (IP) WANs. Enterprise customers and service providers use ACT's products to build multimedia networks that are bandwidth efficient, cost-effective and easy to manage. ACT's products incorporate advanced voice and data compression algorithms, enhanced switching and traffic management capabilities, and state-of-the-art hardware and software integration technologies.

   ACT's products are based on current international standards and are designed to work with either terrestrial media (such as copper, fiber and coaxial transmission lines) or wireless media (such as satellite, radio and microwave).

   ACT is migrating toward two principal product families, NetPerformer and ServiceXchange, which share a common technology foundation but are targeted at different market segments. NetPerformer is a family of multi-service access products targeted at enterprise customers who need to integrate and transport voice, fax, local area network and SNA data over private or public Frame Relay, IP or ATM networks. ServiceXchange addresses the needs of service providers who are especially focused on transporting large volumes of voice traffic cost effectively over Frame Relay or IP backbones. Within each family, both chassis-based and stand-alone configurations will be offered to serve specific customer requirements for price, performance, density and feature set.

   The common technology foundation that the two platforms share, the Packet Voice Technology, has been developed over the past year, and includes:

  . Voice Processing. New low-cost, high-density, DSP based voice processors, which helps reduce the cost of the overall solution. ACT supports more than a dozen voice processing algorithms, including many of the popular standards-based algorithms, as well as several higher-quality proprietary algorithms.

  . Signaling. Flexible voice signaling system, which enhances compatibility and commonality with various public switch infrastructures.

  . Networking. Key voice routing and gateway functions that improve network resiliency and call completion reliability.

  . Integration. Efficient, cell-based protocol and prioritization scheme, known as PowerCell, which helps maintain toll-quality voice transmission, yet ensures the delivery of mission-critical data.

                 MANAGEMENT OF AND OTHER INFORMATION ABOUT ACT

   After the merger, ACT will be a wholly-owned subsidiary of Clarent, and all of ACT's subsidiaries will be indirect wholly-owned subsidiaries of Clarent. Information relating to the management, executive compensation, certain relationships and related transactions and other related matters pertaining to ACT is set forth in or incorporated by reference to its annual report on Form 10-K, which is incorporated in this proxy statement/prospectus. See "Where You Can Find More Information."

Beneficial Ownership of ACT Common Stock

   The following table presents current information on the beneficial ownership of shares of ACT common stock, as of May 1, 2000 (except as noted in the footnotes), by each director and executive officer of ACT and by each person or group who is known to the management of ACT to be the beneficial owner of more than 5% of the ACT common stock outstanding as of May 1, 2000. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Where information regarding stockholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in those schedules, as noted. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into between the executive officers and directors of ACT and Clarent, ACT believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,486,821 shares outstanding on May 1, 2000, adjusted as required by rules promulgated by the Securities and Exchange Commission. Shares of ACT common stock subject to options that are currently exercisable or are exercisable within 60 days of May 1, 2000 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

                            Number of        Options                       Percentage of
                          Shares of ACT    Exercisable      Total              Total
                          Common Stock  Within 60 days of Beneficial        Outstanding
Name of Beneficial Owner      Owned       May 1, 2000**   Ownership          Shares(%)
------------------------  ------------- ----------------- ----------       -------------
Directors and Named
 Executive Officers
Andre de Fusco .........       7,754          401,000       408,754             3.75%
 President, Chief
  Executive Officer, and
  Director

Dave Weisman ...........           0           90,000        90,000               *
 Vice President,
  Marketing

Alain Gravel ...........         121           81,300        81,421               *
 Vice President,
  Engineering

Robert J. Faulk ........           0           82,500        82,500               *
 Chief Financial Officer
  and Vice President,
  Finance

Eric Grubel ............           0           96,000        96,000               *
 Vice President,
  Worldwide Sales

Ramin Sadr .............       1,000          200,000       201,000             1.88%
 Chief Technology
  Officer

William W. Ambrose .....      25,155(1)        41,000        66,155               *
 Director

Archibald J. McGill ....           0           73,857        73,857               *
 Director

Frederick W. Gluck .....           0           99,000        99,000               *
 Director

Robert Musslewhite .....           0           21,000        21,000               *
 Director

All current directors
 and named executive
 officers as a group
 (10 persons)(2)(3).....      34,030(4)     1,185,657     1,219,687(4)(5)      10.45%

5% Stockholders
Dimensional Fund
 Advisors (6)(7)........     701,800                0       701,800             6.69%

--------
 * Indicates less than 1%

** Although these options are exercisable within 60 days of May 1, 2000, ACT has the right to repurchase some of the shares for a period of time after exercise. This number does not include options that will become exercisable when the merger occurs.

(1) Includes 25,155 shares beneficially owned by Stone Silo Investments. Mr. Ambrose, as sole owner of Stone Silo Investments, may be deemed to have beneficial ownership of these shares.

(2) The business address for ACT's directors and executive officers is as follows: c/o ACT Networks, Inc., 26707 West Agoura Road, Calabasas, California 91302.

(3) Each of these persons has entered into a voting agreement with Clarent and given Clarent a proxy to vote his shares in favor of adoption of the merger agreement.

(4) Includes 25,155 shares beneficially owned by Stone Silo Investments.

(5) Includes an aggregate of 1,185,657 shares issuable to ACT's directors and executive officers upon the exercise of immediately exercisable options held by such directors and executive officers.

(6) Information based on a Schedule 13G filed by Dimensional Fund Advisors Inc. on February 3, 2000.

(7) Dimensional Fund Advisors Inc., an investment advisor registered under
    Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." All securities reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The business address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial information for Clarent consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999, and for the three months ended March 31, 2000 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 2000. These pro forma financial statements give effect to Clarent's acquisition of ACT through a merger and exchange of shares on July
  , 2000. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the three months ended March 31, 2000 reflects this transaction as if it had taken place on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as if it had taken place on March 31, 2000.

   The Unaudited Pro Forma Combined Condensed Statements of Operations combine Clarent's historical results of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 with ACT's historical results for the twelve months ended December 31, 1999 and the three months ended March 31, 2000.

   The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 1999 or March 31, 2000 and do not purport to indicate the results of future operations.

   The merger has been accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the notes thereto.

   In connection with the acquisition of ACT, Clarent expects to incur write-offs related to in-process research and development, currently estimated at $31.5 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect this charge. The charge related to in-process research and development will be reflected in Clarent's consolidated financial statements when the merger is consummated. The pro forma financial statements do not include the costs of integration estimated at $2 million, as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

   The pro forma financial statements should be read in conjunction with the related notes included in this document and the audited financial statements and notes of Clarent and ACT, included or incorporated by reference elsewhere in this proxy statement/prospectus.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                    (in thousands, except per share amounts)

                                    Actual   Actual    Pro Forma
                                   Clarent     ACT    Adjustments     Total
                                   --------  -------  -----------    --------
Revenue:
  Product and software............ $ 44,182  $50,477   $     --      $ 94,659
  Services........................    3,641       --         --         3,641
                                   --------  -------   --------      --------
    Total revenue.................   47,823   50,477         --        98,300
Cost of revenue:
  Product and software............   16,746   25,568         --        42,314
  Services........................    3,559       --         --         3,559
  Amortization of developed
   technology.....................       --       --      2,772 (7)     2,772
                                   --------  -------   --------      --------
    Total cost of revenue.........   20,305   25,568      2,772        48,645
                                   --------  -------   --------      --------
    Gross profit..................   27,518   24,909     (2,772)       49,655
Operating expenses:
  Research and development........    9,172   12,007         --        21,179
  Sales and marketing.............   25,111   15,718         --        40,829
  General and administrative......    6,877    8,483         --        15,360
  Amortization of compensation....   19,371       --      2,480 (8)    21,851
  Amortization of goodwill and
   other purchased intangibles....      150       --     20,782 (6)    20,932
                                   --------  -------   --------      --------
    Total operating expenses......   60,681   36,208     23,262       120,151
                                   --------  -------   --------      --------
Loss from operations..............  (33,163) (11,299)   (26,034)      (70,496)
Interest and other income, net....    2,512    2,448         --         4,960
                                   --------  -------   --------      --------
Loss before provision for income
 tax..............................  (30,651)  (8,851)   (26,034)      (65,536)
Provision for (benefit from)
 income tax.......................     (132)      72         --           (60)
                                   --------  -------   --------      --------
Net loss.......................... $(30,783) $(8,779)  $(26,034)     $(65,596)
                                   ========  =======   ========      ========
Basic and diluted net loss per
 share............................ $  (1.87) $ (0.87)                $  (3.45)
Shares used to compute basic and
 diluted net loss per share.......   16,457   10,084                   19,024


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000
                    (in thousands, except per share amounts)

                                      Actual   Actual    Pro Forma
                                      Clarent    ACT    Adjustments    Total
                                      -------  -------  -----------   -------
Revenue:
  Product and software............... $22,078  $12,644    $    --     $34,722
  Services...........................   2,505       --         --       2,505
                                      -------  -------    -------     -------
    Total revenue....................  24,583   12,644         --      37,227
Cost of revenue:
  Product and software...............   8,311    5,883         --      14,194
  Services...........................   1,638       --         --       1,638
  Amortization of developed
   technology........................      --       --        693 (7)     693
                                      -------  -------    -------     -------
    Total cost of revenue............   9,949    5,883        693      16,525
                                      -------  -------    -------     -------
  Gross profit.......................  14,634    6,761       (693)     20,702
Operating expenses:
  Research and development...........   4,340    2,410         --       6,750
  Sales and marketing................  11,055    3,596         --      14,651
  General and administrative.........   2,441    1,692         --       4,133
  Amortization of compensation.......   1,378       --        620 (8)   1,998
  Amortization of goodwill and other
   purchased intangibles.............     226       --      5,196 (6)   5,422
                                      -------  -------    -------     -------
    Total operating expenses.........  19,440    7,698      5,816      32,954
                                      -------  -------    -------     -------
Loss from operations.................  (4,806)    (937)    (6,509)    (12,252)
Interest and other income, net.......   4,115      595         --       4,710
                                      -------  -------    -------     -------
Loss before provision for income
 tax.................................    (691)    (342)    (6,509)     (7,542)
Provision for income tax.............     (25)    (123)        --        (148)
                                      -------  -------    -------     -------
Net loss............................. $  (716) $  (465)   $(6,509)    $(7,690)
                                      =======  =======    =======     =======
Basic and diluted net loss per
 share............................... $ (0.02) $ (0.04)               $ (0.23)
Shares used to compute basic and
 diluted net loss per share..........  31,448   10,383                 34,092



   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 2000
                                 (in thousands)

                                       Actual   Actual    Pro Forma
                                      Clarent     ACT    Adjustments     Total
                                      --------  -------  -----------    --------
               ASSETS
Current assets:
  Cash and cash equivalents ........  $226,463  $23,543   $    --       $250,006
  Short-term investments ...........    57,020   22,839        --         79,859
  Accounts receivable, net .........    22,577   13,379        --         35,956
  Inventories ......................     9,004   10,012      (750) (2)    18,266
  Prepaid expenses and other current
   assets ..........................     2,202    1,853        --          4,055
                                      --------  -------   --------      --------
    Total current assets ...........   317,266   71,626      (750)       388,142
  Property plant & equipment, net ..    14,437    3,786      (571) (2)    17,652
  Developed technology..............       --       --      13,860 (1)    13,860
  Assembled workforce...............       --       --       6,642 (1)     6,642
  Customer base.....................       --       --      19,276 (1)    19,276
  Goodwill..........................     2,332    1,241     (1,241)(5)    75,896
                                                            73,564 (1)
  Other assets .....................     1,886      154        --          2,040
                                      --------  -------   --------      --------
    Total assets ...................  $335,921  $76,807   $110,780      $523,508
                                      ========  =======   ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .................  $  6,449  $ 1,882   $    --       $  8,331
  Compensation related accruals.....     2,812      987        --          3,799
  Deferred revenue..................     9,901      --         --          9,901
  Other accrued liabilities.........     6,191    1,871     10,995 (2)    19,057
                                      --------  -------   --------      --------
    Total current liabilities.......    25,353    4,740     10,995        41,088

Stockholders' equity:
  Common stock......................   354,910  108,152    100,155 (3)   563,217
  Deferred compensation.............    (4,612)     --      (4,960)(1)    (9,572)
  Accumulated other comprehensive
   loss.............................       (64)    (167)       167 (5)       (64)
  Accumulated deficit...............   (39,666) (35,918)     4,423 (4)   (71,161)
                                      --------  -------   --------      --------
    Total stockholders' equity......   310,568   72,067     99,785       482,420
                                      --------  -------   --------      --------
    Total liabilities and
     stockholders' equity...........  $335,921  $76,807   $110,780      $523,508
                                      ========  =======   ========      ========


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

   For purposes of the pro forma operating data, Clarent's consolidated financial statements as of March 31, 2000 and for the year ended December 31, 1999 and for the three months ended March 31, 2000 have been combined with the ACT financial statements as of March 31, 2000 and for the calendar year ended December 31, 1999 and for the three months ended March 31, 2000.

   The companies have had no significant inter-company activity which would require elimination in preparing the combined condensed financial statements. In addition, the companies have no significantly different accounting policies and procedures which would have required conforming adjustments.

   The accompanying pro forma information should be read in conjunction with the historical financial statements and related notes for both Clarent and ACT, which are either included or in the case of ACT, incorporated by reference in this proxy statement/prospectus. For a list of the ACT filings incorporated by reference we refer you to the section entitled "Where You Can Find More Information" in this proxy statement/prospectus.

   The pro forma financial statements give effect to Clarent's acquisition of ACT through a merger and exchange of shares. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 and the three months ended March 31, 2000 reflect this transaction as if it had taken place on January 1, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as if it had taken place on March 31, 2000.

   The merger was accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of ACT based on actual fair value. Clarent does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of Clarent's management, all adjustments necessary to present fairly such pro forma financial statements have been made on the proposed terms and structure of the ACT merger.

   In connection with the merger, Clarent currently expects to incur write-offs related to in-process research and development, of approximately $31.5 million. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-off related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charge related to in-process research and development will be reflected in Clarent's consolidated financial statements upon the effective time of the merger. The pro forma financial statements do not include the costs of integration estimated at $2.0 million as they will affect future operations.

   The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 1999 or March 31, 2000 and do not purport to indicate the results of future operations.

   The pro forma financial statements give effect to the following pro forma adjustments:

(1) In accordance with the merger agreement, ACT will become a wholly owned subsidiary of Clarent, and all outstanding shares of its common stock will be converted into shares of Clarent common stock.

   The ACT merger was accounted for using the purchase method of accounting. The purchase price of $65.46 per share was based on the closing price of Clarent's stock on May 2, 2000 (the date of the announcement of the merger) and the three days prior and subsequent to the announcement date.

   The purchase price was determined as follows:

                                                         Clarent    Fair Value
                                             ACT Shares  Shares   (in thousands)
                                             ---------- --------- --------------
     Shares................................. 10,486,821 2,669,945  $174,774,575
     Stock options assumed..................  2,702,151   687,968    33,532,506
                                             ---------- ---------  ------------
     Totals................................. 13,188,972 3,357,913  $208,307,081
                                             ========== =========  ============

   The ACT shares were first converted to Clarent equivalent shares by taking the number of ACT shares divided by the exchange ratio of approximately 0.2546 per share, subject to adjustment should the closing price of Clarent stock be greater than $70.70 or less than $54.99 per share on the date prior to the merger becoming effective.

   With respect to stock options assumed as part of the merger, all ACT options will be exchanged for Clarent options and are included as part of the purchase price based on their fair value. Any unvested ACT options issued in exchange for unvested Clarent options are also included as part of the purchase price based on their fair value, however, pursuant to Financial Accounting Standards Board Interpretation Number 44, the portion of the intrinsic value of unvested options that will be deemed to be earned over the remaining vesting period of those options has been deducted from the fair value of the unvested options and will be amortized as deferred compensation over that remaining vesting period. The fair value of the options assumed is based on the Black-Scholes model using the following assumptions:

  . Fair market value of the underlying shares is based on the average closing price of Clarent's common stock on May 2, 2000 and the three days prior and subsequent to such date.

  .  Expected life of 4 years

  .  Expected volatility of .80

  .  Risk free interest rate of 6.0%

  .  Expected dividend rate of 0%

   Below is a table of the estimated acquisition cost, allocation of excess purchase cost over the fair value of net assets acquired to goodwill and other intangible assets acquired and annual amortization of the goodwill and intangible assets acquired (in thousands, except for asset life):

                                                                    Annual
                                                                 Amortization
                                                     Asset Life of Intangibles
                                                     ---------- --------------
                                                     (in years)
   Estimated Acquisition Cost:

   Value of common stock and stock options
    issued................................. $208,307
   Transaction costs.......................    6,435
   Merger related restructuring costs......    5,881
                                            --------
   Total estimated acquisition cost........ $220,623
                                            ========
   Allocation of excess purchase cost of
    $149,798
    over the fair value of net assets
    acquired to
    goodwill and other intangible assets
    acquired:

   Assembled workforce.....................    6,642      3        $ 2,214
   Customer base...........................   19,276      5          3,855
   Developed technology....................   13,860      5          2,772
   In-process technology...................   31,496
   Goodwill................................   73,564      5         14,713
   Deferred compensation...................    4,960      2          2,480
                                            --------
   Total................................... $149,798
                                            ========

   Tangible assets of ACT acquired in the merger principally include cash, short-term investments, accounts receivables, inventories and fixed assets. Liabilities of ACT assumed in the merger principally include accounts payable, accrued payroll and other current liabilities.

   To determine the value of the developed technology the expected future cash flow attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $13.9 million for developed technology which has reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a five year period.

   The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis determined a valuation of approximately $6.6 million for the assembled workforce, and is being amortized on a straight line basis over a three year period.

   The value of the customer base of approximately $19.3 million was derived by considering, among other factors, the historical costs to develop customer relationships, the expected income, and the associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships. The value of the customer base is being amortized over a five year period.

   The value of deferred compensation of approximately $5.0 million was derived using the guidance of Financial Accounting Standards Board Interpretation Number 44, the unvested options' intrinsic value, and a vesting ratio of 74% for the remaining vesting period of unvested options. The deferred compensation is being amortized on a straight line basis over a two year period.

   The projects identified as in-process technology at ACT are those that will be underway at the time of the ACT merger and would, after consummation of the ACT merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized. The estimated amount of the in-process research and development charge represents a preliminary estimate which could materially differ from the actual results that will be experienced by Clarent as final values will not be established until after the closing of the ACT merger.

   The in-process technology acquired from ACT in the transaction consists primarily of technology related to replacement and enhancement of ACT's core technology, principally NetPerformer and ServiceXchange.

(2) The pro forma adjustment to Inventories, Fixed Assets and Other Accrued Liabilities reflects the write-off of $750,000 of inventories of ACT that are for products that are redundant with those of Clarent, the write-off of $571,000 for the capitalized value of ACT's information system that will not be used after the merger, an accrual of $2.0 million for liabilities related to involuntary employee termination benefits (relocations) of ACT employees, $2.6 million for costs to exit operating leases of ACT, and $6.4 in transaction costs.

(3) The pro forma adjustment to "common stock" reflects elimination of ACT's common stock ($108.2 million) and the impact of the issuance of Clarent common stock ($208.3 million) in connection with the merger.

(4) The pro forma adjustment to "Accumulated Deficit" reflects the elimination of ACT's accumulated deficit ($35.9 million) and the in-process technology charge ($31.5 million).

(5) The pro forma adjustment to "Other Assets" and "Accumulated Other Comprehensive Loss" reflects the elimination of ACT's goodwill related to historical acquisitions, and elimination of accumulated other comprehensive loss.

(6) The pro forma adjustment is for the amortization of goodwill, assembled workforce and customer base.

(7)  The pro forma adjustment is for the amortization of developed technology.

(8)  The pro forma adjustment is for the amortization of deferred compensation.

                   COMPARATIVE RIGHTS OF CLARENT STOCKHOLDERS
                              AND ACT STOCKHOLDERS

   The following is a summary of certain material differences between the rights of holders of ACT common stock and Clarent common stock. After the merger, the rights of ACT stockholders will no longer be defined and governed by ACT's amended certificate of incorporation and bylaws, as amended. Instead, each ACT stockholder will become a new stockholder of Clarent whose rights as a stockholder will be defined and governed by Clarent's amended and restated certificate of incorporation and bylaws, as amended. Because ACT and Clarent are both organized under the laws of Delaware, any differences in the rights of ACT stockholders and the rights of Clarent stockholders arise from differences between the ACT certificate of incorporation and the ACT bylaws on the one hand and the Clarent certificate of incorporation and the Clarent bylaws on the other hand. This summary of the material differences in the ACT certificate of incorporation and the ACT bylaws on the one hand and the Clarent certificate of incorporation and the Clarent bylaws on the other does not purport to be a complete listing of differences in the rights and remedies of ACT stockholders and Clarent stockholders. The differences can be determined by reading and comparing the full text of the ACT certificate, the Clarent certificate of incorporation, the ACT bylaws and the Clarent bylaws. Copies of the ACT certificate of incorporation and the ACT bylaws may be obtained from ACT.

Other Capital Stock

   The ACT certificate of incorporation does not authorize the issuance of any capital stock other than common stock. The Clarent certificate of incorporation authorizes the Clarent board of directors to issue up to 5,000,000 shares of preferred stock. The Clarent board of directors has the authority to fix the terms of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any of which may be greater than, and limit, the rights of the common stock. The Clarent board of directors can issue preferred stock without stockholder approval.

Size of the Board of Directors

   The ACT bylaws provide for a board of directors consisting of six directors, which can be changed only by unanimous consent of the board of directors or by vote of the holders of a majority of the outstanding voting shares. The ACT board of directors currently consists of five members. The Clarent certificate of incorporation provide that the number of directors will be fixed by the Clarent board of directors. The Clarent board of directors currently consists of five members.

Removal of Directors

   The ACT bylaws requires a vote at a special meeting called for the purpose of removing directors only for cause or by holders of 80% of the outstanding shares entitled to vote thereon to remove directors. The Clarent certificate of incorporation provides for removal of directors with cause if the holders of a majority of the outstanding shares vote in favor, and without cause if the holders of at least 66 2/3% of the outstanding shares vote in favor.

Filling New Seats or Vacancies on the Board of Directors

   The ACT certificate of incorporation provides that any vacancies may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. The Clarent certificate of incorporation provides that vacancies will be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Clarent board of directors, unless it determines that the position will be filled by the stockholders.

Elimination of Actions by Written Consent of Stockholders

   The ACT bylaws permit stockholder action by written consent of the holders of at least the number of shares that would be required to approve the action at a meeting of the stockholders. The Clarent certificate of incorporation does not permit stockholders to act by written consent.

   Elimination of the ability of stockholders to act by written consent could lengthen the amount of time required to take stockholder actions, since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. In addition, the elimination of stockholder actions by written consent could deter hostile takeover attempts. A holder or group of holders controlling a majority voting interest of Clarent common stock would not be able to amend the Clarent certificate of incorporation or the Clarent bylaws or remove directors pursuant to a stockholder action by written consent but, instead, would have to call a stockholders' meeting and observe the notice periods determined by the Clarent board of directors pursuant to the Clarent bylaws prior to attempting to obtain approval of any such action.

Power to Call Special Meetings of Stockholders

   Under the ACT certificate of incorporation, a special meeting of stockholders may be called by the chairman of the board of directors, the president, by a majority of the board of directors or by one or more stockholders who or which are entitled to vote and hold at least 10% of the stock entitled to vote at the meeting. The Clarent bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors, the chief executive officer, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of shares entitled to cast not less than 50% of the votes at the meeting. The Clarent bylaws further provide that only such business shall be conducted at a special meeting of stockholders as shall have been specified in the notice of such meeting.

Stockholder Proposals

   For stockholder proposals to be considered at the annual meeting, ACT stockholders must give notice of such proposals at least 30 but not more than 60 days prior to the meeting. Clarent stockholders must provide notice of proposals to be considered at the annual meeting at least 90 but not more than 120 days prior to the annual meeting.

Amendment of Bylaws and Certificate of Incorporation

   The ACT bylaws may be changed by vote of the holders of a majority of the ACT voting stock or by the ACT board of directors. The Clarent bylaws may be changed by vote of the holders at least 66-2/3% of the outstanding shares of voting stock or by the Clarent board of directors

   Under the Delaware law, the holders of a majority of the voting stock may amend a corporation's certificate of incorporation, unless the certificate specifies otherwise. The ACT certificate of incorporation does not require a different vote. The Clarent certificate of incorporation provides that holders of 66 2/3% of the voting stock must approve any alteration, amendment or repeal of Article V (relating to the powers, removal and appointment of directors and voting of stockholders), Article VI (relating to indemnification of officers and directors) and Article VII (relating to amendment, alteration or repeal of the Clarent certificate of incorporation).

                              INDEPENDENT AUDITORS

   It is expected that representatives of Ernst & Young LLP will not be present at the special meeting to respond to questions of ACT stockholders.

                                 LEGAL MATTERS

   The validity of the Clarent common stock to be issued in the merger has been passed upon for Clarent by Cooley Godward LLP. Certain tax consequences of the merger have been passed upon for Clarent by Cooley Godward LLP.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited Clarent's consolidated financial statements and schedule at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. Clarent has included its financial statements and schedule in this proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited ACT's consolidated financial statements and schedule included in ACT's Annual Report on Form 10-K for the year ended June 30, 1999, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. ACT's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   If the merger is not consummated, the deadline for ACT's receipt of stockholder proposals intended to be presented at the 2000 annual meeting of ACT stockholders and included in ACT's proxy materials will be June 30, 2000.

                              CLARENT CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Financial Statements (unaudited):

Condensed Consolidated Balance Sheets at March 31, 2000 (unaudited) and
 December 31, 1999 ......................................................   F-2

Condensed Consolidated Statements of Operations for the three months
 ended March 31, 2000 and 1999 (unaudited)...............................   F-3

Condensed Consolidated Statements of Cash Flows for the three months
 ended March 31, 2000 and 1999 (unaudited)...............................   F-4

Notes to Condensed Consolidated Financial Statements for the three months
 ended March 31, 2000 and 1999 (unaudited)...............................   F-5

Consolidated Financial Statements as of December 31, 1999, 1998 and 1997 and for each of the three years in the period ended December 31, 1999:

Report of Ernst & Young LLP, Independent Auditors........................   F-9

Consolidated Balance Sheets..............................................  F-10

Consolidated Statements of Operations....................................  F-11

Consolidated Statements of Stockholders' Equity..........................  F-12

Consolidated Statements of Cash Flows....................................  F-15

Notes to Consolidated Financial Statements...............................  F-17

                              CLARENT CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                         March 31,  December 31,
                                                           2000         1999
                                                        ----------- ------------
                                                        (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents............................  $226,463     $238,724
  Short-term investments...............................    57,020       45,569
  Accounts receivable, net.............................    22,577       24,218
  Inventories..........................................     9,004        8,404
  Prepaid expenses and other current assets............     2,202        2,826
                                                         --------     --------
    Total current assets...............................   317,266      319,741
  Property and equipment, net..........................    14,437       12,696
  Other assets.........................................     4,218        2,931
                                                         --------     --------
                                                         $335,921     $335,368
                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $  6,449     $  8,552
  Compensation related accruals........................     2,812        2,991
  Deferred revenue.....................................     9,901       10,117
  Other accrued liabilities............................     6,191        4,866
                                                         --------     --------
  Total current liabilities............................    25,353       26,526
Stockholders' equity:
  Common stock.........................................   354,910      353,894
  Deferred compensation................................    (4,612)      (5,990)
  Accumulated other comprehensive loss.................       (64)        (112)
  Accumulated deficit..................................   (39,666)     (38,950)
                                                         --------     --------
  Total stockholders' equity...........................   310,568      308,842
                                                         --------     --------
                                                         $335,921     $335,368
                                                         ========     ========


     See accompanying notes to condensed consolidated financial statements.

                              CLARENT CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                    Three Months Ended March
                                                               31,
                                                   ---------------------------
                                                      2000        1999
                                                   ----------- -----------
                                                   (unaudited) (unaudited)
Revenue:
  Product and software............................   $22,078     $ 6,128
  Services........................................     2,505         586
                                                     -------     -------
    Total revenue.................................    24,583       6,714
Cost of revenue:
  Product and software............................     8,311       2,786
  Services........................................     1,638         495
                                                     -------     -------
    Total cost of revenue.........................     9,949       3,281
                                                     -------     -------
  Gross profit....................................    14,634       3,433
                                                     -------     -------
Operating expenses:
  Research and development........................     4,340       1,566
  Sales and marketing.............................    11,055       4,025
  General and administrative......................     2,441       1,357
  Amortization of compensation....................     1,378       1,980
  Amortization of goodwill........................       226          --
                                                     -------     -------
  Total operating expenses........................    19,440       8,928
                                                     -------     -------
Loss from operations..............................    (4,806)     (5,495)
Other income......................................     4,115          16
                                                     -------     -------
Loss before provision for income taxes............      (691)     (5,479)
Provision for income taxes........................       (25)         --
                                                     -------     -------
Net loss..........................................   $  (716)    $(5,479)
                                                     =======     =======
Basic and diluted net loss per share..............   $ (0.02)    $ (1.00)
                                                     =======     =======
Shares used in computing basic and diluted net
 loss per share...................................    31,448       5,481
                                                     =======     =======

     See accompanying notes to condensed consolidated financial statements.

                              CLARENT CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                          Three Months Ended
                                                               March 31,
                                                        -----------------------
                                                           2000        1999
                                                        ----------- -----------
                                                        (unaudited) (unaudited)
Operating activities:
  Net loss.............................................    $ (716)   $ (5,479)
  Adjustments to reconcile net loss to net cash used in
   operating activities:...............................
    Depreciation.......................................     1,697         346
    Amortization of compensation.......................     1,378       1,980
    Amortization of goodwill...........................       213
    Changes in operating assets and liabilities:.......
      Accounts receivable..............................       136      (4,065)
      Inventories......................................      (600)     (1,973)
      Prepaid expenses and other current assets........       624        (180)
      Other assets.....................................        --         (20)
      Accounts payable and other accrued liabilities...      (957)      3,019
      Deferred revenue.................................      (216)      2,338
                                                         --------    --------
      Net cash provided by (used in) operating
       activities......................................     1,559      (4,034)
                                                         --------    --------
Investing activities :
  Purchases of short-term investments..................   (41,808)         --
  Maturities of short-term investments.................    30,355          --
  Purchases of property and equipment..................    (3,478)     (2,191)
                                                         --------    --------
      Net cash used in investing activities............   (14,931)     (2,191)
                                                         --------    --------
Financing activities:
  Proceeds from line of credit.........................        --         300
  Proceeds from issuance of long term debt.............        --       1,254
  Proceeds from issuance of common stock...............     1,016          22
                                                         --------    --------
  Net cash provided by financing activities............     1,016       1,576
                                                         --------    --------
  Effect of exchange rate changes on cash and cash
   equivalents.........................................        95          13
                                                         --------    --------
      Net decrease in cash and cash equivalents........   (12,261)     (4,636)
Cash and cash equivalents at beginning of period.......   238,724      11,903
                                                         --------    --------
Cash and cash equivalents at end of period.............  $226,463    $  7,267
                                                         ========    ========
Supplemental disclosure of non-cash investing
 activities:
  Common stock received in exchange for settlement of
   accounts receivable.................................  $  1,500    $     --
                                                         ========    ========


     See accompanying notes to condensed consolidated financial statements.

                              CLARENT CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Basis of Presentation

   The accompanying condensed consolidated financial statements of Clarent Corporation (the Company) as of March 31, 2000 and for the three month periods ended March 31, 2000 and March 31, 1999 (unaudited) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the condensed consolidated financial statements include all adjustments (consisting only of normal recurring accruals) that management considers necessary for a fair presentation of the results of operations for the interim periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2000. Certain prior period balances have been reclassified to conform to current period presentation.

2. Financial Instruments

   Estimated fair values of financial instruments are based on quoted market prices. The following is a summary of available-for-sale securities (in thousands) at March 31, 2000.

                                                   Gross      Gross
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- --------
Money Market Fund..................... $ 25,899     $ --       $(3)    $ 25,896
Commercial Paper......................  152,683        9        (29)    152,663
Government Securities.................   58,555        3        (39)     58,519
Market Auction Preferred..............   31,890       --         --      31,890
                                       --------     ----       ----    --------
                                       $269,027     $ 12       $(71)   $268,968
                                       ========     ====       ====    ========
Classified as:
  Cash Equivalents.................... $211,962     $  8       $(22)   $211,948
  Short-Term Investments..............   57,065        4        (50)     57,020
                                       --------     ----       ----    --------
                                       $269,027     $ 12       $(71)   $268,968
                                       ========     ====       ====    ========

Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay or call obligations without prepayment penalties. Realized gains and losses on sales of available-for-sale securities were immaterial for the three months ended March 31, 2000. There were no available-for-sale securities at March 31, 1999.

3. Inventories

   Inventories consist of the following (in thousands):

                                                          March 31, December 31,
                                                            2000        1999
                                                          --------- ------------
     Raw materials.......................................  $7,728     $ 7,347
     Finished goods......................................   1,276       1,057
                                                           ------     -------
                                                           $9,004     $ 8,404
                                                           ======     =======

                              CLARENT CORPORATION

                                  (Unaudited)


4. Comprehensive Loss

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 established rules for the reporting and display of comprehensive income and its components, requiring foreign currency translation adjustments, and unrealized gains and losses on short and long-term investments which currently are reported in stockholders' equity, to be included in other comprehensive income/loss. Prior year financial statements have been reclassified to conform to the requirements of FAS 130.

   The Company's total comprehensive loss is as follows (in thousands):

                                                                 Three Months
                                                                  Ended March
                                                                      31,
                                                                 --------------
                                                                 2000    1999
                                                                 -----  -------
     Net loss, as reported...................................... $(716) $(5,479)
     Other comprehensive loss:
       Translation adjustments..................................    93       26
       Unrealized losses on investments.........................   (45)      --
                                                                 -----  -------
       Comprehensive loss....................................... $(668) $(5,453)
                                                                 =====  =======

5. Income Taxes

   The provision for income taxes of approximately $25,000 for the three month period ending March 31, 2000 consists entirely of foreign income tax provided on the profits attributable to the Company's foreign operations.

6. Stockholders Equity

   On January 31, 2000, the Company increased the authorized number of shares of common stock authorized for issuance under the 1999 Amended and Restated Equity Incentive Plan (the 1999 plan) by 792,465 being 2.5% of the Company's outstanding shares, measured as of that date. This increase was in accordance with Section 4(a) of the 1999 plan. On February 15, 2000, the Company's stockholders authorized an amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 200,000,000 from 50,000,000 shares. The Company's stockholders also approved an amendment to the 1999 plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 2,641,830 shares. The aggregate number of shares of Common Stock authorized for issuance under the 1999 plan was 14,792,465 at March 31, 2000.

                              CLARENT CORPORATION

                                  (Unaudited)

7.  Segments of an Enterprise and Related Information

   The Company operates in one industry segment. The Company designs, develops and sells Internet protocol telephony, or IP telephony systems. Net revenue for non-U.S. locations are substantially the result of export sales from the U.S. Net revenue by geographic region based on customer location were as follows (in thousands):

                                                                   Three Months
                                                                   Ended March
                                                                       31,
                                                                  --------------
                                                                   2000    1999
                                                                  ------- ------
     Product and software sales
       United States............................................. $ 8,352 $3,986
       Other Americas............................................     596     59
       Europe....................................................   5,459    185
       Asia Pacific..............................................   7,671  1,898
                                                                  ------- ------
         Total................................................... $22,078 $6,128
                                                                  ======= ======

     Services
       United States............................................. $ 1,471 $  343
       Other Americas............................................      53      7
       Europe....................................................     361     32
       Asia Pacific..............................................     620    204
                                                                  ------- ------
         Total................................................... $ 2,505 $  586
                                                                  ======= ======

8. Net Loss Per Share

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period less outstanding shares subject to a right of repurchase by the Company. Outstanding shares subject to repurchase are not included in the computations of basic and diluted net loss per share until the time-based vesting restrictions have lapsed.

   The following table sets forth the computation of basic and diluted earnings per share:

                                                                Three Months
                                                                   Ended
                                                                 March 31,
                                                               ---------------
                                                                2000    1999
                                                               ------  -------
                                                               (in thousands,
                                                                 except per
                                                               share amounts)
Net loss (numerator).........................................  $ (716) $(5,479)
                                                               ======  =======
Shares used in computing basic and diluted net loss per share
 (denominator):
Weighted average common shares outstanding...................  31,898    7,281
Less shares subject to repurchase............................    (450)  (1,800)
                                                               ------  -------
Denominator for basic and diluted net loss per share.........  31,448    5,481
                                                               ======  =======
Basic and diluted net loss per share.........................  $(0.02) $ (1.00)
                                                               ======  =======

                              CLARENT CORPORATION

                                  (Unaudited)


   The Company has excluded all convertible preferred stock, warrants for convertible preferred stock and common stock, outstanding stock options and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were 8,680,168 and 24,324,862 for the three months ended March 31, 2000 and 1999, respectively.

9. Other Investments

   At March 31, 2000 the Company reduced its accounts receivable by accepting common stock with a value of $1.5 million in one of its privately held customers as an alternative to cash payment. At March 31, 2000 the Company's investment is recorded at cost and is included in Other Assets. Revenues from this customer totaled $3.5 million in the three months ended March 31, 2000 and were recorded at the value of the products and services sold.

10. Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

   In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence (VSOE) exists for undelivered elements but does not exist for delivered elements of a software arrangement. The Company adopted the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. The adoption of SOP 98-9 did not have a material impact on our consolidated financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 is effective for years beginning after December 15, 1999 and is required to be reported beginning in the quarter ended June 30, 2000. SAB 101 is not expected to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

11. Subsequent event

   On May 1, 2000 the Company announced the signing of a definitive agreement to acquire ACT Networks, Inc. (Nasdaq:ANET). ACT Networks is a leading provider of multi-service access and voice/data integration products that enable the convergence of voice, video and data onto one managed network. Under the terms of the agreement, each outstanding share of ACT Networks will be exchanged for
0.2546 of a share of Clarent Common Stock. The exchange ratio will be subject to a 'collar' providing a maximum and minimum value of Clarent Common Stock to be exchanged for each share of ACT Networks at Closing of $18.00 and $14.00, respectively. Based on Clarent's closing price on Monday, May 1st, 2000 the company will issue approximately $189 million of stock for the outstanding shares of ACT in addition to assuming ACT Networks' outstanding stock options. The acquisition has been approved by the boards of directors of both companies and is expected to close in the third quarter of 2000. This transaction is subject to various closing conditions, including approval by ACT Networks' stockholders and termination of the necessary waiting period under the Hart-Scott-Rodino Act.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Clarent Corporation

   We have audited the accompanying consolidated balance sheets of Clarent Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Palo Alto, California
January 19, 2000

                              CLARENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                               December 31,
                                                             -----------------
                                                               1999     1998
                                                             --------  -------
ASSETS
Current assets:
  Cash and cash equivalents................................. $238,724  $11,903
  Short-term investments....................................   42,581       --
  Accounts receivable, net of allowance for doubtful
   accounts of $2,314 and $807, at December 31, 1999
   and 1998.................................................   24,218    6,943
  Inventories...............................................    8,404    3,620
  Prepaid expenses and other current assets.................    2,826      478
                                                             --------  -------
    Total current assets....................................  316,753   22,944
Property and equipment, net.................................   12,696    2,233
Investments.................................................    2,988       --
Other assets................................................    2,931       --
                                                             --------  -------
                                                             $335,368  $25,177
                                                             ========  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................... $  8,552  $ 2,905
  Line of credit............................................       --    2,500
  Compensation related accruals.............................    2,991      515
  Deferred revenue..........................................   10,117    4,414
  Other accrued liabilities.................................    4,866    1,079
                                                             --------  -------
    Total current liabilities...............................   26,526   11,413
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $0.001 par value:
    Authorized shares--5,000,000 at December 31, 1999; none
     issued and outstanding.................................       --       --
  Convertible preferred stock, $0.001 par value, issuable
   in series:
    Authorized shares--None at December 31, 1999 and
     8,000,000 at December 31, 1998
    Issued and outstanding shares--None at December 31,
     1999 and 6,864,241 in 1998 ............................       --   21,024
  Common stock, $0.001 par value:
    Authorized shares--50,000,000 at December 31, 1999 and
     1998...................................................
    Issued and outstanding shares 30,985,984 at December 31,
     1999 and 7,129,076 in 1998 ............................  353,894    2,746
  Deferred compensation.....................................   (5,990)  (1,771)
  Accumulated other comprehensive loss......................     (112)     (68)
  Accumulated deficit.......................................  (38,950)  (8,167)
                                                             --------  -------
    Total stockholders' equity..............................  308,842   13,764
                                                             --------  -------
                                                             $335,368  $25,177
                                                             ========  =======

                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                          Year ended
                                                         December 31,
                                                   --------------------------
                                                     1999     1998     1997
                                                   --------  -------  -------
Net revenue....................................... $ 47,823  $14,647  $ 3,359
Cost of revenue...................................   20,305    6,653    1,189
                                                   --------  -------  -------
  Gross profit....................................   27,518    7,994    2,170
Operating expenses:
 Research and development.........................    9,172    3,356    1,044
 Sales and marketing..............................   25,111    7,099    2,046
 General and administrative.......................    6,877    2,484      639
 Amortization of compensation.....................   19,371      879       --
 Amortization of goodwill.........................      150       --       --
 Settlement expense...............................       --       --      570
                                                   --------  -------  -------
  Total operating expenses........................   60,681   13,818    4,299
                                                   --------  -------  -------
Loss from operations..............................  (33,163)  (5,824)  (2,129)
Other income:
 Interest and other income........................    2,812      204       70
 Interest expense.................................     (300)    (172)      --
                                                   --------  -------  -------
  Total other income..............................    2,512       32       70
                                                   --------  -------  -------
Loss before income taxes..........................  (30,651)  (5,792)  (2,059)
Provision for income taxes........................     (132)     (40)      --
                                                   --------  -------  -------
Net loss.......................................... $(30,783) $(5,832) $(2,059)
                                                   ========  =======  =======
Basic and diluted net loss per share.............. $  (1.87) $ (1.65) $ (2.14)
                                                   ========  =======  =======
Shares used to compute basic and diluted net loss
 per share........................................   16,457    3,544      962
                                                   ========  =======  =======


                            See accompanying notes.

                              CLARENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (in thousands, except share amounts)

                      Convertible                                        Notes                    Accumulated
                    Preferred Stock    Common Stock                    Receivable                    Other
                   ----------------- ------------------    Deferred       from     Comprehensive Comprehensive Accumulated
                    Shares   Amount    Shares    Amount  Compensation Stockholders     Loss          Loss        Deficit
                   --------- ------- ----------  ------  ------------ ------------ ------------- ------------- -----------
Balances as of
December 31,
1996.............  1,000,000 $   492  7,400,000  $  37      $   --       $ (11)       $    --        $ --        $ (276)
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27.....  3,220,000   3,193         --     --          --          --             --          --            --
Exercise of
common stock
options..........         --      --      1,000     --          --          --             --          --            --
Repurchase of
common stock.....         --      -- (2,000,000)   (10)         --           2             --          --            --
Comprehensive
income:
 Net loss........         --      --         --     --          --          --         (2,059)         --        (2,059)
 Foreign currency
 translation
 adjustment......         --      --         --     --          --          --            (34)        (34)           --
                                                                                      -------
Comprehensive
loss.............         --      --         --     --          --          --        $(2,093)         --            --
                   --------- ------- ----------  -----      ------       -----        =======        ----        ------
Balances as of
December 31,
1997.............  4,220,000   3,685  5,401,000     27          --          (9)            --         (34)       (2,335)
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159....  2,278,650  14,834         --     --          --          --             --          --            --
Issuance of
Series C
preferred stock
for settlement
expense..........     45,592     300         --     --          --          --             --          --            --
Conversion of
Series C bridge
notes and related
accrued interest
of $56 to Series
C preferred
stock, net of
issuance costs of
$129.............    319,999   1,977         --     --          --          --             --          --            --
Issuance of
warrants in
conjunction with
Series C bridge
financing........         --     228         --     --          --          --             --          --            --
Exercise of
common stock
options..........         --      --  1,064,748     36          --          --             --          --            --
Exercise of
common stock
warrants.........         --      --    768,328     38          --          --             --          --            --
Repurchase of
common stock.....         --      --   (105,000)    (5)         --          --             --          --            --
Forgiveness of
stockholder notes
receivable.......         --      --         --     --          --           9             --          --            --
Deferred
compensation
related to grant
of stock
options..........         --      --         --  2,293      (2,293)         --             --          --            --
Compensation
related to
issuance of
warrants for
services.........         --      --         --    357          --          --             --          --            --
Amortization of
deferred
compensation.....         --      --         --     --         522          --             --          --            --
                       Total
                   Stockholders'
                      Equity
                   -------------
Balances as of
December 31,
1996.............     $   242
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27.....       3,193
Exercise of
common stock
options..........          --
Repurchase of
common stock.....          (8)
Comprehensive
income:
 Net loss........      (2,059)
 Foreign currency
 translation
 adjustment......         (34)
Comprehensive
loss.............          --
                   -------------
Balances as of
December 31,
1997.............       1,334
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159....      14,834
Issuance of
Series C
preferred stock
for settlement
expense..........         300
Conversion of
Series C bridge
notes and related
accrued interest
of $56 to Series
C preferred
stock, net of
issuance costs of
$129.............       1,977
Issuance of
warrants in
conjunction with
Series C bridge
financing........         228
Exercise of
common stock
options..........          36
Exercise of
common stock
warrants.........          38
Repurchase of
common stock.....          (5)
Forgiveness of
stockholder notes
receivable.......           9
Deferred
compensation
related to grant
of stock
options..........          --
Compensation
related to
issuance of
warrants for
services.........         357
Amortization of
deferred
compensation.....         522

                            See accompanying notes.

                              CLARENT CORPORATION

                     (in thousands, except share amounts)

                      Convertible                                           Notes                    Accumulated
                    Preferred Stock        Common Stock                   Receivable                    Other
                   -------------------  -------------------   Deferred       from     Comprehensive Comprehensive Accumulated
                     Shares    Amount     Shares    Amount  Compensation Stockholders     Loss          Loss        Deficit
                   ----------  -------  ---------- -------- ------------ ------------ ------------- ------------- -----------
Comprehensive
loss:
 Net loss........          --  $    --          -- $     --   $    --       $  --        $(5,832)       $ --        $(5,832)
 Foreign currency
 translation
 adjustment......          --       --          --       --        --          --            (34)        (34)            --
                                                                                         -------
Comprehensive
loss.............          --       --          --       --        --          --         (5,866)         --             --
                   ----------  -------  ---------- --------   -------       -----        =======        ----        -------
Balances as of
December 31,
1998.............   6,864,241   21,024   7,129,076    2,746    (1,771)         --                        (68)        (8,167)
Compensation
related to
issuance of
warrants for
services.........          --       --          --   12,272        --          --             --          --             --
Exercise of
common stock
warrants.........          --       --     991,672       50        --          --             --          --             --
Exercise of
Series C
preferred stock
warrants.........      59,266      332          --       --        --          --             --          --             --
Conversion of
preferred stock
into common
stock............  (6,923,507) (21,356) 13,847,014   21,356        --          --             --          --             --
Deferred
compensation
related to grant
of stock
options..........          --       --          --   11,318   (11,318)         --             --          --             --
Issuance of
common stock in
initial and
secondary public
offerings, net of
issuance costs of
$18,515..........          --       --   7,565,625  302,563        --          --             --          --             --
Exercise of
common stock
options..........          --       --   1,362,184      191        --          --             --          --             --
Stock issued
through employee
stock purchase
plan.............          --       --      46,926      598        --          --             --          --             --
Common stock
issued in
connection with
acquisition......          --       --      43,487    2,800        --          --             --          --             --
Amortization of
deferred
compensation.....          --       --          --       --     7,099          --             --          --             --
                       Total
                   Stockholders'
                      Equity
                   -------------
Comprehensive
loss:
 Net loss........     $(5,832)
 Foreign currency
 translation
 adjustment......         (34)
Comprehensive
loss.............          --
                   -------------
Balances as of
December 31,
1998.............      13,764
Compensation
related to
issuance of
warrants for
services.........      12,272
Exercise of
common stock
warrants.........          50
Exercise of
Series C
preferred stock
warrants.........         332
Conversion of
preferred stock
into common
stock............          --
Deferred
compensation
related to grant
of stock
options..........          --
Issuance of
common stock in
initial and
secondary public
offerings, net of
issuance costs of
$18,515..........     302,563
Exercise of
common stock
options..........         191
Stock issued
through employee
stock purchase
plan.............         598
Common stock
issued in
connection with
acquisition......       2,800
Amortization of
deferred
compensation.....       7,099

                            See accompanying notes.

                              CLARENT CORPORATION

                     (in thousands, except share amounts)

                    Convertible                                           Notes                    Accumulated
                  Preferred Stock        Common Stock                   Receivable                    Other
                  ------------------  -------------------   Deferred       from     Comprehensive Comprehensive Accumulated
                  Shares    Amount      Shares    Amount  Compensation Stockholders     Loss          Loss        Deficit
                  -------   --------  ---------- -------- ------------ ------------ ------------- ------------- -----------
Comprehensive
loss:
 Net loss........       --   $     --         -- $     --   $    --          --       $(30,783)       $  --      $(30,783)
 Foreign currency
 translation
 adjustment......       --         --         --       --        --          --            (29)         (29)           --
 Unrealized loss
 on securities...       --         --         --       --        --          --            (15)         (15)           --
                                                                                      --------
Comprehensive
loss.............       --         --         --       --        --          --       $(30,827)          --            --
                   -------   -------- ---------- --------   -------        ----       ========        -----      --------
Balances as of
December 31,
1999.............       --   $     -- 30,985,984 $353,894   $(5,990)       $ --                       $(112)     $(38,950)
                   =======   ======== ========== ========   =======        ====                       =====      ========
                      Total
                  Stockholders'
                     Equity
                  -------------
Comprehensive
loss:
 Net loss........   $(30,783)
 Foreign currency
 translation
 adjustment......        (29)
 Unrealized loss
 on securities...        (15)
Comprehensive
loss.............         --
                  -------------
Balances as of
December 31,
1999.............   $308,842
                  =============


                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Year ended
                                                          December 31,
                                                    --------------------------
                                                      1999     1998     1997
                                                    --------  -------  -------
Cash flows from operating activities:
  Net loss......................................... $(30,783) $(5,832) $(2,059)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation...................................    2,809      516       82
    Amortization of goodwill.......................      150       --       --
    Amortization of compensation...................   19,371      879       --
    Interest expense from warrant issued in
     conjunction with Series C bridge notes........       --       99       --
    Preferred stock issued for interest payable....       --       56       --
    Forgiveness of stockholder notes receivable....       --        9       --
    Changes in operating assets and liabilities,
     net of effect of acquired business:
      Accounts receivable..........................  (15,860)  (6,166)    (777)
      Inventories..................................   (4,759)  (2,731)    (889)
      Prepaid expenses and other current assets....   (2,348)    (353)    (124)
      Other assets.................................     (361)      10        1
      Accounts payable and accrued liabilities.....   10,154    3,440    1,324
      Deferred revenue.............................    5,703    4,259      155
                                                    --------  -------  -------
      Net cash used in operating activities........  (15,924)  (5,814)  (2,287)
                                                    --------  -------  -------
Cash flows from investing activities:
  Purchases of investment securities...............  (48,759)      --       --
  Sale and maturity of short term investments......    3,175
  Purchases of property and equipment..............  (13,228)  (2,207)    (555)
  Business combination, net of cash acquired.......      325       --       --
                                                    --------  -------  -------
      Net cash used in investing activities........  (58,487)  (2,207)    (555)
                                                    --------  -------  -------
Cash flows from financing activities:
  Proceeds from (payment of) line of credit........   (2,500)   2,500       --
  Proceeds from Series C bridge notes..............       --    2,600       --
  Principal payment on Series C bridge notes.......       --     (550)      --
  Net proceeds from issuance of common stock, net
   of repurchases..................................  303,402       69       (8)
  Net proceeds from issuance of preferred stock....      332   14,834    3,193
                                                    --------  -------  -------
      Net cash provided by financing activities....  301,234   19,453    3,185
                                                    --------  -------  -------
Effect of exchange rate changes on cash and cash
 equivalents.......................................       (2)      (3)     (16)
                                                    --------  -------  -------
      Net increase in cash and cash equivalents....  226,821   11,429      327
Cash and cash equivalents at the beginning of
 year..............................................   11,903      474      147
                                                    --------  -------  -------
Cash and cash equivalents at the end of year ...... $238,724  $11,903  $   474
                                                    ========  =======  =======

                            See accompanying notes.

                              CLARENT CORPORATION

                                 (in thousands)

                                                                Year ended
                                                               December 31,
                                                           ---------------------
                                                            1999    1998   1997
                                                           ------- ------ ------
Supplemental disclosure of cash flow information
Cash paid for interest...................................  $   300 $   28 $   --
                                                           ======= ====== ======
Supplemental disclosure of noncash financing activities
Conversion of bridge notes to Series C preferred stock,
 less unamortized cost of related preferred stock
 warrant.................................................  $    -- $1,921 $   --
                                                           ======= ====== ======
Issuance of preferred stock for settlement expense.......  $    -- $  300 $   --
                                                           ======= ====== ======
Conversion of preferred stock to common stock............  $21,356 $   -- $   --
                                                           ======= ====== ======
Issuance of common stock in connection with acquisition..  $ 2,800 $   -- $   --
                                                           ======= ====== ======


                            See accompanying notes.

                              CLARENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. The Company and Summary of Significant Accounting Policies

 Description of Business

   Clarent Corporation (Clarent or the Company) was incorporated in the state of California on July 2, 1996. In July 1999, the Company was reincorporated in the state of Delaware. The Company is a provider of Internet protocol based technology and systems for the delivery and administration of telecommunication services over public and private networks.

 Basis of Presentation

   The consolidated financial statements include the accounts of Clarent and its subsidiaries. The Company has export sales from the United States and has marketing and liason operations in Australia, Belgium, Brazil, Canada, France, Germany, Greece, Hong Kong, Italy, Japan, Mexico, China, Singapore, South Korea, Spain, Taiwan and the United Kingdom. All significant intercompany transactions and balances have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

   Revenue is recognized at the time of shipment of the products and when no significant contractual obligations or acceptance terms, if any, remain outstanding and collection of the resulting receivable is deemed probable. Shipment of evaluation products are not recognized as revenue until acceptance by the customer. Revenue from services is recognized when the services are performed. Amounts billed or received in advance of satisfying revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets.

 Concentrations of Credit Risk and Credit Evaluations

   Financial instruments which subject the Company to concentrations of credit risk primarily consist of cash, short and long term investments and trade accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high-credit standing. The Company's receivables are derived primarily from sales of software and hardware products and services to companies primarily in the domestic and international telecommunications arena. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses and such losses to date have been within management's expectations. The Company provided $1,523,000, $803,000 and $38,000 for doubtful accounts, which was recorded as operating expense for the years ended December 31, 1999, 1998, and 1997, respectively.

   A limited number of customers have historically accounted for a substantial portion of the Company's revenue. Two customers, AT&T Corporation and Ji Tong Communications Co. Ltd., accounted for 15% and 10%, respectively, of net revenue for the year ended December 31, 1999. Two customers, AT&T Corporation and Technet International, accounted for 36% and 12%, respectively, of net revenue for the year ended December 31, 1998. Two customers, AT&T Corporation and Wherever Computer Technology Company Limited, accounted for 46% and 35%, respectively, of net revenue for the year ended December 31, 1997.

   Sales of the Company's products and contracts for its technology will vary as a result of fluctuations in market demand for such products and technology. Further, the markets in which the Company competes are characterized by rapid technological change and increasing competition.

                              CLARENT CORPORATION

 Cash Equivalents and Short-Term Investments

   The Company considers all highly liquid investment securities with maturity from date of purchase of three months or less to be cash equivalents and investment securities with maturity from date of purchase of more than three months but less than one year to be short-term investments.

   Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. To date, all investments have been classified as available-for-sale and are carried at fair value with unrealized gains and losses reported net-of-tax as a separate component of comprehensive income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Premiums and discounts are amortized over the period from acquisition to maturity and are included in investment income along with interest and dividends.

 Inventories

   Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of the following:

                                                               December 31,
                                                               -------------
                                                                1999   1998
                                                               ------ ------
                                                                (in thousands)
   Raw materials.............................................. $7,347 $2,529
   Finished goods.............................................  1,057  1,091
                                                               ------ ------
                                                               $8,404 $3,620
                                                               ====== ======

 Property and Equipment

   The Company records computer, production and engineering equipment, and furniture at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally eighteen months to five years.

 Software Development Costs

   Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statements of operations.

 Stock-Based Compensation

   The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

 Advertising Expenses

   The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 1999, 1998 and 1997 were approximately $2,640,000, $706,000 and $319,000, respectively.

                              CLARENT CORPORATION

 Foreign Currency Translation

   Assets and liabilities of the Company's wholly owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations.

 Comprehensive Income (Loss)

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components, requiring foreign currency translation adjustments and unrealized gains and losses on short and long-term investments which currently are reported in stockholders' equity, to be included in other comprehensive income/loss. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. At December 31, 1999, accumulated other comprehensive loss included cumulative translation adjustment losses of $97,000, unrealized losses on investments of $71,000 and unrealized gains on investments of $56,000. At December 31, 1998, the Company's accumulated other comprehensive loss consisted entirely of cumulative translation adjustments.

 Development Costs

   Since January 1, 1999, the Company has accounted for internal use software costs, including website development costs, in accordance with Statement of Position 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). In accordance with SOP 98-1, the Company capitalizes its costs to develop software for its website and other internal uses when preliminary development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are probable to result in additional functionality are capitalized. All capitalized costs are amortized to expense over their expected useful lives.

   Costs required to be capitalized under SOP 98-1 have been insignificant to date. Prior to the adoption of SOP 98-1, costs incurred by the Company to develop, enhance, manage, monitor, and operate its website were expensed as incurred.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

   In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence (VSOE) exists for undelivered elements but does not exist for delivered elements of a software arrangement. The Company will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. Management does not expect the adoption of SOP 98-9 to have a material impact on the Company's results of operations or financial position.

                              CLARENT CORPORATION

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. All registrants are expected to apply the accounting and disclosures described in SAB 101. SAB 101 is not expected to have a significant effect on the Company's consolidated results of operations, financial position, or cash flows.

Note 2. Financial Instruments

   Estimated fair values of financial instruments are based on quoted market prices. The following is a summary of available-for-sale securities (in thousands) at December 31, 1999. At December 31, 1998, the fair value of cash equivalents approximated cost, and the unrealized gains or losses were not material.

                                                  December 31, 1999
                                       ----------------------------------------
                                                   Gross      Gross
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- --------
                                                    (in thousands)
Money market fund..................... $    477     $--        $ (3)   $    474
Commercial paper......................  206,188      52         (40)    206,200
Government securities.................   44,189       4         (28)     44,165
Market auction preferred..............   22,255      --          --      22,255
                                       --------     ---        ----    --------
                                       $273,109     $56        $(71)   $273,094
                                       ========     ===        ====    ========
Classified as:
  Cash equivalents.................... $227,496     $56        $(27)   $227,525
  Short-term investments..............   42,613      --         (32)     42,581
  Investments.........................    3,000      --         (12)      2,988
                                       --------     ---        ----    --------
                                       $273,109     $56        $(71)   $273,094
                                       ========     ===        ====    ========

   The contractual maturities of Clarent's long-term investments were between one and two years. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay or call obligations without prepayment penalties. Realized gains and losses on sales of available-for-sale securities were immaterial for the year ended December 31, 1999 and 1998. There were no realized gains or losses on sales of available-for-sale securities in 1997.

Note 3. Related Party Transactions

   In June 1997, the Company entered into an agreement for advisory services with WK Technology Fund, a Taiwanese corporation, one of whose principals is a member of the Company's board of directors. The advisory services primarily related to business strategy for the Company and were to be performed over a four-year term. As consideration for the advisory services, the Company granted to WK Technology Fund a warrant to purchase up to 1,400,000 shares of the Company's common stock at an exercise price of $0.05 per share. On the 6-month anniversary of the warrant effective date, 175,000 of the warrants vested with the remaining warrants scheduled to vest ratably over the subsequent 42 months or immediately 30 days prior to the closing of the Company's public offering. The warrant had a life of five years. The Company valued the warrant using the guidance in the Financial Accounting Standards Board's Emerging Issues Task Force Issue 96-18. The value of the warrant was determined using the Black-Scholes valuation method. The inputs used included the exercise price of the warrant of $0.05, the value of the Company's common stock at each vesting date, expected dividend yield of 0%, risk free interest rate of 6.0%, expected volatility of 0.3 and the contractual life of the warrant of five years. The Company has recorded compensation charges totaling $12,272,000, $357,000 and $3,000 for the years ended

                              CLARENT CORPORATION

December 31, 1999, 1998 and 1997, respectively. These amounts are included in amortization of compensation in the consolidated statement of operations. The Board of Directors terminated the advisory services arrangement in June 1999 and elected to have the unvested portion of the warrants become fully vested. WK Technology Fund purchased 408,328 shares of the Company's common stock under this warrant in August 1998 and the remaining 991,672 shares in July 1999.

   Also in June 1997, the Company entered into another agreement for certain services with WK Technology Fund. These services were to assist the Company in identifying, evaluating, and recommending an outside director for the Company. Under the terms of this agreement, the Company granted WK Technology Fund a fully vested warrant to purchase up to 360,000 shares of the Company's common stock at $0.05 per share upon successfully obtaining an outside director in February 1998. The fair market value of the Company's common stock on the date of this grant was $0.05 per share. During August 1998, WK Technology Fund exercised the option to purchase 360,000 shares of the Company's common stock under this warrant.

   In December 1998, the Company issued a warrant to purchase up to 101,000 shares of the Company's Series C preferred stock to both WK Technology Fund and another Series C investor. These warrants were exercisable upon the early conversion of Series C preferred stock into common stock by certain other Series C preferred stock investors. Upon such an event, one warrant for 101,000 shares was to become exercisable and the other warrant for 101,000 shares was to be canceled. The warrants had an exercise price of $6.58 per share, and a contractual life of five years. As of December 31, 1998, no value was ascribed to these warrants as they were only exercisable based on future events which were not deemed probable. These warrants expired unexercised upon the closing of the Company's Initial Public Offering in July 1999.

Note 4. Property and Equipment

   Property and equipment consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999     1998
                                                                -------  ------
                                                                (in thousands)
Computer hardware and software................................. $ 5,086  $1,415
Production and engineering equipment...........................   5,255     984
Office equipment, furniture, and fixtures......................   1,551     220
Leasehold improvements.........................................   4,131     221
                                                                -------  ------
                                                                 16,023   2,840
Less accumulated depreciation and amortization.................  (3,327)   (607)
                                                                -------  ------
                                                                $12,696  $2,233
                                                                =======  ======

5. Short-Term Borrowings

   In February 1998, the Company obtained $2,600,000 in bridge financing from certain investors and other parties. The financing was obtained via promissory notes convertible into shares of the Company's Series C preferred stock issued by the Company at a conversion price of $6.58 per share, at the option of the note holders. In conjunction with this bridge financing, the Company issued to the bridge financing investors warrants to purchase 59,266 shares of the Company's Series C preferred stock at an exercise price of $5.593 per share (including a discount of 15%). The warrants had a contractual life of 10 years. At the date of grant, the value ascribed to the warrants (using the Black-Scholes valuation method with the following assumptions; expected life of 10 years, exercise price of $5.593, stock price on date of grant of $6.58, expected dividend yield of 0%, risk-free interest rate of 6%, and expected volatility of 0.3) was approximately $228,000, of which

                              CLARENT CORPORATION
approximately $99,000 was recorded by the Company as additional interest expense over the period the debt was outstanding. The remaining $129,000 was recorded as issuance costs upon the conversion to Series C preferred stock. The effective interest rate of the bridge promissory notes, as adjusted for the ascribed value of the bridge financing warrants, was approximately 24.3%. In June 1998, $2,050,000 of the bridge financing and approximately $56,000 of related accrued interest was converted into 319,999 shares of the Company's Series C preferred stock. The Company repaid the remaining $550,000 of the bridge financing and all related accrued interest in June 1998. In May and June 1999, investors purchased 59,266 shares of Series C preferred stock under these warrants.

   The Company has a $7,000,000 line of credit with a financial institution. The interest rate on this credit facility was variable and was equal to one-half of one percentage point above the prime rate (8.75% in total at December 31, 1999). Under the terms of this arrangement, the Company is to pay an additional, pro-rated fee of 0.4% of all advances drawn in excess of $3,000,000. In addition, borrowings under this arrangement are limited to the Company's eligible receivable base. The terms of the line-of-credit agreement establish certain affirmative and negative covenants, under which the Company must maintain certain financial ratios and corporate reporting practices, respectively. In June 1999, the financial institution revised the line of credit to include eligible inventory and revised the financial ratios, in consideration for a fully vested warrant for 3,000 shares of common stock at an exercise price equal to the fair value price of $15.00 per share. At December 31, 1999, the Company was in compliance with the financial ratio covenants. Borrowings under the line of credit are secured by substantially all assets of the Company. At December 31, 1999 the amount outstanding was zero. At December 31, 1998, $2,500,000 was outstanding under this line of credit. The line of credit agreement expired February 16, 2000.

Note 6. Settlement Expense

   In November 1997, Wherever Computer Technology Co., Ltd. ("Wherever") filed a complaint against the Company seeking to enforce a distributorship agreement between Wherever and the Company or, in the alternative, for damages claimed in connection with the breach of the distributorship agreement. On February 13, 1998, the Company's board of directors approved a settlement agreement with Wherever. Under the terms of the agreement, the Company made an initial cash payment to Wherever of $50,000, a cash payment to Wherever of $200,000 in September 1998 and granted Wherever a 5% increase in the existing discount Wherever receives applicable to a specific quantity of purchases of the Company's products. In addition, under the terms of the settlement agreement, the Company issued 45,592 shares of Series C preferred stock to Wherever at $6.58 per share on August 12, 1998.

Note 7. Income Taxes

   The provision for income taxes of approximately $132,000 for 1999 and $40,000 for 1998 consists entirely of current foreign income taxes provided on the profits attributable to the Company's foreign operations. Due to operating losses and the Company's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for 1997.

   Pretax income (loss) from foreign operations was approximately $279,000, $81,000 and $(6,000) for 1999, 1998, and 1997, respectively.

                              CLARENT CORPORATION

   The difference between the provision for income taxes and the amount computed by applying the Federal statutory income tax rate (35% for 1999 and 34% for 1998 and 1997) to income before taxes is explained as follows:

                                                           Year ended
                                                          December 31,
                                                     ------------------------
                                                       1999     1998    1997
                                                     --------  -------  -----
                                                         (in thousands)
   Tax (benefit) at Federal statutory rate.......... $(10,653) $(1,969) $(700)
   Loss for which no tax benefit is currently
    recognizable....................................   10,653    1,969    700
   Foreign tax......................................      132       40     --
                                                     --------  -------  -----
   Total provision.................................. $    132  $    40  $  --
                                                     ========  =======  =====

   Significant components of the Company's deferred tax assets are as follows:

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
                                                               (in thousands)
   Deferred tax assets:
     Net operating loss carryforwards........................ $  5,760  $   798
     Tax credit carryforwards................................      900      200
     Deferred revenue........................................    1,761    1,061
     Deferred compensation...................................    3,166      352
     Accounts receivable reserve.............................    2,163      435
     Accruals and reserves not currently deductible..........    1,835      305
                                                              --------  -------
   Total deferred tax assets.................................   15,585    3,151
   Valuation allowance.......................................  (15,585)  (3,151)
                                                              --------  -------
   Net deferred tax assets................................... $     --  $    --
                                                              ========  =======

   Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by $12,434,000 and $2,251,000 during the years ended December 31, 1999 and 1998, respectively. Approximately $1.3 million of the valuation allowance at December 31, 1999 is attributable to stock option deductions, the benefit of which will be credited to paid in capital when realized.

   As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $15.0 million and $8.6 million, respectively. As of December 31, 1999, the Company also had federal and state research and development tax credit carryforwards of approximately $560,000 and $480,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004 through 2019, if not utilized.

   Utilization of the net operating loss and tax credit carryforwards is subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions.

                              CLARENT CORPORATION

Note 8. Employee Benefit Plan

   The Company has a pretax savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer up to 25% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plan. For the years ended December 31, 1999, 1998 and 1997 the Company made no matching contributions and incurred immaterial expenses related to the plan.

Note 9. Commitments and Contingencies

   The Company leases its principal office under noncancelable operating lease agreements that expire in 2003 and 2004. As of December 31, 1999, minimum lease payments under all noncancelable lease agreements with initial terms in excess of one year were as follows (in thousands):

                                                                       Operating
   Year ended December 31,                                              Leases
   -----------------------                                             ---------
   2000...............................................................  $ 2,629
   2001...............................................................    2,468
   2002...............................................................    2,316
   2003...............................................................    2,358
   2004...............................................................      761
                                                                        -------
   Total minimum lease payments.......................................  $10,532
                                                                        =======

   Rent expense was approximately $2,005,000, $492,000 and $81,000 for the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, the Company's aggregate future minimum rentals to be received under noncancelable subleases is approximately $242,000.

   From time to time, the Company may be subject to claims which arise in the normal course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the Company's financial position, cash flows or results of operations. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company's future results of operations or cash flows in a particular period.

Note 10. Acquisition

   The Company acquired all the outstanding stock of Global Media Concept N.V., a Belgium based distributor of the Company's products on October 25, 1999. The purchase consideration totaled $2,800,000 and consisted of 43,487 shares of the Company's common stock with a fair value of $64.39 per share and acquisition costs of approximately $140,000. The acquisition has been accounted for under the purchase method with the purchase consideration allocated to the fair value of the assets acquired and goodwill of $2,568,000. The goodwill is being amortized over its estimated useful life of three years. The operating results of Global Media Concept, which have not been material in relation to those of Clarent, are included in the consolidated financial statements from the acquisition date. 17,394 shares of the Company's common stock are held in escrow until April 2001.

                              CLARENT CORPORATION

11. Stockholders' Equity

 Convertible Preferred Stock

   Prior to the Company's initial public offering in July 1999, the Company had 8,000,000 shares of convertible preferred stock authorized. All issued and outstanding shares of preferred stock were converted into 13,847,014 shares of common stock upon the closing of the public offering. There was no convertible preferred stock authorized, issued or outstanding at December 31, 1999.

   Convertible Preferred Stock at December 31, 1998 was as follows:

                                                                       Shares
                                                          Authorized Issued and
   Series                                                   Shares   Outstanding
   ------                                                 ---------- -----------
   A..................................................... 1,000,000   1,000,000
   B..................................................... 3,220,000   3,220,000
   C..................................................... 2,750,000   2,644,241
   Undesignated.......................................... 1,030,000          --
                                                          ---------   ---------
   Total convertible preferred stock..................... 8,000,000   6,864,241
                                                          =========   =========

 Preferred Stock

   The Company's Certificate of Incorporation was amended to authorize 5,000,000 shares of preferred stock upon reincorporation in Delaware in July 1999. There was no preferred stock issued and outstanding at December 31, 1999.

 Common Stock

   In July 1996, 7,400,000 shares of common stock were issued to the Company's three founders. One of the founders left the Company in 1997 and his 2,000,000 shares were repurchased. The outstanding shares were subject to certain transfer restrictions through June 1999. These shares are subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. The Company's right of repurchase expires ratably over four years. At December 31, 1999, 5,400,000 shares issued to the two remaining founders remain outstanding and 618,750 shares remain subject to repurchase.

   In April 1999, the Company's Board of Directors approved a two-for-one split of the Company's common stock. The stock split became effective with the approval of the Amended and Restated Certificate of Incorporation by the state of Delaware in connection with the Company's reincorporation. In addition, each share of the Company's preferred stock was convertible into two shares of common stock. All share and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively.

   In July 1999, the Company completed an initial public offering of 4.6 million shares of its common stock, including 600,000 over-allotment shares at $15.00 per share. Net proceeds from the offering were $62.7 million. Upon the closing of the initial public offering, 6,923,507 shares of the Company's convertible preferred stock were automatically converted into 13,847,014 shares of common stock.

   In November 1999, the Company completed a secondary public offering of 2,965,625 shares of its common stock, including 128,125 over-allotment shares at $85.00 per share. Net proceeds from the secondary offering were $239.9 million.

                              CLARENT CORPORATION

 Stock Option Plans

   During 1996, the Company adopted the 1996 Stock Option Plan ("1996 Option Plan"). Under the 1996 Option Plan, an aggregate of up to 7,200,000 shares of the Company's common stock may be granted to directors, employees, and certain consultants. During 1998, the board of directors approved the increase of options available under the 1996 Option Plan by 3,303,000 shares. In July 1999, the Company amended the 1996 option plan by adopting the 1999 Amended and Restated Equity Incentive Plan ("Employee Option Plan"). The Employee Option Plan increases the authorized shares under the Company's existing stock option plan from 10,503,000 to 11,358,170. Under the Employee Option Plan, options to purchase common stock may be granted at no less than the fair market value on the date of the grant (110% of fair market value in certain instances,) as determined by the Board of Directors. Options generally vest and become exercisable as to 25% of the shares one year from the date of grant and the balance in monthly increments over the subsequent three years of service. Options have a maximum term of 10 years. Certain stock options ("Performance Options") issued under the Employee Option Plan vest over a time period determined by the Board of Directors; however, the vesting could be accelerated based on achievement of certain performance criteria. For the years ended December 31, 1999 and 1998 the Board of Directors granted Performance Options to purchase 279,500 and 492,000 shares of common stock to certain employees at an exercise price equal to the fair market value on the date of grant. These options vest in seven years, but the vesting could be accelerated based on the achievement of the performance criteria. The accelerated vesting schedule provides that the grants will vest over a 48 month term.

   In July 1999, the Company adopted the 1999 Nonemployee Directors' Equity Incentive Plan ("Directors' Plan") to provide for the automatic grant of options to purchase shares of common stock to the Company's nonemployee directors who are not any of the Company's affiliates' employees or consultants ("Nonemployee Director"). The Directors' Plan is administered by the Board, and may be delegated to a committee.

   The aggregate number of shares of common stock that may be issued under the Directors' Plan is 300,000 shares. Under the terms of the Directors' Plan, as of the initial public offering, each Nonemployee Director, and each person who is thereafter elected or appointed for the first time to be a Nonemployee Director automatically shall, upon the date of his or her initial election or appointment to be a Nonemployee Director by the Board or stockholders, be granted an option to purchase 5,000 shares of common stock. In addition, commencing with the third regular meeting subsequent to the date of each Nonemployee Directors' initial grant under the Directors' Plan, each person who is then serving as a Nonemployee Director automatically shall be granted an option to purchase 2,000 shares of common stock. The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan vest and become exercisable immediately. As of December 31, 1999, there have been 9,000 non-statutory stock options granted under the Directors' Plan.

 Employee Stock Purchase Plan

   In July 1999, the Company adopted the 1999 Employee Stock Purchase Plan ("Purchase Plan") covering the aggregate of 600,000 shares of common stock. Under the Purchase Plan, the Board of Directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. As of December 31, 1999, there have been 46,926 shares issued under the Purchase Plan.

   In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor

                              CLARENT CORPORATION
corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion or when all of the shares reserved for issuance under the Purchase Plan have been issued.

   A summary of activity under both the Employee Option Plan and the Directors' Plan is as follows:

                                                         Options Outstanding
                                                      --------------------------
                                            Shares                  Weighted-
                                          Available   Number of      Average
                                          for Grant     Shares    Exercise Price
                                          ----------  ----------  --------------
Balance at December 31, 1996.............  6,820,000     380,000     $ 0.025
  Granted................................ (5,040,000)  5,040,000     $ 0.032
  Exercised..............................         --      (1,000)    $  0.25
  Canceled...............................    400,000    (400,000)    $ 0.038
                                          ----------  ----------
Balance at December 31, 1997.............  2,180,000   5,019,000     $ 0.029
  Authorized.............................  3,303,000          --     $    --
  Granted................................ (3,030,896)  3,030,896     $  0.62
  Exercised..............................         --  (1,064,748)    $ 0.035
  Canceled...............................    511,500    (511,500)    $  0.13
                                          ----------  ----------
Balance at December 31, 1998.............  2,963,604   6,473,648     $ 0.305
  Authorized.............................    855,170          --     $    --
  Granted................................ (3,082,350)  3,082,350     $20.784
  Exercised..............................         --  (1,362,184)    $ 0.141
  Canceled...............................     97,626     (97,626)    $18.896
                                          ----------  ----------
Balance at December 31, 1999.............    834,050   8,096,188     $ 7.904
                                          ==========  ==========

   The following table summarizes information concerning options outstanding and exercisable at December 31, 1999:

                                   Options Outstanding            Options Exercisable
                          ------------------------------------- ------------------------
                                                    Weighted-
                                                     Average
                                      Weighted-     Remaining               Weighted-
                          Number of    Average     Contractual  Number of    Average
Range of Exercise Prices   Shares   Exercise Price     Life      Shares   Exercise Price
------------------------  --------- -------------- ------------ --------- --------------
                                                    (in years)
$0.025-$0.05............  2,898,758    $ 0.038         7.62       937,312    $ 0.036
$0.33-$1.00.............  2,218,780    $ 0.764         8.72       629,474    $ 0.711
$1.50-$5.00.............  1,460,700    $ 2.712         9.13        81,872    $ 3.281
$15.00-$81.25...........  1,517,950    $38.354         9.66        13,191    $58.133
                          ---------                             ---------
$0.025-$81.25...........  8,096,188    $ 7.904         8.57     1,661,849    $ 0.913
                          =========                             =========

   The weighted average exercise price at December 31, 1998 and 1997 was $0.0626 and $0.025, respectively.

 Deferred Compensation

   The Company has recorded deferred compensation charges of approximately $11,318,000 and $2,293,000 for the years ended December 31, 1999 and 1998, respectively, for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. These amounts are being amortized as charges to operations, using the graded method, over the vesting periods of the individual stock

                              CLARENT CORPORATION
options, generally four years. Under the graded method, approximately 59%, 25%, 12% and 4%, respectively, of each option's compensation expense is recognized in each of the four years following the date of grant.

 Pro Forma Disclosure of the Effect of Stock-Based Compensation

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   The fair value of each option grant prior to the initial public offering was estimated on the date of grant using the minimum value method. Options granted subsequent to the initial public offering were valued using the Black-Scholes valuation model. The following weighted average assumptions were used:

                                                                December 31,
                                                               ----------------
                                                               1999  1998  1997
                                                               ----  ----  ----
   Expected dividend yield....................................    0%    0%   0%
   Risk-free interest rate.................................... 5.81% 5.40% 6.0%
   Expected life of option in years...........................  4.0  4.21  4.0
   Volatility.................................................   60%    0%   0%

   If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under this plan consistent with the method provided for under FAS 123, then the Company's net loss and loss per share would have been as indicated in the pro forma amounts below:

                                                   Years ended December 31,
                                                   --------------------------
                                                     1999     1998     1997
                                                   --------  -------  -------
                                                    (in thousands, except
                                                      per share amounts)
   Net loss as reported........................... $(30,783) $(5,832) $(2,059)
   Pro forma net loss............................. $(33,437) $(5,869) $(2,064)
   Net loss per share as reported, basic and
    diluted....................................... $  (1.87) $ (1.65) $ (2.14)
   Pro forma net loss per share................... $  (2.03) $ (1.66) $ (2.15)

   The weighted average fair value of options granted to employees during the years ended December 31, 1999, 1998 and 1997, were approximately $10.75, $0.125 and $0.005, respectively.

   For purposes of pro forma disclosures, the minimum value of the stock grants and stock options is deemed amortized over the grant vesting period. Because FAS 123 is applicable only to options granted since inception its pro forma effect will not be fully reflected until 2001.

 Shares Reserved for Future Issuance

   Common stock reserved for future issuance at December 31, 1999 is as follows:

                                                                          1999
                                                                        ---------
  Employee stock option plan........................................... 8,930,238
  Directors' option plan...............................................   300,000
  Employee stock purchase plan.........................................   553,074
  Warrants.............................................................     3,000
                                                                        ---------
    Total common stock reserved for future issuance.................... 9,786,312
                                                                        =========

                              CLARENT CORPORATION

Note 12. Segments of an Enterprise and Related Information

   The Company operates in one industry segment. The Company designs, develops and sells Internet Protocol ("IP") telephony systems. The Chief Executive Officer has been identified as the Chief Operating Decision Maker ("CODM") because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components.

   Net revenue for non-U.S. locations is substantially the result of export sales from the U.S. Net revenue by geographic region based on customer location was as follows:

                                                           Year ended December
                                                                   31,
                                                          ----------------------
                                                           1999    1998    1997
                                                          ------- ------- ------
                                                              (in thousands)
   Net revenue:
     United States....................................... $22,098 $ 7,544 $  213
     Other Americas......................................   1,082      99      2
     Europe..............................................   7,227     740     58
     Asia................................................  17,416   6,264  3,086
                                                          ------- ------- ------
       Total............................................. $47,823 $14,647 $3,359
                                                          ======= ======= ======

Note 13. Net Loss Per Share

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computations of basic and diluted net loss per share until the time-based vesting restrictions have lapsed.

   The following table sets forth the computation of basic and diluted earnings per share:

                                                         Year ended
                                                        December 31,
                                                  ---------------------------
                                                    1999     1998      1997
                                                  --------  -------  --------
                                                  (in thousands, except per
                                                       share amounts)
Net loss (numerator)............................. $(30,783) $(5,832) $(2,059)
                                                  ========  =======  ========
Shares used in computing basic and diluted net
 loss per share (denominator):
Weighted average common shares outstanding.......   17,751    6,248     6,400
Less shares subject to repurchase................   (1,294)  (2,704)   (5,438)
                                                  --------  -------  --------
Denominator for basic and diluted net loss per
 share...........................................   16,457    3,544       962
                                                  ========  =======  ========
Basic and diluted net loss per share............. $  (1.87) $ (1.65) $  (2.14)
                                                  ========  =======  ========

   The Company has excluded all convertible preferred stock, warrants for convertible preferred stock and common stock, outstanding stock options and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were 8,717,938, 24,158,334 and 19,297,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                              CLARENT CORPORATION

Note 14. Quarterly Financial Information (Unaudited)

   Summarized quarterly financial information for 1999 and 1998 is as follows:

                                         Fiscal Year 1999 Quarter Ended
                                   --------------------------------------------
                                   March 31  June 30   September 30 December 31
                                   --------  --------  ------------ -----------
                                     (in thousands, except per share data)
   Net revenue...................  $ 6,714   $  9,304    $13,227      $18,578
   Gross profit..................    3,433      5,158      7,792       11,135
   Loss from operations..........   (5,495)   (17,390)    (4,866)      (5,412)
   Net loss......................   (5,479)   (17,564)    (4,222)      (3,518)
   Basic and diluted net loss per
    share........................  $ (1.00)  $  (2.73)   $ (0.17)     $ (0.13)

                                        Fiscal Year 1998 Quarter Ended
                                   -------------------------------------------
                                   March 31  June 30  September 30 December 31
                                   --------  -------  ------------ -----------
                                     (in thousands, except per share data)
   Net revenue.................... $ 2,396   $ 3,083    $ 3,269      $ 5,899
   Gross profit ..................   1,616     1,687      1,800        2,891
   Loss from operations...........    (284)   (1,202)    (2,118)      (2,220)
   Net loss.......................    (324)   (1,302)    (2,024)      (2,182)
   Basic and diluted net loss per
    share......................... $ (0.14)  $ (0.46)   $ (0.50)     $ (1.65)

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                      AND
                                 REORGANIZATION

                                     among

                              CLARENT CORPORATION,

                            A Delaware Corporation;

                         COPPER ACQUISITION SUB, INC.,

                            A Delaware Corporation;

                                      and

                              ACT NETWORKS, INC.,

                             A Delaware Corporation

                               ----------------

                            DATED AS OF MAY 1, 2000

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 Section 1.  DESCRIPTION OF TRANSACTION.................................   A-1
        1.1  Merger of Merger Sub into the Company......................   A-1
        1.2  Closing; Effective Time....................................   A-2
        1.3  Effect of the Merger.......................................   A-2
        1.4  Subsequent Action..........................................   A-2
                  Certificate of Incorporation and Bylaws; Directors and
        1.5  Officers...................................................   A-2
        1.6  Conversion of Shares.......................................   A-2
        1.7  Stock Options..............................................   A-3
        1.8  Closing of the Company's Transfer Books....................   A-3
        1.9  Exchange of Certificates...................................   A-4
        1.10 Tax Consequences...........................................   A-5
        1.11 Accounting Consequences....................................   A-5

 Section 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............   A-5
        2.1  Due Organization; Subsidiaries; Etc........................   A-5
        2.2  Certificate of Incorporation and Bylaws....................   A-6
        2.3  Capitalization, Etc........................................   A-6
        2.4  SEC Filings; Financial Statements..........................   A-7
        2.5  Absence of Changes.........................................   A-8
        2.6  Leasehold; Real Property; Equipment........................   A-9
        2.7  Receivables; Customers.....................................   A-9
        2.8  Proprietary Assets.........................................  A-10
        2.9  Contracts..................................................  A-12
        2.10 Sale of Products; Performance of Services..................  A-14
        2.11 Liabilities................................................  A-14
        2.12 Compliance with Legal Requirements.........................  A-14
        2.13 Certain Business Practices.................................  A-14
        2.14 Governmental Authorizations................................  A-15
        2.15 Tax Matters................................................  A-15
        2.16 Employee and Labor Matters; Benefit Plans..................  A-16
        2.17 Environmental Matters......................................  A-18
        2.18 Insurance..................................................  A-18
        2.19 Transactions with Affiliates...............................  A-18
        2.20 Legal Proceedings; Orders..................................  A-19
                   Authority; Inapplicability of Anti-takeover Statutes;
        2.21 Binding Nature of Agreement................................  A-19
              Inapplicability of Section 2115 of California Corporations
        2.22 Code.......................................................  A-19
        2.23 Vote Required..............................................  A-19
        2.24 Non-Contravention; Consents................................  A-20
        2.25 Fairness Opinion...........................................  A-20
        2.26 Financial Advisor..........................................  A-20
        2.27 Disclosure.................................................  A-20

 Section 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....  A-21
        3.1  Organization, Standing and Power...........................  A-21
        3.2  Capitalization, Etc........................................  A-21
        3.3  SEC Filings; Financial Statements..........................  A-22
        3.4  Disclosure.................................................  A-22
        3.5  Authority; Binding Nature of Agreement.....................  A-22
        3.6  Non-Contravention; Consents................................  A-23
        3.7  Absence of Changes.........................................  A-23

                                                                          Page
                                                                          ----
        3.8  Financial Advisor..........................................  A-23
        3.9  Valid Issuance.............................................  A-23

 Section 4.  CERTAIN COVENANTS OF THE COMPANY...........................  A-23
        4.1  Access and Investigation...................................  A-23
        4.2  Operation of the Company's Business........................  A-24
        4.3  No Solicitation............................................  A-27
        4.4  Company Stockholders' Meeting..............................  A-28
        4.5  Letter of the Company's Accountants........................  A-29
        4.6  Affiliates.................................................  A-29

 Section 5.  ADDITIONAL COVENANTS OF THE PARTIES........................  A-29
        5.1  Registration Statement; Proxy Statement/Prospectus.........  A-29
        5.2  Regulatory Approvals.......................................  A-30
        5.3  Stock Options..............................................  A-31
        5.4  Form S-8...................................................  A-32
        5.5  Indemnification of Officers and Directors..................  A-32
        5.6  Reorganization.............................................  A-32
        5.7  Additional Agreements......................................  A-32
        5.8  Confidentiality............................................  A-33
        5.9  Disclosure.................................................  A-33
        5.10 Tax Matters................................................  A-33
        5.11 Nasdaq Listing.............................................  A-33
        5.12 Access to Information......................................  A-34
        5.13 Advice of Changes..........................................  A-34

             CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
 Section 6.  SUB........................................................  A-34
        6.1  Accuracy of Representations................................  A-34
        6.2  Performance of Covenants...................................  A-35
        6.3  Effectiveness of Registration Statement....................  A-35
        6.4  Stockholder Approval.......................................  A-35
        6.5  Consents...................................................  A-35
        6.6  Agreements and Documents...................................  A-35
        6.7  No Material Adverse Effect.................................  A-35
        6.8  HSR Act....................................................  A-35
        6.9  Listing....................................................  A-36
        6.10 No Restraints..............................................  A-36
        6.11 No Governmental Litigation.................................  A-36

 Section 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY..........  A-36
        7.1  Accuracy of Representations................................  A-36
        7.2  Performance of Covenants...................................  A-36
        7.3  Effectiveness of Registration Statement....................  A-36
        7.4  Stockholder Approval.......................................  A-36
        7.5  Agreements and Documents...................................  A-37
        7.6  HSR Act....................................................  A-37
        7.7  Listing....................................................  A-37
        7.8  No Restraints..............................................  A-37

 Section 8.  TERMINATION................................................  A-37
        8.1  Termination................................................  A-37
        8.2  Notice of Termination; Effect of Termination...............  A-38
        8.3  Expenses; Termination Fees.................................  A-38

                                                                            Page
                                                                            ----
 Section 9.  MISCELLANEOUS PROVISIONS.....................................  A-39
        9.1  Amendment....................................................  A-39
        9.2  Waiver.......................................................  A-39
        9.3  No Survival of Representations and Warranties................  A-39
        9.4  Entire Agreement; No Third-Party Beneficiaries...............  A-39
        9.6  Applicable Law; Jurisdiction.................................  A-39
        9.7  Disclosure Letter............................................  A-40
        9.8  Attorneys' Fees..............................................  A-40
        9.9  Assignability................................................  A-40
        9.10 Notices......................................................  A-40
        9.11 Cooperation..................................................  A-41
        9.12 Heading......................................................  A-41
        9.13 Severability.................................................  A-41
        9.14 Construction.................................................  A-41

                               AGREEMENT AND PLAN
                                       OF
                           MERGER AND REORGANIZATION

   THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of May 1, 2000, by and among: CLARENT CORPORATION, a Delaware corporation ("Parent"); COPPER ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and ACT NETWORKS, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

   A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and General Corporation Law of the State of Delaware, as amended (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

   B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a purchase.

   C. The Board of Directors of the Company has (i) determined that the Merger is consistent with and in furtherance of the long-term strategy of the Company and fair to, and in the best interests of, the Company and its stockholders,
(ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt this Agreement.

   D. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement and the Merger.

   E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the stockholders of the Company listed on Exhibit B hereto is entering into a voting agreement substantially in the form attached hereto as Exhibit C ("Voting Agreement").

   F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the Persons identified on Exhibit D hereto is entering into an affiliate agreement substantially in the form attached hereto as Exhibit E ("Affiliate Agreement").

   G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company is entering into a stock option agreement substantially in the form attached hereto as Exhibit F ("Stock Option Agreement"), pursuant to which the Company grant to Parent the right to purchase up to 19.9% of the Company Common Stock on a primary basis prior to the Effective Time (as defined hereunder).

                                   Agreement

   The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. Description of Transaction.

   1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

   1.2 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware (the date and time of such filing being the "Effective Time").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of Parent.

   1.4 Subsequent Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name an on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

   1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

   (a) the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws substantially in the form attached hereto as Exhibits G-1 and G-2, respectively; and

   (b) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time, until their respective successors are elected and qualified or duly appointed, as the case may be.

   1.6 Conversion of Shares.

   (a) Subject to Section 1.6(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

     (i) any shares of Company Common Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

     (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

     (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.6(b) and 1.6(d), each share of Company Common Stock then outstanding shall be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall be 0.2546 (the "Initial Fraction"); provided, however, that:

       (1) if the result of the multiplication of the Initial Fraction by the Closing Price is greater than $18.00 per share, then the Exchange Ratio shall be the fraction (calculated to four decimal places) having a numerator equal to $18.00 and a denominator equal to the Closing Price; or

       (2) if the result of the multiplication of the Initial Fraction by the Closing Price is less than $14.00 per share, then the Exchange Ratio shall be the fraction (calculated to four decimal places) having a numerator equal to $14.00 and a denominator equal to the Closing Price.

     (iv) each share of the common stock, $.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock, $.001 par value per share, of the Surviving Corporation.

   (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect the economic effects intended by Section 1.6(a).

   (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

   (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the 4:00 p.m. (Eastern Time) closing price of a share of Parent Common Stock as reported on Nasdaq on the Effective Date.

   1.7 Stock Options. At the Effective Time, all Company Options (as defined in
Section 2.3(b)) shall be assumed by Parent in accordance with Section 5.3.

   1.8 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed at the close of business on the day during which the Effective Time occurs. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after such date and time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.9), to the Surviving Corporation or to Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

  1.9 Exchange of Certificates.

   (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with
Section 1.6(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

   (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company shall reasonably agree upon (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to
Section 1.6(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as are customarily required by the Exchange Agent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a)(iii) together with any cash in lieu of fractional share(s) pursuant to the provisions of Section 1.6(d), and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

   (c) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company ("Affiliate") until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 6.6(a).

   (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

   (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one hundred and eighty (180) days after the date during which the Effective Time occurs shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

   (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

   (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

   1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.11 Accounting Consequences. For accounting purposes, the Merger is intended to be treated as a purchase.

Section 2. Representations and Warranties of the Company

   Except as set forth in the disclosure letter that has been prepared by the Company in accordance with the requirements of Section 9.7 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

  2.1 Due Organization; Subsidiaries; Etc.

   (a) The Company has no Subsidiaries, except for the Entities identified in
Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 or in Part 2.1(a) of the Company Disclosure Letter; and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any other Entity, other than short term investments and memberships in trade groups. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Companies.") None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Companies has, at any time, been a general partner of any general partnership, limited partnership or other entity.

   (b) Except as set forth in Part 2.1(a) of the Company Disclosure Letter, each of the Acquired Companies is a corporation or other Entity duly organized, validly existing and in good standing (in jurisdiction that recognize such concept) under the laws of the jurisdiction of its organization and has all requisite power and authority and any necessary governmental authority, franchise, license, certificate or permit: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Acquired Company Contracts, except where the failure to be so organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

   (c) Each of the Acquired Companies is qualified to do business as a foreign Entity, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

   2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Companies, including all amendments thereto. None of the Acquired Companies is in violation of any of the provisions of its articles of incorporation or bylaws or equivalent governing instruments.

   2.3 Capitalization, Etc.

   (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, of which, as of March 31, 2000, 10,482,963 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) have been issued and are outstanding. The Company does not have any shares of preferred stock authorized. As of March 31, 2000, there were 88,363 shares of Company Common Stock available for purchase pursuant to the Company's Employee Stock Purchase Plan. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of March 31, 2000, there were no shares of Company Common Stock held in treasury by the Company and no shares of stock held in treasury by any of the other Acquired Companies. Except as set forth in Part 2.3(a)(ii) of the Company Disclosure Letter, (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and
(B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract. Except as set forth in
Part 2.3(a)(ii) of the Company Disclosure Letter, none of the Acquired Companies is under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

   (b) As of March 31, 2000, 2,839,491 shares (which amount does not materially differ from the amount subject to options outstanding as of the date of this Agreement) of Company Common Stock were subject to issuance pursuant to outstanding options to purchase Company Common Stock. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company's stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as "Company Options"). Part 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of March 31, 2000: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options and the form of all stock option agreements evidencing such options. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option, except that each outstanding Company Option held by an optionee will vest and become exercisable for all the option shares on an accelerated basis should an Involuntary Termination (as such term is defined in the applicable stock option agreement for each such Company Option) of that optionee's service with the Surviving Corporation occur within eighteen months after the Effective Time.

   (c) Except as set forth in Part 2.3(c) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities any of the Acquired Companies; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.

   (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Acquired Company Contracts, except where the failure to be issued or granted in compliance therewith has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

   (e) All of the outstanding shares of capital stock of each of the Entities identified in Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and in Part 2.1(a) of the Company Disclosure Letter are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

  2.4 SEC Filings; Financial Statements.

   (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1999, and all amendments thereto (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the "Company SEC Documents"). All such statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act; and (ii) none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The consolidated financial statements (including any related notes and schedules) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except for changes in accounting principles disclosed in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included. All financial statements (including all related notes and schedules) contained in Company SEC Documents filed after the date hereof shall meet the conditions set forth in (i), (ii) and (iii) of this Section 2.4(b).

   2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Letter, between December 31, 1999 and the date of this Agreement:

     (a) there has not been any Material Adverse Effect on the Acquired
  Companies;

     (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Companies (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies;

     (c) none of the Acquired Companies has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

     (d) none of the Acquired Companies has sold, issued or granted, or authorized the issuance or grant of (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

     (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option or Company Warrant, or (iii) any restricted stock purchase agreement;

     (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (g) none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies between December 31, 1999 and the date of this Agreement, exceeds $500,000 in the aggregate;

     (h) except in the ordinary course of business and consistent with past practices, none of the Acquired Companies has amended or prematurely terminated, or waived any material right or remedy under, any Material Contract (as defined in Section 2.9);

     (i) none of the Acquired Companies has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed, sold or disposed of, or rights waived or relinquished, in the ordinary course of business and consistent with past practices;

     (j) none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000;

     (k) none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of made in the ordinary course of business and consistent with past practices;

     (l) none of the Acquired Companies has (i) lent in excess of $50,000 to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money in excess of $200,000;

     (m) none of the Acquired Companies has (i) established, adopted or entered into any Plan (as defined in Section 2.16(a)), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

   (n) none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any material respect other than as required by GAAP;

   (o) none of the Acquired Companies has made any material Tax election;

   (p) none of the Acquired Companies has commenced or settled any material Legal Proceeding;

   (q) none of the Acquired Companies has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Companies;

   (r) none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

   (s) none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

   2.6 Leasehold; Real Property; Equipment. None of the Acquired Companies own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.6 of the Company Disclosure Letter. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Acquired Companies. As of the date of this Agreement, all material items of equipment and other material tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for he conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted.

  2.7 Receivables; Customers.

   (a) Part 2.7(a) of the Company Disclosure Letter provides an accurate and complete breakdown and aging of all accounts receivable of the Acquired Companies in excess of $250,000 in any individual case as of the date of the Company Unaudited Interim Balance Sheet. All accounts receivable of the Acquired Companies in excess of $250,000 in any individual case (including such accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and such accounts receivable that have arisen since the date of the Company Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business, (ii) except as set forth in the Company's aging of accounts receivable previously provided to Parent, are current and will be collected in full when due, without any counterclaim or set off and are not subject to any dispute or threat of nonpayment (net of the allowance for doubtful accounts set forth on the Company Unaudited Interim Balance Sheet and an additional amount not to exceed $1,000,000 in the aggregate) and (iii) except as set forth in
Part 2.7(a)(iii) of the Company Disclosure Letter, represent revenues that have been recognized in accordance with GAAP.

   (b) As of the date of this Agreement, there are no loans or advances in excess of $50,000 made by any of the Acquired Companies to any employee, director, consultant or independent contract of such Acquired Company, other than routine travel or relocation advances made to employees in the ordinary course of business.

   (c) Part 2.7(c) of the Company Disclosure Letter accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (a) more than $400,000 of the consolidated gross revenues of the Acquired Companies in the fiscal year ended 1999, or (b) more than $100,000 of the consolidated gross revenues of the Acquired Companies in the fiscal quarter ended March 31, 2000. Since December 31, 1999, the Company has not received any notice or other written communication, and has not received any other information, indicating that any customer or other Person identified in Part
2.7 of the Company Disclosure Letter will cease dealing with the Company or will otherwise reduce the volume of business transacted by such Person with the Company materially below historical levels. Since December 31, 1999, the Company has not received any material customer complaints concerning its material products and/or its services.

  2.8 Proprietary Assets.

   (a) Part 2.8(a)(i) of the Company Disclosure Letter sets forth, with respect to each Acquired Company Proprietary Asset owned by the Acquired Companies and registered with any Governmental Body or for which an application for registration has been filed with any Governmental Body, (i) a brief description of such Acquired Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.8(a)(ii) of the Company Disclosure Letter identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Companies that are material to the business of the Acquired Companies. Part 2.8(a)(iii) of the Company Disclosure Letter identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $100,000 with respect to, each Acquired Company Proprietary Asset that is licensed or otherwise made available to the Acquired Companies by any Person and is material to the business of the Acquired Companies (except for any Proprietary Asset that is licensed to the Acquired Companies under any third party software license generally available to the public), and identifies the Contract under which such Acquired Company Proprietary Asset is being licensed or otherwise made available to such Acquired Company. The Acquired Companies have good and valid title to all of the Acquired Company Proprietary Assets identified in Parts 2.8(a)(i) and 2.8(a)(ii) of the Company Disclosure Letter, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies. The Acquired Companies have a valid right to use, license and otherwise exploit all Acquired Company Proprietary Assets identified in Part 2.8(a)(iii) of the Company Disclosure Letter, subject to the limitations and restrictions expressly set forth in the applicable Contract pursuant to which such Proprietary Assets are being licensed or otherwise made available to the Acquired Companies. None of the Acquired Companies has developed jointly with any other Person any Acquired Company Proprietary Asset that is material to the business of the Acquired Companies with respect to which such other Person has any rights. Except as set forth in Part 2.8(a)(iv) of the Company Disclosure Letter, there is no Acquired Company Contract (with the exception of license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Company Proprietary Asset.

   (b) The Acquired Companies have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Acquired Company Proprietary Assets (except Acquired Company Proprietary Assets whose value would be unimpaired by disclosure). No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Company Proprietary Asset.

   (c) To the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Companies are valid, enforceable and subsisting; (ii) none of the Acquired Company Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Companies (either by itself or with any other Person) infringes, misappropriates or violates any Proprietary Asset owned by any other Person;
(iii) except as set forth in Part 2.8(c)(iii) of the Company Disclosure Letter, none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Companies is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Companies has received any notice or written communication of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or violates, any Acquired Company Proprietary Asset.

   (d) To the knowledge of the Company, each material product, system, program or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any Acquired Company to any Person conforms with any applicable specification or user documentation made or provided with respect thereto by or on behalf of the Acquired Company, except
(i) where the failure to conform has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies and (ii) to the extent that any nonconformance does not result in liabilities in excess of the reserves set forth in the Unaudited Interim Balance Sheet or accrued after the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices. Except as set forth in Part 2.8(d) of the Company Disclosure Letter, there has not been any claim by any customer or other Person alleging that any Acquired Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Acquired Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Acquired Company.

   (e) The Acquired Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Companies to conduct their business in the manner in which such business has been and is being conducted. None of the Acquired Companies has (i) licensed any of the Acquired Company Proprietary Assets to any Person on an exclusive basis, or (ii) except as set forth in Part 2.8(e) of the Company Disclosure Letter, entered into any covenant not to compete or Contract limiting its ability to exploit fully any Acquired Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

   (f) All employees set forth in Part 2.8(f) of the Company Disclosure Letter have executed and delivered an agreement to the Company (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employment Agreement or Employee Agreement previously delivered to Parent by the Company. Substantially all other current and substantially all former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of confidential information and invention assignment agreement previously delivered to Parent. Substantially all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consultant confidential information and invention assignment agreement previously delivered to Parent.

   (g) Except as set forth in Part 2.8(g) of the Company Disclosure Letter, to the knowledge of the Company, each of the Acquired Companies has taken adequate steps to ensure that all software (and related Proprietary Assets) owned or used by any of the Acquired Companies is Year 2000 Compliant (as defined below). For purposes of this Agreement, an item of software (and related Proprietary Assets) are deemed to be "Year 2000 Compliant" only if (i) the functions, calculations, and other computing processes of such software (and related Proprietary Assets) perform in a consistent and correct manner without interruption regardless of the date on which such functions, calculations or other processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) such software (and related Proprietary Assets) accept and respond to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; and (iii) such software (and related Proprietary Assets) determine leap years by the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00; but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

  2.9 Contracts.

   (a) Part 2.9 of the Company Disclosure Letter identifies each Acquired Company Contract in effect as of the date of this Agreement that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

     (i) (A) any Contract or outstanding offer relating to the employment of, or the performance of services by, any employee (other than Contracts that (1) provide for "at will" employment and (2) do not provide for severance, termination or similar benefits or acceleration of stock options other than in accordance with the terms of the Company's stock option plans and severance plans previously provided to Parent), and (B) any Contract pursuant to which any of the Acquired Companies is required to make any severance, termination or similar payment to any current or former employee or director of any of the Acquired Companies, other than in accordance with the terms of the Company's stock option plans and severance plans previously provided to Parent;

     (ii) any Contract (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Companies under any third party software license generally available to the public, or (2) any Proprietary Asset is licensed by any of the Acquired Companies to any Person on a non-exclusive basis), or (B) pursuant to which any Acquired Company Proprietary Asset has been licensed or otherwise made available to any Person that constitutes one of the top 20 customers (based on revenues) of the Acquired Companies during the fiscal year ended June 30, 1999 or during the six months ended December 31, 1999;

     (iii) any Contract which provides for indemnification of any officer, director, employee or agent of any of the Acquired Companies;

     (iv) any Contract imposing any restriction on the right or ability of any Acquired Company (A) to compete in any market or geographic area with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

     (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than Company Options or Company Warrants outstanding as of the date of this Agreement),
  (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

     (vi) any Contract requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

     (vii) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for license agreements, maintenance agreements, distribution agreements and supply agreements entered into in the ordinary course of business consistent with past practices;

     (viii) any Contract (other than a Contract entered into in the ordinary course of business) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Company and any contractor or subcontractor to any Governmental Body);

     (ix) any Contract that has a stated term of more than 180 days and that may not be terminated by an Acquired Company (without penalty) within 180 days after the delivery of a termination notice by such Acquired Company;

     (x) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, and any Contract that contemplates or involves the performance of services having a value in excess of $500,000 in the aggregate;

     (xi) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (xii) any joint marketing or development Contract currently in force under which an Acquired Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material Contract pursuant to which an Acquired Company has continuing material obligations to jointly develop any Proprietary Asset that will not be owned, in whole or in part, by an Acquired Company and which may not be canceled without penalty upon notice of 180 days or less;

     (xiii) any Contract currently in force to disclose or deliver to any Person, or permit the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Acquired Company Proprietary Asset that is material to the Acquired Companies taken as a whole; and

     (xiv) any Contract (not otherwise identified in clauses "(i)" through "(xiii)" of this sentence) that could reasonably be expected to have a material effect on (A) the business, financial condition, capitalization, assets, liabilities, operations, financial performance or prospects of any of the Acquired Companies or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by, this Agreement or the Stock Option Agreement.

   (b) Each Acquired Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable by an Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the knowledge of the Company, no Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

   (c) (i) None of the Acquired Companies has violated or breached, or committed any default under, any Acquired Company Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Company Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Company Contract,
(C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Company Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Company Contract, except in each such case for violations, breaches, defaults, remedies, rebates, chargebacks, penalties, changes in delivery schedules, cancellation rights, acceleration rights, termination rights, modification rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; (iii) none of the Acquired Companies or any of their Representatives has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and
(iv) each of the Acquired Companies has obtained all necessary export licenses related to the export of its products.

   (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract, except for any Material Contract which is being renegotiated or provides for renegotiation pursuant to its terms in each case in the ordinary course of business.

  2.10 Sale of Products; Performance of Services.

   (a) Each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Companies to any
Person: (i) substantially conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any bug, virus, design defect or other defect that (A) would not adversely affect in any material respect such product, system, program, Proprietary Asset or other asset (or the operation or performance thereof), or (B) could be fixed in the ordinary course of business through the performance of ordinary maintenance activities.

   (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Companies were performed properly in all material respects and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

   (c) Since March 31, 2000, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Companies under or based upon any warranty provided by or on behalf of any of the Acquired Companies, or based upon any services performed by any of the Acquired Companies, other than routine and ordinary claims in the ordinary course of business consistent with past practice.

   2.11 Liabilities. The Acquired Companies do not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for:
(a) liabilities identified as such in the "liabilities" column of or in the notes to the Company Unaudited Interim Balance Sheet or the Company's audited consolidated balance sheet for the year ended June 30, 1999; (b) liabilities that have been incurred by the Acquired Companies since the date of the Company Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices, or (c) liabilities which have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

   2.12 Compliance with Legal Requirements. Each of the Acquired Companies has complied and is in compliance with all applicable Legal Requirements (including with respect to the operation and administration of each of the Plans and with respect to Environmental Laws), except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. None of the Acquired Companies has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

   2.13 Certain Business Practices. None of the Acquired Companies, and (to the knowledge of the Company) no director, officer, agent or employee of any of the Acquired Companies has, on behalf of any of the Acquired Companies, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  2.14 Governmental Authorizations.

   (a) The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Company is, and at all times since January 1, 1999 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Since January 1, 1999, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

   (b) Part 2.14(b) of the Company Disclosure Letter describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Companies by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Companies is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Letter. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Letter.

  2.15 Tax Matters.

   (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Companies with any Governmental Body on or before the Closing Date (the "Acquired Company Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

   (b) Except as set forth in Part 2.15(b) of the Company Disclosure Letter, the Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Acquired Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from January 1, 2000 through the Closing Date.

   (c) Except as set forth in Part 2.15(c) of the Company Disclosure Letter, no Acquired Company Return has prior to the date of this Agreement been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Company.

   (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any material Tax. Except as set forth in Part 2.15(d) of the Company Disclosure Letter, there are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable. None of the Acquired Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Companies has been, and none of the Acquired Companies will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

   (e) Except for any parachute payment which may arise under Code Section 280G in connection with the accelerated vesting of the outstanding Company Options held by an optionee whose service with the Surviving Corporation is terminated by reason of an Involuntary Termination (as such term is defined in the applicable stock option agreement for each such Company Option) within eighteen months after the Effective Time, and except as set forth in Part 2.15(e) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Companies that, individually or in the aggregate with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Sections 162(b) through (o) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Companies is, or has ever been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract, and none of the Acquired Companies is or has ever been a "distributing corporation" within the meaning of Section 355 of the Code.

   (f) None of the Acquired Companies have taken or agreed to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code nor have any of the Acquired Companies omitted to take any action which omission would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

  2.16 Employee and Labor Matters; Benefit Plans.

   (a) Part 2.16(a) of the Company Disclosure Letter identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies as of the date of this Agreement for the benefit of any current or former employee of any of the Acquired Companies. Part 2.16(a) of the Company Disclosure Letter also identifies each Legal Requirement pursuant to which any of the Acquired Companies is required, as of the date of this Agreement, to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction.

   (b) Except as set forth in Part 2.16(b) of the Company Disclosure Letter, none of the Acquired Companies maintains, sponsors or contributes to, and none of the Acquired Companies has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of any of the Acquired Companies (a "Pension Plan"). None of the Plans identified in Part 2.16(a) of the Company Disclosure Letter is subject to Title IV of ERISA or Section 412 of the Code.

   (c) Except as set forth in Part 2.16(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the Acquired Companies maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of any current or former employees or directors of any of the Acquired Companies (a "Welfare Plan"), or
(ii) self-funded medical, dental or other similar Plan. None of the Plans identified in Part 2.16(a) of the Company Disclosure Letter is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

   (d) With respect to each Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) except as set forth in Part 2.16(d)(ii) of the Company Disclosure Letter, an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;
(iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record-keeping agreements; and (vi) except as set forth in Part 2.16(d)(vi) of the Company Disclosure Letter, an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

   (e) None of the Acquired Companies is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Companies has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Plans identified in the Company Disclosure Letter is a multi-employer plan (within the meaning of Section 3(37) of ERISA). None of the Acquired Companies has ever made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

   (f) None of the Acquired Companies has, as of the date of this Agreement, any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Companies.

   (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Companies after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

   (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 2.16(h) of the Company Disclosure Letter describes all obligations of the Acquired Companies as of the date of this Agreement under any of the provisions of COBRA.

   (i) Except as set forth in Part 2.16(i) of the Company Disclosure Letter, each of the Plans intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such determination, or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.

   (j) Except as set forth in Part 2.16(j) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Companies (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing, the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options. However, each outstanding Company Option held by an optionee will vest and become exercisable for all the option shares on an accelerated basis should an Involuntary Termination (as such term is defined in the applicable stock option agreement for each such Company Option) of that optionee's service with the Surviving Corporation occur within eighteen months after the Effective Time.

   (k) Part 2.16(k) of the Company Disclosure Letter contains a list of all salaried employees of each of the Acquired Companies as of March 31, 2000, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements) and their positions. None of the Acquired Companies is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Companies are "at will" employees.

   (l) Each of the Acquired Companies has good labor relations, and, to the knowledge of the Company, (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will not have a material adverse effect on the labor relations of any of the Acquired Companies, and
(ii) none of the employees of the Acquired Companies intends to terminate his or her employment with the Acquired Company with which such employee is employed.

   2.17 Environmental Matters. None of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Companies is not in compliance with any Environmental Law. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Companies, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Companies contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and
(c) none of the property leased to, controlled by or used by any of the Acquired Companies contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Company has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

   2.18 Insurance. Part 2.18 of the Company Disclosure Letter accurately identifies all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Each of such insurance policies is in full force and effect. Since January 1, 1999, none of the Acquired Companies has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

   2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except for events similar in nature to those disclosed in the last proxy statement filed by the Company with the SEC, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Exhibit D identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.

  2.20 Legal Proceedings; Orders.

   (a) There is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, including, without limitation, any Acquired Company Proprietary Asset; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, cause or provide a basis for a director, officer or other Representative of any of the Acquired Companies to seek indemnification from, or commence a Legal Proceeding against or involving, any of the Acquired Companies.

   (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject. To the knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

   2.21 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement and under the Stock Option Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 4.4(a)), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. Assuming the due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement and the Stock Option Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of those certain Voting Agreements of even date herewith and prior to the execution of the Stock Option Agreement, the Board of Directors of the Company approved said Voting Agreements and said Stock Option Agreement and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

   2.22 Inapplicability of Section 2115 of California Corporations Code. The Acquired Companies are not subject to Section 2115 of the California Corporations Code.

   2.23 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Meeting (the "Required Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

   2.24 Non-Contravention; Consents. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement by the Company, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Companies;

     (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

     (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;

     (d) except as set forth in Part 2.24(d) of the Company Disclosure Letter, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract, (iii) accelerate the maturity or performance of any such Material Contract, or (iv) cancel, terminate or modify any term of such Material Contract; or

     (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).

Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act and any foreign antitrust law or regulation, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, the Stock Option Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

   2.25 Fairness Opinion. The Company's Board of Directors has received the opinion of Dain Rauscher Wessels, financial advisor to the Company, as of the date of this Agreement, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair to the stockholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of the written opinion of Dain Rauscher Wessels to the effect referred to in the preceding sentence to Parent as soon as practicable following the execution of this Agreement.

   2.26 Financial Advisor. Except for Dain Rauscher Wessels, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of Dain Rauscher Wessels.

   2.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form

S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3. Representations and Warranties of Parent and Merger Sub

   Except set forth in the disclosure letter delivered to the Company on the date of this Agreement and signed by an executive officer of Parent (the "Parent Disclosure Letter"), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

   3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub.

   3.2 Capitalization, Etc.

   (a) The authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock, $.001 par value per share, of which, as of March 31, 2000, approximately 32,370,142 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) have been issued and were outstanding; and (ii) 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding as of the date of this Agreement. As of March 31, 2000, there were 600,000 shares of Parent Common Stock available for purchase pursuant to Parent's Employee Stock Purchase Plan. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Parent Common Stock held in treasury by Parent.

   (b) As of March 31, 2000, approximately 8,261,506 shares (which amount does not materially differ from the amount subject to options outstanding as of the date of this Agreement) of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase Parent Common Stock ("Parent Options"). As of March 31, 2000, 3,000 shares of Parent Common Stock were subject to issuance pursuant to outstanding warrants to purchase Parent Common Stock ("Parent Warrants").

   (c) As of the date of this Agreement, except as set forth in Section 3.2(b) or as set forth in Part 3.2(c) of the Parent Disclosure Letter, there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

   (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, all outstanding Parent Warrants and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts, except where the failure to be issued or granted in compliance therewith has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

  3.3 SEC Filings; Financial Statements.

   (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1999 (collectively, with all information incorporate by reference therein or deemed to be incorporated by reference therein, the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act ; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included. All financial statements (including all related notes and schedules) contained in Parent SEC Documents filed after the date hereof shall meet the conditions set forth in (i), (ii) and (iii) of this Section 3.3(b).

   3.4 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

   3.5 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.6 Non-Contravention; Consents. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by Parent, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement by Parent, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of Parent or Merger Sub;

     (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

     (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent;

     (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Contract, (iii) accelerate the maturity or performance of any such material Contract, or (iv) cancel, terminate or modify any term of such material Contract; or

     (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent).

Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Proxy Statement/Prospectus), neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, the Stock Option Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

   3.7 Absence of Changes. Between March 31, 2000 and the date of this Agreement, there has not been any Material Adverse Effect on Parent.

   3.8 Financial Advisor. Except for Thomas Weisel Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

   3.9 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights.

Section 4. Certain Covenants of the Company

  4.1 Access and Investigation.

   (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Companies to: (i) provide Parent and Parent's Representatives with reasonable access at all reasonable times to the Acquired

Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.

   (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

     (i) all material operating and financial reports prepared by the Company and its Subsidiaries and delivered to the Company's senior management, including (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Companies and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports delivered to the Company's senior management;

     (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

     (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Companies to any party to any Acquired Company Contract or sent to any of the Acquired Companies by any party to any Acquired Company Contract (other than any communication that relates solely to routine commercial transactions between the applicable Acquired Company and the other party to any such Acquired Company Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

     (iv) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

     (v) to the extent permitted by law, rule or regulation, any material notice, report or other document received by any of the Acquired Companies from any Governmental Body.

  4.2 Operation of the Company's Business.

   (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies;
(iii) the Company shall keep in full force all insurance policies referred to in Section 2.18 other than those insurance policies that expire at the end of their stated term (which shall be replaced with similar insurance policies);
(iv) the Company shall provide all notices, assurances and support required by any Acquired Company Contract relating to any Acquired Company Proprietary Asset in order to ensure that no condition under such Acquired Company Contract occurs that would reasonably be expected to result in, or would reasonably be expected to increase the likelihood of, (A) any transfer or disclosure by any Acquired Company of any Acquired Company Proprietary Asset, or (B) a release from any escrow of any Acquired Company Proprietary Asset that has been deposited or is required to be deposited in escrow under the terms of such Acquired Company Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or threatened against, relating to or involving or otherwise affecting any of the Acquired Companies that relates to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent reasonably requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company's business.

   (b) During the Pre-Closing, unless otherwise contemplated by this Agreement, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and shall not permit any of the other Acquired Companies to:

     (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

     (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement, (2) the Company may, in the ordinary course of business and consistent with past practices, grant Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options) to employees of the Company under its Plans to purchase no more than a total of 100,000 shares of Company Common Stock, and (3) if an employee's employment with the Acquired Companies is terminated and such employee surrenders to the Company unvested Company Options, then, subject to the limitations set forth in clause "(xii)" of this Section 4.2(a), such unvested Company Options may be re-granted by the Company to any Person who is hired to replace such terminated employee);

     (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

     (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, consolidation of shares or similar transaction;

     (v) form any subsidiary or acquire any equity interest or other interest in any other Entity, other than interests in short term investments in the ordinary course of business consistent with past practices;

     (vi) make any capital expenditure (except that the Acquired Companies may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $500,000 in the aggregate);

     (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in each case in the ordinary course of business consistent with past practices;

     (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, sold or disposed of by an Acquired Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business consistent with past practices, waive or relinquish any right;

     (ix) incur any indebtedness for borrowed money (other than (A) in connection with the financing of ordinary trade receivables; (B) pursuant to existing credit facilities; (C) in connection with leasing activities in the ordinary course of business; or (D) for tax planning purposes in the ordinary course of business) or guarantee any indebtedness of any person for borrowed money, or issue or sell any debt securities or warrants or right to acquire debt securities of any of the Acquired Companies or guarantee any debt securities of others.

     (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases in connection with the Company's customary employee review process, (B) may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans and (C) may make such amendments required by changes made to applicable law);

     (xi) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

     (xii) hire any employee at the level of vice president or above or with an annual base salary in excess of $120,000, or promote any employee to the position of officer except in order to fill a position vacated after the date of this Agreement;

     (xiii) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company or promote any employee to an officer position in the Company;

     (xiv) transfer or license to any Person or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any rights (including without limitation distribution rights) to the Acquired Company Proprietary Assets, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business and consistent with past practices;

     (xv) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Acquired Companies, except in the ordinary course of business consistent with past practice or lend funds to any third party (other than intra-company loans and travel advances in the ordinary course of business);

     (xvi) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies in any material respect;

     (xvii) change in any material respect its accounting policies, methods or procedures except as required by GAAP;

     (xviii) make any Tax election;

     (xix) commence or settle any material Legal Proceeding;

     (xx) take any action which it believes when taken would, individually or in the aggregate, reasonably be expected to adversely affect or delay in any material respect the ability of any of the Parties to obtain any approval of any Governmental Body required to consummate the transactions contemplated hereby;

     (xxi) take any action to cause the share of Company Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

     (xxii) take any action which it believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect;

     (xxiii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

     (xxiv) enter into any agreement requiring the consent or approval of any third party with respect to the Merger; or

     (xxv) agree or commit to take any of the actions described in clauses "(i)" through "(xxiv)" of this Section 4.2(b).

   (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter; (iv) any material breach of any covenant or obligation of the Company; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

  4.3 No Solicitation.

   (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8, the Company shall not directly or indirectly, and shall not authorize or permit any Subsidiary of the Company or any Representative of any of the Acquired Companies directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that would, individually or in the aggregate, reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that nothing herein shall prohibit the Company's Board of Directors from complying with Rules 14d-9 or 14e-2 under the Exchange Act; and provided, further, that prior to the Required Company Stockholder Approval, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if
(1) neither the Company nor any Representative of any of the Acquired Companies shall have violated in any material respect any of the restrictions set forth in this Section 4.3, (2) the Board of Directors of the Company concludes in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Offer, (3) the Board of Directors of the Company concludes in good faith after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (4) at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and
(5) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing (x) the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the

Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this Section 4.3 by the Company, and (y) Parent acknowledges and agrees that the taking of any action permitted by and in accordance with this Section 4.3(a) shall not constitute a breach of this Agreement.

   (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

   (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

   (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Companies is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies.

4.4 Company Stockholders' Meeting.

   (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company may adjourn or postpone the Company Stockholders' Meeting to the extent that (i) such adjournment or postponement is necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of the applicable vote, (ii) additional time is reasonably required to solicit proxies or (iii) as of the time for which the Company Stockholders' Meeting is originally scheduled there are insufficient shares represented (either in person or by proxy) necessary to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders' Meeting. The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

   (b) Subject to Section 4.4(c): (i) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

   (c) Notwithstanding anything to the contrary contained in Section 4.4(b), at any time prior to the Required Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if:
(i) an unsolicited, bona fide written offer for an Acquisition Transaction involving the acquisition (whether by way of merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction) of more than 50% of the outstanding voting securities of the Company or the sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the business or assets of the Company is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least two business days prior notice of any meeting of the Company's Board of Directors at which such Board of Directors will consider and determine whether such offer for such an Acquisition Transaction is a Superior Offer; (iii) the Company's Board of Directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer for such an Acquisition Transaction constitutes a Superior Offer; (iv) the Company's Board of Directors determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming that the Company's Board of Directors has determined that such offer for such an Acquisition Transaction is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have violated in any material respect any of the restrictions set forth in Section 4.3.

   (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 4.4(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

   4.5 Letter of the Company's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective, that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

   4.6 Affiliates. Not less than thirty days prior to the Effective Time, the Company shall identify all Affiliates and shall use commercially reasonable efforts to cause each Affiliate, other than those Persons listed in Exhibit D, to enter into an Affiliate Agreement prior to the Effective Time.

Section 5. Additional Covenants of the Parties

  5.1 Registration Statement; Proxy Statement/Prospectus.

   (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Companies and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section
5.1. If any event relating to
any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and the Company and Parent shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

   (b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

   (c) If, between the date of this Agreement and the Closing, the trading price of the Parent Common Stock declines and, as a result of such decline, Parent is required to issue additional shares of Parent Common Stock such that the approval of the stockholders of Parent with respect to the issuance of the shares of Parent Common Stock in the Merger is required by applicable Nasdaq rules, Parent shall use commercially reasonable efforts to obtain such stockholder approval, and the parties hereto shall act in good faith to negotiate an appropriate amendment to this Agreement (which would include, among other provisions, provisions permitting either party to refuse to consummate the Merger if such Parent stockholder approval is not obtained) to reflect that such a vote is required.

   5.2 Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

  5.3 Stock Options.

   (a) Subject to Section 5.3(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option (an "Assumed Option") in accordance with the requirements of Section 424(a) of the Code (as in effect as of the date of this Agreement) and the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Assumed Option may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each Assumed Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and
(iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. It is the intention of the parties that each Assumed Option shall qualify, immediately after the Effective Time, as incentive stock options under Section 422 of the Code to the same extent those options qualified as such incentive stock options immediately prior to the Effective Time. Within 20 business days after the Effective Time, Parent shall issue to each person who, immediately after the Effective Time, was a holder of an Assumed Option a document in form and substance reasonably satisfactory to the Company evidencing the foregoing assumption of such Company Option by Parent.

   (b) Notwithstanding anything to the contrary contained in this Section 5.3, in lieu of assuming outstanding Company Options in accordance with Section 5.3(a), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing substantially equivalent replacement stock options in substitution therefor, which replacement stock options will include equivalent terms relating to acceleration, vesting and the effect of a change in control. Nothing in this Section 5.3(b) shall be construed to eliminate any vested right of a holder of any Company Option.

   (c) As of the Effective Time, the Company's Employee Stock Purchase Plan shall be terminated. The rights of participants in the Employee Stock Purchase Plan with respect to any offering period then underway under the Employee Stock Purchase Plan shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take commercially reasonable actions (including, if appropriate, amending the terms of the Employee Stock Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.3(c).

   (d) Parent agrees that all employees of the Acquired Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans and 401(k) profit-sharing plan; provided, however, that (i) nothing in this Section 5.3(d) or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or 401(k) profit-sharing plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan or 401(k) profit-sharing plan, then (upon expiration of any appropriate transition period and subject to the other provisions of Parent's health or welfare benefit plans or 401(k) profit-sharing plan), the Continuing Employees shall be eligible to participate in Parent's health and welfare benefit plans and 401(k) profit-sharing plan, to substantially the same extent as similarly situated employees of Parent. To the extent permitted by law and the terms of Parent's health and welfare benefit plans and 401(k) profit-sharing plan, Parent will provide each Continuing Employee with full credit for service as an employee of the Acquired Companies prior to the Effective Time for purposes of eligibility, vesting and determination of the level of benefits under any such health or welfare benefit plan or 401(k) profit-sharing plan of Parent. Nothing in this Section 5.3(d) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and the employment of each Continuing Employee shall be "at will" employment.

   (e) The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Companies (or in which any of the Acquired Companies participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

   5.4 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to Assumed Options as soon as reasonably practical (and in any event within 15 days) after the Effective Time.

  5.5 Indemnification of Officers and Directors.

   (a) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless (and, subject to customary undertakings, provide advancement of expenses to) the directors and officers of the Company and those Persons serving, at the request of the Company, as an officer or director of another Person, for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Persons (as in effect as of the date of this Agreement), and (ii) include and cause to be maintained in effect in the certificate of incorporation and bylaws of the Surviving Corporation (or any successor thereto) provisions regarding limitation of liability of directors, indemnification of officers and directors and advancement of expenses which are no less advantageous to the Persons referred to in clause "(i)" of this Section 5.5(a) than the provisions existing as of the date of this Agreement.

   (b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain or cause to be maintained in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring at or prior to the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that Parent or the Surviving Corporation may substitute for the Existing Policy a policy or policies with coverage of at least the same amounts and containing terms and conditions which are no less favorable to the insured in the aggregate than the terms and conditions of the Existing Policy; provided, further, that (i) in no event shall Parent or the Surviving Corporation be required to expend an amount in excess of 150% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy, and (ii) if the annual premiums of such insurance coverage exceed the maximum amount referred to in clause "(i)" of this Section 5.5(b), the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum.

   5.6 Reorganization. Each of the Company and Parent agrees not to take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

  5.7 Additional Agreements.

   (a) Subject to Section 5.7(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

   (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets;
(ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Acquired Company Proprietary Asset, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith, based upon advice of outside counsel, that contesting such Legal Proceeding is not reasonably likely to be successful or is likely to result in material costs to Parent.

   5.8 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of March 22, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

   5.9 Disclosure. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company shall consult with each other before issuing any other press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement.

  5.10 Tax Matters.

   (a) At or prior to the filing of the Form S-4 Registration Statement, Parent and Merger Sub and the Company shall execute and deliver to Cooley Godward LLP and to Brobeck Phleger & Harrison LLP tax representation letters substantially in the forms attached as Exhibit H-1 and H-2, as applicable;

   (b) Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Brobeck Phleger & Harrison LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to
Section 5.10(a);

   (c) Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code; and

   (d) Following delivery of the tax representation letters pursuant to Section 5.10(a), each of Parent and the Company shall use its commercially reasonable efforts to cause Cooley Godward LLP and Brobeck Phleger & Harrison LLP, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters delivered pursuant to Section 5.10(a).

   5.11 Nasdaq Listing. Parent shall use commercially reasonable efforts to have the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

   5.12 Access to Information. During the Pre-Closing Period, Parent shall, and shall cause its Representatives, to: (a) provide the Company and its Representatives with reasonable access at all reasonable times to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and its Subsidiaries; and (b) provide the Company and its Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and its Subsidiaries, and with such additional financial, operating and other data and information regarding Parent and its Subsidiaries, as the Company may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement.

   5.13 Advice of Changes. During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (a) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Letter; (d) any material breach of any covenant or obligation of Parent; and (e) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent. No notification given to the Company pursuant to this
Section 5.13 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

Section 6. Conditions Precedent to Obligations of Parent and Merger Sub

   The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

  6.1 Accuracy of Representations.

   The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Companies; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

   6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

   6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   6.4 Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

   6.5 Consents. All Consents identified in Part 6.5 of the Company Disclosure Letter shall have been obtained and shall be in full force and effect, and all other Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained or made or shall have expired and shall be in full force and effect.

   6.6 Agreements and Documents. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

     (a) Affiliate Agreements, executed by each Affiliate, as contemplated by
  Section 4.6;

     (b) Employment and Noncompetition Agreements in the form of Exhibit I, executed by each Person identified on Schedule 6.6(b);

     (c) a letter from Ernst & Young LLP, dated as of the Closing Date and addressed to Parent, in form and substance reasonably acceptable to Parent, updating the letter referred to in Section 4.5;

     (d) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.10);

     (e) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.5, 6.7 and 6.11 have been duly satisfied;

     (f) the written resignations of all directors of the Company, effective as of the Effective Time (it being understood that any such resignation shall not be deemed to be a voluntary termination of employment under existing employment, severance or similar agreements); and

     (g) the written resignations of all directors and officers of each of the Acquired Companies (other than the Company), effective as of the Effective Time.

   6.7 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Companies, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

   6.8 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

   6.9 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to notice of issuance.

   6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

   6.11 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body (other than a court or similar tribunal) is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body (other than a court or similar tribunal)in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Companies; or (e) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

Section 7. Conditions Precedent to Obligation of the Company.

   The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following:

   7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

   7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

   7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

   7.4 Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

   7.5 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

     (a) a legal opinion of Brobeck Phleger & Harrison LLP, dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Brobeck Phleger & Harrison LLP may rely upon tax representation letters including those referred to in Section 5.10); and

     (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2 and
  7.7 have been duly satisfied.

   7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained or made or shall have expired and shall be in full force and effect.

   7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to notice of issuance.

   7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

Section 8. Termination

   8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the Required Company Stockholder Approval):

   (a) by mutual written consent of the Boards of Directors of Parent and the Company;

   (b) by either Parent or the Company if the Merger shall not have been consummated by October 31, 2000 (the "End Date") (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time); provided, however, that if, between the date of this Agreement and the Closing, the trading price of the Parent Common Stock declines and, as a result of such decline, Parent is required to issue additional shares of Parent Common Stock such that the approval of the stockholders of Parent with respect to the issuance of the shares of Parent Common Stock in the Merger is required by applicable Nasdaq rules, either party may in its discretion extend the End Date for up to 90 days;

   (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

   (d) by either Parent or the Company, if (i) the Company Stockholders' Meeting shall have been held (either on the date for which such meeting was originally scheduled or pursuant to any adjournment or postponement thereof) and (ii) the Required Company Stockholder Approval was not obtained at such meeting (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement);

   (e) by Parent (at any time prior to Required Company Stockholder Approval) if a Triggering Event shall have occurred;

   (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section
6.2 would not be satisfied; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach; or

   (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section
7.2 would not be satisfied; provided, however, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach.

   8.2 Notice of Termination; Effect of Termination. Any termination under
Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party shall have any liability or obligation arising out of or otherwise by virtue of this Agreement; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any intentional breach of this Agreement and (iii) no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  8.3 Expenses; Termination Fees.

   (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with the printing and filing of the Form S-4 Registration Statement and the Proxy Statement/Prospectus and any amendments or supplements thereto.

   (b) If this Agreement is terminated by Parent pursuant to Section 8.1(e) then the Company shall pay to Parent (at the time specified in Section 8.3(c)), a nonrefundable fee in the amount of $5,500,000 (the "Termination Fee") in cash within three days of such termination.

   (c) If this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(d) and, after the date of this Agreement and prior to the time of such termination, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then the Company shall pay to Parent in cash a nonrefundable fee in the amount of $1,833,333 (the "Initial Termination Fee"), such fee to be paid prior to such termination (in the case of termination by the Company) or within two days after such termination (in the case of termination by Parent). If, within 365 days after the payment of the Initial Termination Fee, an Acquisition Transaction (other than with Parent or one of Parent's Affiliates) is consummated, or the Company enters into a definitive agreement with respect to an Acquisition Transaction (other than with Parent or one of Parent's Affiliates), the Company shall pay to Parent in cash an additional nonrefundable fee of $3,666,667, such fee to be paid at or prior to the consummation of such Acquisition Transaction or the entering into of such definitive agreement, whichever is earlier. For purposes of this Section 8.3(c), the term "Acquisition Transaction" shall have the meaning assigned to it in Exhibit A except that all references to 20% shall be deemed to be references to 30%),

Section 9. Miscellaneous Provisions

   9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the Required Company Stockholder Approval is obtained); provided, however, that after any such Required Company Stockholder Approval is obtained, no amendment shall be made which by law or NASD regulation requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.2 Waiver.

   (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

   (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

   9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof and is not intended to confer upon any person other than the Company, Parent and Merger Sub, any rights or remedies hereunder; provided, however, that, after the Effective Time (a) the stockholders of the Company will be third-party beneficiaries under this Agreement; (b) the Persons referred to in
Section 5.5(a) and Section 5.5(b) will be third-party beneficiaries under those Sections, and (c) the Continuing Employees will be third-party beneficiaries under Section 5.3(d).

   9.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

   9.6 Applicable Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between any of the parties, arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in any other state or federal court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process in the manner contemplated by
Section 9.10.

   9.7 Disclosure Letter. Each of the Company Disclosure Letter and the Parent Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 3, respectively, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or 3, respectively, and shall not be deemed to relate to or to qualify any other representation or warranty unless such relationship or qualification is reasonably apparent.

   9.8 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

   9.9 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the parties' rights hereunder may be assigned by any of the parties without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

   9.10 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) one business day after sent by internationally recognized courier or express delivery service (such as Federal Express) or by facsimile (with confirmation of receipt)), to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

       if to Parent:                        Clarent Corporation
                                            700 Chesapeake Drive
                                            Redwood city, CA 94063
                                            Telephone: (650) 306-7511
                                            Facsimile: (650) 306-7512
                                            Attention: Chief Executive Officer

       with a copy (which shall not constitute notice) to:

                                            Cooley Godward LLP
                                            Five Palo Alto Square
                                            3000 El Camino Real
                                            Palo Alto, CA 94306-2155
                                            Telephone: (650) 843-5090
                                            Facsimile: (650) 849-7400
                                            Attention: Deborah J. Ludewig

       if to Merger Sub:

                                            Copper Acquisition Sub, Inc.
                                            700 Chesapeake Drive
                                            Redwood city, CA 94063
                                            Telephone: (650) 306-7511
                                            Facsimile: (650) 306-7512
                                            Attention: Chief Executive Officer
       with a copy (which shall not constitute notice) to:

                                            Cooley Godward LLP
                                            Five Palo Alto Square
                                            3000 El Camino Real
                                            Palo Alto, CA 94306-2155
                                            Telephone: (650) 843-5090
                                            Facsimile: (650) 849-7400
                                            Attention: Deborah J. Ludewig

       if to the Company:                   ACT Networks, Inc.
                                            26707 W. Agoura Road
                                            Calabasas, CA 91302
                                            Telephone: (818) 871-6400
                                            Facsimile: (818) 871-6405
                                            Attention: Chief Executive Officer

       with a copy (which shall not constitute notice) to:

                                            Brobeck, Phleger & Harrison LLP
                                            550 South Hope Street
                                            Los Angeles, California 90071
                                            Telephone: (213) 489-4060
                                            Facsimile: (213) 745-3345
                                            Attention: Richard S. Chernicoff

   9.11 Cooperation. The Company agrees to cooperate in a reasonable manner with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement

   9.12 Heading. The headings contained in this Agreement are for reference purposes only and shall not be used in the construction or interpretation of this Agreement.

   9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

  9.14 Construction.

   (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

   (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

   (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

   (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

   (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

   (f) A reference to any legislation or to any provision of any legislation shall include any modifications or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

   IN WITNESS WHEREOF, the parties have caused this AGREEMENT AND PLAN OF MERGER AND REORGANIZATION to be executed as of the date first above written.

                                          Clarent Corporation

                                          By: /s/ Richard J. Heaps
                                             __________________________________
                                          Printed Name: Richard J. Heaps
                                          Title: Chief Operating Officer and
                                              Chief Financial Officer

                                          COPPER ACQUISITION SUB, INC.

                                          By: /s/ Richard J. Heaps
                                             __________________________________
                                          Printed Name: Richard J. Heaps
                                          Title: President, Chief Executive
                                              Officer and Chief Financial
                                              Officer

                                          ACT NETWORKS, INC.


                                             By: /s/ Andre de Fusco
                                                _______________________________
                                          Printed Name: Andre de Fusco
                                          Title: Chief Executive Officer and
                                           President


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                 SIGNATURE PAGE

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

   For purposes of the Agreement (including this Exhibit A):

   Acquired Company Contract. "Acquired Company Contract" shall mean any
Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

   Acquired Company Proprietary Asset. "Acquired Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Companies or otherwise used by any of the Acquired Companies, and material to the business of any of the Acquired Companies as presently conducted.

   Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

   Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of related transactions involving:

     (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Companies is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act) of Persons directly or indirectly acquires the Company or more than 50% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) in which any of the Acquired Companies issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

     (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company; or

     (c) any liquidation or dissolution of the Company.

   Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

   Closing Price. "Closing Price" shall mean the 4:00 p.m. (Eastern Time) closing price of a share of Parent Common Stock as reported on Nasdaq for the trading day immediately preceding the day on which the Effective Time occurs.

   Company Disclosure Letter. "Company Disclosure Letter" shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

   Company Common Stock. "Company Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

   Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

   Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

   Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

   Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

   Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

   Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

   Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

   Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

   Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

   HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

   Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq).

   Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Companies if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or the Stock Option Agreement or to perform any of its obligations under the Agreement or the Stock Option Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole or
(ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement. Notwithstanding the foregoing:

  (A) none of the following shall be deemed, in and of itself, to constitute a Material Adverse Effect on the Acquired Companies: (1) any event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the economy in general or conditions affecting the industry in which the Acquired Companies operates, or (2) a decline in the stock price of the Company; and

  (B) none of the following shall be deemed, in and of itself, to constitute a Material Adverse Effect on Parent: (1) any event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the economy in general or conditions affecting the industry in which Parent or its Subsidiaries operates, or (2) a decline in the stock price of Parent.

In addition to the foregoing, a Legal Proceeding that is commenced by or on behalf of one or more of the Company's stockholders against the directors of the Company after the receipt by the Company of a Superior Offer (to the extent that such Legal Proceeding relates to such Superior Offer) shall be disregarded for the purposes of determining whether a Material Adverse Effect on the Acquired Companies has occurred or could reasonably be expected to occur.

   Materials of Environmental Concern. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

   Nasdaq. "Nasdaq" shall mean the Nasdaq National Market.

   Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $.001 par value per share, of Parent.

   Person. "Person" shall mean any individual, Entity or Governmental Body.

   Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset in any jurisdiction in the world; or (b) right to use or exploit any of the foregoing in any jurisdiction in the world.

   Proxy Statement/Prospectus. "Proxy Statement/Prospectus" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting which also constitutes the prospectus of Parent relating to the offer and sale of shares of Parent Common Stock pursuant to the Agreement, in the form reasonably agreed upon by the Company and Parent.

   Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

   SEC. "SEC" shall mean the United States Securities and Exchange Commission.

   Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

   Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

   Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Transaction involving the acquisition (whether by way of merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction) of more than 50% of the outstanding voting securities of the Company or the sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the business or assets of the Company on terms that the Board of Directors of the Company determines, in its good faith judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if it is not reasonably likely to be completed.

   Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

   Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

   Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption of the Agreement; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of the adoption of the Agreement; (iii) after an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, the

Board of Directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption of the Agreement within five business days after Parent requests in writing that such recommendation be reaffirmed;
(iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or Contract relating to a transaction or series of transactions that, if consummated, would result in an Acquisition Transaction;
(vi) the Company shall have breached in any material respect any of its obligations under Section 4.4 or Section 5.1(a) of the Agreement; (vii) a tender or exchange offer relating to securities of the Company that, if consummated, would result in an Acquisition Transaction, shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is announced; or (ix) the Company breaches or is deemed to have breached in any material respect any of its obligations under Section 4.3 of the Agreement.

   Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2000, as previously provided to Parent.

                            LIST OF OMITTED EXHIBITS

 Exhibit                               Description
 -------                               -----------
   B     Company Stockholders who have executed voting agreements
   C     Form of Voting Agreement for Company Stockholders
   D     Individuals executing Company Affiliate Agreement
   E     Form of Affiliate Agreement for Company Affiliates
   F     Form of Option Agreement
   G-1   Form of Surviving Corporation Certificate of Incorporation
   G-2   Form of Surviving Corporation Bylaws
   H     Form of Tax Representation Letter to be delivered by Parent and Merger
         Sub
   H-2   Form of Tax Representation Letter to be delivered by Company
   I     Form of Employment Agreement

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

   THIS STOCK OPTION AGREEMENT ("Option Agreement") is entered into as of May 1, 2000, by and between ACT NETWORKS, INC., a Delaware corporation (the "Company"), and CLARENT CORPORATION, a Delaware corporation (the "Grantee").

                                    Recitals

   A. The Grantee, Copper Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as amended from time to time, the "Reorganization Agreement") which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

   B. The Company is entering into this Option Agreement in order to induce the Grantee to enter into the Reorganization Agreement.

                                   Agreement

   The parties to this Option Agreement, intending to be legally bound, agree as follows:

   1. Certain Definitions. Capitalized terms used but not defined in this Option Agreement shall have the meanings given to such terms in the Reorganization Agreement.

   2. Grant of Option. The Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares of Company Common Stock equal to up to 19.9% of the number of shares of Company Common Stock outstanding as of the date hereof (the shares of Company Common Stock purchasable pursuant to the Option, as adjusted as set forth herein, being referred to as the "Option Shares"), at a price per Option Share equal to the applicable Exercise Price. For purposes of this Option Agreement, the applicable "Exercise Price" shall be equal to $16.00.

   3. Term. The Option shall terminate on the earliest of the following dates (the "Termination Date"): (a) the date on which the Merger becomes effective;
(b) the date on which the Reorganization Agreement is validly terminated pursuant to Section 8.1 thereof, if an Exercise Event (as defined in Section 4(b)) shall not have occurred on or prior to such date; or (c) the first anniversary of the date on which the Grantee receives written notice from the Company of the occurrence of an Exercise Event; provided, however, that if an Exercise Event occurs, and if, by reason of any applicable Legal Requirement, order, judgment, decree or other legal impediment, the Option cannot be exercised on the first anniversary of the date on which the Grantee receives the written notice referred to in clause "(c)" of this sentence, then the Termination Date shall be extended until the date 30 days after the date on which such impediment is removed. The rights of the Grantee and the obligations of the Company set forth in Sections 7 and 8 shall not terminate on the Termination Date, but rather shall survive beyond the Termination Date as provided in those Sections; and the representation, warranty and covenant set forth in Section 5(b) shall survive the termination date for an indefinite period of time.

   4. Exercise of Option.

   (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time on or before the Termination Date following the occurrence of an Exercise Event. If the Grantee exercises the Option with respect to any Option Shares on or before the Termination Date, then, notwithstanding anything to the contrary contained in this Option Agreement, the Grantee shall be entitled to purchase such Option Shares in accordance with the terms of this Option Agreement after the Termination Date.

   (b) For purposes of this Option Agreement, an "Exercise Event" shall be deemed to have occurred if:

     (i) either the Grantee or the Company shall have the right to terminate the Reorganization Agreement pursuant to Section 8.1(d) thereof and an Acquisition Proposal shall have been previously disclosed, announced, commenced, submitted or made; or

     (ii) the Grantee shall have the right to terminate the Reorganization Agreement pursuant to Section 8.1(e) thereof.

   (c) To exercise the Option with respect to any Option Shares, the Grantee shall deliver to the Company a written notice (an "Exercise Notice") specifying: (i) the number of Option Shares the Grantee will purchase; (ii) the place at which such Option Shares are to be purchased; and (iii) the date on which such Option Shares are to be purchased, which shall not be sooner than two business days nor later than twenty business days after the date of delivery of such Exercise Notice to the Company. (The date of delivery of such Exercise Notice to the Company is referred to as the applicable "Notice Date," and the Option shall be deemed to have been validly exercised on such Notice Date with respect to the Option Shares referred to in such Exercise Notice.) The closing of the purchase of such Option Shares (the applicable "Closing") shall take place at the place specified in the Exercise Notice and on the date specified in such Exercise Notice (the applicable "Closing Date"); provided, however, that: (A) if such purchase cannot be consummated on such Closing Date by reason of any applicable Legal Requirement, order, judgment, decree or other legal impediment, then the Grantee may extend the Closing Date to a date not more than 30 days after the date on which such impediment is removed; and
(B) if prior notification to or approval of any Governmental Body is required, or if any waiting period must expire or be terminated, in connection with such purchase, then (1) the Company shall promptly cause to be filed the required notice or application for approval and shall expeditiously process such notice or application, (2) the Company shall cooperate with the Grantee in the filing of any such notice or application required to be filed by the Grantee and in the obtaining of any such approval required to be obtained by the Grantee, and
(3) the Grantee may extend the Closing Date to a date not more than 30 days after the latest date on which any required notification has been made, any required approval has been obtained or any required waiting period has expired or been terminated.

   5. Payment and Delivery of Certificate.

   (a) On each Closing Date, the Grantee shall pay to the Company in immediately available funds an amount equal to the applicable Exercise Price multiplied by the number of Option Shares to be purchased by the Grantee from the Company on such Closing Date.

   (b) At each Closing, concurrently with the delivery of the immediately available funds referred to in Section 5(a), the Company shall deliver to the Grantee a certificate representing the Option Shares being purchased at such Closing. The Company represents, warrants and covenants that such Option Shares will be duly authorized, validly issued, fully paid, nonassessable and free and clear of all Encumbrances, except as may be specifically provided in this Option Agreement.

   (c) The certificate representing the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS AVAILABLE.

If at any time the Grantee delivers to the Company evidence (in the form of a copy of a letter from the staff of the SEC or an opinion of counsel reasonably satisfactory to the Company, or in some other form) that the legend referred to above is not required for purposes of the Securities Act, then the Company shall promptly replace such certificate with a certificate that does not include such legend.

   6. Adjustment Upon Changes in Capitalization, Etc.

   (a) If the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the type and number of shares or other securities subject to the Option, the applicable Exercise Price, the Designated Price (as defined in Section 7(c)) and the other numbers and dollar amounts referred to in this Option Agreement shall be adjusted appropriately, and the Company shall ensure that proper provision is made in the agreements and other documents governing such transaction so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that the Grantee would have received if the Option had been exercised immediately prior to such transaction or the record date for determining the stockholders entitled to participate in such transaction, as applicable.

   (b) If any additional shares of Company Common Stock are issued after the date of this Option Agreement (other than pursuant to a transaction described in Section 6(a)), then the number of shares of Company Common Stock then remaining subject to the Option shall be increased to the number by which
(i) 19.9% of the number of shares of the Company Common Stock outstanding after the issuance of such additional shares exceeds (ii) the number of shares (adjusted in accordance with Section 6(a)) previously issued to the Grantee upon exercise of the Option.

   (c) If the Company shall enter into an agreement (i) to consolidate, exchange shares or merge with any Person, other than the Grantee or one of the Grantee's subsidiaries, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any Person, other than the Grantee or one of the Grantee's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger, or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, the Company shall ensure that proper provision is made in the agreements and other documents governing such transaction so that the Option shall, upon the consummation of such transaction, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee if the Grantee had exercised the Option immediately prior to such transaction or the record date for determining the stockholders entitled to participate in such transaction, as appropriate.

   (d) The provisions of Sections 7 and 8 shall apply (with appropriate adjustments) to any securities for which the Option becomes exercisable pursuant to this Section 6.

   7. Repurchase at the Request of the Grantee.

   (a) If, at any time during the period commencing upon the occurrence of the first Exercise Event and ending on the first anniversary of the date on which the Grantee receives written notice from the Company of the occurrence of such Exercise Event, the Grantee delivers to the Company a notice stating that the Grantee is exercising its rights under this Section 7, then the Company shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised, (ii) all of the shares of Company Common Stock beneficially owned by the Grantee that were previously purchased by the Grantee upon exercise of the Option, and (iii) the Grantee's right to receive all Option Shares with respect to which the Option was previously exercised but which have not yet been issued and delivered to the Grantee. (The date on which the Grantee delivers such notice to the Company is referred to as the "Request Date.") Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

     (i) the aggregate number of Option Shares with respect to which the Option has been exercised on or prior to the Request Date and which are beneficially owned by the Grantee, multiplied by the Designated Price;

     (ii) the aggregate number of Option Shares with respect to which the Option has been exercised on or prior to the Request Date but which have not, as of the Request Date been issued and delivered to the Grantee, multiplied by the Designated Price; and

     (iii) the number of Option Shares with respect to which the Option has not been exercised on or prior to the Request Date multiplied by the amount (if any) by which the Designated Price exceeds the applicable Exercise Price.

   (b) If the Grantee exercises its rights under this Section 7, then the Company shall, within two business days after the Request Date, pay the Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall thereupon surrender to the Company the certificate or certificates evidencing any shares of Company Common Stock repurchased by the Company pursuant to this Section 7.

   (c) For purposes of this Option Agreement, the "Designated Price" means the highest of (i) the highest purchase price per share paid after the date of this Option Agreement and on or prior to the Request Date pursuant to any tender or exchange offer made for shares of Company Common Stock, (ii) the highest price per share paid or to be paid by any Person for shares of Company Common Stock pursuant to any agreement contemplating a merger or other business combination transaction involving the Company that was entered into after the date of this Option Agreement and on or prior to the Request Date, (iii) the highest bid price per share of Company Common Stock as quoted on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, the highest bid price per share of Company Common Stock as quoted on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) during the 90-day period ending on the Request Date, or (iv) the highest Exercise Price paid or payable for any Option Shares. If any portion of the consideration paid or to be paid pursuant to clause "(i)" or "(ii)" of the preceding sentence is in a form other than cash, then the value of the non-cash portion of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Company, and such firm's determination of such value shall be final and conclusive for all purposes under this Option Agreement.

   8. Registration Rights.

   (a) The Company shall, if requested by the Grantee at any time and from time to time within two years after the first exercise of the Option (the "Registration Period"), as expeditiously as practicable, prepare, file and cause to be declared effective up to two registration statements under the Securities Act (including, in the sole discretion of the Grantee, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision), if registration under the Securities Act is (in the Grantee's good faith judgment) necessary or desirable in order to permit the offering, sale and delivery, in accordance with the intended method of sale or other disposition stated by the Grantee, of any or all shares of Company Common Stock or other securities that have been acquired or are issuable upon exercise of the Option. No other securities may be included in any such registration statement without the Grantee's prior written consent. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period as may be as reasonably necessary to effect such sale or other disposition. In addition, the Company shall use all reasonable efforts to register such shares or other securities under any applicable state securities laws. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 30 days in the aggregate if the board of directors of the Company shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of material nonpublic information and that the disclosure thereof would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 8, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

   (b) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 8 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) shall be borne and paid by, and shall be for the sole account of, the Company (except for underwriting discounts or commissions in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel).

   (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the Registration Period, the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash pursuant to a firm commitment underwriting, it shall (without limiting the Company's other obligations under this Section 8) allow the Grantee the right to participate in such registration (provided that the Grantee participates in the underwriting); provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration effected pursuant to this Section 8, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

   9. Profit Limitation. Notwithstanding anything to the contrary contained in this Option Agreement, the Grantee may not exercise its rights pursuant to this Option Agreement in a manner that would result in a cash payment to the Grantee of an aggregate amount under this Option Agreement and under Section 8.3(b) and
Section 8.3(c) of the Reorganization Agreement of more than the sum of (a) the aggregate exercise price paid and/or payable by the Grantee for any Option Shares as to which the Option has theretofore been exercised, plus (b) an amount equal to the Termination Fee, plus (c) $1,833,333.

   10. Listing. If, at the time of the occurrence of an Exercise Event, the Company Common Stock (or any other class of securities subject to the Option) is listed on The Nasdaq National Market or on any other market or exchange, then the Company, upon the occurrence of such Exercise Event, shall promptly file an application to list on The Nasdaq National Market and on such other market or exchange the shares of the Company Common Stock (or other securities) subject to the Option, and shall use its best efforts to cause such application to be approved as promptly as practicable.

   11. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company will execute and deliver a new Option Agreement of like tenor and date.

   12. Miscellaneous.

   (a) Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Option Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Option Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Option Agreement, or any power, right, privilege or remedy under this Option Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

   (b) Notices. Any notice or other communication required or permitted to be delivered to any party under this Option Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by internationally recognized courier or express delivery service (such as Federal Express) or by facsimile (with confirmation of receipt) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  if to the Company, to it at:

    26707 W. Agoura Road
    Calabasas, CA 91302
    Facsimile: (818) 871-6405
    Attention: Chief Executive Officer

  if to the Grantee, to it at:

    700 Chesapeake Drive
    Redwood City, CA 94063
    Facsimile: (650) 306-7512
    Attention: Chief Executive Officer

   (c) Entire Agreement; Counterparts. This Option Agreement and the agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Option Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

   (d) Binding Effect; Benefit; Assignment. This Option Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Option Agreement nor any of the Company's rights, interest or obligations hereunder may be assigned by the Company without the prior written consent of the Grantee, and any attempted assignment of this Option Agreement or any of such rights, interest or obligations by the Company without such consent shall be void and of no effect. Nothing in this Option Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the Grantee's successors and assigns) any right, benefit or remedy of any nature under or by reason of this Option Agreement.

   (e) Amendment and Modification. This Option Agreement may be amended with the approval of the respective boards of directors of the Company and the Grantee at any time. This Option Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   (f) Further Actions. The Company agrees to cooperate fully with the Grantee and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Grantee to evidence or reflect the transactions contemplated by this Option Agreement and to carry out the intent and purposes of this Option Agreement.

   (g) Headings. The bold-faced headings contained in this Option Agreement are for convenience of reference only, shall not be deemed to be a part of this Option Agreement and shall not be referred to in connection with the construction or interpretation of this Option Agreement.

   (h) Applicable Law; Jurisdiction. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Option Agreement or any of the transactions contemplated by this Option Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12(b).

   (i) Severability. In the event that any provision of this Option Agreement, or the application of any such provision to any Person (as such term is defined in the Reorganization Agreement) or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Option Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   (j) Specific Performance. The Company agrees that (i) in the event of any breach or threatened breach by the Company of any covenant, obligation or other provision set forth in this Option Agreement, the Grantee shall be entitled (in addition to any other remedy that may be available to it), to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) neither the Grantee nor any other Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

   (k) Attorneys' Fees. In any action at law or suit in equity to enforce this Option Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

   (l) Non-Exclusivity. The rights and remedies of the Grantee under this Option Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Grantee under this Option Agreement, and the obligations and liabilities of the Company under this Option Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements and under the Reorganization Agreement. The covenants and obligations of the Company set forth in this Option Agreement shall be construed as independent of any other agreement or arrangement between the Company, on the one hand, and the Grantee, on the other. The existence of any claim or cause of action by the Company against the Grantee shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company.

   (m) Construction.

     (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (iv) Unless otherwise specified, references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

   IN WITNESS WHEREOF, the Company and the Grantee have caused this Option Agreement to be executed as of the date first written above.

                                          ACT Networks, Inc.

                                          By: /s/ Andre de Fusco   ____________
                                          Name: Andre de Fusco
                                          Title:  Chief Executive Officer and
                                           President

                                          Clarent Corporation

                                          By: /s/ Richard J. Heaps   __________
                                          Name: Richard J. Heaps
                                          Title:  Chief Operating Officer and
                                          Chief Financial    Officer

                                                                         ANNEX C

                            FORM OF VOTING AGREEMENT

   THIS VOTING AGREEMENT (the "Voting Agreement") is entered into as of May 1, 2000, by and between CLARENT CORPORATION., a Delaware corporation ("Parent"),
and            ("Stockholder").

                                    Recitals

   A. Parent, Copper Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Aluminum, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as amended from time to time, the "Reorganization Agreement"), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

   B. As a condition to the willingness of Parent and Merger Sub to enter into the Reorganization Agreement, Parent and Merger Sub have required that Stockholder enter into this Voting Agreement; and Stockholder is entering into this Voting Agreement in order to induce Parent and Merger Sub to enter into the Reorganization Agreement.

                                   Agreement

   The parties to this Voting Agreement, intending to be legally bound, agree as follows:

Section 1. Certain Definitions

   (a) All capitalized terms used but not otherwise defined in this Voting Agreement have the meanings given to them in the Reorganization Agreement.

   (b) "Subject Securities" shall mean: (i) all securities of the Company (including shares of Company Common Stock and options and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including any additional shares of Company Common Stock and any additional options or other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Voting Agreement through the Expiration Date.

   (c) Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange
Act) of such security.

   (d) "Expiration Date" shall mean the earlier of the date upon which the Reorganization Agreement is validly terminated or the date upon which the Effective Time occurs.

   (e) The "Record Date" for a particular matter shall be the date fixed for Persons entitled: (i) to receive notice of, and to vote at, a meeting of the stockholders of the Company called for the purpose of voting on such matter; or
(ii) to take action by written consent of the stockholders of the Company with respect to such matter.

Section 2. Transfer of Subject Securities

   2.1 No Disposition or Encumbrance of Subject Securities. Stockholder covenants and agrees that, from the date of this Voting Agreement until the Expiration Date, Stockholder will not, directly or indirectly: (i) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or permit or announce any offer, sale, offer of sale, contract of sale or grant of any option for the purchase of, or permit or announce any other disposition or transfer of) any of the Subject Securities, or any interest in any of the Subject Securities, to any Person other than Parent; (ii) create or permit to exist any Encumbrance on or otherwise affecting any of the Subject Securities; or (iii) reduce Stockholder's Ownership of, interest in or risk relating to any of the Subject Securities.

   2.2 Transfer of Voting Rights. Stockholder covenants and agrees that, from the date of this Voting Agreement until the Expiration Date, Stockholder will not deposit any of the Subject Securities into a voting trust or grant a proxy or enter into a voting agreement or similar Contract with respect to any of the Subject Securities.

Section 3. Voting of Shares

   3.1 Voting Agreement. Stockholder covenants and agrees that, from the date of this Voting Agreement until the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, Stockholder shall (unless otherwise directed in writing by Parent) cause to be voted all outstanding shares of capital stock of the Company that (as of the Record Date for any of the matters referred to in this Section 3.1) are Owned by Stockholder:

     (i) in favor of the Merger and the adoption of the Reorganization Agreement and in favor of each of the other actions contemplated by the Reorganization Agreement and any action that could reasonably be expected to facilitate the consummation of the Merger; and

     (ii) against the following actions (other than the Merger and the other transactions contemplated by the Reorganization Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any of the Acquired Companies; (B) any sale, lease or transfer of a material amount of assets of any of the Acquired Companies (other than in the ordinary course of business); (C) any reorganization, recapitalization, dissolution or liquidation of any of the Acquired Companies; (D) any removal of or change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation; (F) any material change in the capitalization of the Company or the Company's corporate structure; and (G) any other action that is inconsistent with the Merger or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement or this Voting Agreement.

Stockholder shall not, from the date of this Voting Agreement until the Expiration Date, enter into any agreement or understanding with any Person to vote or give instructions inconsistent with clause "(i)" or "(ii)" of the preceding sentence.

   3.2 Proxy.

   (a) Concurrently with the execution of this Voting Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (the "Proxy"); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (but are not owned of record) by Stockholder.

   (b) After the execution of this Voting Agreement until the Expiration Date, Stockholder shall execute or cause to be executed such further proxies as may be requested by Parent with respect to any additional shares of outstanding capital stock of the Company of which Stockholder acquires Ownership, and Stockholder shall promptly notify Parent upon acquiring Ownership of any additional securities of the Company.

Section 4. Waiver of Appraisal Rights.

   Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters' rights or similar rights that Stockholder may have in connection with the Merger, and Stockholder shall cause to be irrevocably and unconditionally waived any such rights that any affiliate of Stockholder may have in connection with the Merger.

Section 5. No Solicitation.

   Stockholder covenants and agrees that, during the period commencing on the date of this Voting Agreement and ending on the Expiration Date, Stockholder shall not, directly or indirectly, and shall not authorize or permit any Representative of Stockholder, directly or indirectly, to (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that would, individually or in the aggregate, reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease any existing discussions with any Person that relate to any Acquisition Proposal. Stockholder shall promptly (and in no event later than 24 hours after receiving, or obtaining knowledge of, any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person.

Section 6. Representations and Warranties of Stockholder

   Stockholder hereby represents and warrants to Parent as follows:

   6.1 Authorization, etc. Stockholder has all requisite power and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder's obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitute the legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   6.2 No Conflicts, Required Filings and Consents.

   (a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on or otherwise affecting any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder's properties is bound or affected.

   (b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person.

   6.3 Title to Subject Securities. As of the date hereof, Stockholder Owns in the aggregate (including shares owned of record and shares owned beneficially) the number of outstanding shares of capital stock of the Company specified below Stockholder's name on the signature page hereof, and the number of options and other rights to acquire shares of Company Common Stock specified below Stockholder's name on the signature page hereof, and Stockholder does not directly or indirectly Own any other securities of the Company.

   6.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

Section 7. Covenants of Stockholder

   Stockholder agrees to cooperate fully with Parent and to execute and deliver (at Parent's expense) such further documents, certificates, agreements and instruments and to take such other actions (at Parent's expense) as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Voting Agreement and to carry out the intent and purposes of this Voting Agreement.

Section 8. Limitations

   This Voting Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein, and shall not prohibit Stockholder from acting in accordance with his or her fiduciary duties as an officer or director of the Company. Stockholder will retain at all times the right to vote Stockholder's Subject Securities, in Stockholder's sole discretion, on all matters other than those set forth in Section 3.1 which are at any time or from time to time presented to the Company's stockholders generally.

Section 9. Miscellaneous

   9.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties and agreements made by Stockholder in this Voting Agreement shall survive the Expiration Date; provided, however that the termination of this Voting Agreement shall not relieve any party from any liability for any breach of this Voting Agreement.

   9.2 Indemnification. Without in any way limiting any of the rights or remedies otherwise available to Parent, Stockholder shall hold harmless and indemnify Parent from and against, and shall compensate and reimburse Parent for, any loss, damage, injury, decline in value, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense of any nature (whether or not relating to a third party claim) which is directly or indirectly suffered or incurred at any time by Parent or any of Parent's affiliates or to which Parent or any of Parent's affiliates otherwise becomes subject and that arises from any inaccuracy in or breach of any representation, warranty, covenant or obligation of Stockholder contained in this Voting Agreement.

   9.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

   9.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) one business day after sent by internationally recognized courier or express delivery service (such as Federal Express) or by facsimile (with confirmation of receipt), to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

   if to Stockholder:

     at the address set forth below Stockholder's signature on the signature page hereto;

   if to Parent:

     Clarent Corporation
     700 Chesapeake Drive
     Redwood City, CA 94063
     Facsimile: (650) 306-7512
     Attention: Chief Executive Officer

   9.5 Severability. In the event that any term, provision, covenant or restriction contained in this Voting Agreement, or the application of any such term, provision, covenant or restriction to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Voting Agreement, and the application of such term, provision, covenant or restriction to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   9.6 Entire Agreement; Counterparts. This Voting Agreement, the Proxy, the Reorganization Agreement and any Affiliate Agreement between Stockholder and Parent constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. No addition to or modification of any provision of this Voting Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto. This Voting Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

   9.7 Assignment; Binding Effect. Except as provided herein, neither this Voting Agreement nor any of the obligations hereunder of Stockholder shall be assigned or delegated by Stockholder (whether by operation of law or otherwise) without the prior written consent of Parent. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder's heirs, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in
Section 2 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Notwithstanding anything contained in this Voting Agreement to the contrary, nothing in this Voting Agreement, express or implied, is intended to confer on any Person, other than Parent and its successors and assigns, any rights or remedies of any nature.

   9.8 Specific Performance. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any material covenant, obligation or other provision contained in this Voting Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and Stockholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

   9.9 Other Agreements. Nothing in this Voting Agreement shall limit any of the rights or remedies of Parent or obligations of Stockholder under any Affiliate Agreement or under any other agreement between Parent and Stockholder or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Reorganization Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Voting Agreement.

   9.10 Applicable Law; Jurisdiction. THIS VOTING AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between any of the parties arising out of or relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in any other state or federal court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) the parties irrevocably consent to service of process in the manner contemplated by Section 9.4.

   9.11 Construction.

   (a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

   (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

   (c) As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

   (d) Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

   (e) The headings contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

   IN WITNESS WHEREOF, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

                                          Clarent Corporation

                                          By:__________________________________
                                          Name: Richard J. Heaps
                                          Title: Chief Operating Officer and
                                           Chief
                                              Financial Officer

                                          _____________________________________
                                          Name:

                                          Address: ____________________________

                                          _____________________________________

                                          _____________________________________

                                          Facsimile: __________________________

                                          Number of outstanding shares of
                                          Company Common Stock owned of record
                                          as of the date of this Voting
                                          Agreement: __________________________

                                          Number of additional outstanding
                                          shares of Company Common Stock owned
                                          beneficially (but not of record) as
                                          of the date of this Voting
                                          Agreement: __________________________

                                          Number of options and other rights
                                          to acquire shares of Company Common
                                          Stock owned of record as of the date
                                          of this Voting Agreement: ___________

                                          Number of additional options and
                                          other rights to acquire shares of
                                          Company Common Stock owned
                                          beneficially (but not of record) as
                                          of the date of this Voting
                                          Agreement: __________________________

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned stockholder of ACT Networks, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Jerry Shaw-Yau Chang, Richard J. Heaps and Clarent Corporation, a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's voting rights on the matters referred to in the third paragraph of this proxy with respect to (i) the issued and outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified beneath the undersigned's signature on the signature page of this proxy and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

   This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Copper Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company (the "Reorganization Agreement"). Capitalized terms used but not otherwise defined in this proxy have the meanings given to such terms in the Reorganization Agreement.

   The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier of the date upon which the Reorganization Agreement is validly terminated or the date upon which the Effective Time occurs (the "Expiration Date") at any meeting of the stockholders of the Company, however called, or in any action by written consent of stockholders of the Company:

     (i) in favor of the Merger and the adoption of the Reorganization Agreement and in favor of each of the other actions contemplated by the Reorganization Agreement and any action that could reasonably be expected to facilitate the consummation of the Merger; and

     (ii) in their discretion, with respect to the following actions (other than the Merger and the transactions contemplated by the Reorganization Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any of the Acquired Companies; (B) any sale, lease or transfer of a material amount of assets of any of the Acquired Companies (other than in the ordinary course of business); (C) any reorganization, recapitalization, dissolution or liquidation of any of the Acquired Companies; (D) any removal of or change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation; (F) any material change in the capitalization of the Company or the Company's corporate structure; or
  (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement or the Voting Agreement.

   The undersigned stockholder may vote the Shares on all matters other than the matters referred to in the preceding paragraph.

   This proxy shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

   In the event that any term, provision, covenant or restriction contained in this proxy, or the application of any such term, provision, covenant or restriction to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this proxy, and the application of such term, provision, covenant or restriction to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   This proxy shall terminate upon the Expiration Date.

Dated: May 1, 2000

                                          _____________________________________
                                          Name:

                                          Number of shares of Company Common
                                          Stock owned of record as of the date
                                          of this proxy: ______________________

                                                                         ANNEX D

[LOGO OF DAIN RAUSCHER WESSELS]

May 1, 2000

The Board of Directors
ACT Networks, Inc.
26707 West Agoura Road
Calabasas, CA 91302

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of ACT Networks, Inc., Inc., a Delaware corporation (the "Company"), of the consideration to be received by the stockholders pursuant to the terms of the proposed Agreement and Plan of Merger and Reorganization, dated as of May 1, 2000 (the "Agreement"), by and among Clarent Corporation, a Delaware corporation (the "Acquiror"), Copper Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Acquiror ("Merger Sub"), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

   Pursuant to the Agreement, each outstanding share of common stock, $.01 par value per share, of the Company (the "Company Common Stock"), is proposed to be converted into 0.2546 shares (the "Exchange Ratio") of common stock, par value $0.001 per share, of the Acquiror (the "Acquiror Common Stock"). If the price implied by the Exchange Ratio at closing is greater than $18.00 per share, then the Exchange Ratio shall be adjusted such that the numerator shall equal $18.00 and the denominator shall equal the price of the Acquiror Common Stock on the trading day immediately preceding closing ( the "Closing Price"). If the price implied by the Exchange Ratio at closing is less than $14.00 per share, then the Exchange Ratio shall be adjusted such that the numerator shall equal $14.00 and the denominator shall equal the Closing Price. The transaction is intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and to be accounted for as a purchase for financial accounting purposes. The terms and conditions of the Merger and the Exchange Ratio are set forth more fully in the Agreement.

   Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also provides research coverage for the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and Acquiror and certain other historical relevant operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) conducted discussions with members of the senior management of the Acquiror with respect to the business prospects and financial outlook of the Acquiror; (v) reviewed the reported prices and trading activity for the Company Common Stock and the Acquiror Common Stock; (vi) compared the financial performance of the Company and the Acquiror and the prices of the Company Common Stock and the Acquiror Common Stock with that of certain other comparable publicly-traded companies and their securities; and (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

   With respect to the data and discussions relating to the business prospects and financial outlook of the Company and the Acquiror, upon advice of the Company we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Acquiror and that the Company and the Acquiror will perform substantially in accordance with such financial data and estimates. We were informed that the Acquiror's management has not prepared a five year financial projection. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

   In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror (including, without limitation, the financial statements and related notes thereto of the Company and the Acquiror), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Acquiror. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. Further, we have assumed that the Merger will be accounted for by the Acquiror as a purchase transaction under generally accepted accounting principles and will qualify as a reorganization for U.S. federal income tax purposes.

   Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to such transaction. Further, our opinion does not address the merits of the underlying decision by the Company to engage in such transaction.

   We are not expressing any opinion herein as to the prices at which the Acquiror Common Stock will trade following the announcement or consummation of the Merger.

   Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.

                                          Very truly yours,

                                          /s/ Dain Rauscher Wessels

                                          DAIN RAUSCHER WESSELS,
                                          a division of Dain Rauscher
                                           Incorporated

                              ACT NETWORKS, INC.

                                   P R O X Y

             Special meeting of Stockholders, _____________, 2000
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on __________, 2000 and the proxy statement/prospectus and appoints Andre de Fusco and Robert Faulk, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of ACT Networks, Inc. ("ACT") which the undersigned is entitled to vote either on his or her own behalf or on behalf of an entity or entities, at the Special Meeting of Stockholders of ACT (the "Special Meeting") to be held on ___________,________________, 2000 at ____ a.m.
local time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.

     The following matters are proposed by ACT.

1. Adopt the Agreement and Plan of Merger and Reorganization, dated as of May 1, 2000, by and among Clarent Corporation, Copper Acquisition Sub, Inc. and ACT.

                  [_] FOR   [_] AGAINST    [_] ABSTAIN

     The Board of Directors recommends a vote FOR the proposals set forth above. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR Proposal No. 1 if no specification is made. This proxy will also be voted at the discretion of the proxy holders on such matters other than the matter specified above as may come before the meeting.

                 (Continued and to be signed on reverse side)

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:


__________________________________________ Dated: _____________________________
(Print name(s) as it (they) appear on certificate)

                                              Please sign exactly as your
                                              name(s) is (are) shown on the
                                              stock certificate to which the
                                              Proxy applies. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as an attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by the President or another
                                              authorized officer. If a
                                              partnership, please sign in the
                                              partnership name by an authorized
                                              person.


                                              ----------------------------------
                                                    (Authorized Signature(s))

PLEASE RETURN YOUR EXECUTED PROXY TO ACT'S TRANSFER AGENT IN THE ENCLOSED ENVELOPE, OR, IF NECESSARY, DELIVER IT TO ACT'S ATTENTION: CHIEF FINANCIAL OFFICER.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article VI of the registrant's amended and restated certificate of incorporation provides for indemnification of its directors to the maximum extent permitted by the Delaware General Corporation Law and Section 43 of Article XI of the registrant's bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the registrant intends to enter into indemnification agreements with each director and some officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the company, among other things, to indemnify its directors against some liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms.

ITEM 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number                               Description
 -------                              -----------
  2.1    Agreement and Plan of Merger and Reorganization dated, as of May 1,
         2000, among Clarent Corporation, Copper Merger Sub, Inc. and ACT
         Networks, Inc. (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement) (1)

  3.1    Certificate of Incorporation of the registrant (2)

  3.2    Amended and Restated Certificate of Incorporation of the registrant
         (3)

  3.3    Bylaws of the registrant (2)

  4.1    Specimen Common Stock Certificate (2)

  4.2    Amended and Restated Investor Rights Agreement, dated June 11, 1998
         (as amended December 7, 1998 and April 8, 1999) (2)

  4.3    Founder Stock Purchase Agreement, dated July 2, 1996 (2)

  5.1 Form of opinion of Cooley Godward LLP regarding the validity of the securities being registered

  8.1    Form of opinion of Cooley Godward LLP regarding certain tax matters

  8.2 Form of opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters

  9.1 Form of Voting Agreement (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement)

 10.1    Stock Option Agreement, dated May 1, 2000, between the registrant and
         ACT Networks, Inc. (included as Annex B to the proxy statement/prospectus which forms a part of this registration statement)

 10.2 Form of Indemnity Agreement between the registrant and its directors and officers (2)

 10.3    1999 Amended and Restated Equity Incentive Plan and Form of Stock
         Option Grant Notice and Agreement (4)

 10.4    1999 Non-Employee Directors' Stock Option Plan and Form of
         Nonstatutory Stock Option (5)

 10.5    1999 Employee Stock Purchase Plan and Offering Document (5)

 Exhibit
 Number                             Description
 -------                            -----------
 10.6    Employment Agreement, dated August 1, 1998, by and between the registrant and Richard J. Heaps (2)

 10.7 Employment Agreement, dated June 9, 1997, by and between the registrant and Mark E. McIlvane (as amended June 9, 1998) (2)

 10.8* OEM Purchase Agreement, dated effective as of December 1, 1998, by and between the registrant and AudioCodes, Ltd. (2)

 10.9 Master Maintenance and Support Services Agreement and Statement of Work, dated December 29, 1998, by and between the registrant and Equant Integration Services, Inc. (2)

 10.10   Loan and Security Agreement, dated May 28, 1998, between Silicon
         Valley Bank and the registrant (as modified on February 16, 1999) (2)

 10.11 Lease Agreement, dated August 12, 1998, by and between the registrant and Seaport Centre Associates, LLC (2)

 10.12 Sublease, dated May 27, 1998, by and between the registrant and Unwired Planet, Inc. (2)

 10.13 Customer Agreement, dated June 25, 1998, by and between the registrant and Technet International (2)

 10.14   General Agreement for the Procurement of Data Processing
         Equipment, Services and Supplies, the License of Software, dated as of September 17, 1998 by and between the registrant and AT&T
         Corporation (2)
 10.15 Lease Agreement, dated March 31, 2000, by and between the registrant and Metropolitan Life Insurance Company (6)

 23.1    Consent of Ernst & Young LLP (Woodland Hills), Independent
         Auditors of ACT

 23.2 Consent of Ernst & Young LLP (Palo Alto), Independent Auditors of the registrant

 23.3    Consent of Cooley Godward LLP (included in Exhibit 5.1 and 8.1)

 23.4    Consent of Dain Rauscher Wessels

 24.1    Power of Attorney (included on signature page)

--------
* Portions have been omitted pursuant to an application for confidential treatment
(1) Exhibits to this agreement have been omitted but will be furnished to the Commission upon request.
(2) Incorporated by reference to the Exhibits filed with the registrant's Registration Statement on Form S-1 (No. 333-76051).
(3) Incorporated by reference to the Exhibits filed with the registrant's Annual Report on Form 10-K (No. 000-26441).
(4) Incorporated by reference to the Exhibits filed with the registrant's Registration Statement on Form S-8 (No. 333-36412).
(5) Incorporated by reference to the Exhibits filed with the registrant's Registration Statement on Form S-8 (No. 333-89139).
(6) Incorporated by reference to the Exhibits filed with the registrant's Quarterly Report on Form 10-Q (No. 000-26441).

   (b) Financial Statements Schedule

                Schedule II -- Valuation and Qualifying Accounts

   Allowance For Doubtful Accounts:

                                                     Additions-
                                         Balances at Charged to
                                          Beginning  Costs and  Deductions --
                                          of Period   Expenses   Write-Offs
                                         ----------- ---------- -------------
   Period from July 2, 1996 (inception)
    through December 31, 1996...........   $  --       $  --        $ --
                                           ======      ======       =====
   Year ended December 31, 1997.........   $  --       $   38       $ --
                                           ======      ======       =====
   Year ended December 31, 1998.........   $   38      $  803       $ (34)
                                           ======      ======       =====
   Year ended December 31, 1999.........   $  807      $1,523       $ (16)
                                           ======      ======       =====
   Three months ended March 31, 2000....   $2,314      $   95       $ --
                                           ======      ======       =====

   Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

   (c) Reports, Opinions or Appraisals.

   The opinion of Dain Rauscher Wessels is included as Annex D to the proxy statement/prospectus.

ITEM 22. Undertakings.

   1. The undersigned hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) that, for purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

   2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ACT's annual report pursuant to section 13(a) or section 15(d) of the

Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 31st day of May, 2000.

                                          CLARENT CORPORATION

                                                 /s/ Jerry Shaw-Yau Chang
                                          By: _________________________________
                                                    Jerry Shaw-Yau Chang
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry Shaw-Yau Chang and Richard J. Heaps, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Jerry Shaw-Yau Chang         Chief Executive Officer,      May 31, 2000
______________________________________  President and a Director
         Jerry Shaw-Yau Chang           (Principal Executive
                                        Officer)

        /s/ Richard J. Heaps           Chief Operating Officer,      May 31, 2000
______________________________________  Chief Financial Officer,
           Richard J. Heaps             General Counsel and
                                        Secretary (Principal
                                        Financial and Accounting
                                        Officer)

        /s/ Michael F. Vargo           Senior Vice President,        May 31, 2000
______________________________________  Chief Technology Officer
           Michael F. Vargo             and Director

          /s/ Wen Chang Ko             Director                      May 31, 2000
______________________________________
             Wen Chang Ko

        /s/ Syaru Shirley Lin          Director                      May 31, 2000
______________________________________
          Syaru Shirley Lin

         /s/ William R. Pape           Director                      May 31, 2000
______________________________________
           William R. Pape

                                 EXHIBIT INDEX

 Exhibit
 Number                             Description
 -------                            -----------
  2.1    Agreement and Plan of Merger and Reorganization dated, as of May
         1, 2000, among Clarent Corporation, Copper Merger Sub, Inc. and
         ACT Networks, Inc. (included as Annex A to the proxy
         statement/prospectus which forms a part of this registration statement) (1)

  3.1    Certificate of Incorporation of the registrant (2)

  3.2 Amended and Restated Certificate of Incorporation of the registrant (3)

  3.3    Bylaws of the registrant (2)

  4.1    Specimen Common Stock Certificate (2)

  4.2    Amended and Restated Investor Rights Agreement, dated June 11,
         1998 (as amended December 7, 1998 and April 8, 1999) (2)

  4.3    Founder Stock Purchase Agreement, dated July 2, 1996 (2)

  5.1 Form of opinion of Cooley Godward LLP regarding the validity of the securities being registered

  8.1 Form of opinion of Cooley Godward LLP regarding certain tax matters

  8.2 Form of opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters

  9.1 Form of Voting Agreement (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement)

 10.1 Stock Option Agreement, dated May 1, 2000, between the registrant and ACT Networks, Inc. (included as Annex B to the proxy statement/prospectus which forms a part of this registration statement)

 10.2 Form of Indemnity Agreement between the registrant and its directors and officers (2)

 10.3    1999 Amended and Restated Equity Incentive Plan and Form of Stock
         Option Grant Notice and Agreement (4)

 10.4    1999 Non-Employee Directors' Stock Option Plan and Form of
         Nonstatutory Stock Option (5)

 10.5    1999 Employee Stock Purchase Plan and Offering Document (5)

 10.6 Employment Agreement, dated August 1, 1998, by and between the registrant and Richard J. Heaps (2)

 10.7 Employment Agreement, dated June 9, 1997, by and between the registrant and Mark E. McIlvane (as amended June 9, 1998) (2)

 10.8* OEM Purchase Agreement, dated effective as of December 1, 1998, by and between the registrant and AudioCodes, Ltd. (2)

 10.9 Master Maintenance and Support Services Agreement and Statement of Work, dated December 29, 1998, by and between the registrant and Equant Integration Services, Inc. (2)

 10.10   Loan and Security Agreement, dated May 28, 1998, between Silicon
         Valley Bank and the registrant (as modified on February 16, 1999) (2)

 10.11 Lease Agreement, dated August 12, 1998, by and between the registrant and Seaport Centre Associates, LLC (2)

 10.12 Sublease, dated May 27, 1998, by and between the registrant and Unwired Planet, Inc. (2)

 10.13 Customer Agreement, dated June 25, 1998, by and between the registrant and Technet International (2)

 Exhibit
 Number                                Description
 -------                               -----------

 10.14   General Agreement for the Procurement of Data Processing Equipment,
         Services and Supplies, the License of Software, dated as of September
         17, 1998 by and between the registrant and AT&T Corporation (2)
 10.15 Lease Agreement, dated March 31, 2000, by and between the registrant and Metropolitan Life Insurance Company (6)

 23.1    Consent of Ernst & Young LLP (Woodland Hills), Independent Auditors of
         ACT

 23.2 Consent of Ernst & Young LLP (Palo Alto), Independent Auditors of the registrant

 23.3    Consent of Cooley Godward LLP (included in Exhibit 5.1 and 8.1)

 23.4    Consent of Dain Rauscher Wessels

 24.1    Power of Attorney (included on signature page)

--------
* Portions have been omitted pursuant to an application for confidential treatment
(1) Exhibits to this agreement have been omitted but will be furnished to the Commission upon request.
(2) Incorporated by reference to the Exhibits filed with the registrant's Registration Statement on Form S-1 (No. 333-76051).
(3) Incorporated by reference to the Exhibits filed with the registrant's Annual Report on Form 10-K (No. 000-26441).
(4) Incorporated by reference to the Exhibits filed with the registrant's Registration Statement on Form S-8 (No. 333-36412).
(5) Incorporated by reference to the Exhibits filed with the registrant's Registration Statement on Form S-8 (No. 333-89139).
(6) Incorporated by reference to the Exhibits filed with the registrant's Quarterly Report on Form 10-Q (No. 000-26441).